Exhibit 99.1

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached prospectus (the “Document”) and you are therefore advised to read this carefully before reading, accessing or making any other use of the attached Document. In accessing the Document, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access. You acknowledge that this electronic transmission and the delivery of the attached Document are confidential and intended only for you and you agree you will not forward, reproduce or publish this electronic transmission or the attached document to any other person.

All capitalized terms used but not defined herein shall have the meanings set forth in the document.

The Document and the offer referred to in this Document (the “Offering”) are for the purpose of (i) the existing shareholders registered in the OMV Petrom S.A. (the “Company”) shareholder register held by the Romanian Central Depositary as at the record date of 6 July 2022 (the “Eligible Shareholders”) and, respectively, (ii) the existing GDR Holders registered in the records of Euroclear Bank SA/NV And Clearstream Banking, Société Anonyme as at the record date of 7 July 2022 (the “Eligible GDR Holders”) only, in relation to the exercise of their preference rights within the share capital increase of the Company. The distribution of the Document and the securities offered in the Offering (the “Offer Securities”) in certain jurisdictions may be restricted by law and therefore Eligible Shareholders/ Eligible GDR Holders into whose possession this Document comes should inform themselves about and observe any restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

No action has been or will be taken in any jurisdiction that would permit a public offering of the Offer Securities, or possession or distribution of the Document or any other Offering material in any country or jurisdiction where action for that purpose is required. Accordingly, the Offer Securities may not be offered or sold, directly or indirectly, and the Document may not be distributed or published in or from any country and jurisdiction except in circumstances that will result in full compliance with any and all applicable rules and regulations of any such country or jurisdiction. Eligible Shareholders/Eligible GDR Holders into whose possession this Document comes should inform themselves about and observe any restrictions on the distribution of this Document and the Offering contained in this Document. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This Document does not constitute an offer to subscribe for any of the Offer Securities to any Eligible Shareholders/ Eligible GDR Holders in any jurisdiction to whom it is unlawful to make such offer in such jurisdiction.

The Document and the securities referenced herein may only be distributed in the United States in reliance on Rule 801 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and otherwise in “offshore transactions” as defined in the Securities Act, and as permitted by, Regulation S. Any forwarding, redistribution or reproduction of this Document in whole or in part is unauthorized. Failure to comply with this notice may result in a violation of the Securities Act or the applicable laws of other jurisdictions. Nothing in this electronic transmission constitutes a public offer of securities for sale in any jurisdiction where it is unlawful to do so. The securities referenced herein have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered or sold in the United States except (i) in accordance with the exemption provided by Rule 801 of the Securities Act or (ii) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, in each case in accordance with any applicable laws of any state of the United States.

The Offering is made for securities offered by the Company. The Offering is subject to the disclosure requirements of Romania that are different from those of the United States. Financial statements incorporated by reference in the Document have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in Romania, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the Company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Company and its affiliates to subject themselves to a U.S. court’s judgment.

i

Confirmation of your representation: The attached Document is delivered to you at your request and on the basis that you have confirmed to BRD - Groupe Société Générale S.A. (the “Manager”), to Citibank, N.A., (the “GDR Depositary”) and to the Company that (i) you are an Eligible Shareholder and/or Eligible GDR Holder; and (ii) you are a person into whose possession this Document may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located.

This Document has been made available to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the Company, the GDR Depositary, the Manager nor any of their respective affiliates accept any liability or responsibility whatsoever in respect of any difference between the Document distributed to you in electronic format and the hard copy version. By accessing the linked Document, you consent to receiving it in electronic form. A hard copy of the Document will be made available to you only upon request during normal business hours at the headquarters of the Company and at the Manager’s headquarters.

You are reminded that you have accessed the attached Document on the basis that you are an Eligible Shareholder and/or Eligible GDR Holder into whose possession this Document may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorized to deliver this Document, electronically or otherwise, to any other person.

Restriction: Nothing in this electronic transmission constitutes an offer of securities for sale to persons other than Eligible Shareholders and/or Eligible GDR Holders and to whom it is directed and access has been limited so that it shall not constitute a general solicitation. If you have gained access to this transmission contrary to the foregoing restrictions, you will be unable to purchase any of the securities described therein.

Neither the Manager nor any of its respective affiliates accepts any responsibility whatsoever for the contents of this Document or for any statement made or purported to be made by any of them, or on any of their behalf, in connection with the Company or the Offering. The Manager and its respective affiliates accordingly disclaim all and any liability whether arising in tort, contract, or otherwise which they might otherwise have in respect of such document or any such statement. No representation or warranty express or implied, is made by the Manager or its respective affiliates as to the accuracy, completeness, verification or sufficiency of the information set out in this Document.

The Manager is acting exclusively for the Company and no one else in connection with the Offering. It will not regard any other person (whether or not a recipient of this Document) as its client in relation to the Offering and will not be responsible to anyone other than the Company for providing the protections afforded to its clients nor for giving advice in relation to the Offering or any transaction or arrangement referred to herein.

You are responsible for protecting against viruses and other destructive items. Your receipt of the electronic transmission is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

ii

OMV PETROM S.A.
(A joint stock company incorporated under the laws of Romania)

Offering of up to 4,639,664,234 ordinary, nominative and dematerialised Offer Shares, including Offer Shares to be represented by Offer GDRs (each Offer GDR representing 150 Offer Shares)
Subscription Price of RON 0.1 per Offer Share and
USD equivalent of RON 15 as of the Subscription Price Conversion Date, plus 20% of that amount covering certain exchange rate fluctuations, costs, fees and expenses, per Offer GDR

This document has been approved by the Romanian Financial Supervisory Authority (the “Romanian FSA”), which is the Romanian competent authority, as a simplified prospectus (the “Prospectus”) in accordance with Article 14 of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Commission Regulation (EC) No 809/2004 (“Delegated Regulation 2019/980”), Law no. 24/2017 on capital markets (the “Issuers and Markets Operations Law”), FSA Regulation no. 5/2018 on financial instruments issuers and market operations (the “FSA Regulation no. 5/2018”) and other relevant legislation. The Romanian FSA only approves this Prospectus as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the quality of the securities that are the subject of this Prospectus and each investor should make its own assessment as to the suitability of investing in the securities that are the subject of this Prospectus.

This Prospectus concerns (1) an offering by OMV Petrom S.A. (the “Company”), a joint stock company incorporated under the laws of Romania, for the subscription of up to 4,639,664,234 new shares in the form of (a) ordinary, nominative, dematerialised shares (the “Offer Shares”) and (b) global depositary receipts (the “Offer GDRs” and, together with the Offer Shares, the “Offer Securities”), each Offer GDR representing 150 Offer Shares (the “Offering”), and (2) the admission to trading of up to 5,846,266,626 ordinary, nominative, dematerialised new shares (including the Offer Shares), with a par value of RON 0.1 per share (the “New Shares”), within a share capital increase by in-kind and cash contributions approved by the Company’s Extraordinary General Meeting of Shareholders on 27 April 2022, by the Company’s Executive Board on 14 June 2022 and by the Company’s Supervisory Board on 21 June 2022 (the “Share Capital Increase”). The Share Capital Increase consists of:

●
RON 120,660,239.20 in exchange for 1,206,602,392 new shares, representing the valuation of in-kind contribution of the Romanian State (acting through the Romanian Ministry of Energy) as a result of the obtaining of 1,943 land ownership certificates in accordance with the Government Decision no. 834/1991; and

●
up to RON 463,966,423.40 in exchange for up to 4,639,664,234 new shares (in the form of Offer Shares and Offer GDRs), offered for subscription to the other shareholders of the Company (other than the Romanian State) within the exercise of their preference right, against cash contributions.

For further details please see “Subscription and Sale”.

The Offer Securities will be offered (i) to the existing shareholders registered in the Company’s shareholder register held by Romanian Central Depositary as at the record date of 6 July 2022 (the “Shares Record Date”) (the “Eligible Shareholders”) and, respectively, (ii) through Citibank, N.A., in its capacity as depositary of the GDR facility (the “GDR Depositary”) to the exsting GDR holders registered in the records of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) as at the record date of 7 July 2022 (the “GDRs Record Date”) (the “Eligible GDR Holders”) on the basis of the preference rights held by such Eligible Shareholders / Eligible GDR Holders (the “Preference Rights”). No Rule 144A GDRs will be offered or issued within the Offering.

The total number of the Preference Rights issued in relation to the Share Capital Increase will be equal to the number of existing shares issued by the Company (the “Shares”) and held by the other shareholders (other than the Romanian State), as registered in the Company’s shareholders Register held by the Romanian Central Depositary at the Shares Record Date, namely 44,953,413,917 Preference Rights (including the Preference Rights to be issued in connection with GDRs). Each existing GDR entitles its Eligible GDR Holder to 150 Preference Rights. Each Eligible Shareholder/ Eligible GDR Holder will be allocated a number of Preference Rights corresponding to the Shares / the underlying Shares to be represented by GDRs held as at the Shares Record Date / GDRs Record Date, as applicable.

An Eligible Shareholder, or as the case may be, an Eligible GDR Holder will be entitled to purchase a maximum number of Offer Shares / the underlying Offer Shares to be represented by Offer GDRs calculated as a ratio between the number of Preference Rights it holds or, as the case may be, the GDRs it holds represent, and the number of Preference Rights neccessary for the subscription of an Offer Share / Offer GDR. Consequently, 9.688936882058650 Preference Rights would be necessary in order to subscribe for one Offer Share and 9.688936882058650 existing GDRs would be necessary in order to subscribe for one Offer GDR. In case that fractions of Offer Shares and/or Offer GDRs that may be subscribed result from the mathematical calculation, the maximum number of Offer Shares or Offer GDRs, as applicable, will be rounded down to the lower integer. The Offer Shares which remain unsubscribed after the expiry of the period of exercising the Preference Rights will be cancelled through the decision of the Executive Board of the Company which will acknowledge the final results of the Share Capital Increase.

The Subscription Price for the Offer Shares is RON 0.1 per Offer Share (equal to the par value of the Shares). To validly subscribe for new GDRs, holders of GDRs will need to deliver to the GDR rights agent US$ 3.75 for each new GDR he/she wishes to subscribe, which is 120% of the U.S. dollar equivalent of the share subscription price in RON for 150 Ordinary Shares (as each GDR represents one hundred and fifty (150) Ordinary Shares), based on the exchange rate between the U.S. dollar and the Romanian Leu as published by Bloomberg L.P. as the opening exchange rate on 17 August 2022, in order to account for possible exchange rate fluctuation, any currency conversion expenses and issuance fees of US$0.05 per new GDR held. For further details, please see “Subscription and Sale”.

The Shares are admitted to trading on the spot regulated market (the “Regulated Spot Market”) operated by Bursa de Valori Bucuresti S.A. (the “Bucharest Stock Exchange”) under market symbol “SNP”. The GDRs are admitted to trading on the main market (“Main Market”) operated by the London Stock Exchange (the “London Stock Exchange”) under the market symbols “PETB” and “PETR”. After the closing of the Offering and the registration of the Share Capital Increase with the Trade Register, the Romanian FSA and Depozitarul Central S.A. (the “Romanian Central Depositary”), the New Shares issued within the Share Capital Increase will be traded on the Regulated Spot Market of the Bucharest Stock Exchange and the Offer GDRs issued within the Share Capital Increase will be traded on the Main Market of the London Stock Exchange (the “Admission”). The Bucharest Stock Exchange is a regulated market in the European Economic Area (the “EEA”) for the purposes of Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU, as amended (the “Directive on Markets in Financial Instruments”). The Main Market of the London Stock Exchange is a UK regulated market for the purposes of Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018. The Preference Rights will not be admitted to trading and, respectively, traded.

This Prospectus has been approved by the Romanian FSA but has not been, and will not be, approved by any other competent authority of the EEA or by the United Kingdom FCA. This Prospectus does not contain an offer to sell, or solicitation of an offer to buy, securities in any jurisdiction in which such offer or solicitation would be unlawful.

The Offering is structured as an offering of Offer Shares (including the Offer Shares which constitute underlying securities to be represented by Offer GDR)  (i) in Romania; (ii) in the United States in reliance on the exemption from registration provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and (iii) outside the United States and Romania in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S).

This Offering is made for Securities offered by OMV Petrom S.A., a Romanian company. The Offering is subject to the disclosure requirements of Romania that are different from those of the United States. Financial statements incorporated by reference in the document have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in Romania, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue OMV Petrom S.A. or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel OMV Petrom S.A. and its affiliates to subject themselves to a U.S. court’s judgment.

An investment in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 for a discussion of certain matters that investors should consider prior to making an investment in the Offer Securities.

THIS PROSPECTUS HAS BEEN APPROVED BY THE ROMANIAN FSA. THE APPROVAL VISA APPLIED ON THIS PROSPECTUS DOES NOT CONSTITUTE A GUARANTEE OR ANY KIND OF ASSESSMENT BY THE ROMANIAN FSA WITH REGARD TO THE OPPORTUNITY, THE ADVANTAGES OR DISADVANTAGES, THE PROFIT OR RISKS INVOLVED IN ACCEPTING THE OFFERING, THE OBJECT OF THE APPROVAL DECISION. THE APPROVAL CERTIFIES ONLY THE CONFORMITY OF THIS PROSPECTUS WITH THE LEGAL REQUIREMENTS AND THE RULES ADOPTED FOR THE APPLICATION THEREOF.

READ THE PROSPECTUS BEFORE SUBSCRIBING

Approved by Romanian FSA’s Decision no. 1225_ of 7 September 2022

Manager
BRD - Groupe Société Générale S.A.

The date of this Prospectus is 24 August 2022

SUMMARY

Section A – Introduction and Warnings
A.1. Introduction
1.1 Name and ISIN of securities
The Securities subject of the offering consist of up to 4,639,664,234 new shares in the form of ordinary, nominative, dematerialised shares (the “Offer Shares”) and global depositary receipts (the “Offer GDRs), each Offer GDR representing 150 Offer Shares. The ISIN code for the Offer Shares is ROSNPPACNOR9. The ISIN code for the Offer GDRs is ISIN US67102R3049 (for Regulation S GDR).

1.2 Identity and contact details of the Issuer, including the legal entity identifier (LEI).
The Issuer’s legal name is OMV Petrom S.A. (the “Issuer” or the “Company”) and the commercial name is OMV Petrom, having Romanian Trade Register Office number J40/8302/1997 and sole registration code 1590082. The LEI Code of the Company is 549300UKYDM6L8HEPU79. The registered office is 22 Coralilor Street, 1st District Bucharest, postal code 013329, Romania. The telephone number of the Issuer’s registered office is +40 (21) 40.222.01 and its website is www.omvpetrom.com.

1.3 Identity and contact details of the competent authority which approved the Prospectus
Financial Supervisory Authority of Romania, with registered office at 15 Splaiul Independenței, District 5, postal code 050092, Bucharest, fax 021.659.60.51, phone 021-65.96.271, e-mail office@asfromania.ro.

1.4 Prospectus approval date
7 September 2022
A.2. Warnings and information regarding subsequent use of the Prospectus
This summary should be read as an introduction to the Prospectus.
Any decision to invest in the Offer Securities should be based on consideration of the Prospectus as a whole by the investor.  Investment in the Offer Securities involves risks and investors may lose all or a part of their investment as a result of acquiring the Offer Securities. Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor may, under the national legislation of the member states of the European Union, have to bear the costs of translating the Prospectus before legal proceedings are initiated.
Civil liability in relation to this summary, including any translation thereof, attaches only to the persons who have tabled this summary, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in the Offer Securities.

Section B – Key information on the issuer
B.1. Who is the issuer of the securities?
a) Registered office, legal form, the legal entity identifier (LEI), legislation governing its activities and country of incorporation
The Issuer is a joint stock company incorporated and functioning under Romanian laws, registered with the Romanian Trade Register under number J40/8302/1997 having sole registration code 1590082 and the LEI Code 549300UKYDM6L8HEPU79. The Company’s corporate seat is in Bucharest, Romania and its business address is 22 Coralilor Street, 1st District Bucharest, postal code 013329, Romania.

b) Main activities
The Company has as main activities exploration and production of hydrocarbons, sale of natural gas, refining of crude oil, marketing of petroleum products, as well as production and sales of electricity. OMV Petrom performs its activity either directly or through its affiliates in Romania, Bulgaria (exploration and marketing of petroleum products), Georgia (only exploration of hydrocarbons) and Serbia and Moldova (only marketing of petroleum products).

c) Main shareholders including if the issuer is directly or indirectly controlled and by whom
The Company’s shareholding structure as of 6 July 2022 consist of the following shareholders:
- OMV Aktiengesellschaft, holding 28,894,467,414 shares, representing 51.0105% of the Company’s share capital, which exercises control over the Company, as a result of holding the majority of shares and voting rights in the Company;
- Romanian Ministry of Energy, holding 11,690,694,418 shares, representing 20.6389% of the Company’s share capital;
- other shareholders, holding 16,058,946,503 shares, representing 28.3506% of the Company’s share capital, out of which:
(i) 17,519,100 shares (in form of GDRs), representing 0.0309% of the Company’s share capital; (ii) 204,776 own shares (without voting rights), representing 0.0004% of the Company’s share capital; (iii) other individuals and entities, holding 16,041,222,627 shares, representing 28.3193% of the Company’s share capital.

d) Identity of main directors
The Company is managed based on a two-tier system by an Executive Board and a Supervisory Board.
The members of the Executive Board are the following: Christina Verchere (Chief Executive Officer and President of the Executive Board), Alina Popa (Chief Financial Officer), Christopher Veit, Radu Căprău and Franck Neel.
The members of the Supervisory Board are the following: Alfred Stern (President of the Supervisory Board), Johann Pleininger, Elena Skvortsova, Daniel Turnheim, Martijn van Koten, Niculae Havrileț, Răzvan-Eugen Nicolescu, Marius Ștefan and Jochen Weise.

e) Identity of statutory auditor
Ernst & Young Assurance Services SRL, headquartered at Bucharest Tower Center Building, 15-17, Ion Mihalache Blvd, 21st floor, Bucharest, District 1, postal code 011171, Romania, is registered with the Trade Register under no. J40/5964/1999, having Sole Registration Code RO11909783 and is registered in the Public Register of Financial Auditors with registration number FA77.

B.2. What is the key financial information regarding the issuer?
a) Selection of key historical information Below we presented the key historical financial information of the Company: Consolidated income statement

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Audited)	(Audited)	(Unaudited, Not reviewed)	(Unaudited, Reviewed)
	(RON mn, unless otherwise indicated)
Total revenues and other income	20,150	26,202	10,213	25,690
Operating result	1,467	3,709	1,237	5,718
Net financial result	12	(311)	(72)	(173)
Net income/(loss) for the period	1,291	2,864	980	4,646
thereof attributable to stockholders of the parent	1,291	2,864	980	4,646
thereof attributable to non-controlling interests	0.05	0.08	0.03	(0.17)
Basic and diluted earnings per share (RON)	0.0228	0.0506	0.0173	0.0820

Consolidated statement of financial position

	At 31 December		At 30 June
	2020	2021	2022
	(Audited)	(Audited)	(Unaudited, Reviewed)
		(RON mn)
Total assets	47,621	49,970	55,249
Total equity	33,071	34,214	36,908
Non-current liabilities	8,844	7,563	7,001
Current liabilities	5,293	8,193	11,340
Liabilities associated with assets held for sale	413	-	-

As at 30 June 2022, OMV Petrom Group had a net cash position including leases[1] of RON 12,337 mn.

(1) Net cash position including leases is calculated as cash and cash equivalents less interest-bearing debts and less lease liabilities.

Condensed Consolidated statement of cash flows

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Audited)	(Audited)	(Unaudited, Not reviewed)	(Unaudited, Reviewed)

	(RON mn)
Cash flow from operating activities	5,556	6,997	2,662	6,386
Cash flow from investing activities	(3,163)	(2,253)	(922)	(1,451)
Cash flow from financing activities	(1,921)	(1,914)	(1,801)	(2,020)

Non-IFRS performance measures
	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Unaudited, Not reviewed)
	(RON mn)
Operating Result before depreciation and amortization, impairments and write-ups [1]	5,145	7,209	2,923	7,332
Clean CCS Operating Result [2]	2,287	4,346	1,504	5,901
Free Cash Flow [3]	2,393	4,744	1,740	4,935
Notes:
(1)  We define Operating Result before depreciation and amortization, impairments and write-ups as earnings before net financial result, taxes on income, depreciation and amortization, impairments and write-ups of fixed assets.
(2)  Clean CCS Operating Result represents earnings before net financial result and taxes on income adjusted for special items and CCS effects.
(3)  We define Free Cash Flow as cash flow from operating activities less cash flow from investing activities.

b) Brief descriptions of any qualifications in the auditors’ report relating to the historical financial information
None of the Company’s financial reports relating to the historical financial information were subject to qualifications in the respective auditors’ reports.

B.3. What are the key risks that are specific to the issuer?
Below are some of the most material risk factors which are specific to the Issuer
1.   Failure to execute management’s business strategy may lead to higher costs and lower revenue, incapacity of generating sufficient cash to finance further investment plans, and ultimately to reputational damage if the strategic targets will not be achieved.
2.   Development of Neptun Deep is depending on various economic, regulatory, fiscal and market factors. Any significant delays, or failure in reaching the Final Investment Decision (FID) may have a material adverse effect on our business, results of operations and financial condition
3.    Investing in emerging markets, including Romania, entails certain risks, which may be greater than risks inherent in more developed markets. If political and economic uncertainty in Romania continues or increases, it could have a material adverse effect on our business, results of operations and financial condition.
4.    A decline in the prices of and/or the demand for crude oil, natural gas, petroleum products and electricity as well as an increase in CO2 certificates prices and/or a high volatility of these commodities’ prices would have an adverse effect on our results of operations.
5.   We are subject to operational risks relating to the exploration, production, transportation, storage, sale and trading of oil, gas and power, crude refining and processing and power generation, and our insurance policies may not cover all of these risks. The occurrence of any event that is not fully covered by insurance could have a material adverse effect on our business, results of operations and financial condition.
6.  We are subject to stringent environmental, health and safety regulations which result in costs relating to compliance and remediation that may adversely affect our results of operations and financial condition.
7.    Authorities’ interventions and regulations on the markets may have a material adverse effect on our business.
8.    The legal system and legislation in Romania and other countries in which we operate continue to change and this may create an uncertain environment for investment and for business activity. The uncertainties in the legal and judicial systems in Romania and other countries in which we operate, as well as the additional costs of having to adapt to changing legal requirements, could have a material negative effect on our business, results of operations and financial condition.
9.   We are exposed to changes in the taxes, tariffs and royalties imposed on our operations in the countries in which we operate. Changes in tax laws and tax practices, changes in the level of production royalties we are required to pay or changes to the interpretation and implementation of existing tax laws by the relevant authorities could have a material adverse effect on our business, results of operations and financial condition.
10. Our activities are subject to antitrust and competition laws and regulations and we may be subject to antitrust proceedings or additional new regulations. Antitrust and competition proceedings, if determined adversely, generally lead to significant fines, penalties or other adverse consequences which may have a material adverse effect on our business, results of operations and financial condition.

Section C – Key information on the securities
C.1. What are the main features of the securities?
a) Type, class and ISIN
The Offer Shares will be ordinary, nominative and issued in dematerialised form. The ISIN code for the Offer Shares is ROSNPPACNOR9. The Offer GDRs are to be issued in registered form. The ISIN code for the Offer GDRs is ISIN US67102R3049 (for Regulation S GDR).

b) Currency, denomination, par value, number of securities issued and the term of the securities
The share capital increase of the Company (the “Share Capital Increase”) consists of: (a) RON 120,660,239.20 in exchange for 1,206,602,392 new shares, representing the valuation of the in-kind contribution of the Romanian State (acting through the Romanian Ministry of Energy) as a result of the obtaining of 1,943 land ownership certificates in accordance with the Government Decision no. 834/1991; and (b) up to RON 463,966,423.40 in exchange for up to 4,639,664,234 new shares (in the form of Offer Shares and Offer GDRs), offered for subscription under the Offering to the other shareholders of the Company (other than the Romanian State) within the exercise of their preference right, against cash contributions.

The Offer Shares are issued in RON, with a par value of RON 0.1 per share. The Offer GDRs have no par value and are denominated in USD.
c) Rights attached to the securities
Each New Share grants equal rights and obligations and confers to its holder all rights stipulated by the Companies Law, the regulations applicable to capital markets and the provisions of the Articles of Association. According to the Articles of Association of the Company, each share subscribed and fully paid by the shareholders grants equal rights and confers on its holder, the right to one vote in the General Meeting of Shareholders of the Company, the right to elect and to be elected to the management bodies of the Company, the right to partake in the distribution of the profits in accordance with the Articles of Association and applicable law and other rights such as: preference rights, right to information, withdrawal rights, the right to challenge the resolutions of the General Meeting of Shareholders etc.
The rights of holders of the GDRs (including the voting rights, the delivery of GDRs, the relationship of GDR holders with Citibank, N.A. (the “GDR Depositary”)) are governed by the terms and conditions of the GDRs and the Deposit Agreements.

d) Relative seniority of the securities in the issuer’s capital structure in the event of insolvency
Not applicable.
e) Restriction to the free transferability of securities
The Offer Securities will be freely transferable (subject, in the case of the Offer Shares, to the rules of the regulated market of the Bucharest Stock Exchange, and clearing and settlement rules of the Romanian Central Depositary and other applicable legislation, and in the case of the Offer GDRs, to the clearing and settlement rules of the GDR Depositary and Euroclear and Clearstream, Luxembourg and the terms and conditions of the GDRs, and subject to the applicable selling and transfer restrictions in certain jurisdictions where the distribution of the Prospectus and the offering of the Offer Securities may be restricted by law).

f) Dividend policy
The Company is committed to deliver a competitive shareholder return throughout the business cycle, including paying a progressive dividend, in line with the financial performance and investment needs, considering the long term financial health of the Company. On 7 December 2021, the Company made a stronger commitment to increase its base dividend per share by 5% - 10% per annum on average by 2030. In a favorable market environment and at management discretion, special dividends may also be distributed, provided that the Company’s investment plans are funded.

C.2. Where will the securities be traded?
After the closing of the Offering and the registration of the Share Capital Increase with the Trade Register, the Romanian FSA and Romanian Central Depositary, the New Shares issued within the Share Capital Increase will be traded on the Regulated Spot Market of the Bucharest Stock Exchange and the Offer GDRs issued within the Share Capital Increase will be traded on the Main Market of the London Stock Exchange.

C.3. Is there a guarantee attached to the securities?
Not applicable.
C.4. What are the key risks that are specific to the securities?
Below are some of the main risks which are specific to the Offer Securities:
1.   Fluctuations of the market price or of the liquidity of Company shares in general may impact the performance of an investment in the Offer Securities.
2.   The Offer Securities may not become, or remain, listed. There can be no assurance that all listing and/or trading conditions will be met, in which case the Shares may not be admitted to trading on the Regulated Spot Market administered by the Bucharest Stock Exchange or the Offer GDRs may not be admitted to listing on the Official List or to trading on Main Market of the London Stock Exchange.

3.    Shareholders are exposed to the risk of our failure to make dividend payments, and foreign shareholders and holders of the GDRs may be subject, in any event, to limitations or delays in repatriating their earnings from distributions made on the underlying Shares.
4.   Our major shareholders will continue to have significant influence over us after the Offering, and their interests may not be aligned with those of other shareholders. Past experience indicates the possibility of significant interference by the Government in the management of companies in which it holds shares.
5.   Holders of Shares may not be able to deposit the Shares in the GDR facility in order to receive GDRs, and changes in Romanian regulatory policy with respect to the placement and circulation of the Shares outside Romania in the form of GDRs or otherwise may negatively affect the market for the Shares and/or GDRs.

Section D – Key information on the offer of securities to the public and/or the admission to trading on a regulated market
D.1. Under which conditions and timetable can I invest in the security?
a) General terms and conditions
The Offering of up to 4,639,664,234 new shares (in the form of Offer Shares and Offer GDRs) is addressed exclusively to (1) the persons registered as Company’s shareholders in the Company’s shareholders’ register as at the Shares Record Date of 6 July 2022 (“Shares Record Date”), (Eligible Shareholders”) and (2) through the GDR Depositary, to the existing GDR holders registered in the records of Citibank Europe plc, as common depositary for Euroclear and Clearstream, Luxembourg as at the GDRs Record Date of 7 July 2022 (“GDRs Record Date”) (the “Eligible GDR Holders”), on the basis of the Preference Rights held by such Eligible Shareholders / Eligible GDR Holders.
The Subscription Price for the Offer Shares is RON 0.1 per Offer Share (equal to the par value). The Subscription Price for the Offer GDRs is equal to the USD equivalent (as of the Subscription Price Conversion Date of 10 October 2022) of RON 15 per one Offer GDR plus 20% of that amount to cover exchange rate fluctuations between 17 August 2022 and the date on which the GDR Depositary converts the subscription funds into RON, as well as the currency conversion fees, the fees of the GDR Depositary of USD 0.05 per Offer GDR held and any other applicable costs, fees and expenses.

b) Calendar
The subscription period (during which the Offer Securities may be subscribed by the Eligible Shareholders and the Eligible GDR Holders by exercising their Preference Rights, the “Subscription Period”) consists of:
a) Subscription Period for Shares of 32 calendar days, starting with 11:00 a.m. Romanian time, on the second Business Day following the Business Day when the Prospectus was published (i.e., from 11:00 a.m. Romanian time on 12 September 2022, inclusively to 1:00 p.m. Romanian time 13 October 2022 inclusively);
b) Subscription Period for GDRs of 22 calendar days starting from 9:00 a.m., New York State time, on 12 September 2022 and until the GDR Expiration Time set for 5:00 p.m., New York State time, on 3 October 2022.
After the expiry of the Subscription Period for Shares and the Subscription Period for GDRs, no subscriptions from the Eligible Shareholders / Eligible GDR Holders will be accepted.

c) Admission to trading
After the closing of the Offering and the registration of the Share Capital Increase with the Trade Register, the Romanian FSA and Romanian Central Depositary, the New Shares issued within the Share Capital Increase will be traded on the Regulated Spot Market of the Bucharest Stock Exchange and the Offer GDRs issued within the Share Capital Increase will be traded on the Main Market of the London Stock Exchange.

d) Plan for distribution
The total number of the Preference Rights issued in relation to the Share Capital Increase will be 44,953,413,917 Preference Rights (including the Preference Rights to be issued in connection with GDRs). Each existing GDR entitles its Eligible GDR Holder to 150 Preference Rights. Each Eligible Shareholder/ Eligible GDR Holder will be allocated a number of Preference Rights corresponding to the Shares / the underlying Shares to be represented by GDRs held as at the Shares Record Date / GDRs Record Date, as applicable. No Rule 144A GDRs will be offered or issued within the Offering.
An Eligible Shareholder, or as the case may be, an Eligible GDR Holder will be entitled to purchase a maximum number of Offer Shares / the underlying Offer Shares to be represented by Offer GDRs calculated as a ratio between the number of Preference Rights it holds or, as the case may be, the GDRs it holds represent, and the number of Preference Rights neccessary for the subscription of an Offer Share / Offer GDR. Consequently, 9.688936882058650 Preference Rights would be necessary in order to subscribe for one Offer Share and 9.688936882058650 existing GDRs would be necessary in order to subscribe for one Offer GDR. In case that fractions of Offer Shares and/or Offer GDRs that may be subscribed result from the mathematical calculation, the maximum number of Offer Shares or Offer GDRs, as applicable, will be rounded down to the lower integer. The Offer Shares which remain unsubscribed after the expiry of the period of exercising the Preference Rights will be cancelled through the decision of the Executive Board of the Company which will acknowledge the final results of the Share Capital Increase.

e) Amount and immediate dilution resulting from the Offer
The Offering is carried out in compliance with the Preference Rights held by Eligible Shareholders and Eligible GDR Holders. Therefore, if all Eligible Shareholders and Eligible GDR Holders exercised their Preference Rights, no shareholder would be diluted.

f) Estimate of total costs for the Offer
The total fees, rates and charges payable by the Company in connection with the Share Capital Increase are expected to be of approximately RON 5.50 mn (net of VAT, assuming that all the Offer Securities will be subscribed). No commissions, fees or expenses in connection with the Offering will be charged to investors by the Company. The GDR Depositary will be entitled to charge certain fees to the Eligible GDR Holders that will subscribe for the Offer GDRs.

D.2. Why is the prospectus being produced?
a) Use and estimated proceeds
The Offering is conducted as a result of the Company’ obligation to increase its capital share through the in-kind contribution of the Romanian State, represented by the Romanian Ministry of Energy, as a result of obtaining land ownership certificates for approximately 1,379 hectares of land, in accordance with the provisions of Law no. 555/2004 regarding the privatization of SNP Petrom S.A., the Privatization Agreement no. 5/2004, Law no. 137/2002 regarding certain measures for the acceleration of the privatization and to other relevant legal provisions regarding privatizations.
The maximum proceeds obtained by the Company following the Share Capital Increase will be of approximately RON 463.97 mn (assuming that all Offer Securities will be subscribed). The total fees, rates and charges payable by the Company in connection with the Share Capital Increase are expected to be of approximately RON 5.50 mn (net of VAT, assuming that all the Offer Securities will be subscribed). The Company will use the proceeds from the Offering for financing its current activity and investment plans.

b) Offer being subject to a placement or underwriting agreement
Not applicable.
c) Indication of conflict of interest related to the offer or admission to trading
On the date of this Prospectus, the Company is not aware of any interest, including conflict of interest, which is relevant for the Offering.

RISK FACTORS

An investment in the Offer Securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the information contained elsewhere in this Prospectus, before deciding whether to invest in the Offer Securities. Any of the following risks, individually or together, could have a material adverse effect on our business, financial condition and results of operations, as well as on the trading price of the Offer Securities, and you could lose all or part of your investment. We have described the risks and uncertainties that we believe are material, but these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties, including those of which we are currently not aware or which we deem immaterial, could have the effects set forth above. Prospective investors should be aware that the price of the Offer Securities and any income from them (if any) may go down as well as up and that investors may not be able to reach a positive return on their investments. Thus, potential investors should apply special care when assessing the risks involved and should decide, individually, if such an investment is appropriate considering these risks.

I. Risk Factors regarding the Company

1. Strategic Risks

Failure to execute management’s business strategy may lead to higher costs and lower revenue, incapacity of generating sufficient cash to finance further investment plans, and ultimately to reputational damage if the strategic targets will not be achieved.

Our Strategy 2030 is built on three pillars: transition to low and zero carbon business, grow our regional gas portfolio, and optimize our traditional business. For the execution and implementation of the Strategy 2030, a capital expenditure (CAPEX) amount of EUR 11 bn is allocated.

High-level roadmaps are prepared for each strategic pillar, to ensure the successful execution of our strategy and investment plan. Implementation of the proposed investment projects may be complex and depend on a number of uncertainties, such as market fundamentals (lower economic growth and higher inflations rates, demand for our products), regulatory (volatility of the fiscal provisions, lack of legislation for the adoption of some new technologies, greater ambition of EU policies restricting the utilization of existing assets and raising the cost of compliance), geopolitical factors.

There is a risk that our projected transformation for a lower carbon future will be slower, or may imply higher investment funds, or might not be achieved at all, compared with what we assumed in the Strategy 2030. If this occurs, it may have a material adverse effect on our business, results of operations and financial condition.

Development of Neptun Deep is depending on various economic, regulatory, fiscal and market factors.

Neptun Deep covers an area of approximately 7,500 sq km in water depths ranging from 100 to 1,700 meters. The water depth of the development area ranges from 100 to 1,000 meters. Pursuant to an agreement signed in 2008, we started exploring Neptun Deep through our joint operations with ExxonMobil. Since then, 8 exploration wells have been drilled and a planned 3D seismic acquisition programme covering an area of 6,000 sq km was completed. In Neptun Deep block, there are currently discovered and appraised gas resources.

In 2019, ExxonMobil declared its intention to exit the Neptun Deep block and signed on 3 May 2022 a share sale and purchase agreement with Romgaz for the sale of its company holding the participating interest in the block. On 1 August 2022, the deal between ExxonMobil and Romgaz was finalized and, based on a previous agreement between OMV Petrom and Romgaz, on the same date OMV Petrom took over the operatorship for the Neptun Deep block.

In May 2022, Offshore Law no. 256/2018 was subject to several amendments. In the context of the current, very challenging environment, there are aspects of the current Offshore Law for which we do see a need for clarifications, particularly on the free market provisions.

Assuming key prerequisites are in place (e.g. stable and competitive regulatory and fiscal framework, free gas market) and above-mentioned clarifications are provided by the Romanian State, we anticipate nine to twelve months for a Final Investment Decision (FID), expected in mid-2023. First gas is estimated four years later, in 2027.

Any significant delays, or failure in reaching FID may have a material adverse effect on our business, results of operations and financial condition.

According to the petroleum concession agreement, titleholders have certain obligations related to the declaration of the commerciality of discoveries. Such provisions had been and can be amended by agreement between titleholders and ANRM, subject to Government approval. Failure to meet these obligations entails the risk of losing the benefits from the discovery. Our FID assumption mentioned above is based on the expectation that the respective obligations in the concession agreement will reflect our FID timeline.

We expect to invest up to EUR 2 billion in the Neptun Deep project, to add an estimated recoverable resource of about 50 billion cubic meters, both net to OMV Petrom.

In the current context of high pressure on costs, specific not only to the E&P sector, but overall in the global economy, we continue to focus on containing costs and put our efforts to counteract the pressure coming from suppliers by planning carefully and intensifying our procurement activities. However, further increases in the services and commodities prices (e.g. steel) may lead to higher than initially estimated costs for the development of the project.

Investing in emerging markets, including Romania, entails certain risks, which may be greater than risks inherent in more developed markets.

All our hydrocarbon reserves and the majority of our refining and oil product distribution network are in Romania. The majority of our sales in the R&M and G&P business segments are also generated in Romania. In addition, at the date of the Prospectus, we have significant assets in Bulgaria, Moldova and Serbia. An investment in emerging markets is subject to greater risks than an investment in a country with a more developed economy and political and legal systems. Generally, investments in emerging countries, are only suitable for sophisticated investors who can fully appreciate the significance of the risks involved.

Romania has undergone major changes during its recent history. Many political and economic reforms have been implemented, but Romania’s economy still has a number of structural weaknesses. These include under-capitalisation of both private and public firms, a large emigration of the working age population, an ageing population coupled with negative population growth, a very uneven distribution of gross domestic product (“GDP”) between regions, a significant transport infrastructure gap, historical current account deficits, as well as delayed absorption of EU funds and a lack of certain key reforms.

Political uncertainty, economic uncertainty and increasing direct pressure, including in the form of large street protests, as have been witnessed in Romania in recent years, could delay or stop economic and regulatory reforms in Romania and challenge political stability. If political and economic uncertainty in Romania continues or increases, it could have a material adverse effect on our business, results of operations and financial condition.

To maintain our current reserves and to reduce production decline in our traditional E&P business (excluding Neptun Deep), we need to discover, develop and/or acquire additional oil and gas reserves and/ or redevelop our current reservoirs.

Our future production is dependent on our success in finding, developing or acquiring additional proved oil and natural gas reserves, as the majority of our reserves consists of mature oil and gas fields in Romania. The Group’s three-year average Reserve Replacement Rate decreased to 27% in 2021 (2020: 44%), and in Romania it decreased to 40% (2020: 43%). For the single year 2021, the Group’s Reserve Replacement Rate was negative at -14%, reflecting the divestment of assets from Kazakhstan and the transfer of 40 onshore marginal fields in Romania (2020: 41%), while in Romania it decreased to 31% (2020: 48%). We continue to invest in exploration and development activities, however, our exploration and development activities or efforts to purchase proved reserves may fail, or our discoveries or purchases may continue to be insufficient to replenish our current reserves or even fail to replace them at the same rate as we have recently achieved. Increasing competition for access to opportunities globally is also contributing to the challenges of acquiring exploration licences, under which the government grants us the right to explore, develop and extract hydrocarbons from fields in a defined area. See also “–We face competition from other energy companies in all areas of our operations”.

Our ability to replace our reserves, and, in turn, our future oil and gas production depends on the success of large projects, such as Neptun Deep. We face numerous challenges, including uncertain geology, frontier conditions, availability of new technology and engineering capacity, availability of employees, project delays and cost overruns, as well as technical, fiscal, regulatory, political and other conditions. Such obstacles may impair these projects and, in turn, adversely affect our ability to replace our reserves, and/or result in a higher than anticipated level of capital expenditure.

While we employ enhanced and improved oil recovery technologies, and invest substantial capital and resources in these projects, there can be no assurance that all or any of these projects will be successful. If we fail to improve oil and gas recovery rates and to manage the production decline in our mature onshore fields, our production levels will decrease at a more rapid pace than anticipated and our total recoverable reserve base may be adversely affected.

If we fail to replenish our reserves for any of the foregoing reasons, our oil and gas production will further decline as existing reservoirs are mature. A significant decline in production of oil and gas would have a material adverse effect on our business, results of operations and financial condition.

We must identify and perform significant capital expenditures projects in order to reduce our production decline and improve overall efficiency.

The majority of our reserves consists of mature oil and gas fields having been in production for over 50 years. Accordingly, we must continuously invest in exploration and production in order to mitigate the decline in our existing commercial fields and develop new assets, particularly offshore. We invest in, among other things, drilling and work-over activities as well as exploration and appraisal activities. Although E&P is the major part of our capital expenditure programme, we also continue to make investments to maintain and improve the efficiency of our operations in R&M and G&P.

We intend to fund our future capital expenditures primarily from Group’s operating cash flows. However, there can be no assurance that we will be able to generate or, if necessary, raise sufficient additional funds to meet future capital expenditure requirements on commercially acceptable terms or at all. Further, our capital expenditures may be higher than expected. To the extent cash flows from our operations are insufficient to fund our capital expenditure programme, our ability to fund our capital expenditures depends on many factors, including macro-economic conditions, investor’s confidence in the energy industry in Romania and in our business performance and regulatory developments.

Our inability to identify growth potential and execute our capital expenditure projects on time could result in unexpected costs and delays in relation to the implementation of our projects planned or in development, which could have a material adverse effect on our business, results of operations and financial condition.

We must obtain extensions of various phases of our licences for both onshore and offshore blocks to sustain short, medium and long-term investment plans for these blocks.

The duration of our production licences is up to 30 years, with the possibility of extension of up to 15 years. The extension of various phases of our licences is conditional upon fulfilment of certain requirements (including the completion of works programmes or the relinquishment of certain parts of the areas under concession, as the case may be) and must be duly justified from a technical, economic and legal perspective. There can be no assurance that our licences will be extended upon their expiry. Moreover, without the extension of various phases of the licences for both onshore and offshore blocks, we are not able to sustain short-, medium- and long-term investment plans with reference to these blocks and this could have a material adverse effect on our business, results of operations and financial condition.

We have a reduced ability to manage risks and costs in our investments in joint operating agreements.

Some of the assets in which we have an interest are operated by other companies and involve third-party joint operating agreements (“JOAs”), including Han Asparuh in Bulgaria (operator TotalEnergies) and I Adjud and VIII Urziceni Est blocks (operator Hunt Oil Company of Romania SRL (“Hunt Oil”)). As a result, the direct control of the operations and potential future developments in these assets is reduced, including compliance with environmental, safety and other regulations. Moreover, we are dependent on the other joint operations partners of business projects to fund their contractual share of the capital expenditures. These limitations and our dependence on the operator and other joint operations partners for these projects could influence our ability to manage risks and costs and could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to several environmental, social and corporate governance (“ESG”) risks, including risks related to climate change and risks related to energy transition.

The relevance of ESG matters has significantly increased in the past years, not only among investors, customers, suppliers and business partners, but also among employees, governments and society in several countries. It is expected that ESG related matters’ relevance may further increase in the future. We are exposed to several ESG related risks, including risks related to climate change and risks related to energy transition. By way of example, our oil and gas related operations may face higher ESG driven criticism and rejection in the future. This may increase as a result of the Russia-Ukraine conflict, as transition to clean energy is expected to accelerate.

Under the European Union Emission Trading Scheme launched in January 2005, producers of greenhouse gas emissions are granted limited amounts of emission allowances for free; if the emissions exceed the amount of allocated allowances, producers of greenhouse gases are obliged to reduce their level of emissions or acquire additional allowances. For some of our business activities, we need emission allowances.

As the reduction of CO2 emissions is one of the key policy goals of the European Union, there is a risk that in the mid-term and long-term, the European CO2 certificates, prices might rise, as the current CO2 certificates oversupply will continue to decline. EU legislations might increase pressure for low carbon emissions with direct impact on CO2 certificates’ prices. On 14 July 2021, the European Commission presented the so-called “Fit for 55 package”, a set of proposals to revise and update EU legislation aiming to bring the EU’s climate and energy legislation in line with its target to reduce emissions by at least 55% by 2030. The European Commission proposes, inter alia, to tighten the existing European Union’s Emission Trading Scheme and lower the annual emissions cap.

There is a risk that decarbonization policies may in the future force us to operate on a net carbon neutral basis earlier than we currently envisage (for 2050), in particular triggered by the enforcement of the Paris Climate Change Agreement and the EU green deal. In case of stricter future rules, compliance with laws, regulations and obligations relating to climate change and carbon pricing could result in substantial capital expenditure and reduced profitability from higher operating costs and lower revenues. Additional imbalance between the certificates allocated and emission volumes generated by our operations would result in higher costs, inter alia generated by the uncertainties around allowance demand and abatement costs and may have a material adverse effect on our business, results of operations and financial condition.

Furthermore, at the end of 2021, we presented our new strategy 2030, setting out to transform ourselves into a lower carbon integrated energy company with a stronger focus on new energy solutions. Based on this new strategy, which represents the most fundamental strategic shift in the company’s history to date, we aim to become a net-zero emissions from operations company by no later than 2050 (with interim targets for 2030) by transitioning from a traditional to a low and zero carbon businesses. To achieve this, we are pursuing various initiatives in renewable power, biofuels (advanced ethanol, sustainable aviation fuel and renewable diesel), carbon capture, utilisation and storage, future mobility and hydrogen. Achieving these strategic objectives is subject to a variety of uncertainties and inherent risks that we may face.

Potential future restrictions on the carbon intensity of feedstocks, political and security risks in the countries of origin of our feedstock, and any other supply limitations pose a threat to sufficient feedstock supply.  The international emerging proposals and regulations (such as the Paris Agreement and Fit for 55 legislative packages proposal), and their subsequent transposition into national Romanian legislation result in limits set on greenhouse gas (“GHG”) emissions for the energy sector. This process of decarbonization will change the energy mix and will lead to a reduced demand for fossil fuels with a high carbon content. There is a risk that demand for fuels may decrease due to less carbon-intense substitute products coming to the market. Also, there is the risk of systemic changes to our business model due to a dynamic legal framework or substitution of our Group products triggered by changes in consumer behaviour.  Regulations regarding emissions, energy efficiency and on increased share of renewables in the energy mix are expected on a long-term horizon to result in a decrease of fossil fuels production so as the new car registration trends towards gasoline and electric battery / hybrid cars. Reputational risks stem from the increasing number of investors who assign a company’s environmental and social responsibilities high weight in their investment decision-making process. This can be for reasons of internal policy or due to regulatory pressure for public investment transparency regarding sustainability issues.

In addition, we are also exposed to risks related to climate-change with a potential impact of acute or chronic events. Potentially severe weather events such as  storms, flooding, periods of low or no precipitation could bring physical risks that impact our assets portfolio such as: infrastructure damages due to floods and landslides, inability to access water for the normal operations (internal consumption).

Finally, investors increasingly take into account ESG ratings in their investment decisions for financial instruments. It cannot be excluded that ESG compliance and appropriate ESG ratings may in the future be required for any possible future debt financing or bond issues that might be needed to finance part of our future investments. In case we fail to attract investors based on our ESG strategies and goals or fail to transition to lower-carbon energy sources, or we transition at a lower pace than our peers, we may fail in issuing future notes or other debt instruments at favourable terms or at all.

Failing to implement energy efficiency or sustainability projects in time or at all due to lack of funding or insufficient resources may in the future keep our energy consumption at high levels, which would in turn lead to higher production costs or affect our credibility and standing among the various stakeholders. We may fail in achieving our strategic goal to become a net-zero operations company by 2050. If any of these or other ESG related risks materialise, this may have a material adverse effect on our business, results of operations and financial condition.

Political instability in the Black Sea region and the recent ongoing military conflict between Russia and Ukraine may negatively affect our business.

Events in the Black Sea region, including in Ukraine or other neighbouring countries, such as the military conflict started in February 2022 by Russia against Ukraine, the rising tensions in the Transnistria region, as well as the imposition of extensive sanctions (such as restrictions on selling or importing goods, services or technology in or from affected regions, travel bans and asset freezes) by the United States, the United Kingdom, the European Union, Japan and other jurisdictions on certain industry sectors in Russia and the regions of Donetsk and Luhansk and on certain individuals in Russia and abroad have the potential to negatively affect our domestic and neighbouring countries’ business (e.g. Moldova).

In the context of the sanctions imposed against Russia, the energy field in which we operate is a particularly sensitive area and we are exposed to the risk of negative publicity and press speculation concerning our business. Although we comply with the sanctions imposed against Russia and various Russian companies and individuals and we carefully scrutinize our business counterparties, such debates involving our business or our business counterparties, or a future extension of the sanctions to any of our current business counterparties, may have a detrimental effect on our reputation and business.

Any alleged violations of existing or future European, U.S. or other international sanctions could subject us to both monetary and non-monetary penalties that could have a material adverse effect on our business or cause reputational damage.

Romania has a significant land border with Ukraine and, as a result, the current conflict between Russia and Ukraine is likely to have an increasingly adverse effect on Romania’s political, economic and financial position.

Ongoing military conflicts and continued deterioration of the political and economic environment in the Black Sea region could have a material adverse effect on our business, results of operations and financial condition.

Our estimates of oil and natural gas reserves may vary significantly from the actual quantities of oil and gas reserves that may be recovered.

PRMS standards, based on which our own engineers evaluated the probable reserves, take into account not only the probability that hydrocarbons are physically present in a given geological formation, but also the economic viability of recovering these reserves. The determination of economic viability includes such factors as exploration and drilling costs, ongoing production costs, transportation costs, prevailing prices for oil and natural gas and corresponding taxes and duties.

Estimating oil and natural gas reserves is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of the value and quantity of economically recoverable oil and natural gas reserves, production rates, net present value of future cash flows and the timing of development expenditures necessarily depend upon several variables and assumptions, including: (a) historical production from the area compared with production from other comparable producing areas; (b) interpretation of geological and geophysical data regarding hydrocarbon resources; (c) assumed effects of regulations adopted by governmental agencies; (d) assumptions concerning future oil and natural gas prices; (e) the availability and application of new technologies; (f) cost of transportation; (g) capital expenditures; and (h) assumptions concerning future operating costs, development costs and remedial costs.

Because all reserves estimates are subjective, each of the following items may differ materially from those assumed in estimating our reserves: (i) the quantities and qualities of oil and natural gas that are ultimately recovered; (ii) the production, operating and transportation costs; (iii) the amount and timing of additional exploration and future development expenditures; and (iv) future oil and natural gas sales prices.

Many of the factors, assumptions and variables used in estimating reserves are beyond our control and may prove to be incorrect over time. Evaluations of reserves necessarily involve multiple uncertainties. The accuracy of any reserve evaluation depends on the quality of available information and on the oil and natural gas engineering and geological interpretation. Exploration drilling, interpretation, testing and production after the date of the estimates may require substantial upward or downward revisions in our reserves data. Moreover, different reservoir engineers may make different estimates of reserves, with impact in cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves may vary from estimates, and the variances may be material. The estimation of reserves may also change because of acquisitions and divestments, new discoveries and extensions of existing fields as well as the application of improved/ enhanced recovery techniques.

Any significant shortfall in the actual quantities of oil and gas reserves that may be recovered compared to our current reserve estimates may have a material adverse effect on our business, results of operations and financial condition.

Our estimates of the Company’s oil and natural gas reserves have not been independently reviewed.

Since 2005, DeGolyer and McNaughton (“D&M”) – as independent professional engineers – have prepared an independent evaluation of our reserves, usually on a biennial basis, with the last such evaluation being carried out for the reserves reported as of 31 December 2020. However, as the hydrocarbon reserves data are considered classified information under Romanian law, no such independent evaluation report was published. As a result, no competent person’s report on our hydrocarbon reserves has been prepared in connection with, or included in, this Prospectus. Whilst the included estimates have been evaluated by our own certified engineers: (i) in the case of proved (“1P”) reserves, in accordance with the standards of the United States Securities and Exchange Commission (the “SEC”); and (ii) in the case of probable reserves (“2P”), in accordance with standards prepared under the Petroleum Resources Management System approved by the Society of Petroleum Engineers and the World Petroleum Council (“PRMS”), the hydrocarbon reserves information included in this Prospectus has not been reviewed by independent experts and the level of disclosure may be less detailed than that generally expected by investors.

Based on the last independent reserves  evaluation conducted by D&M as of 31 December 2020, 1P and total 2P reserves estimates prepared by our own engineers are in agreement with D&M’s estimates.

Various political and social debates, concerning our industry or our company, could have an adverse effect on our reputation.

The energy field in which we operate is a regulated and politically sensitive area. We are therefore highly exposed to changes in the Romanian political and regulatory environment and have been the subject of debates among opposing political parties. Such political debates involving us and our industry may have a detrimental effect on our reputation, which in turn could materially adversely affect our business, results of operations and financial condition.

We are exposed to the risk of negative publicity and press speculation concerning our business. A negative social perception of our processes or products specifically could have an adverse impact on our reputation. In addition, concerns about product safety and environmental protection could influence public perceptions regarding our products and operations, the viability of certain products, our reputation, and our ability to attract and retain employees.

We are dependent on our management and key personnel.

Our future success depends to a significant extent upon the leadership and performance of the members of our senior management as well as certain other key employees, particularly skilled technical personnel. We may not be able to retain our executive officers and key personnel or attract additional qualified members to our management team in the future. The loss of any members of our senior management and changes in management more generally may lead to changes in our strategy or a failure to execute our current strategic plans, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, highly skilled technical employees are critical to our success because of their impact on business continuity, safety and environment, operational performance, customer delivery and corporate reputation. Highly skilled technical employees include qualified and experienced leadership, technical authority roles, and engineers in the energy sector and connected activities. Certain technical roles require highly skilled employees in specific technical disciplines to assure asset integrity for various technical areas. Competition in the oil and gas industry for such personnel is intense. There can be no assurance that we will be able to retain our highly skilled technical employees or replace those who chose to leave us for competitors. Even if we are able to replace employees who leave, it typically takes time and resources to train new employees and for these new employees to become effective in a new organisation. Accordingly, if we fail to retain our skilled technical employees and to otherwise manage our personnel needs, our operational efficiency and performance could suffer, which could have a material adverse effect on our business, results or operations and financial condition.

Bureaucracy, corruption, deficiencies of the legal system, and potential abuses of wide-ranging audit competencies of agencies may create an unfavourable business environment in Romania and other countries in which we operate.

Our business operations in Romania and other countries may face a number of adverse conditions and heightened legal, economic and political risks as compared to Western European standards. The relationship between government and business may be impaired by bureaucratic inefficiency, a lack of transparency and instances of corruption. Although some progress has been made, Romania is still listed among the most corrupt EU member states, according to the 2021 Transparency International Corruption Perceptions Index. The legal and judicial systems in Romania and other countries in which we operate may not always provide the same recourse and sanctions (including against corruption) as are found in other EU member states or the United States, and enforcement may, in practice, be difficult and/or time-consuming.

There are a number of agencies that are authorised to conduct audits (controls) of companies doing business in Romania. These controls may extend not only to tax matters, but to other legal and regulatory matters in which the applicable agency may be interested. The agencies conducting these controls may be subject to significantly less regulation and the company under review may have significantly lower safeguards than are customary in many countries. It is likely that we will continue to be subject to controls from time to time for alleged violations of existing and new laws and regulations. Currently, the Company is subject to various ongoing controls pertaining to various aspects of its business, the outcome of which cannot be assessed in all cases. The reviews and controls by agencies and any resulting penalties could have a material adverse effect on our business, results of operations and financial condition.

Economic and political developments in South-Eastern Europe and the entrance of new competitors in the region’s markets may negatively affect the development of our business.

Economic development in South-Eastern Europe is subject to risks common to all regions that have recently undergone, or are undergoing, political, economic and social change, including currency fluctuations, evolving regulatory environments, inflation and depreciation of national currencies, economic recession, local market disruption, labour unrest, changes in disposable income or gross national product, variations in interest rates, taxation policies and levels of economic growth, declines in birth rate and other similar factors. Far reaching political and economic reforms mean that political and economic tensions could accompany the development of the new democratic and market-oriented systems. Our competitors could also significantly develop their presence in these markets, in particular in the event that subsidiaries of globally active oil and gas companies with greater financial resources than those available to us enter the market.

Increasing sovereign debt and/or fiscal deficits, or stagnating/decreasing GDP levels in the countries where we operate, may cause sovereign credit ratings downgrades or sovereign defaults, indirectly affecting our ability or our clients’ or counterparties’ ability to meet the payment obligations or collect the relevant payables, potentially affecting our financial position. Events affecting the European Union, such as a rise in interest rates (from their historical lows) or immigration generally as well as events such as the UK’s exit from the European Union (“Brexit”) (where many South-Eastern European citizens are currently employed) may trigger an increase in unemployment rates or affect purchasing power in the South-Eastern Europe region, indirectly affecting the energy sectors in such countries.

Moreover, factors affecting the global economy such as the COVID-19 pandemic, which resulted in increased budgetary spending, inflation and a rise in interest rates, have affected in the past and may materially affect in the future the prospects for economic output and European labour markets, energy demand and energy and commodity prices, as well as access to financing. Without ongoing support from governments in the jurisdictions where we operate, of businesses and economies generally, unemployment rates may rise, businesses may face payment defaults and insolvencies and economies could face prolonged slow-downs and declines, potentially affecting demand for our products and services.

The countries in South-Eastern Europe in which we operate that are not EU member states are not yet as stable as EU member states and the possibility of significant changes still exists in sectors of the economy and the law, such as taxation, foreign exchange controls and property law. In particular, our operations in Moldova are subject to the political and economic situation in that country, which may be affected by the military conflict between Russia and Ukraine, any increased conflicts in Transnistria region and rising tensions with Russia.

Political or economic instability resulting from the occurrence of any of foregoing developments may have a material adverse effect on our business, results of operations and financial condition.

2. Market risks

A decline in the prices of and/or the demand for crude oil, natural gas, petroleum products and electricity as well as an increase in CO2 certificates prices and/or a high volatility of these commodities’ prices would have an adverse effect on our results of operations.

The demand for and prices of crude oil, natural gas, petroleum products, electricity and CO2 certificates depend on a variety of factors over which we have no control, including: (i) global and regional economic and political developments in resource-producing regions; (ii) international supply (including inventory levels) and demand; (iii) the level of consumer and industry demand; (iv) weather conditions; (v) the price, availability and attractivness of alternative products; (vi) actions taken by governments; (vii) governmentally regulated supply and transmission tariffs for gas and power as well as storage volumes and tariffs for gas; (viii) the impact of certain economic and political events; and (ix) the ability and willingness of international cartels, such as the Organisation of the Petroleum Exporting Countries (“OPEC”), and oil-producing nations to influence production levels and prices, as well as the decisions taken by such cartels or oil producing nations.

Since the beginning of 2022 international crude oil and natural gas prices have experienced increased volatility triggered by the global economic context, reflecting among others, steep increase in demand and the Russia-Ukraine conflict, with Brent prices fluctuating widely between USD 79/bbl at the beginning of January 2022 and USD 120/bbl at the end of June 2022, reaching a peak of USD 138/bbl in mid March 2022. Similarly, natural gas prices were extremely volatile, for example CEGH hub price for day ahead market fluctuated from approximately 70 EUR/MWh at the beginning of January 2022 to 155 EUR/MWh at the end of June, reaching a record high level of above 250 EUR/MWh in March 2022.

It is currently not foreseeable how long significant price fluctuations for oil and gas will continue. In relation to oil prices, it is uncertain to which extent and in which way international cartels or leading oil-producing nations will amend crude oil production levels according to actual demand by the markets. Also it remains open to which extent such actions may in fact influence prices.

Lower crude oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically or reduce the economic viability of projects that are planned or are in development, thus can lead to asset impairments that will adversely affect our consolidated net income in the relevant period.

Electricity prices, increasingly volatile in recent years, are also affected by factors that we do not control, including the level of consumer and industry demand, weather conditions, industry supply dynamics, and Romanian and EU-wide government policies, including various regulations around supply tariffs for electrical power and renewable energy policies. Declines in prices of electricity could have a materially adverse effect on the viability and profitability of our electricity generating plants and projects.

Furthermore, rapid material and/or sustained changes in oil, gas, petroleum products, electricity and CO2 certificate prices can impact the validity of the assumptions on which strategic decisions and mid-term planning are based and, as a result, the ensuing actions derived from those decisions may no longer be appropriate. For example, a prolonged period of low oil, gas, petroleum product or electricity prices may affect our ability to maintain our long-term investment plans, which is based on, inter alia, certain assumptions concerning price developments. Price declines may have a material adverse effect on our business, results of operations and financial condition. Therefore, it could prevent us from maintaining earnings and cash flows at a level sufficient to meet our targets and to fund our planned capital expenditures and distribute dividends.

A decline in our refining and marketing margins would negatively affect our results of operations.

The operating results of our refining business depend largely on refining margin, which represents the spread between prices we can obtain in the market for our refined petroleum products and the market value of our equity crude oil and the price we pay for other domestic or imported crude and feedstocks. The cost to acquire feedstocks and the prices at which we can ultimately sell refined products depend on a variety of factors beyond our control. Our refining margins have fluctuated, and will continue to fluctuate, due to numerous factors, including: (a) changes in operating capacity of refineries in Romania and the rest of the world; (b) changes in crude oil prices and in the price differentials between different quality of crude oil on international markets; (c) changes in operating costs or cost of inputs, including energy and risk related costs (e.g. freight insurance); (d) changes in the supply sources for imported crude and refined petroleum products (e.g. as a result of EU sanctions on Russian crude, in the context of Russia-Ukraine conflict); (e) variations in demand for crude oil and refined products in the markets served as well as in the global markets; and (f) changes in environmental or other regulations, which could require us to make substantial expenditures without necessarily increasing the capacity or operating efficiency of our refinery.

Generally, in a stable environment, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of most refined products. However, changes in the prices of refined products generally lag behind upward and downward changes in crude oil prices. As a result, a rapid and significant increase in the market price for crude oil usually has an adverse impact on refining margins. However, the movements in the price of crude oil and refining margins may not correlate at any given time.

Marketing margins are influenced by different factors such as the overall economic environment, changes in  crude and products quotations (as we have a moderate pricing policy in our sales channels, changes in the crude and products quotations do not automatically translate into similar changes in our sales prices), changes in market demand, changes in supply sources, product flows and availability, competition, taxation, as well as other regulatory aspects which could impact product prices.

Any decline in refining and marketing margins may have a material adverse effect on our business, results of operations and financial condition.

Romania can be subject to high levels of volatility in exchange rates and inflation.

The Romanian Leu (RON) is subject to a managed-floating exchange rate regime, whereby its value against foreign currencies is determined in the interbank foreign exchange market. The monetary policy of the National Bank of Romania (“NBR”) is inflation-targeting. The managed-floating exchange rate regime is in line with using inflation targets as a nominal anchor for monetary policy and allowing for a flexible policy response to unpredicted shocks likely to affect the economy. The NBR does not target any level or range for the exchange rate. The ability of the NBR to limit volatility of the Romanian Leu is contingent on a number of economic and political factors, including the availability of foreign currency reserves and foreign direct investment inflows, as well as developments in market sentiment and investors’ risk aversion.

The NBR’s projection is subject to numerous risks associated with future developments in energy prices and international commodity prices, especially in the case of possible persistent disruptions in global value chains. Domestically, risks stem from the future dynamics of energy prices, also related to the evolutions on international markets. In addition, uncertainties are associated with the progress in the fiscal consolidation process and with any short-term deviations from the target path subsequently calling for additional measures. Furthermore, developments in the labour market remain relevant as a possible exacerbation in skill mismatches in certain sectors might trigger an increase in wage-prices. Externally, risks stem from the current geopolitical situation, particularly with respect to global inflation and the military conflict in Ukraine. Especially over the short term, additional inflationary pressures might arise amid further rises in commodity prices as well as a potentially hightened global value chains disruptions. Even though Romania’s direct exposure (trade, finance) to both Russia and Ukraine is rather limited, indirect effects could be significant. While these pressures would most likely be inflationary, if the post-COVID-19 worldwide economic recovery is significantly jeopardised, some disinflationary pressures could stem from a slowdown in disposable income or sluggish investments, especially those of the private sector. Moreover, uncertainties also stem from the future stance of monetary policy of the major central banks amid the continuation of the monetary policy normalisation process.

Any further deterioration of global economic prospects may lead to further depreciation of the Romanian Leu. A significant depreciation of the Romanian Leu could adversely affect the country’s economic and financial condition. Continued high inflation could lead to a reduction in customer purchasing power and erosion of customer confidence, which may have a material adverse effect on our business, results of operations and financial condition.

Movements in foreign currency exchange rates can have a material adverse effect on our results of operations and financial condition.

Our operations, in particular the E&P business, the distribution of refined petroleum products, and part of our financing activities (loans) are exposed to fluctuations of exchange rates of the relevant currencies, in particular the USD and EUR. Certain prices of our products are linked to USD and EUR, while a significant portion of our expenses are denominated in, or linked to, RON. Accordingly, adverse currency fluctuations may have a material adverse effect on our business, results of operations and financial condition.

Furthermore, currency fluctuations may require us to review and amend our planning assumptions related to foreign currency exchange rate developments. Changes of such assumptions may lead to impairments of assets. If any of these risks materialise, this may have a material adverse effect on our business, results of operations and financial condition.

We face competition from other energy companies in all areas of our operations.

We are under competitive pressure in virtually all parts of our business. Our competitors include multinational, well-established oil and gas companies with significantly greater financial resources and international operating experience than we have. These companies may be able to pay more for exploration prospects, licences, productive oil and gas properties and retail and marketing assets, and to generally make larger investments than we can. In the E&P business segment, we face competition with regard to obtaining hydrocarbon licences and obtaining rights to properties. In the R&M segment, our petroleum product retail and wholesale business in South-Eastern Europe, comprising Romania, Bulgaria, Moldova and Serbia (“South-Eastern Europe”) is operating in a highly competitive environment. In the G&P segment, the gas and power markets have also become increasingly competitive. For the supply of natural gas, we compete primarily with Romgaz, Engie and E.ON, and with others for the production and supply of electricity, primarily with Hidroelectrica, Nuclearelectrica and Complexul Energetic Oltenia (for electricity production) and Electrica, ENEL, E.ON, CEZ, Tinmar (for electricity supply). In the recent years, our gas and power commercial operations extended also outside Romania, where there is increased competition to be faced, too. As a result, competition may materially adversely affect our business, results of operations and financial condition.

The covenants contained in our financing arrangements may limit our financial and operating flexibility.

Our financing arrangements contain covenants, including maximum leverage ratios, minimum net worth and maximum indebtedness of the Company and/or its subsidiaries. These covenants could limit our ability to finance our future operations and capital needs and our ability to pursue certain business activities that may be in our interest.

If the Company and/or its subsidiaries that are parties to the relevant agreement breach the applicable covenants and are unable to cure the breach within the given remedy period or obtain a waiver from the lenders, we could be in default under the terms of such arrangement. A default under any single financing arrangement could result in a default under other financing arrangements and could cause lenders under such other arrangements to accelerate all amounts due under such financing arrangements. In addition, in an event of default, the lenders under our credit lines could terminate their commitments to extend credit, cease lending, or institute foreclosure proceedings. This would have an immediate material adverse effect on our liquidity and may have a material adverse effect on our business, results of operations and financial condition.

3. Operational and project risks, including ESG and Health, Safety, Security and Protection of the Environment (“HSSE”) Risks

We are subject to operational risks relating to the exploration, production, transportation, storage, sale and trading of oil, gas and power, crude refining and processing and power generation, and our insurance policies may not cover all of these risks.

Oil, gas and power activities involve significant hazards and uncertainties. Our operations are subject to risks generally relating to the exploration and production of oil, gas and power, including blowouts, fires, equipment failure, tanker accidents, damage or destruction of key assets and other risks that can result in personal injuries, loss of life and property and environmental damage. Such events can disrupt our operations, including curtailing, delaying or cancelling drilling operations. Offshore operations, in particular, are subject to a wide range of hazards, including capsizing, collision, bad weather and environmental pollution.

In addition, our operation of gas transportation and compression facilities, refinery units, oil pipeline systems, storage and loading facilities and power plants subjects us to the risks generally relating to such operations. In certain circumstances, our insurance may not cover or may not be adequate to cover the consequences of such events, or insurance coverage may not be available. Some events could have a domino effect with impact on the entire supply chain; by way of example, a vapour cloud explosion in our refinery that could affect the E&P operations but also the results along the R&M value chain (supply and sales channels). Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable. The occurrence of any event that is not fully covered by insurance could have a material adverse effect on our business, results of operations and financial condition.

We are subject to stringent environmental, health and safety regulations which result in costs relating to compliance and remediation that may adversely affect our results of operations and financial condition.

Our operations are subject to numerous and increasingly stringent laws and regulations relating to the protection of human health and safety and the environment, including, for example, those relating to emissions and waste treatment and disposal. In addition, we are generally required to obtain and comply with permits or licences for those operations which cause emissions or discharge of pollutants and for the handling of hazardous substances or waste treatment and disposal. Failure to comply with environmental laws could result in substantial costs and liabilities, including vis-à-vis third parties or governmental authorities, as well as the shut-down of non-compliant facilities. As environmental laws and regulations become more stringent, the amount and timing of future expenditures required to maintain substantial compliance could vary materially from their current levels and could adversely affect the availability of funds for capital expenditures and other purposes.

Growing public concerns in the European Union and globally that rising GHG emissions and climate change may significantly affect the environment and society could adversely affect our business, including by the introduction of stricter GHG emissions regulations or carbon pricing or tax mechanisms that could increase our operating costs, affect product sales and reduce profitability. If such regulatory measures are enacted, they could have a material adverse effect on our business, results of operations and financial condition.

We have made, and will continue to make, substantial expenditures to comply with environmental laws and regulations. To the extent that the cost of compliance increases and we cannot pass on future costs increases to our customers, such increases may have an adverse effect on our business, results of operations and financial condition.

We may experience operational, political and technological problems which may delay or hinder the progress of ongoing and planned projects.

We develop our business in part through investments in projects designed to improve our competitive position, such as upgrading various facilities. We may experience operational, political, technological or other problems beyond our control, both of our own and of our contractual partners, which may delay or hinder the progress of our projects and lead to increased costs, and consequently may have a material adverse effect on our business, results of operations and financial condition.

Further risks include that such projects may be negatively affected by the lack of availability of contractors and the quality of available contractors, a risk which has particularly increased as a consequence of the COVID-19 pandemic. Further, CAPEX overruns may also be triggered by delays of external approvals such as permitting, and construction authorizations.

We depend on a single refining complex for the production of refined petroleum products, and depend on a single conventional power plant for the generation of electricity.

Our crude oil is processed into refined petroleum products such as gasoline, diesel and jet fuel at the Petrobrazi refinery. We do not have other refining facilities that would be able to compensate for reduced refining capacity in the event of a shutdown at the Petrobrazi refinery. If we were to experience an unscheduled shutdown of the Petrobrazi refinery, either in whole or in part, due to unplanned maintenance, operational incident, act of terrorism or for other reasons, the supply of our own refined petroleum products to customers would be affected. While we would be in a position to supply refined products from third parties through our sales channels, these tend to be less profitable and therefore interruption in supply from the Petrobrazi refinery would have a material adverse effect on our business, results of operations and financial condition.

Part of our revenues derive from the power activity at our Brazi power plant. If we were to experience an  unscheduled shutdown at the Brazi power plant, either in whole or in part, due to unplanned maintenance, operational accident, act of terrorism or for other reasons, we would not be able to generate sufficient electricity for our customers through our G&P segment, and this could have an adverse effect on our business, results of operations and financial condition.

Although we carry business interruption insurance in respect of the Petrobrazi refinery and the Brazi power plant, this may be insufficient to cover our losses.

Major disruption of our information technology systems may have a material adverse effect on our business.

Our activities are increasingly dependent on sophisticated information technology (“IT”) systems. IT systems could be vulnerable to a number of problems, such as software or hardware malfunctions, malicious hacking, physical damage to vital IT infrastructure and computer virus/malware infection. IT systems need regular patching and upgrading to eliminate known vulnerabilities, while meeting the needs of changing business, regulatory requirements and to keep pace with the requirements of our existing operations and possible expansion into new markets.

Complex technical solutions must be designed and implemented in order to secure the IT systems from potential external targeted cyber-attacks. Depending on the level of complexity of a cyber-attack, there could be consequences starting from unavailability of specific services (e.g. company portal), towards affecting the operations in some of our facilities. We may not be able to implement necessary upgrades and relevant IT security measures on a timely basis, and upgrades may fail to function as planned or could incur additional costs. Consequently, any major disruption of our existing IT systems may have a material adverse effect on our business, results of operations and financial condition.

Ageing infrastructure in our operations and operational incidents may lead to decreased efficiency as well as accidents, spills, leakages and other contamination.

Much of our infrastructure is between 40 and 60 years old and we are regularly faced with the issues that result from ageing infrastructure in our around 10,000 km of pipelines/flowlines and approximately 1,000 facilities of various types. These facilities, equipment and infrastructure are subject to gradual deterioration over time and require regular inspection, maintenance, modernisation and redevelopment. To ensure the integrity of our surface operations, we have implemented a risk-based inspection and pipeline integrity programme to support the ongoing planned maintenance programme. However, there can be no assurance that these programmes will prove sufficient, and the condition of our facilities, equipment and infrastructure may continue to deteriorate. This could, in turn, lead to lower operational efficiency, increased costs and increased rates of industrial accidents, spills, leakages and other contamination.

In particular, despite our maintenance programmes, we continue to experience a high occurrence of spills and leakages. Some of our real estate along with adjacent properties and rivers have been classified by the authorities as contaminated or potentially contaminated and there may be other contaminations of which we are currently unaware. Spills, leakages and other contamination resulting from ageing infrastructure and improper waste management may result in substantial fines, environmental decommissioning and restoration costs, may also trigger suspension or withdrawal of environmental permit and could cause damage to communities and our reputation.

In addition, spills, leakages and contamination can result from operational incidents, and may be particularly severe in the case of offshore activities. We have interests in various offshore activities in the Black Sea. Offshore resources have a high-risk, high-reward profile, and operational incidents may result in significant environmental contamination, may also trigger suspension or withdrawal of environmental permit and/ or may result in substantial financial and reputational damages. In addition, international regulations and the cost of insurance may increase as a result of an accident, and offshore operations could become more difficult and expensive in the future. This would have a material adverse effect on our business, results of operations and financial condition.

Decommissioning costs provisioned are only estimates, which may vary significantly from actual decommissioning costs; unplanned costs could divert resources from other projects.

Our core activities regularly give rise to dismantling and removal, asset retirement and soil remediation obligations. These decommissioning and restoration obligations are mainly of material importance in the E&P business segment (oil and gas wells, surface and offshore facilities). Dismantling and removal of these facilities and the associated costs are often referred to as “decommissioning”. At the time the obligation arises, a corresponding provision is recognised at the present value of future decommissioning and restoration expenses. The obligation is calculated on the basis of best estimates and is recalculated yearly. Our provisions for decommissioning and restoration obligations amounted to RON 6,254 mn as at 31 December 2021 and RON 5,634 mn as at 30 June 2022. The ultimate decommissioning and restoration costs are uncertain and cost estimates can vary in response to many factors including changes to relevant legal requirements, the emergence of new restoration techniques or experience at other production sites. The expected timing and amount of expenditure can also change, for example, in response to changes in reserves or changes in laws and regulations or their interpretation. As a result, there could be significant adjustments to the provisions which would affect future results.

Uncertainty about assumptions and estimates used by the Group in the preparation of financial statements could result in actual outcomes that may differ from these estimates and may require a material adjustment to the carrying amount of the assets or liabilities affected in future periods.

The preparation of financial statements requires us to make certain accounting estimates that are characterised by a high degree of uncertainty, complexity and judgment. These estimates affect the reported amount of our assets and liabilities, as well as the reported amount of our income and expenses for a given period. Actual results could differ from such estimates due to, among other things, the following factors: uncertainty; lack or limited availability of information; the availability of new informative elements; variations in economic conditions such as prices; and the final outcome of legal, environmental or regulatory proceedings. Such differences between the accounting estimates and the final financial statements may have a material adverse effect on our business, results of operations and financial condition.

Failure to meet product quality standards may have material adverse effects on our business.

Our R&M operations must meet stringent regulatory standards on the quality of refined products that we produce and place on the market. Accordingly, meeting these quality standards is critical to maintaining our licence to operate and our reputation in the marketplace. Failure to meet product quality standards throughout the value chain could lead to regulatory penalties, including suspension of the relevant licences, or fines, could harm people and the environment and result in loss of customers, and, consequently, may have a material adverse effect on our business, results of operations and financial condition.

In addition, our ability to transport natural gas is subject to meeting specified quality standards, as Transgaz may reject natural gas with excess quantities of water and other liquids for transportation through its pipelines. Our inability to meet the required technical parameters of natural gas that we produce could, therefore, have an adverse impact on our business, results of operations and financial condition.

Inadequate contingency plans or crisis management may have a material adverse effect on our business.

Although we have contingency plans in place, we may encounter unexpected disruptions. Inability to restore or replace critical capacity to the level necessary to meet our contractual obligations in a timely manner would prolong and exacerbate the impact of any disruption. Similarly, crisis management plans and capability are essential to deal with emergencies at every level of our operations and to respond in an appropriate manner to either an external or internal crisis. There can be no assurance that our contingency and crisis management plans will prove to be effective. Inadequacies in this regard could have a material adverse effect on our business, results of operations and financial condition.

We may not obtain reimbursement from the Romanian State for costs incurred by us for remediation of historical pollution.

Under the Privatisation Agreement, OMV Aktiengesellschaft (“OMV”) is entitled to request the Romanian Ministry of Environment to reimburse us, subject to fulfilment of certain requirements, for well decommissioning and environmental remediation costs incurred by us with decommissioning works for certain wells and remediation works for sites polluted prior to the Company’s privatisation in 2004.

On 7 March 2017, OMV, as party in the privatization agreement, initiated arbitration proceedings against the Romanian Ministry of Environment, in accordance with the International Chamber of Commerce (“ICC”) Rules, regarding certain claims unpaid by the Ministry of Environment for costs incurred by the Company with well decommissioning and environmental remediation works, amounting to approximately RON 288 mn. On 9 July 2020, the Arbitral Tribunal issued the Final Award on the arbitration, based on which almost the entire amount of approximately RON 288 mn and related interest should be reimbursed to the Company. Likewise, OMV was entitled to arbitration costs, which were paid by the Romanian State through Ministry of Environment in 2021. In December 2021 and June 2022, the amount of RON 288 mn, representing the full principal awarded, respectively RON 82 mn representing default interest were reimbursed to the Company.

On 2 October 2020, OMV, as party in the privatization agreement, initiated another arbitration proceeding against the Romanian Ministry of Environment, in accordance with the ICC Rules, regarding certain claims unpaid by the Ministry of Environment in relation to well decommissioning and environmental remediation works amounting to approximately RON 156 mn. Hearings took place in March 2022. The award is expected by end of 2022.

Furthermore, in 2022, OMV submitted to the Romanian State two other notices of dispute regarding certain notices of claims unpaid by the Romanian State in relation to certain well decommissioning and environmental remediation obligations amounting to approximately RON 231 mn. Starting with the serving of the notice of dispute, based on the Privatisation Agreement, OMV and the Romanian State have 180 days to amicably resolve this dispute. If amicable resolution fails, OMV may initiate arbitration proceedings against the Romanian State, in accordance with the ICC Rules, in Paris, France.

As at 30 June 2022, the net present value of the recorded receivable from the Romanian State for estimated cost of decommissioning and environmental obligations related to contamination that existed prior to our privatisation is of RON 1,526 mn.

Failure by the Romanian State to reimburse the costs incurred by the Company for decommissioning and environmental obligations related to the contamination that existed prior to our privatisation would have a material adverse effect on our business, results of operations and financial condition.

We face significant challenges in connection with our exploration and development activities due to the need to acquire rights of access to the surface of lands to which we hold underground exploration, development and exploitation rights.

Although we hold rights to explore, develop and exploit oil and gas located beneath the ground at various sites, such rights do not automatically confer rights of access to the surface of the land on which we seek to operate. Thus, we must negotiate with individual landowners in order to utilise our underground rights. In this regard, we have a right to oblige the landowner to enter into a contract (including lease contracts and superficies contracts) and, if we and the landowner fail to reach an agreement, the courts are empowered to issue an order fixing an amount of rent to be paid. The most significant difficulties we experience during this process are the lack of a well-developed central Land Register in Romania, the emigration of landowners, unresolved inheritance issues regarding the land and the inability of some residents to produce evidence of legal ownership. The process is successful in most cases, but we may experience delays in our exploration, development and exploitation activities and incur costs above our estimates, which could have a material adverse effect on our business, results of operations and financial condition.

We rely on the services of third parties, including a competitor and majority state-owned monopolies, the availability of which cannot always be guaranteed on commercially reasonable terms.

We rely on external contractors, partners and other third parties to carry out certain of our activities. For example, our exploration activities rely on external contractors for the performance of seismic data acquisitions necessary to comply with the requirements of our licences (which in Romania are called “petroleum agreements”), under which we are granted petroleum concessions by the Romanian government. Lack of availability or any failure in performance by any critical external contractors could have an adverse effect on our business, results of operations and financial condition.

In addition, we depend on third parties for the transportation, handling and storage of our oil and natural gas from the point of production to our refinery as well as to filling stations and customers. We depend on Conpet S.A. (“Conpet”), a majority state-owned company with a monopoly position in the market, for the transportation to our refinery of our crude oil from our production fields and from the terminal for crude oil and oil products at Constanta on the Black Sea. We also rely on another majority state-owned monopoly, Oil Terminal S.A. (“Oil Terminal”), and Constanta Port rail infrastructure for handling our import of crude oil and petroleum products. Oil Terminal is the only Romanian company which specialises in loading, unloading and storage of crude oil and oil products in Constanta harbour. Conpet and Oil Terminal tariffs are regulated by ANRM. However, there can be no assurance that Conpet or Oil Terminal will continue to provide such services or that the terms of such services will be commercially reasonable.

We transport substantially all our natural gas through the NTS (National Transmission System) in Romania, which is responsible for gathering, transporting, dispatching and delivering substantially all natural gas supplies in Romania. The NTS is operated by Transgaz S.A. (“Transgaz”), a majority state-owned company with a monopoly position in the market. There can be no assurance that Transgaz will continue to provide us with access to the NTS, or that the terms of our access to the NTS will be commercially reasonable. Any action by Transgaz to restrict our access to the NTS would likely result in a decrease in our production and sales and, consequently, could have a material adverse effect on our business, results of operations and financial condition.

All the electricity produced in our Brazi power plant is delivered in the Power Transmission Grid (PTG). The PTG is the electricity network of national and strategic interest, with nominal voltage higher than 110 kV and is operated by Transelectrica S.A. (“Transelectrica”), a majority state-owned company with a monopoly position in the market. There can be no assurance that Transelectrica will continue to provide us with access to the PTG, or that the terms of our access to the PTG will be commercially reasonable. Any action by Transelectrica to restrict our access to the PTG would likely result in a decrease in our electricity production and sales and, consequently, could have a material adverse effect on our business, results of operations and financial condition.

We also depend on Romgaz S.A. (“Romgaz”), one of our competitors in the Romanian natural gas and electricity markets, for storage of our natural gas. Romgaz operates over 90% of the storage capacity in Romania. There can be no assurance that Romgaz will continue to provide us access to their storage facilities or that the terms of our access to their storage facilities will be commercially reasonable.

Although the services that Transgaz, Transelectrica and Romgaz provide are  strictly regulated by ANRE, which, alongside the bilateral contracts we have signed with them, provide sound protection against this risk, any action by the foregoing parties to restrict our access to their transportation and storage facilities would likely result in a decrease in our production and sales and, consequently, could have a material adverse effect on our business, results of operations and financial condition.

In the E&P business segment, at 30 of June 2022, we are also party into three Production Enhancement Contracts (“PECs”) with Expert Petroleum Solution SRL for six fields in the Gorj area (“PEC Ticleni”), PetroSantander Romania SRL (“PetroSantander”) for five fields in the Arad area (“PEC Turnu”) and Expert Petroleum SRL (“Expert Petroleum”) for ten fields (out of which only nine are operational at the end of June 2022, and for the other the closing confirmation was subsequently received from ANRM) in the Timis area (“PEC Timis”). We also have a joint operating agreement with Hunt Oil and record production on Padina field. According to PECs, we are the service beneficiary, sole titleholder of the licences and the owner of the obtained production, whereas our counterparties are service providers operating the above-mentioned fields. The scope of work of PECs is the future development of the fields in order to maximize production while improving efficiency. However, there can be no assurance that our external contractors will be able to meet our requirements, and any failure to do so may have an adverse effect on our business, results of operations and financial condition.

Our revenues and results of operations are subject to climatic conditions and seasonal variations.

Consumption of natural gas, electricity and certain oil products is seasonal and is significantly affected by climatic conditions. In Romania, natural gas consumption is generally higher during the cold winter months. Electricity consumption is also generally higher during winter as a supplementary measure to produce heat and due to fewer daylight hours and the need for more artificial lighting. Certain oil products consumption is also generally higher during summer, especially for retail. Also, during very hot summer periods, the increased usage of air-cooling systems can significantly increase electricity consumption. Natural gas sales and electricity generation may also be significantly affected by climatic conditions in Romania, such as unusually hot or cold temperatures. Consequently, our income reflects the seasonal character of the demand for natural gas and electricity and may be adversely affected by significant variations in climatic conditions. Further, due to certain weather conditions (e.g. cold winters) we may be required to increase gas availability, which may affect our ongoing electricity contracts for our Brazi power plant and potentially expose us to contractual penalties, cause us to lose customers if we are unable to fulfil our contractual obligations, or result in us needing to acquire gas or electricity from the spot market at higher and potentially uneconomical prices in order to fulfil the contractual obligation. Moreover, we may need to compensate for a reduction in the availability of natural gas produced or electricity generated by economic means or by using other means, which implyhigher production or generation costs.

Accordingly, the results of operations of the G&P business segment and, to a lesser extent, the R&M business segment, as well as the comparability of results over different periods, may be affected by changes in weather conditions. Furthermore, our operations, particularly offshore production of oil and natural gas, are exposed to extreme weather that can result in material disruption to our operations and consequent loss or damage of properties and facilities, which may not be entirely covered by insurance. Accordingly, changing or adverse weather conditions may have a material adverse effect on our business, results of operations and financial condition.

Romania’s infrastructure is underdeveloped, which could disrupt normal business activity.

Compared to Western Europe, infrastructure in Romania, particularly the transportation system, is underdeveloped. Romania currently has plans to undertake various development projects to improve infrastructure in the country. Various financing plans have been proposed and attempted to further improve infrastructure development, including the use of public-private partnerships. Romania also funds infrastructure development using budgetary sources and EU non-reimbursable funds. However, there can be no guarantees that infrastructure projects will be financed, constructed or completed successfully, and that the continued poor physical infrastructure would not disrupt our normal business activity. If our business activity is disrupted due to poor infrastructure, it could have a material adverse effect on our business, results of operations and financial condition.

Increases in labour costs in Romania may reduce our profit margins.

Labour costs in Romania have historically been lower than labour costs in the more economically developed countries of North America and Europe for similarly skilled employees. However, if labour costs were to increase in Romania, and, in particular, if wages in the oil and gas sector were to experience sustained increases, this could result in a reduction in our profit margins and/or affect our ability to finance our capital expenditures and other expenditures. Unless we are able to increase the efficiency and productivity of our employees, sustained increases in labour costs could have a material adverse effect on our business, results or operations and financial condition.

Default or delay by certain of our counterparties to pay amounts due may have a material adverse effect on our results of operations and financial condition.

Credit risk is the potential exposure of us to losses in case counterparties fail to perform or pay amounts due. Credit risks arise from both commercial and financial partners. It is possible that the creditworthiness of some of our business partners is lower than in the past and/or our assessments of the creditworthiness of our counterparties become out of date rapidly. As a consequence, we may experience a higher than normal level of counterparty failure. The realisation of such counterparty risk may have a material adverse effect on our business, results of operations and financial condition.

A strike or other labour disruption may have a material adverse effect on our business.

A substantial number of our employees are represented by labour unions. Our strategy to optimize traditional bussines may include the reduction of our workforce. In the event that agreements cannot be reached with labour unions for the method in which the workforce reduction occurs, that strategic direction  may fail, could be impaired by strikes, threats of strikes or other resistance or work stoppages, which could have a material adverse effect on our business, results of operations and financial condition.

4. Regulatory, Compliance and Legal Risks

Authorities’ interventions and regulations on the markets may have a material adverse effect on our business.

The energy sector is subject to regulation and intervention by governments, in particular, in matters such as the award of exploration and production licences, restrictions on production and exports, control over the development and abandonment of fields and installations, the nationalisation or renationalisation of assets, imposition of specific drilling obligations, security of supply, environmental, health and safety protection controls, taxation, trading and supply obligations, cap on prices  / regulated prices, imbalances and other risks relating to changes in local government regimes and policies.

Changes in regulations (e.g. new methodologies for the determination of reference prices or other price interventions) or in the level of intervention of governments in the countries in which we conduct operations or distribute our products, or our failure to comply with existing regulations, could have a material adverse effect on our business, results of operations and financial condition.

By way of example, with effect from 1 July 2020, the Romanian gas market was fully liberalized, while the power market was liberalized starting January 2021. Despite this significant progress, the authorities continue to issue regulations with increased frequency, which hamper the functioning and liquidity of the energy market in the country and can affect our business result and operations.

Currently in place, Government Emergency Ordinance no. 27/2022 on the measures applicable to final customers in the electricity and natural gas market between 1 April 2022 and 31 March 2023, as well as for the amendment and completion of some normative acts in the field of energy (“Government Emergency Ordinance no. 27/2022”), was approved through Law no. 206/2022 in July 2022, with some amendments, being subsequently amended through Ordinance no. 112/2022. This legislation is in force until end of March 2023 as protection for end users against high energy prices. While these measures are temporary, given all historical precedents, there is a risk of prolongation and further changes from Romanian authorities, which will negatively impact our business, results and operational performance.

As per the above regulations, we have the obligation to supply at regulated prices the natural gas volumes needed to cover the consumption of households and district heating companies (for households). Additionally, other customers in our gas and power portfolio have to be supplied at capped final invoiced prices.

Starting July 2020 and until April 2022, the obligation to store a certain quantity of natural gas was replaced by the obligation to ensure a minimum storage quantity aiming at the gas supply security for clients and for price affordability. Therefore, it was for the suppliers to decide the minimum quantities in storage based on their internal commercial strategy and portfolio considerations. Starting April 2022, Government Emergency Ordinance no. 27/2022 also reintroduced the obligation to store gas volumes to cover 30% of end user portfolio consumption estimated for the period November 2022-March 2023, impacting both our operational and financial results. Additionally, there is a new regulation at EU level, agreed upon with EU ministers, which sets a mandatory minimum level of gas in storage facilities at least 80% by 1 November 2022. The target will be 90% for subsequent years to protect from possible supply shocks.

In December 2021, the Company was appointed Supplier of Last Resort on the gas market. This triggers an unfavorable impact on our financial results given gas origination challenges and negative margins on this sales channel, as well as operational struggles given large number of new customers in our portfolio.

Overall, the frequent and burdening regulatory changes affecting the gas and power markets, could have a significant negative financial and commercial impact on our business.

In addition, we have to comply with conditions contained in licences, such as operating permits. For example, we hold a licence for the commercial operation of power production facilities. Breach of our obligations under the licence could result in suspension or, if the breach is not remedied, withdrawal of the licence. Our failure to comply with material conditions of our licenses might lead to governmental intervention. Any violations of material conditions of such licenses may therefore have a material adverse effect on our business, results of operations and financial condition.

The legal system and legislation in Romania and other countries in which we operate continue to change and this may create an uncertain environment for investment and for business activity.

The uncertainties relating to the judicial systems in Romania and other countries in which we operate could have a negative effect on the economy and thus create an uncertain environment for investment and for business activity. For example, the court system in Romania is underfunded compared to more mature jurisdictions. As Romania is a civil law jurisdiction of French origin, judicial decisions under Romanian law generally have no precedential effect. For the same reason, courts are generally not bound by earlier court decisions taken under the same or similar circumstances, which can result in the inconsistent application of Romanian legislation to resolve the same or similar disputes. The Romanian judicial system has gone through several reforms to modernise and strengthen the independence of the judiciary system. However, these reforms do not go far enough to effectively tackle the problem of non-unified jurisprudence and effective measures to achieve the envisaged results are still ongoing. Such uncertainties, in combination with other uncertainties in jurisdictions in which we operate, are further fuelled by repeated and frequent changes in the law, including on matters having a direct impact on us that often take effect immediately, ambiguity in the law, and inconsistent interpretation and application of norms. The uncertainties in the legal and judicial systems in Romania and other countries in which we operate, as well as the additional costs of having to adapt to changing legal requirements, could have a material negative effect on our business, results of operations and financial condition.

We are exposed to changes in the taxes, tariffs and royalties imposed on our operations in the countries in which we operate.

We are subject to corporate taxes, energy taxes, petroleum revenue taxes, royalties, customs surcharges and excise duties, among other obligations, in the countries in which we operate, each of which may affect our sales and earnings.

In particular, we are exposed to changes in the royalty and tax regimes applicable to oil and gas production in Romania following the expiration in December 2014 of certain legal provisions that provided fiscal and royalty stability.

This royalty and fiscal stability was provided through, inter alia, the Petrom Privatisation Law no. 555/2004, the privatisation agreement for OMV Petrom S.A. (the “Privatisation Agreement”), while some provisions on stability of royalties and fiscal regime exist under Law no. 238/2004, as subsequently amended and supplemented (the “Petroleum Law”) and Law no. 256/2018, as subsequently amended and supplemented (the “Offshore Law”), and also the individual concession agreements in the portfolio include some stability clauses referring to royalties and/or to fiscal regime.

By way of example, an important change in E&P taxation was triggered by the Romanian Parliament approving the Government Ordinance no. 7/2013 on the introduction of  taxation on additional revenues obtained as a result of deregulation of gas prices, which includes an increase of the tax rate from 60% to 80% for the supplementary revenues from gas sales, for prices higher than 85 RON/MWh and the introduction of the tax as a permanent tax, as temporary application until 31 December 2018 was eliminated. These provisions are applicable since 1 April 2018. By virtue of the tax provisions in Law no. 256/2018 (the “Offshore Law”), the supplementary tax regulated by Government Ordinance no.7/2013 is applied only to onshore production, while for the offshore gas production the tax on supplementary offshore revenues is to be applied. The Offshore Law, as amended starting with 28 May 2022, includes the following main provisions for the tax on supplementary offshore revenues: tax rates between 15% and 60% at prices ranging from 85 to 190 RON/MWh and 70% for prices above 190 RON/MWh, whereby the prices in RON/MWh are subject to indexing for inflation from 1 January 2019 onwards.

The tax on supplementary offshore revenues is calculated based on the average gas sales price excluding transportation, storage tariffs and any other logistic costs. Investments in offshore fields, including those recorded in the books prior the Offshore Law entering into force, are deducted for the determination of the tax on supplementary offshore revenues up to a limit of 40% of the calculated offshore tax.

The tax on supplementary offshore revenues was introduced despite the contractual and tax stability principle applicable to the existing offshore fields according to provisions of individual petroleum agreements and Emergency Ordinance no. 160/1999 regarding the introduction of measures to stimulate the activities of titleholders and their subcontractors that carry out petroleum operations in offshore perimeters that include areas with water depths higher than 100 meters, that was abrogated by the Offshore Law. However, the Offshore Law includes provisions on royalty and stability of the fiscal regime for specific oil and gas exploration and production, subject to including these provisions in the individual concession agreements.

Starting with 28 May 2022, based on the amendment of the Offshore Law, the offshore tax regime is applicable also for the onshore deep fields (>3,000 m depth subsea level) and consequently for these fields the supplementary 60% - 80% gas and 0.5% oil taxation were removed.

Some of the provisions of the Offshore Law (e.g. provisions related to the free market), may be subject to clarifications from authorities and/or secondary legislation.

Based on the amendment of the Offshore Law for the quantities produced in the offshore and deep onshore fields, the state could implement some temporary restrictions in terms of price and sale under certain conditions. In addition, in order to protect Romania’s energy security, such quantities traded through bilateral contracts would be offered for sale with priority to Romanian State. In a seven days term, the State would decide on accepting or refusing those quantities. The selling price of those quantities to third parties shall not be lower than the price offered to the State. Same contracts need also to be notified for monitoring purpose to the regulatory authority (ANRE).

Additionally, following the price energy crisis, starting with November 2021 new measures were adopted both for gas and electricity markets, which involved compensation and price caps for certain clients. Starting with April 2022, new temporary provisions were enacted through Government Emergency Ordinance no. 27/2022, for a term of one year only, which inter alia include price caps and compensations for end clients, supply margin regulation, the obligation for suppliers of household clients and thermal energy producers to sell at regulated prices, reinstatement of a storage obligation and a new tax on supplementary revenues for electricity producers (80%).

Changes in tax laws and tax practices, changes in the level of production royalties we are required to pay or changes to the interpretation and implementation of existing tax laws by Romanian tax authorities could have a material adverse effect on our business, results of operations and financial condition.

Our activities are subject to antitrust and competition laws and regulations and we may be subject to antitrust proceedings or additional new regulations.

Our activities are subject to antitrust and competition laws and regulations in the countries in which we operate.

On 16 April 2020, the Bulgarian Commission for Protection of Competition decided to initiate proceedings to establish whether there has been any infringement of the competition rules in respect of the determination of the fuel prices at production and all distribution levels. Our subsidiary OMV Bulgaria OOD is subject of this investigation, among the other major retailers on the Bulgarian market. The investigation was initiated following a request from the Supreme Administrative Prosecutor’s Office and covers all market levels, from production to wholesale and retail. On 30 April 2020, the Bulgarian Petrol and Gas Association was included as party in this investigation. During 2020, two requests for information were received from authorities and the responses were submitted in due time. There were no further additional requests from authorities, but the investigation is not yet finalized. The sanctions for antitrust infringements are up to 10% of the total company’s turnover of the respective undertaking for the financial year prior to the sanctioning decision. As at the date of this Prospectus, we are not able to evaluate the outcome of the investigation and no provision was recorded in this respect.

On 19 January 2021, the Competition Council in Moldova initiated an investigation on several oil companies, including our subsidiary Petrom Moldova S.R.L., in relation to the manner of determining sale prices of main petroleum products and LPG. On 12 April 2021, Petrom Moldova S.R.L. received a statement of objections from the Competition Council regarding an alleged price fixing concerted practice. Petrom Moldova S.R..L submitted the observations to the statement of objections on 5 July 2021. The hearing of Petrom Moldova S.R.L. took place on 5 April 2022.

Antitrust and competition proceedings, if determined adversely, generally lead to significant fines, penalties or other adverse consequences. Furthermore, based on the findings of antitrust proceedings, plaintiffs could seek compensation for any alleged damages as a result of anticompetitive business practices on our part. The occurrence of such events may have a material adverse effect on our business, results of operations and financial condition.

Shortcomings or failures in our systems, risk management, internal control processes or personnel could lead to disruption of our business.

In the normal course of business, amongst others, we are subject to operational risk related to our treasury and trading activities. Controls over these activities are dependent on our ability to process, manage and monitor a large number of complex transactions across many markets and currencies. Shortcomings or failures in our systems, risk management, internal control processes or personnel could lead to disruption of our business, financial loss, regulatory intervention or damage to our reputation and may have a material adverse effect on our business, results of operations and financial condition.

We are subject to frequent inspections by fiscal authorities.

We are among the largest tax contributors in Romania. Our business is complex and our operations are subject to a series of regulatory permits, authorizations, approvals and other clearances from a large number of authorities. Consequently, we are frequently subject to inspections by various regulatory and supervisory authorities, including tax authorities.

We may be subject to further inspections by tax authorities with potentially unpredictable consequences for us (including fines, payments, impositions of additional amounts following reassessment of various expenditures and deductions and referral of certain matters, according to the regular practice of the tax authorities, to other authorities such as the prosecutor’s office), which could have a material adverse effect on our business, results of operations and financial condition.

We are party to various disputes and labour related litigation and may face further claims by employees.

Social tension, disputes on certain rights of our employees and the formalism of Romanian labour law may have a material adverse effect on our business.

We are party to labour related litigations and may face further claims by current and former employees, including based on differing interpretations of our collective labour agreement. In addition, we have outsourced a large number of employment relationships. Alleged violations of Romanian labour law in connection with outsourcing agreements could lead to claims for re-employment and/or indemnities or require us to make payments in connection with the social security scheme, should the transferred employees be made redundant within a specified time period. Any actual and future labour-related litigation and disputes may have a material adverse effect on our business, results of operations and financial condition. In addition, our employees have co-determination rights, which could impede our ability to implement restructuring measures and, therefore, have a material adverse effect on our business, results of operations and financial condition.

We are party in other various litigation, arbitration, proceedings and disputes that may negatively affect our business and financial condition.

We face a variety of litigation, arbitration, proceedings and disputes referring to a wide range of subjects, such as, but without being limited to: real estate matters, environmental matters, insolvency of contractors, fiscal matters, administrative complaints, commercial matters, labour litigations, intellectual property, debt recovery, criminal deeds and contraventional matters. It is possible that unanticipated judicial outcomes might incurr, which may sometimes even be contrary to the law or usual courts’ practice. Therefore, we face the risk of unfavourable and/or unexpected outcomes of litigations, arbitral proceedings or other forms of dispute resolution, in any types of cases and regardless of our standing in the trial (e.g. claimant/defendant). In addition, provisions set for litigations, arbitral proceedings or other forms of dispute resolution may turn out to be insufficient to cover all liabilities under such proceedings, including costs, or it might happen that we might be in impossibility of recovering due amounts as well as successfully exercising our rights, due to potential negative development and outcome of litigations/legal proceedings in which we are involved and that could have a material adverse effect on our business, results of operations and financial condition.

Moreover, based on the outcomes of single litigations, arbitral proceedings or other forms of dispute resolution, other persons might raise claims based on comparable arguments. In such case, there is a risk that even a negative outcome in a single dispute with low amounts at stake may lead to future claims against us.

We are subject to laws on public procurement.

In respect of our relevant activity of extraction of oil and natural gas, starting with 4 July 2022 we are no longer obliged to apply public procurement rules, given that Romania was granted an exemption by the European Commission. In this case, OMV Petrom has the right to award contracts for the relevant activities concerned by applying its own internal procedures and such procedures should ensure the promotion of competition between economic operators and guarantee transparency, equal treatment and non-discrimination.

We still need to comply with the requirements of public procurement laws in Romania in respect of the contracts for works related to Annex P of the Privatisation Agreement and of the contracts that were awarded before the date of 4 July 2022. For the activities that remained under the requirements of public procurement rules, compliance with public procurement laws imposes potentially lengthy and highly formalistic requirements on our operations and, in certain instances, may conflict with specific business needs, or our ability to address evolving and unforeseeable events during the performance of a contract that is subject to the requirements of such laws. This could lead to lower operational efficiency, higher than anticipated costs or delays in the execution of specific projects. Any of the foregoing could have an material adverse effect on our business, results of operations and financial condition.

Employee or business partners’ misconduct, theft or other incidents of unethical or corrupt conduct could be damaging to our reputation and shareholder value.

Our reputation is critical to our ability to maintain our licences to operate and secure new resources. Our code of conduct defines our commitment to integrity, compliance with all applicable legal requirements, ethical standards and the behaviours and actions we expect from our business partners  and employees. Nevertheless, we face the risk of employee misconduct, including unethical conduct or corrupt actions or non-compliance with applicable laws and regulations or our code of conduct, which could be damaging to our reputation and shareholder value.

Although these actions are subject to criminal penalties, they could result in damage to our reputation, negative publicity or other negative consequences. Furthermore, misconduct by our business partners, over whom we have no control, could also damage our reputation.

Multiple events of non-compliance with codes of conduct, anti-corruption laws or other applicable laws could call into question the integrity of our operations and may have a material adverse effect on our business, results of operations and financial condition or may cause existing customers to terminate their relationship with us or prevent us from generating new business.

II. Risks relating to the Offering and the Offer Securities

1. Risks related to the nature of the securities

Fluctuations of the market price or liquidity of Company shares and GDRs in general may impact the performance of an investment in the Offer Securities.

The trading price of the shares issued by listed companies may be extremely volatile. The shares admitted to trading on the market managed by the Bucharest Stock Exchange and the GDRs traded on the London Stock Exchange have a limited liquidity and hence their market price is volatile. The trading price of the Securities may be subject to wide fluctuations in response to many factors, whether internal, generated by our activity or strategy, as well as our results, or external, including the evolution of the prices for securities on other European and global markets, changes in the legal framework applicable to us, changes in the evolution of the energy sector in Romania, political or economic changes and other factors external to our activity. Thus, the market price for the Shares and of GDRs may not reflect our real market value, and the external factors mentioned above could have an adverse impact on the trading price of the Securities, which may trigger losses for investors, regardless of our activity.

Starting September 2021, the Company shares were included in the indices of the global supplier FTSE Russell (FTSE Global All-World, FTSE Global All-Cap, FTSE Global Total-Cap and FTSE Global Mid Cap). Failure to meet FTSE criteria at the subsequent assessments could lead to the exclusion of the shares from FTSE indices and/or to a decrease in share prices as a result of FTSE indices rebalancing, which could trigger disinvestments (total or partial) of investment funds from our shares.

The Offer Securities may not become, or remain, listed.

We intend to take all necessary steps to ensure that the New Shares are admitted to trading on the Regulated Spot Market administered by the Bucharest Stock Exchange as soon as possible after the closing of the Offering and that the Offer GDRs are admitted to listing on the Official List and to trading on the Main Market of the London Stock Exchange. There can be no assurance that, should such admission conditions change, all such listing and/or trading conditions will be met, in which case the Shares may not be admitted to trading on the Regulated Spot Market administered by the Bucharest Stock Exchange or the Offer GDRs may not be admitted to listing on the Official List or to trading on Main Market of the London Stock Exchange. Moreover, in the future, the Company may, subject to the provisions of the Deposit Agreement, choose to delist the GDRs from the Official List and withdraw the GDRs from trading on the Main Market of the London Stock Exchange, in which case there will no longer be a liquid market for the GDRs to be traded on.

Shareholders are exposed to the risk of our failure to make dividend payments, and foreign shareholders and holders of the GDRs may be subject, in any event, to limitations or delays in repatriating their earnings from distributions made on the underlying Shares.

The payment of dividends, if any, to the Company’ shareholders and GDR holders will depend on (in addition to applicable regulatory requirements), among other things, our future profits, financial position and capital requirements, the sufficiency of our distributable reserves, credit terms, general economic conditions and other factors that the management and/or shareholders deem to be important from time to time. The price of  Securities may be adversely affected if our shareholders decide against declaring dividends in the future.

We anticipate that any dividends that we may pay in the future in respect of the Shares held by the shareholders, including the GDR Depositary or its nominee on behalf of GDR holders, will be declared and paid in RON and, in the case of GDRs, will be paid to the GDR Depositary and will be converted into US dollars by the GDR Depositary and distributed to holders of the GDRs, net of all fees, taxes, duties, charges, cost and expenses which may become or have become payable under the Deposit Agreement or under applicable law in respect of such GDRs. Accordingly, the value of dividends received by foreign shareholders would be subject to fluctuations in the exchange rate between the RON and the US dollar, which could have an adverse effect on the price of the Shares/ GDRs.

Furthermore, even though current Romanian legislation permits distributions in RON to be converted into US dollars by the GDR Depositary without restriction, the ability to convert RON into US dollars is subject to the availability of US dollars in Romanian currency markets. Whilst there is an existing, albeit limited, market within Romania for the conversion of RON into US dollars, including the interbank currency exchange and over-the-counter and currency futures markets, further development of this market is uncertain. The NBR could also impose certain restrictions and requirements with respect to foreign currency operations carried out in Romania.

Exchange rate variations may have an adverse impact on the value of Offer Shares.

The price of the Offer Shares and any potential dividends that we would distribute to the shareholders are denominated in RON. Investments by investors using as reference currency another currency than RON could expose such investors to foreign currency exchange rate fluctuation risk. Any depreciation of the RON in relation to such foreign currency will reduce the value of the investment in the Offer Shares or of the dividends payable by us for those investors.

The Offer Securities may not be a suitable investment for all investors.

Eligible Shareholders and Eligible GDR Holders who will subscribe the Offer Securities must determine the suitability of that investment considering its particular circumstances. Each Eligible Shareholder and Eligible GDR Holder should:

•	have sufficient knowledge, understanding and experience to make a meaningful evaluation of the benefits and risks of investing in the Offer Securities;

•
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its own financial situation, an investment in the Offer Securities and the impact such investment will have on its investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Offer Securities;

•	understand thoroughly the terms of the Offer Securities and be familiar with the behavior of any relevant indices and financial markets; and

•
be able to evaluate (either alone or with the help of a financial consultant) possible scenarios for the factors and circumstances that may affect its investment and its ability to bear the relevant risks.

Eligible Shareholders and Eligible GDR Holders should not invest in the Offer Securities unless having the expertise (either alone or with the help of a financial consultant) to evaluate how the Offer Securities will perform under changing conditions, the resulting effects on the value of such Offer Securities and the impact this investment will have on the potential investor’s overall investment portfolio. The investment activities are subject to applicable investment laws and regulations and/or review or regulation by certain authorities and each potential subscriber should consult its legal advisers or the appropriate regulators.

Trading on the Bucharest Stock Exchange and/or on the London Stock Exchange may be suspended.

The Romanian FSA is authorized to suspend securities from trading or to request the Bucharest Stock Exchange to suspend the trading of securities of a company listed on the Bucharest Stock Exchange if such continuation of trading would negatively affect investors’ interests, based on the measures taken against market manipulation and transactions carried out based on inside information. The Bucharest Stock Exchange must suspend trading in securities that do not meet the requirements of the regulated market, unless such action could materially adversely affect the investors’ interests or the proper functioning of the market. If the Bucharest Stock Exchange does not take such action, the Romanian FSA may request the suspension of trading in securities if this serves the proper functioning of the market and does not affect the investors’ interests. Also, the Bucharest Stock Exchange is entitled to suspend securities from trading in other circumstances, in accordance with its own regulations. Any suspension could affect the securities’ trading price and would impair their transfer.

If the trading of the Shares is suspended, this could also affect the trading of the GDRs. According to Romanian legislation governing GDRs, after the trading of the Shares is suspended, the Romanian FSA will notify the suspension, the causes and the duration of the suspension to the supervisory authority of the regulated market where the GDRs are traded. If the duration of the suspension is not known, the Romanian FSA will notify the relevant supervisory authority when the suspension has been lifted. The operator of the regulated market where the suspended Shares are traded must make a similar notification to the operator of the regulated market where the GDRs are traded.

2. Other related risks

Our major shareholders will continue to have significant influence over us after the Offering, and their interests may not be aligned with those of other shareholders.

After the Offering, OMV, the parent company of the OMV Group, may continue to own the majority of our share capital (assuming that it will subscribe in the Offering). As a result, OMV will continue to  exercise a high degree of control and influence over matters requiring shareholder approval, including the election of corporate bodies, payment of dividends, annual budgets and significant corporate transactions and the interests of OMV could conflict with the interests of other shareholders.

In addition, the Romanian State, through the Romanian Ministry of Energy, currently owns 20.6389% of our Shares. As a result, the Government could, in certain circumstances, exercise influence over certain matters requiring shareholder approval, including share capital increases or decreases, mergers or demergers. Failure to adopt certain decisions could lead to significant costs or may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination. Past experience indicates the possibility of significant interference by the Government in the management of companies in which it holds shares.

Holders of Shares may not be able to deposit the Shares in the GDR facility in order to receive GDRs, and changes in Romanian regulatory policy with respect to the placement and circulation of the Shares outside Romania in the form of GDRs or otherwise may negatively affect the market for the Shares and/or GDRs.

Whenever the GDR Depositary believes that the Shares deposited with it against issuance of GDRs represent (or, upon accepting any additional shares for deposit, would represent) a percentage exceeding any limit established by any applicable law, directive, regulation or permit, or trigger any condition for the making of any filing, application, notification or registration or for obtaining any approval, licensee or permit under any applicable law, directive or regulation, or for taking any other action, the GDR Depositary may: (i) close its books to deposits of additional Shares to prevent such thresholds or limits being exceeded or conditions being satisfied or (ii) take such steps as are, in its opinion, necessary or desirable to remedy the consequences of such thresholds or limits being exceeded or conditions being satisfied and to comply with any such law, directive or regulation, including, without limitation, causing pro rata cancellation of GDRs and withdrawal of the Shares from the GDR facility to the extent necessary or desirable to so comply.

Romanian securities regulations in force at the moment when the Deposit Agreement was entered into between the Company and the GDR Depositary provided that no more than two-thirds of the number of shares that are subject to the public offering of a Romanian company may be circulated in the form of GDRs, but, in any event, the number of shares circulated in the form of GDRs must not exceed one-third of the total number of shares issued by the company. The Romanian FSA may grant exemptions from this rule where necessary to ensure that the minimum necessary conditions are met for the admission to trading on a Romanian regulated market. As of the date of this Prospectus, the relevant Romanian securities regulations were amended and the two-thirds threshold was lowered to one-tenth of the number of shares that are subject to the public offering of a Romanian company which may be circulated in the form of GDRs.There can be no assurance that we will be able to obtain approval for a deposit of a greater number of the Shares with the GDR Depositary under the GDR facility than we currently have approval for, and any remaining capacity may be used by our other existing shareholders. As a result, once these thresholds have been reached, it may not be possible to deposit the Shares with the GDR Depositary under the GDR facility to receive GDRs and, under certain circumstances, an investor may be required to withdraw Shares from the GDR facility, which may, in either case, affect the liquidity and the value of the Shares and/or GDRs.

In addition, statutory and Romanian FSA regulations relating to the GDRs are not entirely clear in a number of aspects, including the extent to which existing permissions are grandfathered following changes in regulations and the applicability of domestic offering requirements and limits on the percentage of shares that can be sold in the form of GDRs pursuant to follow-on offerings. Any adverse interpretation and/or application of these regulations may further limit the ability to deposit the Shares into the GDR facility.

The aforementioned restrictions have been recently enacted and may be subject to changes at any time in the future by the Romanian regulatory authorities, and there can be no assurance that changes by the authorities will not adversely affect the legality and/or size of the GDR facility, which could adversely affect the price of the Shares and/or GDRs.

Preference rights of shareholders may not be available in the case of shareholders from certain jurisdictions.

The Company’ shareholders and holders of GDRs have, in the case of a share capital increase, preference rights for any new securities that we propose to issue. Nonetheless, holders of Securities located in certain jurisdictions cannot exercise such preference rights unless the applicable securities law requirements in such jurisdictions would be adhered to or exemptions from such requirements would be available. As we are unlikely to adhere to such requirements and as exemptions are likely not to be available, we cannot exclude that the holders of Securities located in such jurisdictions may not be able to exercise their preference rights and hence may not be able to subscribe new securities under the share capital increases that may be implemented by us, including under the Share Capital Increase and, as a result, the shareholdings of such shareholders in our share capital could be diluted.

Voting rights with respect to GDRs’ underlying shares are subject to procedural steps and practical limitations imposed by the terms of the Deposit Agreement and the relevant requirements of Romanian law.

The GDR holders have no direct voting rights with respect to the Shares represented by the GDRs. However, they may exercise their voting rights with respect to the Shares represented by the GDRs only in accordance with the provisions of the terms and conditions of the GDRs and the relevant requirements of Romanian law. There are, therefore, practical limitations upon the ability of the GDRs’ holders to exercise their voting rights due to the additional procedural steps involved in communicating with them.

Thus, in order to exercise their voting rights, the GDR holders must instruct the GDR Depositary how to vote with respect to the shares represented by the GDRs they hold. Because of this additional procedural step involving the GDR Depositary, the process for exercising voting rights may take longer for GDRs’ holders than for holders of the Shares, and we cannot assure the GDRs’ holders that they will receive voting materials in time to enable them to return voting instructions to the GDR Depositary in a timely manner. The GDR Depositary will not vote on GDRs if it does not receive complete, legible and clear voting instructions within the time period established by it.

Furthermore, whilst Romanian securities regulations expressly permit the GDR Depositary to split the votes with respect to the shares underlying the GDRs in accordance with instructions from GDR holders, there is no court or regulatory guidance on the application of such regulations. The GDRs’ holders may therefore have significant difficulty in exercising voting rights with respect to the shares underlying the GDRs. There can be no assurance that holders and beneficial holders of GDRs will (i) receive notice of shareholders’ meetings to enable the timely return of voting instructions to the GDR Depositary, (ii) receive notice to enable the timely conversion of GDRs or (iii) shall have the right to oppose or the minority shareholders’ rights with respect to an event or action in which the holder or beneficial owner has voted against, abstained from voting or not given voting instructions. The GDR Depositary is only required to execute the voting instructions of the holders of GDRs insofar as practicable and as permitted under applicable law. In practice, holders of GDRs may not be able to instruct the GDR Depositary to: (i) vote on the shares represented by their GDRs on a cumulative basis, (ii) introduce proposals for the agenda of shareholders’ meetings or request that a shareholders’ meeting be called or (iii) nominate candidates for the board of directors or for other positions of our governance bodies. If holders of GDRs wish to take such actions, they should request in a timely manner that their GDRs be cancelled and instead take delivery of the Shares and thus become the holders of the Shares in our share register.

The Eligible Shareholders are subject to Romanian tax legislation related to the trading of the Shares and distributions made by us in connection with them.

The Eligible Shareholders and Eligible GDR Holders who will subscribe the Offer Securities may be required to pay taxes or charges related to the trading of the Offer Securities in accordance with the laws of Romania and other relevant jurisdictions. Eligible Shareholders and Eligible GDR Holders should consult their advisors regarding the tax consequences of the acquisition, holding and trading of the Offer Securities and not rely solely upon the taxation considerations set out in this Prospectus, as other conditions may apply to their particular situation.

Certain relationships with stakeholders could result in conflicts of interest.

We have various business relationships with numerous counterparts, all of them pursuing their own interests, which, as a rule, deviate from each other and may be incompatible with the Company’s interests. Potential conflicts of interest may further result from functions which the Company’s Supervisory Board members hold in OMV Group companies, when it comes to related parties transactions, for which the Company has put in place proper safeguards and rules.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This document comprises a simplified prospectus relating to the Company and the Offering for the purposes of the Prospectus Regulation.

The present Prospectus is addressed exclusively to the Eligible Shareholders and Eligible GDR Holders for the exercise of their Preference Rights by subscribing Offer Securities during the Subscription Period.

The Offering does not constitute an offer to sell, or solicitation of an offer to buy, securities in any jurisdiction in which such offer or solicitation would be unlawful. The Offer Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered or sold within the United States, except in reliance on the exemption from registration provided by Rule 801 under the Securities Act or outside the United States in offshore transactions in reliance on Regulation S. For a discussion of these and certain further restrictions on offers, sales and transfers of the Offer Securities and the distribution of this Prospectus, see “Terms and Conditions of the Global Depositary Receipts” and “Selling and Transfer Restrictions”.

The Offering may be extended at any time without cause, subject to publication of a supplement to this Prospectus in accordance with applicable law. The Offer GDRs will be issued in master global form. The Offer GDRs will be offered and sold outside the United States (the “Regulation S GDRs”) and will be evidenced by a Master Regulation S Global Depositary Receipt (the “Master GDR”) registered in the name of Citivic Nominees Limited, as nominee for Citibank Europe plc, as common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). No Rule 144A GDRs will be issued or offered in the Offering. Except as described herein, beneficial interests in the Master GDR will be shown on, and transfers thereof will be effected only through, Euroclear and Clearstream, Luxembourg with respect to the Regulation S GDRs. The GDR Depositary will deliver the Offer GDRs to the subscribing Eligible GDR Holders as soon as practicable after it is notified that the underlying Offer Shares have been deposited with the Custodian.

The Company accepts responsibility for the information contained in this Prospectus. To the best of the Company’s knowledge (having taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

No person is authorised to give any information or to make any representation in connection with the Offering or subscription of the Offer Securities other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorised by the Company or BRD - Groupe Société Générale S.A. (the “Manager”) or their respective affiliates. If anyone provides any Eligible Shareholder and / or Eligible GDR Holder with different or inconsistent information, such Eligible Shareholder and / or Eligible GDR Holder should not rely on it.

This Prospectus is being prepared by the Company for the purpose of enabling the Eligible Shareholders and Eligible GDR Holders to consider the possibility of subscribing for the Offer Securities. This Prospectus is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Company, the GDR Depositary or the Manager that any recipient of this Prospectus should subscribe for the Offer Securities. No representation or warranty, express or implied, is made by the Manager, the GDR Depositary or any of their respective affiliates or advisers as to the accuracy or completeness of any information contained in this Prospectus, and nothing contained in this Prospectus is, or shall be relied upon as, a promise or representation by the Manager or the GDR Depositary as to the past or the future. Any reproduction or distribution of this Prospectus, in whole or in part, any disclosure of its contents, except to the extent that such contents are otherwise publicly available, and any use of any information herein for any purpose other than considering an investment in the Offer Securities, is prohibited. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the Company’s affairs since the date hereof, or that the information contained herein is correct at any time subsequent to such date. Each potential subscriber of Offer Securities, by accepting delivery of this Prospectus, agrees to the foregoing.

Each potential subscriber of the Offer Securities should determine for itself the relevance of the information contained in this Prospectus, and its subscription for the Offer Securities should be based upon such independent investigation, as it deems necessary, including the assessment of risks involved and its own determination of the suitability of any such investment, with particular reference to its own investment objectives and experience and any other factors that may be relevant to such investor in connection with the subscription for the Offer Securities.

Without prejudice to any obligation of the Company to publish a supplement to the Prospectus, neither the delivery of this Prospectus nor any purchase made in connection therewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since, or that information contained herein is correct as at any time subsequent to, the date of this Prospectus. Each Eligible Shareholders and Eligible GDR Holders, by accepting delivery of this Prospectus, agrees to the foregoing.

Without prejudice to any obligation of the Company (in relation to which the Manager undertakes no responsibility whatsoever) to publish current and periodical reports pursuant to the Issuers and Market Operations Law, Romanian FSA Regulation 5/2018 and Regulation (EU) No. 596/2014 of the European Parlament and of the Council on market abuse and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, as well as any other applicable laws or regulations, neither the delivery of this Prospectus nor any subscription made in connection therewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since, or that information contained herein is correct as at any time subsequent to, the date of this Prospectus.

Eligible Shareholders and Eligible GDR Holders should not consider any information in this Prospectus to be investment, legal or tax advice. Eligible Shareholders and Eligible GDR Holders should consult their own legal counsel, financial adviser, accountant and other advisers for legal, tax, business, financial and related advice regarding subscribing for the Offer Securities. None of the Company, the GDR Depositary or the Manager makes any representation to any subscriber for the Offer Securities regarding the legality of an investment in the Offer Securities by such subscriber under appropriate investment or similar laws.

The market price of the Offer Securities as well as the income and their returns, if any, from them can fluctuate.

Except as expressly set forth herein, information on the Company’s website, any website mentioned in this Prospectus or any website directly or indirectly linked to the Company’s website is not incorporated by reference into this Prospectus and any decision to subscribe for the Offer Securities should not be made in reliance on such information.

The distribution of this Prospectus, the Offering and the subscription of the Offer Securities may be restricted by law in certain jurisdictions. Any Eligible Shareholder and Eligible GDR Holder who decides to subscribe the Offer Securities is required to know and comply with the restrictions and limitations ancillary to an investment in the Offer Securities referred to in this Prospectus. By subscribing Offer Securities, the Eligible Shareholders and Eligible GDR Holders assume any liability arising in the event that such subscription or purchase is deemed unlawful under their country of residence. No action has been taken by the Company, the GDR Depositary or the Manager that would permit, otherwise than in Romania pursuant to the Offering, an offer of the Offer Securities, or possession or distribution of this Prospectus or any other offering material or application form relating to the Offer Securities in any jurisdiction where action for that purpose is required. This Prospectus may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorised or is unlawful. Further information with regard to restrictions on offers and sales of the Offer Securities is set forth below and under “Subscription and Sale”, “Terms and Conditions of the Global Depositary Receipts” and “Selling and Transfer Restrictions”. None of the Company or the Manager is making an offer to sell the Offer Securities or a solicitation of an offer to buy any of the Offer Securities to any person in any jurisdiction except where such an offer or solicitation is permitted.

The Manager is acting exclusively for the Company and no one else in connection with the Offering, and will not be responsible to any other person for providing the protection afforded to its clients or for providing advice in relation to the Offering. The Manager accepts no responsibility whatsoever for the contents of this Prospectus or for any other statement made or purported to be made by it or on its behalf in connection with the Company or the Offer Securities. The Manager accordingly disclaims, to the fullest extent permitted by applicable law, all and any liability whether arising in tort or contract or otherwise (save as referred to above) which it might otherwise have in respect of this Prospectus or any such statement.

This Prospectus will be available on the website of the Bucharest Stock Exchange at www.bvb.ro,  on the website of the Company at www.omvpetrom.com, and on the website of the Manager at www.brd.ro. and hard copies thereof will be provided free of charge upon request during normal business hours at the headquarters of the Company located at Str. Coralilor nr. 22, (“Petrom City”), Bucharest, 013329, Romania and at the Manager’s headquarter at 1-7 Ion Mihalache Blvd., 1st District, Bucharest, Romania, as well as at the Manager’s branches network, as mentioned at https://www.brd.ro/en/agencies-and-atms. The information set forth in this Prospectus is only accurate as of the date on the first page of this Prospectus. The Company’s business and financial condition may have changed since that date.

The Articles of Association are available on the Company’s website at https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522147589529/article-of-association-en.pdf.

NOTICE TO INVESTORS IN THE UNITED STATES

The Offer Securities have not been and will not be registered under the Securities Act or any state securities laws, and such Offer Security may not be offered for subscription within the United States or to, or for the account or benefit of, persons in the US unless an exemption from the registration requirements of the Securities Act is available. Accordingly, the Company is not extending the Offering into the United States unless an exemption from registration is available.

The Company expects to rely on the exemption from registration provided by Rule 801 under the Securities Act for offers and sales of the Offer Securities in the United States. The Offer Securities are being offered and for subscription outside the United States in offshore transactions in reliance on Regulation S. The Offer Securities are not transferable except in accordance with the restrictions described herein. See “Selling and Transfer Restrictions”.

Each Eligible Shareholder and Eligible GDR Holder who subscribes Offer Securities as part of the Offering will be deemed to represent and warrant that it can lawfully acquire the Offer Securities and that it and the person, if any, for whose account or benefit it is acquiring such Offer Securities is aware that the Offer Securities have not been and will not be registered under the Securities Act and are being distributed and offered in transactions that are exempt from, or not subject to, the registration requirements under the Securities Act. Further, Eligible Shareholders and Eligible GDR Holders subscribing for Offer Securities shall be deemed to acknowledge and agree that the Company and their respective affiliates and others may rely upon the truth and accuracy of the foregoing representation and warranty.

Each Eligible Shareholder/ Eligible GDR Holder who subscribes Offer Securities as part of the Offering represents, warrants, acknowledges, agrees and undertakes (or if they are a broker dealer, their customer confirms that it represents, warrants, acknowledges, agrees and undertakes) that it is not acting on the Company’s behalf and that:

(a)
With regards to the Offer GDRs and the Offer Shares they represent, it is not purchasing the Offer Securities as a result of any directed selling efforts (as such term is defined in Rule 902 of Regulation S under the Securities Act) by the Company, a distributor, any of their respective affiliates or any person acting on behalf of the foregoing.

(b)
It will rely on its own examination of the Company and will make its own assessment concerning the relevant tax, legal and other economic considerations relevant to a subscription in the Offer GDRs and any investment in the Offer Shares they represent.

(c)	It will deliver to each person to whom it transfers Offer GDRs or Offer Shares they represent notice of the applicable restrictions on transfer of such Offer Securities.

(d)
It is entitled to purchase the Offer Securities under the laws of all relevant jurisdictions that apply to it and it has fully observed such laws, obtained all governmental and other consents, authorities or other necessary formalities that may be required to enable it to enter into the transactions contemplated hereby (including the power to make the representations, warranties, acknowledgements, agreements and undertakings on behalf of any account on behalf of which it is acquiring the Offer Securities as a fiduciary or agent) and to perform its obligations in relation thereto and it confirms that the provisions of this letter constitute its legal, valid and binding obligations.

(e)
In making any decision to subscribe for the Offer Securities, it has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the subscription of the Offer Securities and will rely on its own examination of and the due diligence it conducts on the Company, the Offer GDRs, the Offer Shares they represent and the terms of the Offering, including the merits and risks involved.

(f)
It has such knowledge and experience in financial, business and investment matters as is required for, and that is capable of, evaluating the merits and risks of purchasing the Offer Securities, is experienced in investing in transactions of this nature and is familiar with investing in Romania, and is aware that no U.S. federal or state or non-U.S. agency has made any finding or determination as to the fairness for investment or any recommendation or endorsement of any such investment and that it may be required to bear, and is able to bear, the economic risk of, and is able to sustain a complete loss in connection with, any investments in the Offer GDRs or the Offer Shares they represent. It acknowledges that it has had access to such information concerning the Company as it has deemed necessary to make an informed decision to acquire the Offer Securities.

(g)
It acknowledges that the enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is organized under and governed by the laws of Romania and that the assets of the Company are located outside the United States.

(h)
It understands and acknowledges that the GDR Depositary is assisting the Company in respect of the Offering and that the GDR Depositary is acting solely for the Company and no one else in connection with the Offering and, in particular, is not providing any service to it, making any recommendations to it, advising it regarding the suitability of any transactions it may enter into to subscribe for or purchase any Offer Securities nor providing advice to the investor in relation to the Company, the Offering or the Offer Securities. Further, it waives any and all claims, actions, liabilities, damages or demands it may have against the GDR Depositary from its engagement with the Company

(i)
It understands and acknowledges that by subscribing for Offer GDRs it will be deemed to have confirmed that it has received a copy of the Prospectus, including the documents and information incorporated by reference therein, had access to, and read, all the information, including publicly available information concerning the Company, that it believes is necessary or appropriate and sufficient in connection with its investment decision regarding the Offer GDRs and Offer Securities and to have made its own investment decision to acquire the Offer GDRs and the Offer Securities they represent in the Offering on the basis of its own independent investigation, analysis and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of the Company, and the terms and conditions of the Offering, the Offer GDRs and the Offer Securities and not on the basis of any view expressed or information provided by or on behalf of the Company or the GDR Depositary, any of their respective affiliates or any person acting on its or their respective behalf.

(j)
It understands that the Prospectus has been prepared in accordance with Romanian format and style, which differs from U S format and style. In particular, but without limitation, the financial information contained in the Prospectus relating to the Offering has been prepared in accordance with IFRS as adopted by the EU, and thus may not be comparable to Financial statements of U.S. companies prepared in accordance with U.S. generally accepted accounting principles. It understands the Company has made no representation, express or implied, with respect to the accuracy or adequacy of the financial information contained in the Prospectus and it will not look to the Company or the Manager for all or part of any loss or losses it may suffer in connection therewith.

(k)
It understands and acknowledges that by subscribing for Offer Securities, it will be deemed to have confirmed that it is relying solely on the Prospectus in making any investment decision with respect to the Offer GDRs and the Offer Shares they represent and that none of the Manager, its affiliates, nor persons acting on its or their behalf have made any representation, express or implied, with respect to the Company, the Offering, the Offer GDRs or the Offer Shares they represent, or the accuracy, completeness or adequacy of such financial and other information concerning the Company, the Offering, the Offer GDRs and the Offer Shares they represent.

(l)
It consents to the Company making a notation on its records or giving instructions to Romanian Central Depositary and any transfer agent of the Offer Shares to implement the restrictions of transfer described herein and that any offer, resale, pledge or other transfer made other than in compliance with the restrictions on transfer set out herein shall not be recognized by the Company in respect of such Offer Shares.

(m)
It acknowledges that the representations, warranties, certifications and agreements are made with the intent that they may be relied upon by the Company and the GDR Depositary in determining its eligibility or (if applicable) the eligibility of others on whose behalf it may contract to purchase the Offer GDRs and it irrevocably authorizes the Company and the Manager to produce such representations in connection with, or as may be required by, any applicable law or regulation, administrative or administrative or legal proceeding, dispute or official inquiry with respect to the matters set forth herein. The Eligible GDR Holder further agrees that by accepting the Offer GDRs it shall be representing, warranting and certifying that the foregoing representations, warranties and certifications are true as at the closing time of the Offering with the same force and effect as if they had been made at the closing time of the Offering and that they shall survive the purchase by it of the Offer GDRs and shall continue in full force and effect notwithstanding any subsequent disposition of the Offer GDRs.

Each Eligible GDR Holder who subscribes Offer GDRs as part of the Offering represents, warrants, acknowledges, agrees and undertakes that it is eligible to purchase the Offer GDRs offered in the Offering because it is an Eligible GDR Holder on the grounds that:

(a)	it was (or, if it is a broker-dealer, its customer was) a beneficial owner of the GDRs as of the GDR Record Date; and

(b)
it is (or, if the undersigned is a broker-dealer, its customer is) a person not located in the United States who is exercising GDR rights in an “offshore transaction” as defined in Regulation S under the Securities Act:

For each Eligible Shareholder with US citizenship and/or US residence, each Participant will ensure that, alongside the subscription order/ instruction, the Eligible Shareholder with US citizenship and/or US residence will also sign an eligibility statement, in the form provided by the Manager to BSE through the BSE system – FTP (file transfer protocol). For the avoidance of any doubt, the Participant through which the subscription is made will be solely responsible to communicate to the Eligible Shareholder with US citizenship and/or US residence the requirement to sign the above-mentioned document, any potential forthcoming damages, that may arise as a result of inappropriate communication to the Eligible Shareholder with US citizenship and/or US residence in relation to this document, will be the sole responsibility of the respective Participant and Eligible Shareholder. Following the receipt of the eligibility statement signed by the relevant Eligible Shareholder with US citizenship and/or US residence, each Participant should send such signed eligibility statement to the Manager via email at trading@brd.ro before registering the respective subscription in the system of the Romanian Central Depositary.

Neither the SEC nor any state securities commission nor any non-U.S. securities authority has approved or disapproved the Offer Securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This Offering is made for Securities offered by OMV Petrom S.A., a Romanian company. The Offering is subject to the disclosure requirements of Romania that are different from those of the United States. Financial statements incorporated by reference in the document have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in Romania, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue OMV Petrom S.A. or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel OMV Petrom S.A. and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO INVESTORS IN EEA

Any person making or intending to make any offer within the EEA of the Offer Securities should only do so in circumstances in which no obligation arises for the Company, the Manager or any other person to produce a prospectus for such offer. The Company and the Manager have not authorised, nor do they authorise, the making of any offer of the Offer Securities through any financial intermediary, other than offers made by the Manager, which constitute the final placement of the Offer Securities contemplated in this Prospectus.

For the purposes of this notice to investors, the expression an “offer of the Offer Securities” in relation to the Offer Shares and/or the Offer GDRs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offer Securities to be offered so as to enable an investor to decide to subscribe for the Offer Securities.

NOTICE TO INVESTORS IN UK

No public offer of Offer Securities in the Offering may be made to the public in the United Kingdom, except that the Offer Securities may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Manager for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the Offer Securities shall require the Company or the Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Offer Securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Offer Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Offer Securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The issue and distribution of this Prospectus is restricted by law. No part of this Prospectus should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the Company. The Offer Securities are not being offered or sold to any person in the United Kingdom, except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

In the case of any Offer Securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the Offer Securities acquired by it in the Offering has not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Offer Securities to the public, other than in circumstances in which the prior consent of the Manager has been obtained to each such proposed offer or resale. The Company, the Manager and their respective affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgements and agreements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus are not historical facts and are “forward-looking” within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Prospectus includes forward-looking statements, which include, without limitation, any statements preceded by, followed by or that include the words “may”, “will”, “would”, “should”, “could”, “expect”, “intend”, “estimate”, “forecast”, “anticipate”, “project”, “believe”, “seek”, “plan”, “predict”, “continue”, “commit”, “target”, “undertaking” and similar expressions or their negatives.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond the Company’s control that could cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements reflect the Company’s current knowledge and its expectations and projections about future events and are based on numerous assumptions regarding the Company’s present and future business strategies and the environment in which the Company will operate in the future. Among the important factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed in such forward-looking statements are those in “Summary”, “Risk Factors”, “Business” and elsewhere in this Prospectus.

These factors include, but are not limited to: (i) the prices of and/or the demand for crude oil, natural gas, petroleum products, electricity and CO2 certificates; (ii) failure to discover, develop and/or acquire additional oil and gas reserves and redevelop our current reservoirs to maintain our current reserve and contain production decline in traditional E&P business (excluding Neptun Deep); (iii) capital expenditures needed in order to contain our production decline and improve overall efficiency; (iv) development of the Neptun Deep project is dependent on various economic, regulatory, fiscal and market factors; (v) inability to control costs associated with our investments in joint ventures; (vi) inability to obtain the services of third parties on which we rely on commercially reasonable terms; (vii) failure to obtain extensions of various phases of our licences for both onshore and offshore blocks; (viii) failure to acquire rights of access to the surface of land to which we hold underground exploration, development and exploitation rights; (ix) unfavourable climatic conditions and seasonal variations; (x) exposure to several ESG risks, including risks relating to climate change and to energy transition; (xi) competition from other energy companies in all areas of our operations; (xii) a decline in our refining margins; (xiii) failure to meet product quality standards; (xiv) possibility of operational incidents; (xv) authorities’ market interventions and changes in regulation; (xvi) changes in the taxes, tariffs and royalties imposed on our operations; (xvii) failure to execute management’s business strategy; (xviii) political, legal and economic uncertainty in Romania and other developing markets; (xix) the entrance of new competitors in South-Eastern European markets; (xx) the recent military conflict between Ukraine and Russia.

The above list of important factors is not exhaustive. When reviewing forward-looking statements, investors should carefully consider the foregoing factors and other uncertainties and events, especially in light of the political, economic, social and legal environment in which the Company operates. Forward-looking statements contained in this Prospectus speak only as at the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of such statements are based unless required to do so by any applicable regulatory regime.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

The Company is incorporated under the laws of Romania. Certain members of the Company’s Executive Board, Supervisory Board and senior management are residents of Romania and certain entities referred to herein are organised under the laws of Romania. All or a substantial portion of the assets of such persons and entities are located in Romania. As a result, it may not be possible for investors to:

•	effect service of process within the United States or countries other than Romania upon any of the Company’s directors and senior managers named in this Prospectus; or

•
enforce, in the United States or countries other than Romania, court judgments obtained in courts of the United States or such other countries against the Company or any of its directors and senior managers named in this Prospectus in any action.

In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon U.S. securities laws.

Furthermore, the United States and Romania currently do not have bilateral or other treaties between them providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. A final and conclusive judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be recognised or enforceable in Romania.

A judgment of a court of law of a non-EU member state made in personam for a certain sum, which is not impeachable as void or voidable under the internal laws of the foreign jurisdiction (a “Non-EU Judgment”) would be recognised in Romania provided that: (a) the Non-EU Judgment is final (hotarare definitiva) according to the law of the state where it was given; (b) the court rendering such Non-EU Judgment had, according to lex fori, jurisdiction to try the relevant litigation, but without relying exclusively on the presence in that jurisdiction of the defendant or of some of its assets which are not directly connected with that litigation; (c) there is reciprocity regarding the effects of foreign judgments between Romania and the foreign jurisdiction which rendered the Non-EU Judgment whose recognition is sought; (d) when given in default of appearance, the party who lost the trial was served in due course with the summoning for appearance for the hearing where the court tried the merits of the case and with the document which instituted the proceedings, was given the possibility to defend itself and was given the possibility to challenge the Non-EU Judgment. The recognition of a Non-EU Judgment may be rejected in any of the following cases: (a) the Non-EU Judgment is manifestly inconsistent with or contrary to public order of Romanian international private law; (b) the Non-EU Judgment is rendered in an area of law where persons cannot dispose freely of their rights and it was obtained exclusively for the purpose of withholding the matter from the incidence of the law that would otherwise be applicable pursuant to Romanian conflict of law rules; (c) the action or proceeding involving the same parties resulted in a judgment (even if not final) of the Romanian courts or is pending before Romanian courts as at the date the action or proceeding commenced before the foreign court which rendered the Non-EU Judgment; (d) the Non-EU Judgment is irreconcilable with a prior foreign judgment which may be recognised in Romania; (e) Romanian courts had exclusive jurisdiction to try the subject matter of the Non-EU Judgment pursuant to Romanian civil procedure laws; (f) the right of defence was breached; and (g) the Non-EU Judgment may be challenged in any other manner in the state where it was rendered. The application for recognition before Romanian courts should be made according to Romanian procedural rules and should enclose all the documentation thereby required. Additionally, the recognition of the Non-EU Judgment may not be refused solely for the reason that the foreign court rendering the Non-EU Judgment applied another law than the law that would have been applicable according to Romanian conflict of law rules, except where the trial concerns the civil status and the capacity of a Romanian citizen and the solution adopted by the court differs from the solution that would have been reached according to the Romanian law.

A Non-EU Judgment can be enforced in Romania based on a final decision of a Romanian competent court approving the enforcement, only if: (i) the requirements mentioned above for the recognition in Romania of Non-EU Judgments are met; (ii) the Non-EU Judgment is enforceable according to the law of the jurisdiction where it was made; (iii) where the Non-EU Judgment establishes an obligation arising from a foreign fiscal law, there exists reciprocity regarding the effects of foreign judgments in the relevant fiscal matter between Romania and the foreign jurisdiction which rendered the Non-EU Judgment whose recognition and enforcement is sought; (iv) the enforcement of such Non-EU Judgment does not constitute, directly or indirectly, the enforcement of foreign penal laws; (v) the right to require enforcement is not time barred according to the statute of limitation provisions (prescriptia dreptului de a cere executarea silita) of the Romanian law; and (vi) the application for enforcement before Romanian courts is duly made according to the Romanian procedural rules and encloses all the documentation thereby required.

A court judgment rendered in an EU member state other than Romania (an “EU Judgment”) is recognised in Romania by operation of law without any special procedure. Such recognition is rejected upon the request of any interested parties in the following circumstances: (a) such recognition is manifestly contrary to public order in Romania; (b) where the EU Judgment was given in default of appearance, if the defendant was not served with the document which instituted the proceedings or with an equivalent document in sufficient time and in such a way as to enable him to arrange for his defence, unless the defendant failed to commence proceedings to challenge the judgment when it was possible for him to do so; (c) it is irreconcilable with a judgment given in a dispute between the same parties in Romania; (d) it is irreconcilable with an earlier judgment given in a EU member state (other than Romania) or in a third state involving the same cause of action and between the same parties, provided that the earlier judgment fulfils the conditions necessary for its recognition in Romania; and (e) the EU Judgment conflicts with the provisions of Council Regulation (EU) no. 1215/2012 of the European Parliament and of the Council on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (“Regulation no. 1215/2012”) in respect of jurisdiction in matters relating to insurance, jurisdiction over consumer contracts and individual employment contracts and exclusive jurisdiction.

An EU Judgment can be enforced in Romania pursuant to Regulation no. 1215/2012 without any decision of a Romanian competent court approving the enforcement being necessary, only if: (i) it is enforceable in the EU member state where the EU Judgment was rendered; (ii) the Romanian competent court is provided with a copy of the EU Judgment which satisfies the conditions necessary to establish its authenticity; (iii) the Romanian competent court is provided with an original certificate issued by the relevant EU member state’s court in the form set out in Annex I of Regulation no. 1215/2012 and none of the conditions above preventing the recognition of an EU Judgment is applicable; (iv) where the EU Judgment orders a periodic payment by way of penalty, (including but not limited to, default interest), the amount of the payment has been finally determined by the courts of the EU member state of origin; and (v) the right to enforce the final judgment is not time barred.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Incorporation of Certain Information by Reference

This Prospectus incorporates by reference, and should be read and construed in conjunction with, the following information:

Document	Pages Incorporated
OMV Petrom Group 2021 Annual Report – Business Segments’ operational performance [1]	28-38
OMV Petrom Group 2021 Annual Report – “Corporate Governance Statement”	67-76
Articles of Association of OMV Petrom S.A.	1-23
OMV Petrom Group 2021 Annual Report – Annual Consolidated Financial Statements	81-157
Independent Auditor’s Report on Consolidated Financial Statements 2021…	1-11
Independent Auditor’s Review report and Interim Condensed Consolidated Financial Statements for H1 2022 – Interim Condensed Consolidated Financial Statements	3-20
Independent Auditor’s Review report and Interim Condensed Consolidated Financial Statements for H1 2022 – Report on review of interim condensed consolidated financial information	1-2

Note:

(1)         As updated with respect to the proved oil and condensate reserves and annual variation of the GHG Intensity indicator in the E&P segment via the Investor News report published on 30 June 2022.

The parts of the documents mentioned above which were not incorporated by reference in this Prospectus are either not relevant for potential investors or covered elsewhere in this Prospectus.

The information contained in each document incorporated by reference herein is given as of the date of such document. Such information shall be deemed to be incorporated in, and form part of, this Prospectus, save that any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

You may obtain the OMV Petrom 2021 Annual Report by visiting the Group’s website at:  https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522218573178/annual-report-omv-petrom-group-2021.pdf.

You may obtain the Articles of Association of OMV Petrom S.A. by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522147589529/article-of-association-en.pdf.

You may obtain the Annual Financial Statements for 2021, by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522218573178/annual-report-omv-petrom-group-2021.pdf, starting with page 81. You may obtain the Independent Auditor’s Report on consolidated financial statements 2021, by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522218582651/independent-auditor-s-report-on-consolidated-financial-statements-2021.pdf.

You may obtain the Interim Financial Statements for H1 2022 by visiting the Group’s website at:  https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522223692267/independent-auditor-review-and-consolidated-financial-statements-for-h1-2022.pdf , starting with page 3.

You may obtain the Independent Auditor’s Report on review of interim condensed consolidated financial information for H1 2022 by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522223692267/independent-auditor-review-and-consolidated-financial-statements-for-h1-2022.pdf .

Financial and Operating Information

Financial statements of the Group

The financial information in this Prospectus, unless otherwise mentioned, was obtained or extracted from:

•	the audited consolidated financial statements of OMV Petrom S.A. and its subsidiaries as of and for the year ended 31 December 2021 (the “Annual Financial Statements”) and

•
the unaudited reviewed interim condensed consolidated financial statements as of and for the six months ended 30 June 2022 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).

The Annual Financial Statements incorporated by reference in this Prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union. The Interim Financial Statements incorporated by reference in this Prospectus have been prepared in accordance with IAS 34 Interim Financial Reporting. The Financial Statements are presented in million Romanian Lei (RON mn, RON 1,000,000). Accordingly, there may be rounding differences.

Unless otherwise specified, financial information derived from the Financial Statements is presented on a consolidated basis. The financial year of the Company starts on 1 January and ends on 31 December.

Non-IFRS performance measures

Certain parts of this Prospectus contain references to the following non-IFRS performance measures: Operating Result before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow.

These non-IFRS performance measures are presented to enhance an investor’s evaluation of operating results and to facilitate meaningful comparison of results between periods. Management uses these measures, among other things, to evaluate ongoing operations in relation to historical results and for internal planning.

We define Operating Result before depreciation and amortization, impairments and write-ups as earnings before net financial result, taxes on income, depreciation and amortization, impairments and write-ups of fixed assets.

We define Clean Operating Result as earnings before net financial result and taxes on income adjusted for special items, while Clean CCS Operating Result is defined as Clean Operating Result adjusted for current cost of supply (“CCS”) effects.

Special items represent expenses and income reflected in the financial statements that are disclosed separately, as they are not part of underlying ordinary business operations, in order to enable investors to better understand and evaluate our reported financial performance. In the periods presented, special items mainly consisted of temporary hedging effects, unscheduled depreciation (impairments) and write-ups and personnel restructuring costs.

CCS effects are calculated monthly using data from our refinery’s supply and production systems at the level of the R&M business segment.

 CCS effects at R&M level represent the difference between the charge to the income statement for inventory on a weighted average basis (adjusted for the change in valuation allowances at R&M level related to inventories net realisable value) and the charge based on the current cost of supply.

CCS effects at Group level represent the difference between the charge to the income statement for inventory on a weighted average basis at R&M level (adjusted for the change in valuation allowances at Group level related to inventories net realisable value) and the charge at R&M level based on the current cost of supply.

We define Free Cash Flow as cash flow from operating activities less cash flow from investing activities.

Operating Result before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow are not measures of performance under IFRS and should not be considered by prospective investors as an alternative to (a) net profit/ (loss) as a measure of operating performance; (b) net cash flows from operating, investing and financing activities as a measure of our ability to meet our cash needs; or (c) any other measure of performance under IFRS.

We believe that Operating Result before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow provide a useful indication of the underlying performance of the Group’s operations because they eliminate variances caused by the effects of differences in taxation and other factors and, with respect to Free Cash Flow, provide a useful indication of the underlying cash generating capacity of the Group. Since Operating Result before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow are not measures of performance under IFRS, all companies may not calculate these measures on a consistent basis and our presentation of Operating Result, before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow may not be comparable to measures used by other companies under the same or similar names.

Accordingly, undue reliance should not be placed on the Operating Result, before depreciation and amortization, impairments and write-ups, Clean CCS Operating Result and Free Cash Flow data contained in this Prospectus. These non-IFRS performance measures are not audited.

We encourage you to evaluate these items and the related limitations, should you decide to exclude such indicators from your analysis. For a reconciliation of Operating Result before depreciation and amortization, impairments and write-ups to net income, Clean CCS Operating Result to net income and Free Cash Flow to Operating Result before depreciation and amortization, impairments and write-ups, see “Selected Financial and Operating Information”.

Unaudited operating information

The Company’s unaudited operating information in relation to its business is derived from the following sources: (i) internal records related to production and sales of oil, natural gas, refined petroleum products and power; (ii) accounting systems; (iii) internal reporting systems supporting the preparation of financial statements; (iv) management assumptions and analyses; and (v) discussions with key operating personnel. Operating information derived from management accounts or internal reporting systems in relations to the Company’s business is to be found principally in “Selected Financial and Operating Information ” and “Business”.

Certain Reserves Information

Cautionary note to U.S. investors

Hydrocarbon reserves data presented in this Prospectus, comprising the proved plus probable oil and natural gas reserves of certain properties in Romania in which we own interests, have been estimated by our own engineers, (i) in the case of 1P reserves, in accordance with the SEC standards and (ii) in the case of probable reserves, in accordance with standards prepared under the PRMS. See “Classification of reserves” below.

Historically, D&M – as independent professional engineers – have prepared an independent evaluation of our reserves usually every two years starting in 2005 and most recently as of 2020. However, due to restrictions on access to hydrocarbon reserves data under Romanian law (see “Information subject to classification and confidentiality obligations under Romanian law”) no such independent evaluation report was published. As a result, no independent reserves report has been prepared in connection with, or included in, this Prospectus as well. Based on the last independent reserves evaluation conducted by D&M as of 31 December 2020, 1P and total 2P reserves estimates prepared by our own engineers are in agreement with D&M’s estimates.

The information on reserves in this Prospectus is based on economic assumptions that may prove to be incorrect. The Romanian economy is more unstable and subject to more significant and sudden changes than the economies of many other developed countries and, therefore, economic assumptions in Romania are subject to a high degree of uncertainty. Prospective investors should not place undue reliance on the forward-looking statements in the estimates, on the ability of the estimates to predict actual reserves or on comparisons of similar reports concerning companies established in countries with more mature economic systems.

Classification of reserves

The estimation of reserves of natural gas, gas condensate and crude oil can be determined based on the estimate of two components: (i) geological quantities, or those quantities of natural gas, gas condensate and crude oil contained in the subsoil and (ii) recoverable quantities, or the portion of geological quantities whose extraction from the subsoil as of the date the reserves are calculated is economically efficient given market conditions and rational use of modern extraction equipment and technologies, and taking into account compliance with the requirements of subsoil and environmental protection.

The following is a description of the principal differences between PRMS standards and SEC standards (although the description does not include all of the differences and some differences not described may be material).

PRMS Standards

Under PRMS standards, reserves are those quantities of hydrocarbons anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must further satisfy four criteria: they must be discovered, recoverable, commercial, and remaining (as of the evaluation date) based on the development project(s) applied. Reserves are further categorised in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterised by development and production status. We have included in this Prospectus information about our 1P reserves under SEC standards and probable reserves under PRMS standards.

1P reserves are those quantities of hydrocarbons which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods, and government regulations. If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

Probable Reserves are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than 1P reserves but more certain to be recovered than possible reserves. It is equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated 2P reserves. In this context, when probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the 2P estimate.

Possible Reserves are those additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves. The total quantities ultimately recovered from the project have a low probability to exceed the sum of proved plus probable plus possible reserves (“3P”), which is equivalent to the high estimate scenario. In this context, when probabilistic methods are used, there should be at least a 10% probability that the actual quantities recovered will equal or exceed the 3P estimate. We have not historically disclosed possible reserves of the Group.

An evaluation of proved, probable and possible reserves naturally involves multiple uncertainties. The accuracy of any reserves evaluation depends on the quality of available information and engineering and geological interpretation. Based on the results of drilling, testing and production after the appraisal date, reserves may be significantly restated upwards or downwards. Changes in the price of natural gas, gas condensate or crude oil may also affect the proved, probable and possible reserves estimates, as well as estimates of its future net revenues and net present worth, because the reserves are evaluated, and the future net revenues and net present worth are estimated, based on prices and costs as of the appraisal date.

SEC Standards

SEC standards differ in certain material respects from PRMS standards. The principal differences include the following:

Duration of licence. Under PRMS standards, 1P reserves are projected to the economic production life of the evaluated fields. Under the SEC standards and guidance issued by the SEC staff in respect thereof, quantities of oil and gas deposits may be required to be limited to quantities expected to be produced during the term of the licences with respect thereto (“SEC-LE basis”), rather than being calculated through the economic life of the fields (the “SEC-LOF basis”). In this regard, the guidance is that renewals of licences should not be assumed unless the licence holder has the right to renew the licence and a demonstrated track record exists in respect of obtaining renewals. We believe that we are currently in material compliance with our licences (which in Romania are called “petroleum agreements”) and intend to request to extend them to the full economic lives of the associated fields upon the expiration of their primary terms.

Further, SEC Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)          The area of the reservoir considered as proved includes:

(A)         the area identified by drilling and limited by fluid contacts, if any; and

(B)      adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)        In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establish a lower contact with reasonable certainty.

(iii)        Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)        Reserves which can be produced economically through application of improved/enhanced recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)       successful testing by a pilot project in an area of the reservoir with properties no more favourable than in the reservoir as a whole, the operation of an installed programme in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or programme was based; and

(B)         the project has been approved for development by all necessary parties and entities, including governmental entities.

(v)         Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)         through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)        through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)        Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)         Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

(iii)         Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in section 210.4-10 (a) Definitions of Rule 4-10 of Regulation S-X promulgated under the Securities Act, or by other evidence using reliable technology establishing reasonable certainty.

Information subject to classification and confidentiality obligations under Romanian law

According to the legal framework in the petroleum field, all data and information obtained from operations conducted in relation to Romanian petroleum resources belong to the Romanian state. Such data and information may be used by the legal persons conducting petroleum operations solely in their own interest (this includes sharing the information with contractors in accordance with the clauses of the petroleum agreements). In case there is an interest in providing to other interested parties data and information on the petroleum resources from Romania, an approval from ANRM is required. Moreover, data and information held in the archives of the legal entities are confidential and disclosure thereof be subject to ANRM’s prior written approval. In addition, certain data and information related to petroleum resources and reserves may have the status of classified information, being subject to even more restrictions in accordance with the relevant legal framework, including access restrictions on the basis of the “need to know” principle. As a result, the level of information in this Prospectus or otherwise made available to investors may be lower than the expected level of disclosure and may be different compared with the level of disclosure of matters that are not subject to classified information restrictions.

Presentation of reserves and production data

All numerical data regarding figures for production of crude oil and natural gas presented in this Prospectus are presented in gross terms without any deduction for wastage or own use at the field unless otherwise stated by reference to net numerical data.

The following abbreviations have the following meanings as used in this Prospectus:

“bbl” means barrel(s);

“bbl/d” means barrel(s) per day;

“bcm” means billion cubic metres;

“bn t” means billion tonnes;

“bn toe” means billion tonnes of oil equivalent;

“boe” means barrel of oil equivalent;

“kbbl/d” means thousand barrels per day;

“kboe/d” means thousand barrels of oil equivalent per day;

“kt” means thousand tonnes;

“kv” means kilovolts;

“kW” means kilowatt;

“mn bbl” means million barrels;

“mn boe” means million barrels of oil equivalent;

“mn t” means million tonnes;

“mn t/y” means million tonnes per year;

“MWh” means megawatt hour(s); and

“TWh” means terawatt hour(s).

Conversion of hydrocarbon volumetric data

This Prospectus presents data relating to the Company’s production, refining and marketing operations, which are expressed in barrels. As is common in the reporting of hydrocarbon production in Romania, the Group maintains its internal records regarding such data in metric tonnes.

Tonnes of crude oil produced are translated into barrels using conversion rates reflecting oil density from each of the Group’s oil fields. Crude oil purchased as well as other operational indicators expressed in barrels are translated from tonnes using a conversion rate of 7.1925 bbl per tonne in Romania and 7.78 bbl per tonne in Kazakhstan. Translations of cubic metres to cubic feet are made at the rate of 35.3147 cubic feet per cubic metre in Romania and 34.7793 cubic feet per cubic metre in Kazakhstan. Translations of barrels of crude oil into boe are made at the rate of 1 (one) barrel per boe, and of cubic feet into boe at the rate of 5,400 cubic feet per boe in Romania and 6,000 cubic feet per boe in Kazakhstan.

General

Market information

Market data used in this Prospectus under the captions “Summary”, “Risk Factors”, and “Business” have been extracted from official and industry sources and other sources the Company believes to be reliable. Sources of such information, data and statistics include ANRE, ANRM, the National Prognosis Commission of Romania (“CNP”), the National Statistics Institute of Romania (“INS”), the National Bank of Romania (“NBR”), the National Regulatory Authority for Energy of Moldova (“ANRE of Moldova”), the Association of Oil Companies of Serbia (“UNKS”), the National Statistics Institute of Bulgaria (the “NSI of Bulgaria”), the U.S. Energy Information Administration, Eurostat, the European Commission, the World Bank, the IMF, the Oil & Gas Journal, Central European Gas Hub (“CEGH”), Transgaz and Transelectrica. Such information, data and statistics have been accurately reproduced and, as far as the Company is aware and is able to ascertain from information published or provided by the aforementioned sources, no facts have been omitted which would render the reproduced information, data and statistics inaccurate or misleading.

Countries

In this Prospectus, all references to “U.S.” are to the United States of America, all references to “UK” are to the United Kingdom of Great Britain and Northern Ireland, all references to the “EU” are to the European Union and its member states as of the date of this Prospectus, and all references to the “EEA” are to the European Economic Area and its member states as of the date of this Prospectus.

Currencies

In this Prospectus, all references to “RON” and “Leu” are to the lawful currency of Romania, all references to  “EUR” and “euro” are to the lawful currency introduced at the start of the third stage of European economic and monetary union, and as defined in Article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998 on the introduction of the euro, as amended, all references to “US$”, “US dollar”, “USD” and “dollar” are to the lawful currency of the United States, all references to “RSD” are to the lawful currency of Serbia, all references to “BGN” are to the lawful currency of Bulgaria, all references to “MDL” are to the lawful currency of Moldova and all references to “GBP” are to the lawful currency of UK.

Solely for the convenience of the reader, and except as otherwise stated, this Prospectus contains translations of certain RON amounts, derived from the Financial Statements and other financial information included in the Prospectus.

The translations of some RON, US dollar or euro amounts derived from third party sources may differ from the convenience translations used in this Prospectus. The Company makes no representation that the RON amounts referred to in this Prospectus could have been or could be converted into any currency at the above exchange rate, at any other rate or at all. The Company’s functional and reporting currency is the RON, as it reflects the economic substance of the Company’s underlying events and circumstances. See also, “Exchange Rate Information”.

Rounding

Certain figures included in this Prospectus have been subject to rounding adjustments, accordingly, (i) the figures shown for the same category presented in different tables may vary slightly, (ii)the figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them, (iii) the percentages reflected in the tables may not add up to a total of 100%; and (iv) the calculations, variations and other percentages may slightly differ from their actual (accurate) calculations due to the adjustment of the financial, statistical and operating information underlying them.

The Company

In this Prospectus, the “Company” and “OMV Petrom” refer to OMV Petrom S.A., and the term “Group” or “OMV Petrom Group” refers to OMV Petrom S.A. and its consolidated subsidiaries, taken as a whole, unless the context otherwise requires.

Legal references

Except where expressly mentioned otherwise, a reference in this Prospectus to a legal provision is considered a reference to the respective provision as it was amended and/or republished and in force as at the date of this Prospectus.

EXCHANGE RATE INFORMATION

The following tables show, for the periods indicated, information relating to the exchange rates between the Romanian Leu and the US dollar, based on information derived from the NBR. The columns titled “Average” in the tables below show the average of the daily reference rates for the respective periods.

	High	Low	Average	Period End
Years ended 31 December	(RON per USD)
2020	4.5316	3.9660	4.2413	3.9660
2021	4.4127	3.9468	4.1630	4.3707
Source: NBR, Company calculation.

	High	Low	Average	Period End
Six-month period ended 30 June	(RON per USD)
2021	4.1969	3.9468	4.0674	4.1425
2022	4.7643	4.3131	4.5242	4.7424
Source: NBR, Company calculation.

The following tables show, for the periods indicated, information relating to the exchange rates between the Romanian Leu and the EUR, based on information derived from the NBR. The columns titled “Average” in the tables below show the average of the daily reference rates for the respective periods.

	High	Low	Average	Period End
Years ended 31 December	(RON per EUR)
2020	4.8750	4.7642	4.8376	4.8694
2021	4.9495	4.8691	4.9208	4.9481
Source: NBR, Company calculation.

	High	Low	Average	Period End
Six-month period ended 30 June	(RON per EUR)
2021	4.9279	4.8691	4.9007	4.9267
2022	4.9492	4.9405	4.9456	4.9454
Source: NBR, Company calculation.

The Company makes no representation that the Romanian Leu amounts referred to in this Prospectus could have been or could be converted into any currency at the above exchange rates, at any other rate or at all.

USE OF PROCEEDS

The Offering is conducted as a result of the Company’ obligation to increase its capital share through the in-kind contribution of the Romanian State, represented by the Romanian Ministry of Energy, as a result of obtaining land ownership certificates for approximately 1,379 hectares of land, in accordance with the provisions of Law no. 555/2004 regarding the privatization of SNP Petrom S.A., the Privatization Agreement no. 5/2004, Law no. 137/2002 regarding certain measures for the acceleration of the privatization and to other relevant legal provisions regarding privatizations.

The maximum proceeds obtained by the Company following the Share Capital Increase will be of approximately RON 463.97 mn (assuming that all Offer Securities will be subscribed). The total fees, rates and charges payable by the Company in connection with the Share Capital Increase are expected to be of approximately RON 5.50 mn (net of VAT, assuming that all the Offer Securities will be subscribed).

The Company will use the proceeds from the Offering for financing its current activity and investment plans.

No commissions, fees or expenses in connection with the Offering will be charged to investors by the Company.

The GDR Depositary will be entitled to charge certain fees to the Eligible GDR Holders that will subscribe for the Offer GDRs as described in “Subscription and Sale - Subscription Procedure for Offer GDRs by the Eligible GDR Holders”.

CAPITALISATION AND INDEBTEDNESS

The following tables sets forth the capitalisation and indebtedness of the Company as at 30 June 2022. The following tables should be read in conjunction with “Selected Financial and Operating Information”, “Use of Proceeds”, “Business” and the Financial Statements and the related notes thereto.

Statement of Capitalisation

As at 30 June 2022
(RON mn)
A. Total current interest-bearing debts (including current portion of long-term debts)	253
Guaranteed	-
Secured	-
Unguaranteed/unsecured	253
B. Total non-current interest-bearing debts (excluding current portion of long-term debts)	-
Guaranteed	-
Secured	-
Unguaranteed/unsecured	-
C. Total interest-bearing debts (A+B)	253

D. Stockholders’ equity	36,902
Capital stock	5,664
Reserves[1]	31,238

Total capitalisation (C+D)	37,155
Note:

(1) includes profit of the six months period ended 30 June 2022 in amount of RON 4,646 mn.

As at the date of this Prospectus, there has been no material change in the capitalisation of the Company since 30 June 2022, except for profit of the period after 30 June 2022 and for the approval of distribution of special dividends (see Section “Dividend Policy”).

Statement of Indebtedness

The following table sets forth the net cash position / (financial indebtedness) of the Company as at 30 June 2022:

As at 30 June 2022
(RON mn)
A. Cash and cash equivalents	13,240
B. Total interest-bearing debts	253
C. Lease liabilities	650
D. Net cash position including leases (A-B-C)	12,337

As at the date of this Prospectus, there has been no material change in the statement of indebtedness of the Company since 30 June 2022 except for cash generated during current activity.

Contingent liabilities

The production facilities and properties of all Group companies are subject to a variety of environmental protection laws and regulations in the countries where they operate; provisions are made for obligations arising from environmental protection measures in accordance with the accounting policies as disclosed in the Financial Statements.

In December 2019, the Company signed a contract to acquire OMV Offshore Bulgaria GmbH, which holds a stake in the Han Asparuh exploration license in Bulgaria. The transaction was completed at the end of August 2020, by means of acquisition of 100% shares in OMV Offshore Bulgaria GmbH from OMV Exploration & Production GmbH. The contract between the Company and the seller OMV Exploration & Production GmbH includes contingent variable payments to be made by the Company which are dependent on reserves determinations at final investment decision milestone and at reserves revision milestone. The reserves determinations will have to be certified by a jointly appointed suitable qualified and experienced third party reserves auditor. A reliable estimate of the potential variable payments and timing, if any, cannot be made. Therefore, no provision has been recognized in this respect in the Financial Statements and there are no changes in the assessment as at the date of this Prospectus.

On 16 April 2020, the Bulgarian Commission for Protection of Competition announced the initiation of an investigation regarding the determination of the prices on fuel market. OMV Bulgaria OOD is subject to this investigation, among other major manufacturers and retailers on Bulgarian market. During 2020 two requests of providing information were received from authorities and the responses were submitted in due time. There were no further requests from authorities, but the investigation is not yet finalized. The sanctions for antitrust infringements are up to 10% of the total turnover of the respective undertaking for the financial year prior to the sanctioning decision. As at the date of this Prospectus, we are not able to evaluate the outcome of the investigation and no provision was recorded in this respect.

In addition, OMV Petrom Group had contingent liabilities representing performance guarantees, mainly under credit facilities granted by banks, without cash collateral, in the amount of RON 759 mn as of 30 June 2022.

Commitments

As of 30 June 2022, OMV Petrom Group’s commitments (including lease commitments) for the acquisition of intangible assets and property, plant and equipment amounted to RON 1,561 mn, mainly relating to investment projects in the E&P and in the R&M segments.

Reverse factoring

As of 30 June 2022, OMV Petrom Group had amounts of RON 246 mn related to reverse factoring, that are not included in the above capitalisation and indebtedness statement; these are presented under “Trade payables” and “Other financial liabilities” in the Consolidated Statement of Financial Position.

Working Capital

We are of the opinion that we have sufficient working capital for our present requirements, that is, for at least 12 months following the date of publication of this Prospectus.

SELECTED FINANCIAL AND OPERATING INFORMATION

The summary historical financial and operating information as of and for the years ended 31 December 2020 and 2021 and as of and for the six months ended 30 June 2021 and 2022 has been derived from the Financial Statements incorporated by reference in this Prospectus.

The summary financial and operating information should be read in conjunction with “Presentation of Financial and Other Information”, as well as with the Financial Statements including the notes thereto incorporated by reference in this Prospectus.

Consolidated income statement

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Audited)	(Audited)	(Unaudited, Not reviewed)	(Unaudited, Reviewed)
	(RON mn, unless otherwise indicated)
Sales revenues	19,717	26,011	10,126	25,581
Other operating income	429	185	83	105
Net income/(loss) from investments in associates	4	5	5	4
Total revenues and other income	20,150	26,202	10,213	25,690
Purchases (net of inventory variation)	(8,210)	(10,572)	(3,753)	(11,695)
Production and operating expenses	(3,489)	(4,101)	(1,870)	(2,270)
Production and similar taxes	(873)	(1,988)	(488)	(3,202)
Depreciation, amortization, impairments and write-ups	(2,996)	(3,399)	(1,657)	(1,603)
Selling, distribution and administrative expenses	(1,952)	(1,977)	(950)	(1,042)
Exploration expenses	(814)	(203)	(46)	(50)
Other operating expenses	(348)	(253)	(212)	(109)
Operating result	1,467	3,709	1,237	5,718
Interest income	337	161	70	230
Interest expenses	(295)	(465)	(140)	(395)
Other financial income and expenses	(30)	(7)	(2)	(8)
Net financial result	12	(311)	(72)	(173)
Profit before tax	1,479	3,398	1,165	5,545
Taxes on income	(188)	(534)	(186)	(899)
Net income/(loss) for the period	1,291	2,864	980	4,646
thereof attributable to stockholders of the parent	1,291	2,864	980	4,646
thereof attributable to non-controlling interests	0.05	0.08	0.03	(0.17)
Basic and diluted earnings per share (RON)	0.0228	0.0506	0.0173	0.0820

Consolidated statement of financial position

	At 31 December		At 30 June
	2020	2021	2022
	(Audited)	(Audited)	(Unaudited, Reviewed)
	(RON mn)
Assets
Intangible assets	2,812	2,889	2,949
Property, plant and equipment	27,802	25,865	24,976
Investments in associated companies	32	34	36
Other financial assets	2,093	1,996	2,036
Other assets	233	333	260
Deferred tax assets	1,534	1,538	1,599
Non-current assets	34,505	32,655	31,856
Inventories	2,103	2,293	4,188
Trade receivables	1,258	2,641	3,212
Other financial assets	1,213	1,742	2,171
Other assets	230	301	566
Cash and cash equivalents	7,451	10,323	13,240
Current assets	12,255	17,300	23,378
Assets held for sale	861	15	15
Total assets	47,621	49,970	55,249
Equity and liabilities
Share capital	5,664	5,664	5,664
Reserves	27,406	28,549	31,238
Stockholders’ equity	33,071	34,213	36,902
Non-controlling interests	1	1	6
Total Equity	33,071	34,214	36,908
Provisions for pensions and similar obligations	214	170	169
Interest-bearing debts	109	16	-
Lease liabilities	543	501	487
Provisions for decommissioning and restoration obligations	7,272	6,052	5,393
Other provisions	645	673	673
Other financial liabilities	47	99	228
Other liabilities	14	52	51
Non-current liabilities	8,844	7,563	7,001
Trade payables	2,859	3,266	4,268
Interest-bearing debts	175	255	253
Lease liabilities	137	158	163
Income tax liabilities	44	204	550
Other provisions and decommissioning	517	418	865
Other financial liabilities	803	2,725	3,819
Other liabilities	759	1,166	1,421
Current liabilities	5,293	8,193	11,340
Liabilities associated with assets held for sale	413	-	-
Total equity and liabilities	47,621	49,970	55,249

Condensed consolidated statement of cash flows

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Audited)	(Audited)	(Unaudited, Not reviewed)	(Unaudited, Reviewed)
	(RON mn)
Profit before tax	1,479	3,398	1,165	5,545
Net change in provisions	48	(203)	295	410
Net (gains)/losses on the disposal of businesses, subsidiaries and non-current assets	(41)	(36)	19	(5)
Depreciation, amortization and impairments, including write-ups	3,678	3,497	1,685	1,614
Other non-monetary adjustments	(337)	1,022	180	505
Interest received	189	125	51	300
Interest and other financial costs paid	(23)	(20)	(10)	(14)
Tax on profit paid	(401)	(352)	(126)	(592)
Cash generated from operating activities before working capital movements	4,592	7,430	3,259	7,763
(Increase)/decrease in inventories	297	(213)	(97)	(1,933)
(Increase)/decrease in receivables	798	(1,080)	(281)	(774)
Increase/(decrease) in liabilities	(131)	860	(220)	1,330
Cash flow from operating activities	5,556	6,997	2,662	6,386
Investments
Intangible assets and property, plant and equipment	(3,445)	(2,846)	(1,417)	(1,424)
Investments and other financial assets	-	-	-	(45)
Disposals
Proceeds in relation to non-current assets	211	88	33	18
Proceeds from the sale of subsidiaries and businesses, net of cash disposed	72	505	462	-
Cash flow from investing activities	(3,163)	(2,253)	(922)	(1,451)
Net repayments of borrowings	(181)	(173)	(62)	(107)
Dividends paid	(1,740)	(1,741)	(1,739)	(1,913)
Cash flow from financing activities	(1,921)	(1,914)	(1,801)	(2,020)
Effect of exchange rate changes on cash and cash equivalents	(4)	11	9	3
Net increase/(decrease) in cash and cash equivalents	468	2,841	(53)	2,918
Cash and cash equivalents at beginning of period	7,014	7,481	7,481	10,323
Cash and cash equivalents at end of period	7,481	10,323	7,429	13,240
Thereof cash disclosed within assets held for sale	31	-	-	-
Cash and cash equivalents at end of period presented in the consolidated statement of financial position	7,451	10,323	7,429	13,240

Other financial and operating data, including non-IFRS performance measures

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Unaudited, Not reviewed, unless otherwise indicated)
Group
Operating Result before depreciation and amortization, impairments and write-ups (RON mn)[1]	5,145	7,209	2,923	7,332
Clean CCS Operating Result (RON mn) [2]	2,287	4,346	1,504	5,901
Free Cash Flow (RON mn)[3]	2,393	4,744	1,740	4,935
E&P
Total segment sales (RON mn)[4,5]	6,162	9,227	3,917	8,777
Operating Result (RON mn) [4,6]	(985)	1,660	659	2,992
Clean Operating Result (RON mn) [2,6]	7	1,814	784	2,995
Total hydrocarbon production (mn boe)	52.98	47.21	24.67	21.84
Crude oil and NGL production (mn bbl)	25.51	23.05	11.94	10.48
Natural gas production (bcm)	4.21	3.70	1.95	1.74
R&M
Total segment sales (RON mn) [4,5]	13,657	19,264	7,854	14,221
Operating Result (RON mn) [4,6]	1,060	2,663	998	2,298
Clean CCS Operating Result (RON mn) [2,6]	1,454	2,041	710	1,824
Total refined product sales (mn t)	4.99	5.34	2.39	2.53
thereof Retail sales volumes (mn t) [7]	2.62	2.94	1.35	1.41
G&P
Total segments sales (RON mn)[4,5]	6,069	6,880	2,287	11,639
Operating Result (RON mn) [4,6]	1,257	(253)	(107)	922
Clean Operating Result (RON mn) [2,6]	718	781	243	1,543
Gas sales volumes (TWh)	57.03	48.94	25.58	23.73

Notes:

(1)
We define Operating Result before depreciation and amortization, impairments and write-ups as earnings before net financial result, taxes on income, depreciation and amortization, impairments and write-ups of fixed assets.

(2)
Clean CCS Operating Result represents earnings before net financial result and taxes on income adjusted for special items and CCS effects. Clean Operating Result represents earnings before net financial result and taxes on income adjusted for special items. Special items represent expenses and income reflected in the financial statements that are disclosed separately, as they are not part of underlying ordinary business operations, in order to enable investors to better understand and evaluate OMV Petrom Group’s reported financial performance. In the periods presented, special items mainly consisted of temporary hedging effects, unscheduled depreciation (impairments) and write-ups and personnel restructuring costs.CCS effects are calculated monthly using data from our refinery’s supply and production systems at the level of the R&M business segment. CCS effects at Group level represent the difference between the charge to the income statement for inventory on a weighted average basis at R&M level (adjusted for the change in valuation allowances at Group level related to net realisable value) and the charge at R&M level based on the current cost of supply. CCS effects at R&M level represent the difference between the charge to the income statement for inventory on a weighted average basis (adjusted for the change in valuation allowances at R&M level related to net realisable value) and the charge based on the current cost of supply.

(3)	We define Free Cash Flow as cash flow from operating activities less cash flow from investing activities.
(4)	31 December 2020: Audited; 31 December 2021: Audited; 30 June 2021: Unaudited, Not reviewed; 30 June 2022: Unaudited, Reviewed
(5)	Include sales to third parties and inter-segment sales.
(6)	Excluding intersegmental profit elimination.
(7)	Retail sales volume include sales via our filling stations in Romania, Bulgaria, Serbia and Moldova.

We define Operating Result before depreciation and amortization, impairments and write-ups as earnings before net financial result, taxes on income, depreciation and amortization, impairments and write-ups of fixed assets. The table below sets forth a reconciliation of total Operating Result before depreciation and amortization, impairments and write-ups to net income:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Unaudited, Not reviewed, unless otherwise indicated)
	(RON mn)
Net income/ (loss) for the period[1]	1,291	2,864	980	4,646
Add/(Less):
Net financial result (loss/(gain))[1]	(12)	311	72	173
Taxes on income [1]	188	534	186	899
Depreciation, amortization and impairments, including write-ups [1,2,3]	3,678	3,500	1,685	1,614
Operating Result before depreciation and amortization, impairments and write-ups	5,145	7,209	2,923	7,332
E&P	2,305	4,217	1,870	4,155
R&M	1,810	3,433	1,387	2,667
G&P	849	(122)	(42)	985
C&O	(59)	(57)	(33)	(53)
Consolidation	240	(263)	(259)	(423)

Notes:

(1)	31 December 2020: Audited; 31 December 2021: Audited; 30 June 2021: Unaudited, Not reviewed; 30 June 2022: Unaudited, Reviewed.
(2)	Includes also impairment losses for exploration assets, which in Consolidated income statement are presented under “Exploration expenses”.
(3)
For the year ended 31 December 2021 includes also an amount of RON 3.42 mn representing impairment related to assets held for sale, which in Condensed consolidated statement of cash flows is presented under “Net (gains)/losses on the disposal of businesses, subsidiaries and non-current assets”.

We define Free Cash Flow as cash flow from operating activities less cash flow from investing activities. The table below sets forth a reconciliation of Free Cash Flow to Operating Result before depreciation and amortization, impairments and write-ups:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Unaudited, Not reviewed, unless otherwise indicated)
	(RON mn)
Operating Result before depreciation and amortization, impairments and write-ups	5,145	7,209	2,923	7,332
Add/(Less):
Tax on profit paid[1]	(401)	(352)	(126)	(592)
Net financial result ((loss)/gain) [1]	12	(311)	(72)	(173)
Changes in net working capital [1,2]	964	(433)	(597)	(1,378)
Net change in provisions [1]	48	(203)	295	410
Net (gains)/losses on the disposal of businesses, subsidiaries and non–current assets [1]	(41)	(39)	19	(5)
Interest received [1]	189	125	51	300
Interest and other financial costs paid [1]	(23)	(20)	(10)	(14)
Other non-monetary adjustments [1,3]	(337)	1,022	180	505
Cash flow from operating activities [1]	5,556	6,997	2,662	6,386
Add/(Less):
Investments in intangible assets and property, plant and equipment [1]	(3,445)	(2,846)	(1,417)	(1,424)
Investments and other financial assets [1]	-	-	-	(45)
Proceeds in relation to non-current assets (disposals)[1]	211	88	33	18
Proceeds from the sale of subsidiaries and businesses, net of cash disposed [1]	72	505	462	-
Free Cash Flow	2,393	4,744	1,740	4,935

Notes:

(1)         31 December 2020: Audited; 31 December 2021: Audited; 30 June 2021: Unaudited, Not reviewed; 30 June 2022: Unaudited, Reviewed

(2)        Changes in net working capital comprise movements in inventories, receivables and liabilities, excluding movements of a non-monetary nature, such as provisions for inventories and receivables, forex differences and other non-monetary items, as presented in the cash flow statement. We compute Changes in net working capital by adding the following line items from the Condensed Consolidated Statement of Cash Flow: “(Increase)/decrease in inventories”, “(Increase)/decrease in receivables” and “Increase/(decrease) in liabilities”.

(3)         Other non-monetary adjustments include mainly the change in the fair value of derivatives through income statement, interest income and interest expense, the latter being mainly from reassessment of long-term receivables.

Clean CCS Operating Result represents earnings before net financial result and taxes on income adjusted for special items and CCS effects. The table below sets forth a reconciliation of Clean CCS Operating Result to net income:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
	(Unaudited, Not reviewed, unless otherwise indicated)
	(RON mn)
Net income/ (loss) for the period[1]	1,291	2,864	980	4,646
Add/(Less):
Net financial result (loss/(gain)) [1]	(12)	311	72	173
Taxes on income [1]	188	534	186	899
Operating Result [1]	1,467	3,709	1,237	5,718
Add/(Less):
Special items, thereof	425	1,058	464	612
Personnel restructuring	110	73	70	4
Unscheduled depreciation (impairments) / write-ups	331	83	-	-
Other [2]	(16)	902	394	608
CCS effect (gains)/ losses	396	(421)	(197)	(429)
Clean CCS Operating Result	2,287	4,346	1,504	5,901
Out of which:
Clean Operating Result E&P	7	1,814	784	2,995
Clean CCS Operating Result R&M	1,454	2,041	710	1,824
Clean Operating Result G&P	718	781	243	1,543
Clean Operating Result C&O	(84)	(87)	(33)	(37)
Consolidation	193	(203)	(199)	(423)

Notes:

(1)         31 December 2020: Audited; 31 December 2021: Audited; 30 June 2021: Unaudited, Not reviewed; 30 June 2022: Unaudited, Reviewed
(2)         Other special items mainly consisted of temporary hedging effects.

Legal and Arbitration Proceedings

We are party to various proceedings arising in the ordinary course of our business, both as plaintiff and as defendant. Other than as described below and in the “Risk Factors” Section, we are not involved in, nor are we aware of, any legal, arbitral or administrative proceedings or governmental investigations that could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. While we have challenged the results of certain tax audits for previous years, we have already paid the additional amounts due as a result of these audits.

Criminal trial

On 18 August 2021, the Company was informed that it was sent to trial being accused of aggravated manslaughter by negligence in relation to an incident that took place on 27 April 2016, causing the death of a minor that fell into the cellar of Cobia well no 2971. The Company (and no other legal entity or individual) is accused that, in the process of exploration and exploitation of oil deposits, it did not take the measures to ensure the protection of life and health of the people. As far as the Company has been informed, the civil claims amount to approximately EUR 5.4 mn. If found guilty by the court and convicted, the Company could be subject to a fine of up to RON 1.5 mn. The case has been registered in front of Gaiesti Local Court. The preliminary chamber procedure was finalized, the court decided that the evidence administered and the criminal pursuit were lawful and the judgement on the merits of the case started. Hearings are set for 20 September 2022, in order for further evidence to be presented.

Employee Litigation

Since the end of 2007, we have been involved in litigation initiated by a number of former and current employees based on differing interpretations of several clauses included in our collective labour agreement relating to Easter and Christmas bonuses. In the following years, further claims were raised against the Company based on the differing interpretations of other provisions of the collective labour agreements. The total allocation to the provision for such claims was RON 1,506 mn, booked in 2007 and 2008. As of 30 June 2022, the provision amounted to RON 34 mn (i.e. approximately EUR 7 mn, using 30 June 2022 closing NBR exchange rate), following payments made under the claims and reductions after reassessment of the related risks in the period 2015 to 2019. The above figures represent the Company’s assessment of potential liabilities and its best estimate of likely cash outflows with respect to the ongoing litigation. At the end of 2021, a new collective labour agreement applicable to the Company was signed. The provisions of such agreement were also drafted and negotiated taking into consideration the litigation experience and the view the courts have in interpreting the employees’ rights as resulting from the collective labour agreement and are also meant to mitigate further litigation deriving thereof. The currently applicable collective labour agreement expires at the end of 2023. With 45 days prior to its expiration, the negotiation for a new collective labour agreement has to be initiated and the parties might decide on the extension of the current collective labour agreement up to the finalization of such negotiation for a maximum period of 12 months. Furthermore, employees’ information on this matter was substantially increased in order to raise awareness on the topic and focus was put on clarifying discussions with claimants.

DIVIDEND POLICY

The Company is committed to deliver a competitive shareholder return throughout the business cycle, including paying a progressive dividend, in line with the financial performance and investment needs, considering the long term financial health of the Company.

On 7 December 2021, the Company made a stronger commitment to increase its base dividend per share by 5% - 10% per annum on average by 2030. In a favorable market environment and at management discretion, special dividends may also be distributed, provided that the Company’s investment plans are funded. Total dividends are estimated to represent approximately 40% of the cumulative Company’s operating cash flows for 2022-2030 in a base case price scenario.

Dividends are proposed by the Executive Board each year and are subject to shareholders’ approval during the Ordinary General Meeting of Shareholders. The Ordinary General Meeting of Shareholders for the approval of the annual financial statements establishes the amount of gross dividend per share, as well as the payment process, based on the proposal made by the Executive Board.

Under the Companies Law and in accordance with the Articles of Association, each fully paid share gives its owner the right to receive dividends. As of the date of this Prospectus, all shares bear equal and full rights to dividends. The Company observes the one share, one vote, one dividend principle. There are no preference shares without voting rights or shares conferring the right to more than one vote. Dividends are distributed to the shareholders on a pro-rata basis proportionately to their participation in the paid-up share capital of the Company. According to Companies Law, the own shares held by the Company do not entitle the Company to receive dividends.

According to the Issuers and Markets Operations Law and FSA Regulation no. 5/2018, the Ordinary General Meeting of Shareholders approving the distribution of dividends must also set the date the dividends will be paid to the Eligible Shareholders. Such payment date shall not exceed six months from the date of the Ordinary General Meeting of Shareholders approving the distribution of dividends.

If the Ordinary General Meeting of Shareholders does not specify the dividend payment date, as described above, the dividends shall be payable within 30 days from the date the resolution of the Ordinary General Meeting of Shareholders approving payment of dividends is published in the Official Gazette of Romania, Part IV; upon expiry of such period, the Company is deemed to be in payment default by operation of law.

Payment of dividends is made only to shareholders registered on the record date set by the Ordinary General Meeting of Shareholders in the shareholders’ register. The record date must be set on a date that is at least 10 business days after the Ordinary General Meeting of Shareholders approving the dividend payment. Romanian law also requires that a payment date be set by the Ordinary General Meeting of Shareholders, which, in case of dividends, must be set on a business day no later than 15 business days after the record date, but not exceeding six months from the date of the Ordinary General Meeting of Shareholders approving the dividend distribution.

Under capital markets regulations, the Company must publish, before the dividend payment date, a press release in a nation-wide newspaper specifying the value of the dividend per share, the record date and the dividend payment date, as approved by the Ordinary General Meeting of Shareholders.

Any dividends that are not claimed within three years from the date on which their payment becomes due may be retained by the Company.

According to the Companies Law, a dividend distribution out of fictitious profits or that could not be distributed, in the absence of financial statements or in breach of those set out in the financial statements, leads to criminal liability of the directors, general managers, members of the Executive Board or of the Supervisory Board. Furthermore, if the Company registers a loss in its net assets, the share capital must be replenished or reduced before any dividend distribution. In addition, if the Company has accumulated losses in its balance sheet, it may not pay dividends until the losses are offset.

The Company’s financial period begins on 1 January and ends on 31 December. Dividends may be distributed only from profits determined in accordance with the law. The profit of the Company after the payment of the profit tax shall be distributed according to the resolutions of the Ordinary General Meeting of Shareholders. According to the Articles of Association, the Company may decide to allocate out of net profit amounts for modernisation, research, development and maintenance needs of the Company, as well as for other matters established by the Ordinary General Meeting of Shareholders. Also, the Company is under an obligation to create reserves and other funds required by applicable legislation. According to the Articles of Association of the Company, the payment of dividends is made in accordance with the law, after the approval of the financial statements by the Ordinary General Meeting of Shareholders.

For the financial years included in the Prospectus (i.e. years ended 31 December 2020 and 2021), the Company distributed dividends. The base dividend for the 2021 financial year was approved by the Ordinary General Meeting of Shareholders on 27 April 2022 and payments started on 6 June 2022. Given the Company’s financial strength in terms of cash position and profitability, the Executive Board proposed, and the Supervisory Board and Ordinary General Shareholders meeting approved on 21 June 2022 and 26 July 2022 respectively, the payment of a special dividend in gross value of RON 0.0450 per share, payments starting with 2 September 2022.

The table below sets forth the actual dividend amounts distributed by the Company and approved by the relevant Ordinary General Meetings of Shareholders in respect of the year ended 31 December 2021.

	Year ended 31 December 2021
	Base dividend	Special dividend	Total
Dividends
Dividends to shareholders (RON mn)	1,932	2,549	4,481
Gross dividend per Share (RON/share)[1]	0.0341	0.0450	0.0791
Group’s net income for the year attributable to stockholders of the parent (RON mn)			2,864
Dividends payout rate (%)[2]	67%	89%	156%
Number of shares	56,644,108,335	56,644,108,335	56,644,108,335
Own shares	204,776	204,776	204,776
Number of shares relevant for dividends distribution	56,643,903,559	56,643,903,559	56,643,903,559

Notes:

(1)	Gross dividend per share is the amount of distributed dividends (before tax) divided by the total number of shares outstanding less own shares.

(2)
Dividends payout rate is calculated by dividing dividends paid to stockholders by Group’s net income for the year attributable to stockholders of the parent. Total Dividends payout rate exceeds 100% as the Dividends payable in 2022 are distributed from 2021 and previous years distributable profits.

THE ISSUER

General

The Company was incorporated on 23 October 1997, is organised and operating as a joint stock company under the laws of Romania and is registered in Bucharest, Romania with the Romanian Trade Register Office under number J40/8302/1997, sole registration code 1590082 and the LEI Code of the Company is 549300UKYDM6L8HEPU79. The Company was incorporated through reorganisation of the Autonomous Petroleum Regie “Petrom” Bucharest pursuant to the Romanian Government Emergency Ordinance no. 49/1997. Our legal name is OMV Petrom S.A. and our commercial name is OMV Petrom. The telephone number of the Company’s registered office is +40 (21) 40.222.01.

The Company’s registered seat is in Bucharest, Romania at Petrom City, 22 Coralilor Street, postal code 013329. We conduct our business in accordance with our Articles of Association, as updated on 27 April 2022 based on the Extraordinary General Meeting of Shareholders resolution no. 2 of 27 April 2022, and inter alia with the Companies Law. The shares representing the Company’s share capital are admitted to trading on the spot regulated market operated by the Bucharest Stock Exchange, under market ticker “SNP” and ISIN code ROSNPPACNOR9 and also as global depositary receipts on the London Stock Exchange’s main market for listed securities under Regulation S GDR symbol “PETB” and ISIN US67102R3049 and Rule 144A GDR symbol “PETR” and ISIN US67102R2058.

Corporate Purpose and Main Business Objects

The Company has as main activities exploration and production of hydrocarbons, sale of natural gas, refining of crude oil, marketing of petroleum products, as well as production and sales of electricity. OMV Petrom performs its activity either directly or through its affiliates in Romania, Bulgaria (exploration and marketing of petroleum products), Georgia (only exploration of hydrocarbons) and Serbia and Moldova (only marketing of petroleum products).

According to article 5 of the Articles of Association, the Company’s purpose is the exploration and exploitation of crude oil and natural gas deposits, as well as the import and export of crude oil and natural gas, the manufacturing and refining, transport and wholesale and retail trade of crude oil and refined oil products.

Pursuant to article 6 of the Articles of Association, the Company’s main business field and object of activity is crude oil extraction, classified in the Classification of Activities in the National Economy under code no. 061 (for main field) and code no. 0610 (for main object). The Company’s core business consists of exploration and exploitation of petroleum and natural gas deposits.

The Company also carries out a series of other business activities, that are listed in article 6 of the Articles of Association that are incorporated herein by reference.

BUSINESS

Overview

We are the largest energy company in South Eastern Europe, according to our estimates. With approximately 8,000 employees as of end-June 2022, we are one of the leading industrial companies in Romania. We are also one of Romania’s main energy suppliers, accounting for more than 35% of fuels (i.e. retail diesel and gasoline) and gas combined national demand (source: Company’s estimates based on INS data) almost the entire crude oil production and approximately 40% of the gas production in Romania in 2021 (based on ANRE data).

Our core activities are conducted through three business segments:

•
In E&P, we are present in Romania, Bulgaria and Georgia. In May 2021, we closed the divestment of our subsidiaries in Kazakhstan. Our expertise varies from deep onshore and offshore exploration to mature fields and shallow offshore production. Our E&P business segment supplies the crude oil and natural gas required by our operations in R&M, as well as G&P. Our total hydrocarbon production was 47.21 mn boe for 2021 and 21.84 mn boe for the six months ended 30 June 2022. As of 31 December 2021, our 1P reserves were of 419 mn boe and our 2P reserves were 680 mn boe in Romania.

•
The R&M business segment’s activities include processing and refining crude oil and delivering refined products to retail and wholesale customers. In our Refining business line, we operate the Petrobrazi refinery, with total production capacity of 4.5 mn t/y. Our Marketing business line sells refined products to retail consumers through our network of approximately 790 filling stations under two brands, OMV and Petrom, located in Romania, Moldova, Bulgaria and Serbia, as well as to more than 17,000 business customers (wholesale and card customers), including industrial companies, airlines and freight companies. Our total refined product sales were 5.34 mn t for the year ended 31 December 2021 and 2.53 mn t for the six months ended 30 June 2022.

•
The G&P business segment is active in various stages of the gas value chain with two lines of business: (i) gas; and (ii) power. Our gas sales volumes were 4.52 bcm (48.94 TWh) for the year ended 31 December 2021 and 2.19 bcm (23.73 TWh) for the six months ended 30 June 2022. We operate the Brazi gas fired power plant, which has a capacity of 860 MW and produced a net electrical output of 4.79 TWh for the year ended 31 December 2021 and 2.11 TWh for the six months ended 30 June 2022.

In the year ended 31 December 2021, our total sales revenues were RON 26,011 mn. In 2021, we had an Operating Result of RON 3,709 mn, an Operating Result before depreciation and amortization, impairments and write-ups of RON 7,209 mn and a Free Cash Flow after dividends of RON 3,003 mn. In the six months ended 30 June 2022, our total sales revenues were RON 25,581 mn. and we had an Operating Result of RON 5,718 mn, an Operating Result before depreciation and amortization, impairments and write-ups of RON 7,332 mn and a Free Cash Flow after dividends of RON 3,022 mn.

Strategy 2030: Transforming for a lower carbon future

Building on the existing, very solid foundation of our traditional business model, as well as on our key role in the Romanian economy, at the end of 2021, we have launched our Strategy 2030. Our strategic ambition is to lead the energy transition in South-East Europe, capitalizing on opportunities in our emerging markets.

We recognize climate change as one of the most important global challenges as well as opportunities of today and we support the goals set forth by the Paris Climate Change Agreement. To this end, sustainability is fully embedded in our strategy.

The strategy is built on three pillars – Transition to low and zero carbon, Grow regional gas, Optimize traditional business – and is expected to have four major outcomes.

First, it is intended to have a material impact on the transition to lower carbon business and to reduce our carbon intensity throughout all business segments. Second, it is expected to drive significant cash flow growth, while developing new businesses such as renewable power, advanced biofuels and alternative fuels, and testing new technologies related to hydrogen production and to carbon capture usage and storage. Third, it is planned to underpin our highly competitive dividend policy out to 2030, providing our shareholders with 5 -10% annual growth in base dividend, and potential distribution of special dividends. Fourth, it is envisioned to strengthen Romania’s and South-East Europe’s security of supply and the EU’s energy resilience.

Market environment

Romania is one of Europe’s fastest growing economies, in a rapidly changing energy context, and we are ready to capture this opportunity. However, while the demand for energy is expected to rise, so too is the demand from our customers to decarbonize. In 2021, the urgency of fighting against climate change was in the global spotlight on numerous occasions, such as the UN COP26 conference. In addition, regulatory initiatives such as EU’s Fit for 55 package are setting new guidelines that are bound to impact significantly many industries and society as a whole. At the same time, ensuring a stable and secure supply of energy remains a high priority on the global agenda.

Gas demand in Romania is expected to grow by 20% until 2030 compared to 2019, supported mainly by new gas-fired power generation capacities coming online, as well as gradual increase in household demand supported by the expected increase in disposable income. Thereafter, gas demand is expected to decrease, as the share of renewable sources in the electricity mix will increase and lower operating rates for gas-fired power plants are forecasted.

Despite the decline, gas will continue to play a key role in the Romanian energy system through 2040, enabled by increasing demand for hydrogen production.

Power demand is projected to increase by about 10% in 2030 compared to 2019, driven by economic growth and electrification, mainly in transportation. Moreover, the power generation mix will change, driven by a decrease in coal use and an increase in wind, solar and biomass capacities. Post-2030, domestic power demand is expected to continue to rise as electrification progresses not only in transportation, but also in more challenging-to-decarbonize industries, such as steel and cement.

Demand for gasoline and diesel will be driven by an increase in the motorization rate, which in Romania is currently only two thirds of the EU average. All three types of fuels – diesel, gasoline and jet – are expected to register higher demand by 2030 compared to 2019. Gasoline will benefit from higher car penetration and strong push towards hybridization. Diesel demand will also grow due to its extensive use in commercial transportation and the continued imports of second-hand diesel cars from Western Europe. Jet fuel will recover to above 2019 level due to the intensification of the airline transportation. Post-2030, pressure on fossil fuels will intensify and the demand is expected to decrease for diesel and gasoline, while jet consumption will see continued growth up to 2040, albeit at a slower pace, due to greater difficulties in substituting jet fuel compared to the traditional fuels used in road transportation.

The Strategy 2030 has the right balance for the Company to transition to a lower and zero carbon product mix, while delivering a secure and stable supply to meet Romania’s energy demand.

Transition to low and zero carbon

Our objective is Net Zero operations by 2050, and to achieve it, we intend to pursue three key directions: decarbonize current operations, expand lower carbon gas business, pursue low and zero carbon business opportunities. The three directions further translate into several technologies and new energy solutions that we plan to develop and apply, based on our unique expertise and capabilities.

First, the measures to decarbonize our current operations is anticipated to lead to 30% reduction of Scope 1 and 2 carbon intensity until 2030 versus 2019. This is expected to be achieved via reductions of more than 70% in E&P, more than 15% in refining and more than 20% in the power generation business. We also target Scope 1-3 carbon intensity reduction by 20% in 2030 vs. 2019, with lower and zero carbon energy for customers to account for ~60% in total products sold in 2030. We have set a target to reduce our methane intensity to less than 0.2% by 2025, in line with international targets. In addition, we aim to improve detection and to reduce fugitive emissions. We also stand by our commitment to the World Bank’s initiative “Zero routine flaring by 2030” to ending the routine flaring and venting of associated gas from oil production by 2030. Reaching our carbon targets is intended to be enabled by optimizing the E&P portfolio and using renewable power for our operations. In 2021, we achieved approximately 10% reduction in carbon intensity index compared with 2019.

For reference, Scope 1 emissions represent direct GHG emissions from operations that are majority-owned or controlled by the organization, Scope 2 emissions represent indirect GHG emissions associated with the purchase of electricity, steam, heat etc, while Scope 3 emissions represent other indirect GHG emissions that occur outside the organization from the use and processing of sold products. Carbon intensity is calculated as total emissions (all Scope 1 + all Scope 2 + all Scope 3 for energy products only) / Energy Supply.

Second, the Black Sea gas is anticipated to expand our lower carbon gas business, thus the share of gas in the company’s hydrocarbon production mix is expected to increase to around 70%. The increase in equity gas will also support the country’s efforts to decarbonize, as gas can replace coal in power generation and enable integration of renewable capacities into the power system. This reflects the pivotal role of natural gas as a transition fuel in the energy mix in Romania.

Third, we plan to develop low and zero carbon business opportunities. Our investments are projected to capitalize on Romania’s opportunities regarding renewable power, biofuels and alternative fuels, as well as hydrogen, on the potential for carbon capture and storage, and on our expertise and know-how to capture these value pools. Last but not least, by providing our customers with a range of lower carbon energy options on the longer term, we will be also contributing to their decarbonization journeys.

Building on the integrated business model currently including the Brazi power plant, we aim to complement our power assets portfolio with renewable power assets, by initiating investments in solar photovoltaic technologies. We target to put in function more than 1 GW of renewable power capacity in Romania by 2030, with added potential in the neighboring countries. Since Romania has the highest solar potential in the region, the country is also well placed to benefit from EU funds for investments in photovoltaic power plants.

Biofuels can contribute significantly to reducing emissions in road transportation and aviation. We plan to exceed 15% biofuel in total fuel production in 2030. We target 150 kt/year of cellulosic ethanol production from straw by 2030, capitalizing on Romania’s competitive advantage in terms of availability and cost of straw, thanks to the country’s large agricultural sector. To achieve this target, we consider mergers and acquisitions opportunities as well as greenfield investments, and we have already made the first steps towards these directions. Furthermore, we look into additional opportunities to use waste products for producing sustainable aviation fuel and renewable diesel, targeting a production of 450 kt/year in 2030. In Petrobrazi refinery we have successfully run end of June 2022 our first test to produce sustainable aviation fuel, by co-processing locally produced rapeseed oil. Petrobrazi thus became the first refinery in Romania to produce sustainable aviation fuel. The product can help reduce the CO2 emissions from commercial flights by about 70%, compared to conventional fuel. To meet the Green Deal climate goals, the European Commission’s current plan includes the use of at least 63% sustainable aviation fuel out of the aviation fuel demand by 2050 for EU air transport.

Meeting net-zero targets as a society means not only changing the supply mix in terms of carbon content, but also a transformation of the demand mix. We aim to develop a low carbon mobility infrastructure that will help drive the future of mobility in this part of Europe, with more than 500 points of alternative fuels, thus becoming the first oil and gas player with an electric vehicles charging network developed throughout our operating region. At the end of 2021, 34 electrical vehicles charging stations were installed based on the partnerships developed, of which 21 were operational.

Our ambitious decarbonization plans go beyond renewables, sustainable fuels and mobility. Romania offers potential for carbon capture and storage (CC&S) and for the hydrogen economy, while we have unique opportunities within our portfolio, as well as the financial capacity to capitalize on them. Regarding CC&S, we plan to take advantage of our fields high-quality geological formations that offer significant long-term carbon storage potential. CC&S is expected to play a critical role in reducing emissions not only for our operations, but for the industry at large. The demand for CC&S from hard-to-abate industries is expected to increase, thus we will be looking for partnerships with such industrial players. We are working on a demonstration project that could have the first injection occurring in the second half of the decade, if all prerequisites are in place.

In addition, we intend to test an innovative technology for carbon capture and utilization at the Petrobrazi refinery. In May 2021, we became partner in an ambitious European project to address the problem of CO2 emissions through carbon capture and conversion technologies. A testing period is foressen over a five-month period in 2024, when we will capture the CO2 from flue gases released by the cogeneration unit, further converting it electrochemically into a marketable product.

Another energy source with high development potential is hydrogen. The demand in Romania is set to grow significantly by 2040 and we have the opportunity to become an important integrated hydrogen player in the country. We are looking into low carbon hydrogen obtained from natural gas, as well as into hydrogen produced using renewable energy. In this direction, we have applied in August 2022 for public funding via National Recovery and Resilience Plan to construct a green hydrogen production unit (through water electrolysis) in Petrobrazi refinery.

Grow regional gas

The Black Sea area, the focus of the second strategic pillar, is estimated to hold significant resources. Neptun Deep development is our most important strategic project in the Black Sea. Neptun Deep covers an area of approximately 7,500 sq km in water depths ranging from 100 to 1,700 meters. The water depth of the development area ranges from 100 to 1,000 meters. Pursuant to an agreement signed in 2008, we started exploring Neptun Deep through our joint operations with ExxonMobil. Since then, 8 exploration wells have been drilled and a planned 3D seismic acquisition programme covering an area of 6,000 sq km was completed. In Neptun Deep block, there are currently discovered and appraised gas resources.

In 2019, ExxonMobil declared its intention to exit the Neptun Deep block and signed on 3 May 2022 a share sale and purchase agreement with Romgaz for the sale of its company holding the participating interest in the block. On 1 August 2022, the deal between ExxonMobil and Romgaz was finalized and, based on a previous agreement between OMV Petrom and Romgaz, on the same date OMV Petrom took over the operatorship for the Neptun Deep block.

In May 2022, Offshore Law no. 256/2018 was subject to several amendments. In the context of the current, very challenging environment, there are aspects of the current Offshore Law for which we do see a need for clarifications, particularly on the free market provisions.

Assuming key prerequisites are in place (e.g. stable and competitive regulatory and fiscal framework, free gas market) and above-mentioned clarifications are provided by the Romanian State, we anticipate nine to twelve months for a Final Investment Decision (FID), expected in mid-2023. First gas is estimated four years later, in 2027.

We expect to invest up to EUR 2 bn in the Neptun Deep project, to add an estimated recoverable resource of about 50 billion cubic meters, both net to OMV Petrom.

This project will contribute to improve our reserve replacement ratio, which is expected to exceed 100% when Neptun gas comes on stream. It is estimated to have plateau production of about 70,000 barrels of oil equivalent per day, net to OMV Petrom, for an estimated period of about 10 years, and then enter natural decline. This gas volume represents a significant shift in our portfolio balance.

We, as the largest energy company in South-Eastern Europe according to our estimates, and Romgaz, the largest producer and main supplier of natural gas in Romania (source: Romgaz), will cooperate to unlock the natural gas resources in the Neptun Deep block. These steps are essential for Romania’s energy security, for the success of the energy transition and for generating economic growth.

We have more than 40 years of experience and knowledge as an operator in the Black Sea basin and this can help unlock potential for further growth beyond Romania, positioning the Company as the partner of choice in the Black Sea region. We already have access to the neighboring Bulgarian offshore block Han Asparuh, (42.86% OMV Petrom, 57.14% TotalEnergies as operator), located south of the Neptun Deep block. Following geological and geophysical studies to identify additional drilling targets, one well is planned to be drilled in 2023, with further 2-3 more wells to follow.

On the opposite shore of the Black Sea, we hold the title for the offshore exploration Block II in Georgia. The Production Sharing Contract was signed in March 2021 and works were initiated to prepare for the acquisition of seismic data, which will allow for a detailed evaluation of this block’s potential. A decision regarding exploration drilling is expected in 2024.

In line with industry practice, we are also taking into consideration farm-down options, in order to share the risks and returns of some of these projects, which are in the early phase of exploration.

In order to focus on the Black Sea area, we divested, in the first half of 2021, our subsidiaries in Kazakhstan and the corresponding production assets to Magnetic Oil Limited.

Optimize traditional business

The third pillar of the Strategy 2030 focuses on value over volume and operational excellence in all business segments, capitalizing on our integrated business model. Our core business is expected to continue to be highly cash generative, and the main financing source for our investments in regional gas growth and low and zero carbon projects, as well as for the dividend distribution, until Neptun Deep comes on stream.

In E&P, our main strategic objectives are to maximize the economic recovery of our mature fields and to lower the unitary production cost. We aim to significantly reduce complexity in our operations ensuring the resilience and profitability in the long run by further divesting non-strategic fields and outsourcing non-core activities. At the end of 2021, the transfer of 40 marginal onshore oil and gas fields in Romania to Dacian Petroleum S.R.L. was finalized as part of a business transfer arrangement. For the remaining assets, our target is to reach 95% modernized and automated facilities and wells by 2030 (vs. 82% automated wells and 76% modernized/ automated facilities in 2021). Notwithstanding all our efforts to decrease costs, the unit production cost is expected to be negatively impacted until 2025 by significantly lower production volumes, but it is anticipated to decrease thereafter driven by the Neptun Deep project. In 2021, the production cost was USD 12.73/boe for a production of around 129 kboe/day. With Neptun Deep volumes, the production is estimated to be higher in 2030, while the operating cash flow is expected to increase at a 2020-2030 CAGR rate of over 5% (from around USD 11/boe in 2020).

To unlock additional resources, we plan to concentrate our investments on the most profitable 100-120 fields, mature the contingent resources via infill drilling and near-field opportunities and implement enhanced oil recovery projects. We also intend to drill more than 60 new wells and sidetracks and perform more than 400 work-overs jobs on average annually by 2030.

In R&M, our top priorities are maximizing Petrobrazi’s profitability, building a sustainable refining business and securing our leading retail position in Romania with our dual brand strategy complemented by strong partnerships. Since 2005, we have invested more than EUR 1.8 bn in our Petrobrazi refinery to ensure best-in-class asset operations and reliability, capturing value from our integrated operations and increased fuel demand over the period. Until 2030 we expect an average refinery utilization rate greater than 95%. In 2023 and 2028, major turnaround programs are planned, thus the utilization rate will be between 85% and 90% in those years. We will further maximize value through integration and efficiency, shifting production towards higher value products and preparing for a more sustainable refining business. We will upgrade the bottom of the barrel towards non-fuel products such as bitumen, carbon black or calcined coke (up to around 200 kt/year in 2030), and explore value-adding opportunities, including an increase in aromatics capacity with 50 kt/year in 2030 compared to 2020.

In retail, our long-term ambition is to maintain our current leading position in Romania while capitalizing on our position in the other markets where we operate. We aim to continue to leverage our dual brand strategy – Petrom and OMV – as our main competitive advantage. For the Petrom brand, we intend to pursue strategic partnerships in the non-fuel business, such as the one with Auchan. At the end of 2021, 128 MyAuchan stores were opened in our filling stations and our target is to finalize the roll-out by 2023. In order to increase customer loyalty and attract especially younger families, dedicated campaigns are planned to help secure Petrom’s top positioning as a brand of national importance offering the best value for money. In the premium segment, the OMV brand is anticipated to maintain its position as top-quality leader with high-performance fuels. This is complemented by the VIVA shop experience which stands for higher value products with high-quality ingredients.

The future mobility landscape is expected to be diverse, reflected in the customer demand and the availability of future energy choices. We intend to continue to explore all alternative energy and fuel solutions. One of our strongest competitive advantages in retail is the extensive customer base, which is expected to increase to above 2 mn clients per day in our stations and will allow us to have a meaningful impact on decarbonizing mobility. We aim to expand our portfolio with a broader number of services offered, such as last mile delivery, pick-up point and waste to energy services. Digitalization plays a key role in our lives and is expected to have a great impact on the customers’ future experience and focus. We aim for a single digital gate to our brands, by offering timely and tailor-made future experiences. All these will be reflected by our performance – our non-fuel business margins are expected to double by 2030 compared to the approximately EUR 80 mn in 2020. Together with the rise of throughput per filling station by around 20% compared to 5 mn liters in 2020, non-fuel business will drive the increase in profitability per filling station by 20% in 2030 compared to 2020.

In G&P, we aspire to become the supplier of choice for customers in their energy transition. We will grow beyond equity gas, by further extending origination and trading, enhancing gas and power portfolio management, and developing operations in the neighbouring countries. These are expected to translate into total gas sales increasing to approximately 70 TWh by 2030 from around 49 TWh in 2021. In the power business, our investments in renewable power are intended to lead to green power sales making up more than 20% of our total power sales by the end of the decade, thus contributing to our ambition to reduce our carbon intensity and Scope 3 emissions and supporting our customers’ transition to cleaner energy.

Financial frame

The financial frame is based on three key elements: rigorous capital discipline, strong financial performance, and attractive returns to shareholders. Our balance sheet and strong asset base are expected to support our strategic ambitions of combining value growth with competitive shareholder returns. Financial targets for 2030 include robust cash generation and more than double Clean CCS Operating Result in 2030 versus 2020 to above EUR 1.5 bn (of which around 15% from low and zero carbon business and one third from regional gas growth). We envisage for the strategy period an overall CAPEX of around EUR 11 bn, with EUR 3.7 bn or around 35% allocated to low and zero carbon projects. The targeted internal rates of return for traditional and regional gas growth projects are above 12%, while for energy transition we aim to achieve above 9% unleveraged internal rate of returns. In any scenario, we plan to limit the gearing ratio at 20% throughout the strategy period.

Our Strategy 2030 is projected to enable stronger commitment to dividend growth, namely an increase of the base dividend per share by 5 - 10% per annum on average by 2030. In a favourable market environment and at management discretion, special dividends may also be distributed, provided that CAPEX plans are funded. Total dividends are estimated to represent approximately 40% of our cumulative operating cash flows for 2022-2030, in a base case price scenario.

Our Strategy 2030 envisages how we plan to further transform our company, offering decarbonization solutions to our customers, supporting the Romanian society on its path to a carbon-neutral future and creating sustainable long-term value for all our stakeholders.

History

The significant events in our history are as follows:

1997	Founded as the National Oil Company Petrom S.A. (“Societatea Nationala a Petrolului Petrom S.A.” or “SNP Petrom SA”)

1999	Discovered the largest Romanian oil field in 20 years on the Black Sea platform through the Pescarus 60 well. The first stage of the privatisation process begins through a share capital increase.

2001	Listing of our shares on the Bucharest Stock Exchange.

2004	Completion of the privatisation process. OMV acquired 33.34% of the share capital, followed by a share capital increase, raising OMV’s stake to 51%.

2005	Began a 3D seismic data acquisition programme in Romania.

2006	Acquired 99.9% of the share capital of three OMV retail networks (Romania, Bulgaria, Serbia); acquired from MOL 30 filling stations and a 95% stake in Aviation Petroleum from MOL Romania.

2007	Made the first exploratory discovery in Romania based on the application of new 3D seismic technology at well 570 Torcesti.

2008
Signed a contract for the construction of the Brazi power plant with a consortium composed of General Electric and Metka.
Entered into a co-operation agreement with ExxonMobil for the exploration of Neptun Deep offshore block.

2009	Commenced oil production in the Komsomolskoe field in Kazakhstan. Inaugurated a new gas processing plant within the oil terminal at Midia.

2010
Changed the name to OMV Petrom S.A.
Entered into a 15-year PEC with Petrofac for several fields in southwest Romania and a 17-year PEC with PetroSantander for nine onshore fields in the Arad area.
Entered into a partnership with Hunt Oil for exploration of two onshore blocks in eastern Romania.

2011
Set a world record in shallow horizontal drilling in Suplacu de Barcau: three horizontal wells drilled at a depth of less than 200 metres.
First power deliveries to the grid as part of the Brazi power plant testing.
Wind park Dorobanţu started commercial operations.
OMV Petrom put in production the largest onshore gas and condensate well in Totea, Oltenia region

2012
Inaugurated the Brazi power plant.
The Domino-1 exploration well encountered natural gas in Neptun Deep.
Entered into a 15-year PEC with Expert Petroleum for thirteen oil and gas fields in western Romania.

2013
Together with ExxonMobil, successfully completed acquisition of the largest ever Black Sea 3D seismic survey in the Romanian waters of the Black Sea.
Entered into a partnership agreement with Repsol to explore deep onshore blocks in Romania.

2014
Together with ExxonMobil, began the drilling of Pelican South 1 exploration well on a new prospect on the Neptun block.
Together with Hunt Oil, announced the discovery of a new oil and gas field in the south of Buzău County, Romania (Padina field).

2015	Together with ExxonMobil, began drilling the second-deepest water well in Neptun Deep. Discovered a new oil field in the shallow water of the Romanian Black Sea.

2016	Listing and admission to trading of Global Depositary Receipts on the London Stock Exchange.

2017
Together with Auchan Romania opened the first MyAuchan store in a Petrom filling station.
Sale of Dorobantu Wind Park to Transeastern Power B.V.
Transferred 19 onshore oil fields in Romania to Mazarine Energy.

2018
Petrobrazi turnaround allowed us to extend the period between two turnarounds from 2 years to 4-5 years.
After Repsol exit, we became sole titleholder and operator of the four exploration blocks V Băicoi, VI Târgoviște, XII Pitești and XIII Târgu Jiu.
Announcement of a new dividend policy reflecting the aim for a competitive shareholder return throughout the business cycle, including paying a progressive dividend.

2019
Transferred 9 onshore fields in Romania to Mazarine Energy.
New Polyfuel unit in Petrobrazi refinery started production.
Successfully completed the optimization program for our fuel storage infrastructure.
Started new drilling campaign in the shallow waters of the Black Sea

2020
Agreement with Auchan Retail to extend partnership for opening MyAuchan proximity stores in Petrom filling stations.
Joint plan with Eldrive to install 30 fast charging stations for electric cars in filling stations in Romania and Bulgaria.
Entered Han-Asparuh offshore exploration block in Bulgaria.
Concluded issuer market making services agreement with WOOD & Company Financial Services.
Investments of EUR 21 mn at Petrobrazi to increase the bio-blending capacity

2021
Signed the Production Sharing Contract for offshore Block II, Georgia.
Reached agreement with Romgaz to become operator of the Neptun Deep, after completion of Romgaz takeover of ExxonMobil participation in the Neptun Deep project
Closed the divestment of the production assets in Kazakhstan to Magnetic Oil Limited.
Closed the transfer of 40 marginal fields to Dacian Petroleum.
First licensed and first delivery of liquefied natural gas in Romania.
Launched Strategy 2030: Transforming for a lower carbon future.
The Shares were included in the indices of the global supplier FTSE Russell (FTSE Global All-World, FTSE Global All-Cap, FTSE Global Total-Cap and FTSE Global Mid Cap)
Partnerships with Renovatio and charge&GO for e-mobility.

2022
Completed the first photovoltaic park that supplies green energy for its own operations in Icoana, Olt County.
Launched OMV Petrom Foundation to strengthen the company’s contribution to social projects.
OMV Petrom and Auchan Romania reached more than 200 MyAuchan stores in Petrom stations
OMV Petrom announced in June the first batch of sustainable aviation fuel at Petrobrazi
Following Romgaz announcement on the closure of the transaction with ExxonMobil on 1 August 2022, OMV Petrom became the Operator of the Neptun Deep block

Corporate Structure

The chart below shows our simplified corporate structure:

Exploration & Production (E&P)

Overview

The E&P business segment explores for, develops and produces crude oil and natural gas in Romania, including the Romanian part of the Black Sea, Kazakhstan (until May 2021, when the production assets were divested via share deal to Magnetic Oil Limited), Georgia and Bulgaria (both offshore). We are focused on reducing the natural decline and enhancing recovery rates from our mature fields, while positioning ourselves for future offshore regional growth.

The following table sets out key financial and operating information for the E&P business segment in the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Segment sales (RON mn) [1]	6,162	9,227	3,917	8,777
Operating Result (RON mn) [2]	(985)	1,660	659	2,992
Capital expenditure (RON mn) [3]	2,382	2,025	993	1,022
Total hydrocarbon production (mn boe)	52.98	47.21	24.67	21.84
Crude oil and NGL production (mn bbl)	25.51	23.05	11.94	10.48
Natural gas production (bcm)	4.21	3.70	1.95	1.74

Notes:

(1)	Include sales to third parties and inter-segment sales.

(2)	Excluding intersegmental profit elimination.

(3)	Including capitalized exploration and appraisal and acquisitions.

Our footprint is concentrated in Romania, where we accounted for almost the entire domestic crude oil and approximately 40% of domestic gas production in 2021. In Romania, we have exploration licences for 8 onshore and 2 offshore blocks, with a total area of 26,465 sq km (14,645 sq km of onshore blocks and 11,820 sq km of offshore blocks). Our concessions include around 150 commercial oil and gas fields in which we operate approximately 5,900 producing wells. The following map shows our exploration perimeters and the partnerships for exploration or production areas (joint operation agreements and PECs) and does not include our own operated production assets from Romania:

In Kazakhstan, where we were active between 1998 and 2021, we held development and production licences for 4 onshore fields, in which we operated approximately 50 wells.

In 2020, we completed the acquisition of OMV Offshore Bulgaria GmbH, thus entering the Han Asparuh deepwater offshore exploration license. The 3D seismic aquired in 2020 (5,614 km2) was processed and interpreted, leading to the identification of a prospect to be drilled in 2023. In April 2022, the license period was extended until May 2024.

The following map shows our exploration area in Bulgaria:

In March 2021, we have signed the production sharing contract for the offshore exploration Block II from Georgia. Works were initiated for the seismic acquisition, for which tendering is ongoing and the timing is still to be determined.

The following map shows our exploration area in Georgia:

We have engaged in a sustained investment plan in E&P, with capital expenditure of RON 2,025 mn in 2021 and RON 1,022 mn in the six months ended 30 June 2022, representing 72% and 74%, respectively, of our Group capital expenditure in these periods. Our investments in the past years have focused mainly on drilling and work-over activities, modernization of the current facilities, safety of operations and offshore compliance as well as exploration and appraisal activities.

Production

We are the largest energy company in South-Eastern Europe, according to our estimates, and Romania is the centre of our oil and gas production (Kazakhstan was part of our portfolio until May 2021, when the production assets were sold via share deal to Magnetic Oil Limited), where our operations span around 150 commercial oil and gas fields in which we operate approximately 5,900 producing wells (at the end of 2021). The table below details our production data for the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Romania
Oil and NGL (mn t)	3.25	3.11	1.57	1.46
Oil and NGL (mn bbl)	23.38	22.37	11.27	10.48
Natural gas (bcm)	4.15	3.68	1.93	1.74
Natural gas (mn boe)	27.13	24.05	12.61	11.36
Total Romania (mn boe)	50.51	46.42	23.87	21.84
Kazakhstan
Oil and NGL (mn t)	0.27	0.09	0.09	-
Oil and NGL (mn bbl)	2.13	0.68	0.68	-
Natural gas (bcm)	0.06	0.02	0.02	-
Natural gas (mn boe)	0.34	0.12	0.12	-
Total Kazakhstan (mn boe)	2.47	0.80	0.80	-
Group total (mn boe)	52.98	47.21	24.67	21.84

Our total hydrocarbon production declined from 52.98 mn boe in 2020 to 47.21 mn boe in 2021 due to the divestment of fields in Kazakhstan to Magnetic Oil Limited, the transferred 40 marginal fields to Dacian Petroleum S.R.L. and the high natural decline. Due to the same reasons total hydrocarbon production decreased from 24.67 mn boe in the first six months of 2021 to 21.84 mn boe in the same period in 2022. We will continue to focus on portfolio optimization and the most profitable barrels, through assessing selective fields divestments.

Romania

Although the history of petroleum extraction in Romania is extensive, with some of our fields in production for more than 55 years, the recoverable reserves base remains considerable. We seek to reduce the natural decline of our mature hydrocarbon fields, optimise production through work-overs, drilling activities and IOR/EOR projects to maximize the potential of current E&P assets. Through PECs and JOAs with partners for small fields, we aim to maximise production while improving operational efficiency.

In Romania, our daily average equivalent production amounted to 138.00 kboe/d in 2020 and decreased to 127.17 kboe/d in 2021 and to 120.67 kboe/d in the first six months of 2022 (compared to 131.89 kboe/d in the same period in 2021). Offshore production in 2021 accounted for 15.74% from total hydrocarbon production in Romania (5.03% of the crude oil and NGL production and 25.71% of natural gas production). In 2021, the crude oil production obtained using improved and enhanced oil recovery techniques accounted for approximately 25% of total domestic oil production. Heavy oil, representing crude oil with density greater than 900 kg/m3, accounted for 36% of total production of crude oil including condensate.

In the six months ended 30 June 2022 in Romania, total oil and gas production stood at 21.84 mn boe (compared to 23.87 mn boe in the six months ended 30 June 2021). Domestic crude oil production was 10.48 mn bbl, 7.0% lower compared to the six months ended 30 June 2021, mainly due to divestment of the 40 marginal fields to Dacian Petroleum S.R.L. and high natural decline. Domestic gas production declined in the first six months of 2022 by 9.9% to 11.36 mn boe, mainly due to divestment of the 40 marginal fields to Dacian Petroleum S.R.L. and high natural decline on main fields.

The table below presents the daily average equivalent production at our key producing areas in Romania in 2021:

Area	Oil/gas	2021 production (kboe/d)
Oltenia	Oil and gas	31.7
Petromar	Oil and gas	20.0
Moldova	Oil and gas	19.6
Muntenia	Oil and gas	16.6
Muntenia Vest	Oil and gas	15.0

We aim to maximise the ultimate recovery rates of oil and gas from the reservoirs through improved and enhanced oil recovery extraction processes (including water, steam and polymer injection), additional drillings and work-overs and further modernisation of our operations. Water injection performance is a top priority to maintain reservoir recovery. Our recovery enhancement programme in Romania currently includes 45 water injection initiatives and 2 viscous saltwater injection initiatives.

Our gas projects include drilling new wells and performing additional workovers in order to maximize recovery via surface facilities in a more efficient, environmentally friendly and technically proficient manner. In Lebăda East NAG project we reduced the natural decline of production by upgrading compression and ancillary facilities. In the Mădulari and Burcioaia fields, we are enhancing the gas processing using dehydration technologies. Mădulari was our first project to incorporate the “solid bed scavenger” technology, intended to remove hydrogen sulphides from natural gas.

We also seek to maximise production from mature fields by entering into PECs with international companies with expertise in unlocking the value in mature oil and gas assets. At 30 June 2022, we are also party to three Production Enhancement Contracts (“PECs”) with Expert Petroleum Solution SRL for six fields in the Gorj area (PEC Ticleni), PetroSantander Romania SRL (“PetroSantander”) for five fields in the Arad area (PEC Turnu) and Expert Petroleum SRL (“Expert Petroleum”) for ten fields (out of which only nine are operational at the end of June 2022, and for the other the closing confirmation was subsequently received from ANRM) in the Timis area (PEC Timis). We are also party to a Joint Operating Agreement with Hunt Oil covering I Adjud and VIII Urziceni East blocks with production in the Padina field. In Q4/20, Expert Petroleum gave notice of early termination of the PEC Timis with effective date on 1 January 2023. A process was initiated to divest both assets Timis and Turnu. In parallel, discussions are taking place with Expert Petroleum to continue operations in Timis beyond end of 2022 and until a potential divestment is completed. In January 2022 an addendum to PEC Ticleni was signed between parties for the extension of the contract from 2025 to 2030. The total annual production of PECs & JOA in 2021 was 7.0 kboe/d, (2020: 8.0 kboe/d), representing 5.4% of our total domestic production. In 2021, PEC Ticleni contributed with 3.4 kboe/d, PEC Turnu added 0.9 kboe/d, PEC Timis added 1.7 kboe/d and production under the Hunt Oil Joint Operating Agreement contributed with 1.0 kboe/d.

The below table shows certain information regarding the total number of new wells and of work-over activities:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Wells drilled	63	36	22	21
Work-overs completed	830	695	376	324

Our drilling and work-overs activity make a significant contribution to our overall production levels. For example we estimate that approximately 18.5% of our total production from Romania in 2021 is attributable to wells drilled over the 8 year period ended 31 December 2021.

For full year 2022, production in Romania, excluding portfolio optimization, is expected to decline below 7% year-on-year. We intend to continue our operational excellence initiatives focusing on maximizing the potential of current E&P assets, also taking into account the operating market environment. We intend to focus our operational activities on delivering approximately 600 workovers and around 60 new wells and sidetracks, dependent on the investment climate.

Kazakhstan

Kazakhstan was part of our production business line until May 2021, when the operated fields were divested to Magnetic Oil Limited. We were active in the area since 1998, operating four development and production licences (Turkmenoi, Aktas, Tasbulat and Komsomolskoe oil and gas fields).

In Kazakhstan, our daily average equivalent production amounted to 6.8 kboe/d in 2020 and 2.2 kboe/d in 2021.

Exploration

Our exploration activities are aimed at rejuvenating our production base. In Romania, we hold exploration licences for 8 onshore and 2 offshore blocks, with a total area of 26,465 sq km (14,645 sq km of onshore blocks and 11,820 sq km of offshore blocks). In the year ended 31 December 2021, we made an exploration expenditure amounting to RON 194 mn, broadly flat compared to 2020, as lower costs related to abandoned exploration deep wells were counterbalanced by higher 3D seismic acquisition activities. Our total exploration expenditures amounted to around RON 8 bn from 2005 to 2021.

In the first six months of 2022, our exploration expenditures increased to RON 63 mn. In furtherance of our exploration activities, we engage two- and three-dimensional (2D and 3D) seismic acquisition near-field and frontier exploration activities, which allow geophysicists to map subsurface formations and anomalies to predict where oil and gas may be trapped in sufficient quantities for exploration activities. In addition to the 405 sq km of 3D seismic acquired in 2021, we have achieved another 108 sq km in the first six months of 2022. Moreover, we engage in onshore and offshore acreage acquisitions and partnerships with leading international oil and gas companies.

Offshore Exploration

We are engaged in the following offshore exploration activities:

•	Neptun block

Our exploration in the XIX Neptun offshore block takes place in both the deep-water and the shallow water sectors of the Black Sea.

The Deepwater Zone of XIX Neptun offshore block covers an area of approximately 7,500 sq km in water depths ranging from 100 to 1,700 meters. The water depth of the development area ranges from 100 to 1,000 meters. Pursuant to an agreement signed in 2008, we started exploring Neptun Deep through our joint operations with ExxonMobil. Since then, 8 exploration wells have been drilled and a planned 3D seismic acquisition programme covering an area of 6,000 sq km was completed.

In Neptun Deep block, there are currently discovered and appraised gas resources.

In 2019, ExxonMobil declared its intention to exit the Neptun Deep block and signed on 3 May 2022 a share sale and purchase agreement with Romgaz for the sale of its company holding the participating interest in the block. On 1 August 2022, the deal between ExxonMobil and Romgaz was finalized and, based on a previous agreement between OMV Petrom and Romgaz, on the same date OMV Petrom took over the operatorship for the Neptun Deep block.

In the shallow water sector of the Neptun block, we engage in exploration activities covering an area of approximately 2,300 sq km. We hold a 100% interest in the shallow-water sector of Neptun XIX offshore block and we are the operator. We completed a 3D seismic acquisition programme covering an area of 1,600 sq km. The seismic data are undergoing interpretation, which will allow the evaluation and maturation of additional opportunities in the Black Sea.

•	Han Asparuh Block (BULGARIA)

Han Asparuh Block covers an area of approximately 13,820 sq km. We and TotalEnergies hold interest in the joint operations (42.86% OMV Petrom, 57.14% TotalEnergies), with TotalEnergies acting as operator. The 3D seismic aquired in 2020 (approximately 5,600 sq km) was processed and interpreted, leading to the identification of a prospect to be drilled in 2023.

•	Block II (GEORGIA)

We hold 100% interest in Block II, which covers an area of approximately 5,280 sq km. In the offshore exploration Block II from Georgia, the production sharing contract was signed in March 2021. Works were initiated for the seismic acquisition, for which tendering is ongoing and the timing is still to be determined.

Onshore Exploration

While offshore exploration in the Black Sea is the major focus of our exploration activities, onshore exploration through highly intensive geological and geophysical activities remains also important. Seismic data recorded from 2020 to 2021 is being processed and interpreted in order to refill the drilling projects portfolio.

The onshore exploration activity performed in Romania in the years ended 31 December 2020 and 2021 and the six months ended 30 June 2022 is set out in the table below:

	Years ended 31 December		Six months ended 30 June
	2020	2021	2022
	(units)
3D (sq km)	-	405	108
2D (sq km)	-	20	-
Wells drilled	1	1	-

In the Adjud and Urziceni East blocks, which are under a joint operating agreement with Hunt Oil acting as operator, we completed a drilling programme in the third quarter of 2014. As part of this partnership, in December 2014, we announced the discovery of a new oil and gas field in VIII-Urziceni East Block, in Buzău County, Romania. Testing operations have confirmed the production potential of the discovery. In March 2021, OMV Petrom finalized the processing of the large 3D seismic survey acquired in 2020 in the exploration block VIII-Urziceni East together with Hunt Oil Company of Romania S.R.L. as operator. Interpretation of the 3D seismic was finalized, the prospects portfolio was updated, and potential drilling candidates were selected for 2022.

E&P licences

A licence from state authorities (which in Romania is called a “petroleum agreement”), is required to explore for and produce oil and natural gas in Romania. As of 31 December 2021, we and our joint operations partners held 2 exploration licences covering 10 exploration blocks. These licences grant us the exclusive right to explore, develop and extract hydrocarbons from fields in a defined area during the term set in each licence. In addition, as of 31 December 2021, we held development and production licences for around 150 commercial oil and gas fields, which grant us the exclusive right to extract hydrocarbons from fields in  defined areas during the terms set in the licences.

We actively monitor the terms of each of our licences with the aim of ensuring full compliance with our obligations thereunder in order to minimise the risk that such licences may expire or be prematurely revoked. We monitor upcoming auctions for new licences and aim to tender for licences which we believe will add value to our resources and reserves base and which are consistent with our strategy and business focus. With respect to our existing portfolio of licences, we monitor our compliance with the key delivery targets provided for in each licence and seek to obtain any necessary amendments or renewals of the licences’ terms, including design documentation and mineral extraction permissions. We also focus our efforts on the licences we deem (in our subjective view) most profitable and productive, while identifying and then divesting those licences we deem (in our subjective view) unproductive.

Hydrocarbon Reserves and Reserves Replacement

Reserves

The following table sets out our estimated proved and probable reserves as of 31 December 2021:

	Oil and NGL		Natural gas		Total
	(mn t)	(mn bbl)	(bcf)	(mn boe)	(mn boe)
Romania
Proved (1P)	36.0	258.8	865.5	160.3	419.1
Proved and probable (2P)					680

The following table sets out our estimated proved and probable reserves as of 31 December 2020:

	Oil and NGL		Natural gas		Total
	(mn t)	(mn bbl)	(bcf)	(mn boe)	(mn boe)
Romania
Proved (1P)	38.8	279.0	928.7	172.0	451.0
Proved and probable (2P)					720
Kazakhstan
Proved (1P)	2.5	19.8	12.0	2.0	21.8
Proved and probable (2P)					41
Total proved (1P)	41.3	298.8	940.7	174.0	472.8
Total proved and probable (2P)					761

Reserves Replacement

The Group’s three-year average Reserve Replacement Rate decreased to 27% in 2021 (2020: 44%), and in Romania it decreased to 40% (2020: 43%). For the single year 2021, the Reserve Replacement Rate in the Group was negative at -14%, reflecting the divestment of assets from Kazakhstan and the transfer of 40 onshore marginal fields in Romania (2020: 41%), while in Romania it decreased to 31% (2020: 48%).

We continue our efforts to address the reserve replacement through continuous workovers of mature fields, infill drilling programme, combined with diversification of the recovery technologies applied.

Energy efficiency, CO2 and methane emissions reduction projects in E&P

As of 30 June 2022, we have in operation 31 (36 including Petromar) Gas to Power (“G2P”) and Combined Heat and Power (“CHP”) units with a total installed capacity of 69 MW (102 MW including Petromar). In Q1/21 (February), G2P Paraieni was put in function with an installed capacity of 1.75 MW and in Q4/21 G2P Oarja (1.3 MW) and G2P Baicoi Vest (1.45 MW). Other G2P/CHP units with a capacity of about 21 MW are planned to go live in 2022/2023.

We completed the first photovoltaic park that supplies green energy. The electricity will be used for own consumption, within the Exploration and Production division. The park includes nearly 1,000 photovoltaic panels installed on an area of 5,500 sqm, equal to the size of a football field, in Icoana, Olt County. They will produce more than 4,600 MWh of green electricity throughout their entire life cycle, estimated at 13 years. The installation has a high-performance ratio, of 84%. By replacing the conventional electricity source, the carbon dioxide emissions will be reduced by more than 1,200 tons throughout the entire life cycle of the panels. Other two bigger hybrid projects, Solar to Power (S2P) & G2P/CHP, are now in execution phase to be completed in 2022/2023 within Asset Valahia and Oltenia.

Refining & Marketing (R&M)

Overview

The R&M business segment’s activities include processing crude oil and delivering refined products within an optimized supply chain to retail, wholesale customers and to export markets. In the Refining business line, we operate the modernised Petrobrazi refinery, which has an annual refining capacity of 4.5 mn t/y. The modernisation programme was completed in June 2014, with investments totalling approximately EUR 600 mn between 2010 and 2014, out of total investments of more than EUR 1.8 bn between 2005-2021 for Petrobrazi refinery.

Our production is brought to retail consumers through our network of approximately 790 filling stations under two brands, OMV and Petrom, in Romania, Bulgaria, Moldova and Serbia. In addition to retail consumers, our Marketing business line serves a wide range of wholesale customers, including industrial companies, airlines and freight companies.

The following table sets out key financial and operating indicators for the R&M business segment for the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Segment sales (RON mn) [1]	13,657	19,264	7,854	14,221
Operating Result (RON mn) [2]	1,060	2,663	998	2,298
Capital expenditure (RON mn)	793	766	198	261
Total refined product sales (mn t) thereof	4.99	5.34	2.39	2.53
Gasoline	1.29	1.28	0.60	0.65
Diesel	2.52	2.79	1.24	1.30
Kerosene/ Jet fuel	0.13	0.16	0.05	0.11
Fuel Oils & Bitumen	0.33	0.32	0.15	0.09
Retail sales volumes (mn t) [3]	2.62	2.94	1.35	1.41
Number of filling stations	793	787	789	787

Notes:

(1)	Include sales to third parties and inter-segment sales.

(2)	Excluding intersegmental profit elimination.

(3)	Retail sales volumes include sales via our filling stations in Romania, Bulgaria, Serbia and Moldova.

Refining

We operate the Petrobrazi refinery, located near the city of Ploiesti, Romania, a regional commercial and industrial centre approximately 60 km north of Bucharest, Romania. The Petrobrazi refinery processes the entire quantity of crude oil from our E&P production. In addition, the facility has pipeline access to and is also processing imported crude oil. The refinery is located in our main domestic oil and gas producing regions and accounted for approximately 35% of the overall crude processing capacity of Romania as of 31 December 2021, according to Company estimates based on INS data. The Petrobrazi refinery is connected to the pipeline infrastructure of Conpet, a majority state-owned transport company in Romania which we contract to transport crude oil from our production fields and from the crude oil terminal at Constanta Port at the Black Sea. We also rely on Oil Terminal for handling our crude oil imports. Oil Terminal is majority-owned by the government and is the only Romanian company which specialises in loading, unloading and storage of crude oil and oil products. Conpet and Oil Terminal tariffs are regulated by ANRM, the regulatory authority for mineral resources in Romania.

Between 2010 and 2014, we invested approximately EUR 600 mn in the modernisation of the Petrobrazi refinery. After completion of the Petrobrazi refinery modernisation, the opportunity was taken to demonstrate the maximum throughput based on a timeframe of the best 30 consecutive days. As a result, the annual refining capacity has been updated from 4.2 mn t/y to 4.5 mn t/y as of the first quarter of 2015. In addition, we adjusted the refinery’s yields to domestic demand by investing in upgrading the diesel hydro-treater and the fluid catalytic cracker units. These investments are expected not only to improve yields, but also to support a further increase in the refinery’s operational efficiency.

Following the modernisation program implementation, refinery configuration was adapted to maximize integration value from processing entire domestic crude. Moreover, the indicator refining margin significantly increased by shifting yield structure according to market demand (increasing middle distillates yields and reducing own crude energy consumption).

We continued the investment program in Petrobrazi focusing on modernization of tankfarm and storages, as well as on legal and environmental compliance projects.

In 2018, the planned Petrobrazi refinery turnaround, marked the beginning of a five-year cycle between turnarounds, an achievement which secures important benefits in terms of costs generated by the shutdown / restart of the refinery and the disruption in production.

In 2019, a new unit, Polyfuel plant, became operational. It converts olefins from LPG into more valuable products, such as gasoline and diesel.

Starting 2021, following EUR 21 mn investments, our annual blending capacity at Petrobrazi increased from 200 kilotons to approximately 350 kilotons (of biofuel content into fuels); thus, currently we are able to supply fuels with increased quantities of bio-components into finished products.

In Petrobrazi Refinery we have sucessfuly run at the end of June 2022 our first test to produce sustainable aviation fuel by co-processing locally produced rapeseed oil. Petrobrazi was thus the first refinery in Romania to produce sustainable aviation fuel. The product will help reduce the CO2 emissions from commercial flights by about 70%, compared to conventional fuel.

The Petrobrazi refinery produces a wide range of refined oil products. Refined oil products include mainly gasoline, diesel, jet fuel, heavy and light fuel and LPG. The Petrobrazi refinery achives a yield of approximately 45% middle distillates such as diesel and jet fuel, and approximately 47% other distillates, including gasoline, petrochemicals (e.g., propylene, benzene, toluene and sulphur), LPG, fuel oil and coke, with the approximately 8% representing the refinery’s own crude consumption.

The following table sets forth the throughput and production for the Petrobrazi refinery for the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Crude oil processed (kt)1)	4,097	4,315	2,053	2,026
Refinery utilization rate (%)	92	97	93	92
Production (kt), thereof	4,177	4,412	2,112	2,030
Gasoline	1,240	1,286	606	614
Diesel	1,911	2,079	1,002	922
Kerosene/Jet fuel	77	86	25	34
Fuel Oils	254	241	127	84
LPG	157	170	81	87
Petroleum coke	274	276	132	137
Other 2)	264	274	139	152

Notes:

(1)	Including NGL;
(2)	Comprises other products as Propylene, Naphta, Hydrotreated Gasoline, Heavy Gasoline Fraction, Sulphur, etc.

Marketing

We aim to deliver high-quality products through our extensive network of approximately 790 filling stations, both in Romania and in the neighbouring countries of Bulgaria, Serbia and Moldova, as well as through customised sales channels to B2B customers. Our filling stations are operated under two brands, OMV and Petrom, with the OMV brand directed at the premium market, while Petrom is positioning as “value for money” brand. The following table sets out the number of our filling stations per country:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Romania	560	561	561	562
Moldova	77	69	71	69
Bulgaria	93	94	94	93
Serbia	63	63	63	63
Total	793	787	789	787

Based on data from the INS of Romania, the NSI of Bulgaria, the UNKS (Oil Association) of Serbia, and ANRE of Moldova, we have a strong presence in the retail business in our operating region, while we remain the leader in the Romanian retail market.

In 2020, we have finalized the agreement with Auchan Romania to extend our partnership and to open 400 MyAuchan proximity stores in the Petrom-branded filling station network in Romania by end of 2024. MyAuchan proximity stores are replacing the existing commercial spaces in the Petrom-branded filling stations, offering customers over 2,500 products. Thus, Petrom’s best value for money proposition in fuels has been completed with Auchan’s offering of 24/7, convenient, accessible goods, available while customers fuel their cars. Following the success of the already refreshed filling stations, the accelerated implementation was agreed and the current target is to finalize the roll-out in 2023, one year earlier than initially planned.

Concerning our plans regarding electric mobility, our approach is to develop the electric vehicle-recharging infrastructure in our filling stations network in partnership with other players in this field. Thus, starting 2020, we have initiated partnerships for developing electro-mobility by installing fast and ultra-fast recharging stations for electric cars in filling stations in all the countries we operate.

In the wholesale market, we are a major business partner for companies and institutions acting in transportation, industry, construction, agriculture, as well as for public institutions. We are also the leading provider of aviation fuel and fueling services in Romania based on market data from the INS. Through our network of regional storage facilities or directly from our refinery, we deliver petroleum products to more than 17,000 business customers (including wholesale and card customers).

The following table presents certain operating and financial data of our Marketing business line for the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Romania
Average throughput per filling station (mn litres)	4.88	5.48	2.52	2.61
Total market share (%)[1]	33	34	33	34
Total for OMV Petrom Group
Average throughput per filling station (mn litres)	4.03	4.57	2.09	2.19
Total market share (%)[2]	23	24	23	23

Notes:

(1)	Source: Company calculation based on available data, including data from INS
(2)
Source: Company calculation based on available data, including from INS of Romania, NIS of Bulgaria, the UNKS (Oil Association) of Serbia, and the ANRE of Moldova. Calculated by dividing total sales of OMV Petrom Group in the operating countries (Romania, Bulgaria, Serbia, Moldova) to total sales from the respective countries.

In 2022, in an unprecedented market context triggered by the Russia-Ukraine conflict, prices for petroleum products have reached highest levels on international markets. In this context, governments have implemented different intervention measures to support consumers in these very unusual times. The Romanian Government adopted temporary measures to reduce fuel prices, applicable between July to September, and we voluntarily comply with these measures.

Gas & Power (G&P)

Overview

The G&P segment is active in various stages of the gas value chain with two lines of business: (i) gas and (ii) power. We are an important player on the Romanian gas market, focused on supplying gas to commercial and industrial clients. Based on data from ANRE, we supplied approximately 38% of total Romanian gas consumption, with approximately 4.52 bcm (48.94 TWh) gas sales in 2021. Also, we produce and supply electricity to the Romanian power market, at our gas-fired combined cycle power plant (“CCPP”) Brazi with a a net electrical output of 4.79 TWh in 2021, covering 8% of the national power generation mix (source: Company’s estimates based on Transelectrica data).

We are a reliable energy supplier for businesses, providing customized gas and power solutions to the Romanian market.

We cover all gas market segments, from small enterprises to large-scale industrial consumers and power producers.

In December 2021, the Company was appointed Supplier of Last Resort on the gas market and in the following months a significant number of customers were added in our portfolio.

In order to expand the gas value chain, in 2007 we established our Power business line. The Brazi power plant, located near the Petrobrazi refinery, is the largest greenfield power generation project in Romania and was the first project of its size in Romania in the past 20 years. The Brazi power plant began commercial operations in August 2012 and has an installed capacity of 860 MW.

In the recent years, our gas and power commercial operations extended also outside Romania considering our plan to grow beyond equity production by further extending origination and trading, enhancing gas and power portfolio management, and developing operations in the neighbouring countries.

The following table sets out key financial and operating indicators for the G&P segment for the periods indicated:

	Year ended 31 December		Six months ended 30 June
	2020	2021	2021	2022
Segment sales (RON mn) [1]	6,069	6,880	2,287	11,639
Operating result (RON mn) [2]	1,257	(253)	(107)	922
Capital expenditure (RON mn)	9	12	9	92
Gas sales volumes (bcm) [3]	5.27	4.52	2.36	2.19
Gas sales volumes (TWh) [3]	57.03	48.94	25.58	23.73
Brazi net electrical output (TWh)	4.15	4.79	1.87	2.11

Notes:

(1)	Include sales to third parties and inter-segment sales.
(2)	Excluding intersegmental profit elimination.
(3)	Gas sales volumes include also transfers within OMV Petrom (e.g., to Brazi power plant).

Gas

We are a licensed gas supplier in Romania since 1999. Our focus areas are supplying to industrial customers, from large gas-intensive consumers to small and medium enterprises (SMEs) while also trading, including on the centralized markets.

In order to further streghten our end-user portfolio and expand it beyond our traditional markets, in 2021 we launched the Utilio digital platform, intended to offer our products to the small and medium enterprises, with an end goal of building a sustainable foothold in this market segment, where we had not been traditionally active before. Utilio is a 100% online platform where businesses can sign a gas or power supply contract within minutes and benefit from a unique end to end digital experience.

We have also made a first step into a new type of activity in 2021, when we completed the first LNG (liquefied natural gas) delivery in Romania. This implied coordinating and managing for the first time a complex process in which several partner companies were involved, while being compliant with all safety measures. Thus, two transports of two tankers each fed the first LNG operated ship built in Romania.

We are also looking to diversifing the supply sources and chains. In this respect, we are looking for growth opportunities in Greece, Turkey, Bulgaria and Hungary. We explore options for future years that include LNG supply and capacity booking. In particular, we are in advanced negotiations for acquisition of two companies who deliver approximately 20% of LNG demand in Turkey.

Power

In 2007, we decided to enter the electricity market by constructing the Brazi power plant. The 860 MW gas-fired power plant came on-stream in August 2012. Due to its operational flexibility, the plant is able to operate over a broad load range, from approximately 200 MW to 860 MW with fast start-up and shut-down times, thereby contributing to the stability of the national energy system. The plant generated net electrical output of 4.15 TWh in 2020 and 4.79 TWh in 2021. In 2021, the availability of the plant was 95%. In the first half of 2022, the Brazi power plant production was of 2.11 TWh (compared to 1.87 TWh in the first half of 2021), supported by very good optimization. Plant availability was of 77% in the first half of 2022 (vs. 90% in first half of 2021), in the context of a two-month planned shutdown (in March 2022 at full capacity, while in April 2022 for half capacity).

Following our strategy target to have over 1 GW installed capacity of photovoltaic projects by 2030, we participated and were selected as the joint investor in 4 photovoltaic projects in partnership with state owned company Complexul Energetic Oltenia. The project will be developed through four separate legal entities, in a 50% - 50% equity interest structure. The total installed capacity of the 4 projects is ~450 MW, enabling us to provide to the market a new product: renewable green power.

Recent Developments and Outlook

Impact of the geopolitical context

With regards to the geopolitical context driven by the ongoing conflict between Russia and Ukraine, overall, at Group level, it had no significant negative impact on the Interim Financial Statements for the six months ended 30 June 2022. This was driven by exceptionally high commodity prices and supported by our equity position across the value chain (with the Petrobrazi refinery on the oil value chain and the Brazi power plant on the gas value chain). However, we already witnessed regulatory interventions addressing the high commodity prices set with limited time frames.

The EU embargo on imports of Russian crude and oil products is increasing the pressure on prices, as market players focus on securing alternative supplies ahead of the year-end deadline. Unlike other countries in the region, Romania has a relatively low degree of dependency on energy imports: in 2021 the country ensured domestically approximately 35% of the crude oil, 60% of the fuel products, 80% of the natural gas, and more than 95% of the electricity needs (source: Company estimates based on INS, ANRE and Transelectrica data).

Outlook for the full year 2022 for OMV Petrom Group

In line with our Financial Calendar, for the third quarter ended 30 September 2022, we will publish on 10 October 2022 our Trading Update which provides basic provisional information on the economic environment and the Group’s key performance indicators, and on 28 October 2022 the quarterly report on the Group’s results for the nine months ended 30 September 2022. The information contained in the Trading Update may be subject to change and may differ from the final numbers of the quarterly report.

Accordingly, the information in the trading update is not intended to, and will not be incorporated in this Prospectus by means of a supplement, by reference or in any other way, and should not be relied upon by Eligible Shareholders / Eligible GDR Holders as an accurate indication of the consolidated financial results of the Group for the nine months ended 30 September 2022.

All the below is based on the assumption of no significant lockdowns and no significant supply disruptions.

For the full year 2022, the Company expects the average Brent oil price to be above USD 100/bbl compared to the 2021 value of USD 71/bbl.  Refining margin is expected to be above USD 15/bbl. Retail demand for oil products is expected to be broadly flat, while the market demand for gas and power is expected to be lower than in 2021.

Temporary measures were introduced for the gas and power markets applicable between April 2022 – March 2023 with regards to prices, margins, storage and taxes; also measures to reduce fuel prices are applicable in Q3/22 on a voluntary basis.

CAPEX is anticipated to increase to around RON 4 bn, depending on the investment climate (2021: RON 2.8 bn). We expect to generate a positive free cash flow after dividends (2021: RON 3 bn).

Strategic direction: Optimize traditional business

In the Exploration and Production segment, we estimate to contain the production decline below 7% year-on-year in Romania, excluding portfolio optimization (compared to the 2021 decline of 7.6%). We will continue to focus on the most profitable barrels, through assessing selective fields divestments. We plan investments of around RON 2.6 bn (2021: RON 2.0 bn) for drilling around 60 new wells and sidetracks and for performing around 600 workovers (2021: 36 new wells and sidetracks; 695 workovers).

In the Refining and Marketing segment, with regards to our partnership with Auchan we envisage to accelerate openings of MyAuchan stores in upgraded Petrom-branded filling stations to more than 280 at year-end, ahead of plan (at year-end 2021: 128 stores). The refinery utilization rate is estimated to be above 95% (2021: 97%). Total refined product sales are forecasted to be broadly similar to previous year (2021: 5.3 mn t).

In the Gas and Power segment we estimate total gas sales volumes to be lower year-on-year (2021: 49 TWh), mainly on lower supply. Net electrical output is forecasted to be higher year-on-year (2021: 4.8 TWh). ]

Strategic direction: Grow regional gas

With regards to the Neptun Deep project, the transfer of operatorship to OMV Petrom from ExxonMobil took place on 1 August 2022; assuming key prerequisites are in place, the final investment decision is estimated in mid-2023. With regards to Han Asparuh offshore Bulgaria we estimate to spud one exploration well in 2023 and continue prospectivity and evaluation. For Georgia Offshore Exploration Block II the seismic acquisition tendering is ongoing, with the timing to be determined at a later stage.

Strategic direction: Transition to low and zero carbon

We target to reduce carbon intensity by 30% until 2030 vs. 2019 (in 2021 we registered an approximate 10% decline vs. 2019). With regards to alternative mobility projects, we aim to have approximately 100 recharging points installed at year-end. In addition, we made progress in developing a renewable power portfolio via partnerships and we continued project development towards producing sustainable aviation fuel and second generation bioethanol.

Important changes in the regulatory environment of the Company

Government Emergency Ordinance no. 27/2022

In March 2022, in the context of the exceptionally high gas and power prices on the European and Romanian markets, the Government issued Government Emergency Ordinance no. 27/2022, providing for temporary measures applicable on the gas and power markets between April 2022 and March 2023. These measures include maximum final prices for both gas and power end users, dependent on consumer type and annual quantity consumed. Gas producers are obligated to supply at capped prices the quantities for households, as well as to the heat producers for households consumption. On the other hand, the quantities delivered at capped prices are no longer subject to gas supplementary overtaxation and the corresponding royalties are calculated at the cap prices. The Government Emergency Ordinance no. 27/2022 reintroduces the gas storage obligation, and it also provides for a regulated supply component, for both gas and power. Power windfall tax is extended also to the fossil fuels electricity producers.

Government Emergency Ordinance no. 27/2022 was approved through Law no. 206/2022 in July 2022, with some amendments, being subsequently amended through Ordinance no. 112/2022.

Ammendments to Offshore Law

The Offshore Law, as amended starting with 28 May 2022, includes the following main provisions for the tax on supplementary offshore revenues: tax rates between 15% and 60% applicable for prices ranging from 85 to 190 RON/MWh and 70% for prices above 190 RON/MWh, whereby the prices in RON/MWh are subject to indexing for inflation from 1 January 2019 onwards.

The tax on supplementary offshore revenues is calculated based on the average gas sales price excluding transportation, storage tariffs and any other logistic costs. Investments in offshore fields, including those recorded in the books prior the Offshore Law entering into force, are deducted for the determination of the tax on supplementary offshore revenues up to a limit of 40% of the calculated offshore tax.

Starting with 28 May 2022, based on the amendment of the Offshore Law, the offshore tax regime is applicable also for the onshore deep fields (>3,000 m depth subsea level) and consequently for these fields the supplementary taxation of 60% - 80% for gas and 0.5% for oil were removed. Some of the provisions of the Offshore Law may be subject to clarifications from authorities and/or secondary legislation.

Based on the amendment of the Offshore Law, for the quantities produced in the offshore and deep onshore fields, the state could implement some temporary restrictions in terms of price and sale under certain conditions. In addition, in order to protect the Romania’s energy security, such quantities traded through bilateral contracts would be offered for sale with priority to the Romanian State. In a seven days term, the State would decide on accepting or refusing those quantities. The selling price of those quantities to third parties shall not be lower than the price offered to the state. Same contracts need also to be notified for monitoring purpose to the regulatory authority (ANRE).

The Offshore Law includes provisions regarding stability for royalty and for the specific exploration & production oil and gas tax regime, subject to including these provisions in the individual concession agreements.

In the context of the current, very challenging environment, there are aspects of the current Offshore Law for which we do see a need for clarifications, particularly on the free market provisions.

Ammendments to Public Procurement legislation deriving from the exemption granted by the European Commission

In respect of our relevant activity of extraction of oil and natural gas, starting with 4 July 2022, we are no longer obliged to apply public procurement rules, given that Romania was granted an exemption by the European Commission. In this case, OMV Petrom has the right to award contracts for the relevant activities concerned by applying its own internal procedures and such procedures should ensure the promotion of competition between economic operators and guarantee their transparency, equal treatment and non-discrimination.

We still need to comply with the requirements of public procurement laws in Romania in respect of the contracts for works related to Annex P of the Privatisation Agreement and of the contracts that were awarded before the date of 4 July 2022.

Other regulatory initiatives

At the end of July following the escalation of disruptions of gas supply from Russia, the European Council passed a Regulation based on European Commission proposal called “Save gas for a safer winter”. The Regulation stipulates voluntary gas demand reduction provisions, based on which all EU member states will reduce their national gas consumption at least by 15% from 1 August 2022 to 31 March 2023 compared to their average consumption in the same period in the 5 years preceding this regulation. It also includes several derogations, although in case of Union Alert being declared, certain reduction measures become mandatory.

Currently, we follow closely the developments on the Romanian and European gas market. We will work together with the Romanian authorities to ensure security of gas supply for our customers.

MANAGEMENT

General

The Company has a two-tier board structure, consisting of the Executive Board and the Supervisory Board. The Executive Board is responsible for executive management and represents the Company towards third parties. The Supervisory Board is responsible for supervising the management of the Company. Members of the Executive Board are appointed by the Supervisory Board. Members of the Supervisory Board are elected by the General Meeting of Shareholders. The corporate bodies of the Company are bound by applicable Romanian law, the Articles of Association, the internal rules for the Executive Board, as unanimously adopted by the Executive Board and approved by the Supervisory Board, and the rules of procedure for the Supervisory Board, as adopted by the Supervisory Board.

The Company first adhered to the Corporate Governance Code issued by the Bucharest Stock Exchange in 2010 and has continued to apply its principles, ever since then. Further information on the Company’s compliance with the principles and recommendations under the Corporate Governance Code, are presented in the Company’s “Corporate Governance Statement” statement on pages 67-76 of the 2021 Annual Report which is available on the Company’s website.

The Executive Board

The Executive Board members are elected by the Supervisory Board for a mandate of four years. The number of members forming the Executive Board is set by the Supervisory Board; however, the number may not be less than three or more than seven. A member of the Executive Board is appointed president of the Executive Board/CEO.

The Executive Board typically meets once a week or whenever necessary to resolve upon the current issues of the Company. At least half of its members must be present at a meeting to constitute a valid quorum and decisions may be validly adopted by the affirmative vote of the majority of the members present (or represented) at such meeting. In certain circumstances, the Executive Board may adopt resolutions by circulation, based on the unanimous, written agreement of all its members, without an actual meeting being held. The Executive Board is responsible for the executive management of the Company and represents the Company in its transactions and interactions with third parties.

According to the Articles of Association, the main responsibilities of the Executive Board are:

(i)	to approve the conclusion of material lease agreements (with the Company acting either as lessor or lessee);

(ii)	to negotiate collective labour agreements with the employees’ representatives;

(iii)	to establish the strategy and the policies for the development of the Company, including the organisational chart of the Company and the operational divisions;

(iv)	to approve the opening or closing of company premises (branches, agencies, representative offices);

(v)
to annually submit to the approval of the General Meeting of Shareholders, within four months as of the end of the fiscal year, the report regarding the business activity of the Company, the financial statements for the previous year, as well as the business activity project and budget project of the Company for the current year;

(vi)
to sign and enter into legal acts for and on behalf of the Company, in accordance with the Articles of Association rules on double signature and with observance of the matters reserved to the General Meeting of Shareholders or to the Supervisory Board;

(vii)	to hire and to dismiss, and to establish the duties and responsibilities of the Company’s personnel, in line with the Company’s personnel policy;

(viii)
to take all measures necessary and useful for the management of the Company, required by the daily management of each division or delegated by the General Meeting of Shareholders or by the Supervisory Board, with the exception of those reserved to the General Meeting of Shareholders or to the Supervisory Board through operation of the law or of the Articles of Association;

(ix)	to make recommendations to the shareholders regarding the distribution of profits; and

(x)	to exercise any competence delegated by the Extraordinary General Meeting of Shareholders, including a share capital increase competence under the Articles of Association.

According to the Articles of Association, the Executive Board represents the Company in its transactions and interactions with third parties, the Company being unrestrictedly and validly represented by two authorised signatories, as follows:

•	each and every member of the Executive Board, including the CEO, together with another member of the Executive Board;

•	each and every member of the Executive Board, including the CEO, together with a person empowered by another member of the Executive Board;

•	a person empowered by a member of the Executive Board together with another person empowered by another member of the Executive Board.

By way of exception, whenever application of these rules may hinder the carrying out of the Company’s business, each and every member of the Executive Board, including the CEO, can validly represent the Company by co-signing together with one of his/her direct reports to whom such co-signature powers have been specifically granted by the Executive Board.

Each and every member of the Executive Board, including the CEO, may delegate his/her powers to represent the Company to other persons based on a general or specific powers of attorney countersigned by another member of the Executive Board.

The two-joint-signatures requirement shall be observed for any document that is binding for the Company, with the exception of the case where, by special power of attorney, two authorised representatives of the Company, acting jointly, have expressly granted the authority to represent the Company to a single person acting individually in respect of a certain document.

The heads of the branches or the heads of other secondary offices of the Company do not have the authority to represent the Company in commercial transactions, unless such authority was expressly granted to them by power of attorney.

The members of the Executive Board, appointed by the Supervisory Board pursuant to the decisions dated 14 March 2019 and 15 September 2020, respectively, are the following:

Name	Position
Christina Verchere	Chief Executive Officer (“CEO”) and President of the Executive Board

Alina Popa	Chief Financial Officer

Christopher Veit	Member of the Executive Board, responsible for Exploration & Production activity

Radu Căprău	Member of the Executive Board, responsible for Refining & Marketing activity

Franck Neel	Member of the Executive Board, responsible for Gas & Power activity

The current mandate of each member of the Executive Board expires on 17 April 2023.

Mrs. Christina Verchere

Christina Verchere is a British-American oil and gas executive with more than 25 years of experience across 3 continents. In May 2018, she became Chief Executive Officer and President of the Executive Board of OMV Petrom. Prior to this, she spent over 20 years with oil and gas supermajor BP, where she held several senior leadership positions in the UK, the US, Canada and Indonesia. Between 2012 - 2014, she was the Regional President Canada of BP (Calgary) and between 2014 - 2018, she held the position of Regional President of the Asia Pacific region (Jakarta). Christina Verchere holds a Masters degree in Economics Science from the University of Aberdeen, Scotland.

Mrs. Alina Popa

Alina Popa graduated from Bucharest Academy of Economic Studies, Faculty of Accounting and Information Systems and is a member of ACCA (Association of Chartered Certified Accountants). She started her career at Deloitte Audit Romania. Alina Popa joined OMV Petrom in 2006 and has held leadership positions in finance functions, coordinating important projects in the financial field. Between 2015 and 2019, she has been the General Manager and President of the Board of Directors of OMV Petrom Global Solutions, the Shared Service Center of OMV Group.

Mr. Cristopher Veit

Christopher Veit holds a degree in Mechanical Engineering and a Masters degree of Petroleum Engineering of the Mining University at Leoben.  He joined OMV Group in 1986 as a Production Engineer. He held various technical and management positions in Libya, Pakistan and Austria such as the Senior Vice President and Managing Director of OMV Austria Exploration & Production GmbH. As of January 2016, he took over the position as Senior Vice-president of Exploration, Development & Production within OMV Exploration & Production GmbH. He also represented OMV in several supervisory boards of its subsidiaries. He is member of the advisory board of the Department Petroleum Engineering at Mining University Leoben.

Mr. Radu Căprău

After graduating the Faculty of Management from the University of Economic Studies in Brasov, Radu Căprău started his career in the sales area, before joining OMV Petrom in 2000 as Area Manager for OMV Romania. Since then, he held various management positons within OMV Petrom Group in Romania and Bulgaria, being responsible for Retail, Supply & Sales, as well as for Petrom Aviation. In 2018, Radu Căprău was the Head of Crude Supply & Trading within OMV Refining & Marketing GmbH in Vienna.

Mr. Franck Neel

Franck Neel studied Energy at the University of Rouen and received an Engineer Degree and then followed a Master of Mechanical Engineering at Cranfield University in United Kingdom. Later on, he earned an Executive Degree from the London Business School. Franck Neel spent 25 years working for the Group Engie. Thus, he started his career at Gaz de France in the engineering department for 7 years and then moved to the Marketing and Sales with different functions in different countries such as France, Czech Republic, Hungary, Netherlands, Italy and UK before joining OMV Petrom in 2018.

Senior Officers

The Company relies on the expertise and performance of its senior officers. The senior officers are highly qualified and skilled specialists with significant expertise in the oil and gas industry, appointed by decision of the Executive Board. The Company has 33 persons with a direct reporting line to a member of the Executive Board, each in charge with a function within the division they belong to, as follows:

Name	Position and Division	Years of experience (in the industry)
Sabina Magdalena Sîrbu	CIP & NCI Department Manager, Exploration and Production Division	18
Ionuț Cristian Ciubotaru	Vice President Business Development, Gas and Power Division	1
Achim Paul-Friedrich Schempp	Senior Vice President Site Petrobrazi, Refining and Marketing Division	27
Fabian Wedam	Head of Controlling, CFO Division	16
Herbert Hackl	Vice President Controlling, CFO Division	31
Adriana Voicu	Head of Petrom Procurement & Governance, CFO Division	17
Alina Popa	Head of Communication and Sustainability, CEO Division	3
Alexandru-Virgil Maximescu	Vice President Regulatory & Corporate Public Affairs, CEO Divsion	8
Carmen Pădureanu	Head of HSSE, Refining and Marketing Division	20
Christian Enzendorfer	Vice President Development, Exploration and Production Division	29
Cristian Hubati	Vice President Operations Value Center, Exploration and Production Division	20
Dan Nicolae Malinici	Head of Department, Divisional CFO, Gas and Power Division	10
Dominik Auer	Vice President, Divisional CFO, Exploration and Production Division	16
Filip-Adrian Neagu	Vice President Legal, CEO Division	13
Ionuț-Dragoș Firastraeru	Department Manager Executive Support, Exploration and Production Division	13

Name	Position and Division	Years of experience (in the industry)

Gabriela-Teodora Mardare	Vice President Finance, CFO Division	15
Gabriela-Elena Popescu	Head of Internal Audit Department, CEO Division	16
Ion Anghel	Head of PetrOmbudsman Department, CEO Division	33
Johann Zepic	Head of HSSE Department, CEO Division	14
Lavinia Krainer	Head of Digital Development and Innovation, Refining and Marketing Division	17
Lora Nikolova Prahova	Head of Department, Divisional CFO, Refining and Marketing Division	22
Lucian Petrescu	Head of Department, Gas and Power, Transport and Dispatching, Gas and Power Division	25
Martin Simon Urquhart	Project Director Neptun Deep, Exploration and Production Division	34
Michael Graf	Vice President Business Excellence and Innovation , Exploration and Production Division	15
Mihaela Elena Urzică	Head of Portfolio Management and Business Development, Refining and Marketing Division	14
Adrian Nicolaescu	Vice President Value Chain Optimization East, Refining and Marketing Division	21
Neculai Sichin	Head of Tax Department, CFO Division	22
Oana Andreea Bucur	Head of Strategic Finance Projects and Investor Relations, CFO Division	15
Radu-Costin Mavrodin	Vice President People and Culture, CEO Division	3
Sebastian Popovici	Head of Department Compliance, CEO Division	4
Cătălin Ion Hristescu	Head of Department Portfolio Management, Gas and Power Division	12
Marian Bitica	Head of Sales, Trading and Origination, Gas and Power Division	22
Rodica Dina-Balasoiu	Head of Department, Strategy, Corporate Development and NES, CEO Division	15

Supervisory Board

According to the Articles of Association, the Supervisory Board consists of nine persons who are appointed for a mandate of four years by the Company’s General Meeting of Shareholders. The President of the Supervisory Board is appointed by the members of the Supervisory Board.

The meetings of the Supervisory Board can be convened by: (i) the President of the board (or by a member of the board based on an authorisation received from the President) whenever necessary, but in any event at least quarterly; (ii) the President of the board based on the reasoned request of any two of the board’s members or based on the reasoned request of the entire Executive Board, provided that the items proposed to be included on the agenda are within the competence of the Supervisory Board; or (iii) by any two members of the Supervisory Board or Executive Board, if the President of the Supervisory Board fails to convene the meeting in accordance with (i) and (ii) above.

If convened upon the request of two members of the Executive Board, the meeting of the Supervisory Board shall take place no later than seven days after the receipt of such request.

A meeting of the Supervisory Board is convened by a notice sent to all members of the board in writing, by fax, electronic mail or other legal means of serving notification, at least three days before the proposed meeting (exclusive of the day the notice is served and the meeting is to be held). The notice shall specify the date, time and location of the meeting and shall include the agenda of the meeting. The Supervisory Board is prohibited from resolving upon matters that have not been included on the agenda of the meeting, except for urgent matters.

The meetings of the Supervisory Board are chaired by the President of the Supervisory Board or, in the absence thereof, by a member of the Supervisory Board based on a mandate received from the President. The meetings may be organised by telephone or video conference or by other communication means which allow the persons attending the meeting to hear each other.

At least five members of the Supervisory Board must be present at the meeting to constitute a quorum and decisions may be adopted by a simple majority of the votes cast by the members present (or represented) at the meeting. In the case of deadlock, the President (or its representative) casts the decisive vote.

If the President of the Supervisory Board deems a matter to be urgent, the Supervisory Board may adopt resolutions without assembling into a meeting, with a simple majority of the votes cast.

According to the Articles of Association, the main responsibilities of the Supervisory Board are:

(i)          to exercise control over the way the Executive Board manages the Company;

(ii)          to determine the structure and the number of members of the Executive Board; to appoint and revoke members of the Executive Board;

(iii)        to create an audit committee and other specialised committees, if appropriate, comprising no less than two of its members;

(iv)      to check whether the activity performed in the name and on behalf of the Company is in accordance with the law, the Articles of Association and any relevant resolutions of the General Meeting of Shareholders;

(v)         to present to the General Meeting of Shareholders a report on the supervisory activity performed;

(vi)        to represent the Company in its relations with the Executive Board;

(vii)       to approve the internal rules of the Executive Board;

(viii)      to verify the Company’s financial statements;

(ix)         to verify the reports of the Executive Board;

(x)         to propose to the General Meeting of Shareholders the appointment and the revocation of the financial auditor, as well as the minimum term of the audit contract;

(xi)        to approve any transfer with respect to the Campina Research and Technological Institute and the Ploiesti INCERP Institute, in accordance with applicable regulations; and

(xii)        to approve the decisions of the Executive Board relating to authorised share capital increase.

The internal rules for the Supervisory Board set out further details on the responsibilities of the board and procedures to be followed.

The members of the Supervisory Board have been appointed for a mandate of four years by the Ordinary General Meeting of Shareholders. The current mandate for each member of the Supervisory Board runs until 28 April 2025. The following table shows the composition of the Supervisory Board at the date of this Prospectus:

Name	Position
Alfred Stern	President of the Supervisory Board
Johann Pleininger	Deputy President of the Supervisory Board
Elena Skvortsova	Member of the Supervisory Board
Daniel Turnheim	Member of the Supervisory Board
Martijn van Koten	Member of the Supervisory Board
Niculae Havrileț	Member of the Supervisory Board
Răzvan-Eugen Nicolescu*	Member of the Supervisory Board
Marius Ștefan*	Member of the Supervisory Board
Jochen Weise*	Member of the Supervisory Board

* Independent member as per the criteria of the Bucharest Stock Exchange Corporate Governance Code, criteria which are substantially similar with those provided by the Companies Law.

Mr. Alfred Stern

Effective September 2021, Alfred Stern is the new Chairman of the Executive Board and the CEO of OMV. Between April and August 2021, he was OMV Executive Board Member for Chemicals & Materials. Alfred Stern has been the CEO of Borealis since 2018, and since 2012 a member of the Borealis Executive Board for Polyolefins and Innovation & Technology. Alfred Stern joined Borealis as Senior Vice President Innovation & Technology in 2008, coming from E.I. DuPont de Nemours, where he held several leadership positions in the areas of research and development, sales and marketing, and quality and business management in Switzerland, Germany and the United States. In his last assignment, he was Global Business Manager of a business unit in Engineering Polymers in the United States. He holds a PhD in material science and a master’s degree in polymer engineering and science, both from the University of Leoben in Austria. Alfred Stern has been awarded, among others, the H.F. Mark Medal, the DuPont Award for a new product patent and a Prize of Honour from the Austrian Ministry of Science and Research.

Mr. Johann Pleininger

Johann Pleininger studied mechanical and economic engineering and began his career at OMV in 1977. From 2007 to 2013 he was Executive Board member responsible for Exploration & Production at OMV Petrom. Afterwards, he was the Senior Vice President responsible for the core Upstream countries Romania, Austria, as well as the development of the Black Sea Region. Since September 1, 2015 he has been a member of the OMV Executive Board and is responsible for Upstream (Exploration & Production) division. As of 1 July 2017, Johann Pleininger was appointed also Deputy Chairman of the OMV Executive Board.

Mrs. Elena Skvortsova

Elena Skvortsova studied at the Moscow Linguistics University in Russia and at the Thunderbird School of International Management in the USA. She began her professional career at Bayer in Germany in 1994 as an international management trainee; her latest position at Bayer was Associate Director of Bayer Corporation (Healthcare) in the USA. Starting 2001, Elena Skvortsova held various leadership positions at Baxter International for 13 years in the United States, Central and Eastern Europe, and the United Kingdom. In 2015, she moved to Germany to Linde AG and was responsible for the management of the Middle East and Eastern Europe region. From March 2019 to April 2020, following the merger of Linde and Praxair, she headed Praxair Canada Inc. in Toronto, a 100% subsidiary of Linde plc. Elena Skvortsova is in Austria as a member of the OMV Board of Directors since 15 June 2020 and is responsible for the Marketing & Trading divisions.

Mr. Daniel Turnheim

Daniel Turnheim studied Business Administration at the Vienna University of Economics and Business Administration. In 2002, he joined OMV Group where he held several management positions. He was Executive Board member and CFO of OMV Petrom between January 2011 and December 2012. From January 2013 to June 2016, he was Senior Vice President of Corporate Finance within the OMV Aktiengesellschaft. Since July 2016 he has held the position as Senior Vice-President of Corporate Finance & Controlling within the OMV Aktiengesellschaft.

Mr. Martijn van Koten

Martijn van Koten was born in the Netherlands, where he studied Chemical Engineering at Delft University of Technology. He began his professional career at Shell in 1994, taking on several management and technical positions in the refining and downstream business in the UK, Germany and the Netherlands. Starting 2004, Martijn van Koten assumed Manufacturing Site General Manager positions at Shell in Sweden and Singapore, before becoming Vice President Manufacturing East & Middle East in Singapore in 2009 and Vice President Supply & Distribution Americas in the United States in 2013. In 2013, Martijn van Koten joined Borealis as Executive Board Member Operations, HSE & PTS in Austria. From 2018 to June 2021, he was Borealis Executive Board Member Base Chemicals & Operations in Austria. Martijn van Koten is a member of the OMV Board of Directors since 1 July 2021 and responsible for the division Refining.

Mr. Niculae Havrileț

Niculae Havrileț graduated the Technical University Cluj Napoca, Faculty of Mechanical Engineering – Technologies. Niculae Havrileț has 40 years of experience in electricity field and natural gas, including over 25 years of experience in various leading positions. Moreover, Niculae Havrileț holds large experience in central public administration. From June 2012 to October 2017, he was the President of the National Energy Regulatory Authority (ANRE), including member of the Regulatory Authorities Council within the Agency for the Cooperation of Energy Regulators (ACER) and member of the General Meeting of the Council of European Energy Regulators (CEER). From February 2018 to November 2019, he acted as a personal advisor to the Minister of Energy for issuing the National Energy Strategy for 2016- 2030 up to 2050. Between December 2019 and September 2021, Niculae Havrileț was state secretary within the Ministry of Economy, while between September 2021 and March 2022, he was the General Manager of Distribuție Energie Electrică Romania S.A. In 2000, he received the “Order of the Star of Romania” Knight.

Mr. Răzvan-Eugen Nicolescu

Răzvan-Eugen Nicolescu graduated from the Power Engineering Faculty of Politehnica University of Bucharest. He also completed various economic studies, being a graduate of the MBA program of Solvay Brussels School – Economics and Management, as well as of an executive course on corporate governance at Harvard Business School. Răzvan-Eugen Nicolescu is a recognized specialist in the energy field, with a solid experience in both private and public sector. He was Director for Regulatory and Public Affairs of OMV Petrom S.A. between 2008-2014, Chairman and Vice-chairman of the European Union Agency for the Cooperation of Energy Regulators (ACER) between 2010-2016, as well as Minister of Energy in Romania in 2014, without being a member of any political party. Between February 2015 - April 2021, Răzvan-Eugen Nicolescu has been Partner – Energy Resources and Sustainability Industry Leader of Deloitte Central Europe. Since May 2021, he has been member of the Governing Board of the EIT – European Institute for Innovation and Technology, being appointed by the European Commission.

Mr. Marius Ștefan

Marius Ștefan graduated the Bucharest Academy of Economic Studies (ASE), the Faculty of International Business and Economics (REI), and has a master in Management at the National University of Political Studies and Public Administration (SNSPA), a master in Business Administration (MBA) in Strategy at Robert H. Smith School of Business at the University of Maryland. He attended various executive education programs at Harvard Business School, Stanford GSB, London Business School, INSEAD and IMD. Marius Ștefan is the co-founder and the CEO of Autonom, the largest mobility network in Romania and he has been involved in the development of various local businesses. Marius Ștefan has over 25 years of experience in various leading positions and has a large expertise in business and financial strategy. He is the Chairman of the Board of Directors of Endeavor Romania, the world’s leading community of high-impact entrepreneurs, Vice Chairman of the Board of Romanian Business Leaders, and serves as a board member of various companies.

Mr. Jochen Weise

Jochen Weise graduated in Law from the Universities of Bochum and Bonn, Germany, where he also received his PhD. He holds non-executive positions as a Supervisory Board member of the Verbundnetzgas AG in Leipzig, Germany since December 2014 and as Senior Advisor Energy Infrastructure Investments to Allianz Capital Partners in London since November 2010. Previously, he was member of the Management Board, between April 2004 and August 2010, Executive Vice President Gas Supply & Trading, between January 2003 to March 2004, at E.ON Ruhrgas AG, and Director Commercial Sales at Deutsche Shell GmbH, between April 1998 and December 2001.

Consultative Committees constituted within the Supervisory Board

According to the Companies’ Law, the supervisory board of a company may set up consultative committees consisting of at least two members of the supervisory board, of which at least one member must fulfil the independence criteria and, in the case of the audit committee, at least one member must have accounting or financial audit experience. The role of the consultative committees is to carry out analyses and to issue on a regular basis recommendations for the board in areas such as (i) audit, (ii) remuneration of members of the executive board, of the supervisory board as well as of employees and (iii) nomination of the candidates for various management positions. The committees established at the level of the Supervisory Board are the Audit Committee and the Presidential and Nomination Committee.

The Audit Committee is currenty composed of five members appointed by decision of the Supervisory Board from among its members: Jochen Weise (President), Daniel Turnheim (Deputy President), Niculae Havrileţ (member), Răzvan Eugen Nicolescu (member) and Marius Ştefan (member).

According to the Audit Committee’s Terms of Reference, the powers and responsbilities of the Audit Committee focus on main four areas:

•
Financial reporting – to examine and review the annual financial statements of the Company and the proposal for the distribution of the profits before their submission to the Supervisory Board and subsequently to the GMS for approval; to oversee and approve the nature and level of non-audit services provided by the independent financial auditor to the Company, as well as the issuance of regulations/guidelines with regards to such services;

•	External audit – to consider and make recommendations to the Supervisory Board on the appointment, reappointment and removal of independent financial auditors, subject to approval by the shareholders;

•	Internal audit, internal controls and risk management – to undertake an annual assessment of the system of internal control;

•
Compliance, conduct and conflicts of interest – to review conflicts of interests in transactions of the Company and its subsidiaries with related parties and examine and review, before their submission to the Supervisory Board for approval, related party transactions that exceed or may be expected to exceed 5% of the Company’s net assets with the observance of the legal provisions in place.

The Presidential and Nomination Committee is composed of four members appointed by the Supervisory Board among its members: Alfred Stern (President), Johann Pleininger (Deputy President), Răzvan-Eugen Nicolescu (member) and Marius Ştefan (member).

The main role of the Presidential and Nomination Committee is to be involved in the succession planning for the Executive Board, having full responsibility on the selection process of candidates for appointment in the Executive Board. In addition, the Presidential and Nomination Committee:

•	has the right to make recommendations concerning the proposal of candidates for appointment in the Supervisory Board;

•	is in charge with the preparation of the remuneration policy and the remuneratuion report for the Executive Board and Supervisory Board members;

•	deals with and decides on matters concerning the remuneration of the Executive Board members and the content of mandate contracts with Executive Board members;

•	carries out the Supervisory Board self-evaluation and the assessment of independency of Supervisory Board members, under the leadership of the President of the Presidential and Nomination Committee.

Positions held by the Members of the Executive, of the Supervisory Boards and by Senior Officers

In addition to their positions in the Company and its subsidiaries, the members of the Executive Board, of the Supervisory Board and the senior officers hold, or have held in the past five years, the following management or supervisory positions:

Name	Entity	Position	Currently held (Yes/No)	Principal activities
Christina Verchere	BP	Regional President Asia Pacific	No	Overseeing exploration, production and LNG activities in Indonesia, Australia and China
	Foreign Investors Council	Board Member	Yes	Managing the activities of the Council
	ASPEN Institute Romania	Board Member	Yes	Managing the activities of the Institute
	United Way Romania	Board Member	Yes	Engaging and helping to develop and transform United Way Romania into a successful organization
Alina Popa	OMV Petrom Global Solutions S.R.L.	President of the Board of Directors and General Manager	No	Management of the company
Christopher Veit	SapuraOMV Upstream Sdn. Bhd.	Executive Board member	No	Management of the company
	OMV Russia Upstream GmbH	Executive Board member	No	Management of the company
	OMV Abu Dhabi Production GmbH	Managing Director	No	Management of the company
	OMV Norge AS	Executive Board member	No	Management of the company
	OMV New Zealand Limited	Executive Board member	No	Management of the company
	OMV Australia GmbH	Executive Board member	No	Management of the company
	OMV Orient Hydrocarbon GmbH	Executive Board member	No	Management of the company
	OMV Upstream International GmbH	Executive Board member	No	Management of the company
	OMV Oil Production GmbH	Executive Board member	No	Management of the company
	OMV Oil and Gas Exploration GmbH	Executive Board member	No	Management of the company
	OMV Myrre Block 86 Upstream GmbH	Executive Board member	No	Management of the company
	OMV Jardan Block 3 Upstream GmbH	Executive Board member	No	Management of the company

Name	Entity	Position	Currently held (Yes/No)	Principal activities
	OMV Abu Dhabi Offshore GmbH	Executive Board member	No	Management of the company
	OMV Abu Dhabi E&P GmbH	Executive Board member	No	Management of the company
	OMV (YEMEN) South Sanau Exploration GmbH	Executive Board member	No	Management of the company
	OMV (YEMEN) Al Mabar Exploration GmbH	Executive Board member	No	Management of the company
	OMV (Yemen Block S 2) Exploration GmbH	Executive Board member	No	Management of the company
	OMV (Tunesien) Production GmbH	Executive Board member	No	Management of the company
	OMV Tunisia Upstream GmbH	Executive Board member	No	Management of the company
	OMV Offshore Bulgaria GmbH	Executive Board member	No	Management of the company
	OMV Austria Exploration & Production GmbH	Supervisory Board member	No	Supervising the management of the company
	OMV Downstream GmbH	Supervisory Board member	No	Supervising the management of the company
	Oesterreichische Gesellschaft für Erdölwissenschaften (OEGEW)	Board member	Yes	Promoting oil and gas business in Austria
	Society of Petroleum Engineers (SPE)	Member	Yes	Personal development
	Mining University Leoben	Member of Advisory Board Department for Petroleum Engineering	Yes	Petroleum Engineering
Radu Căprău	OMV Refining & Marketing GmbH	Head of Crude Supply & Trading Vienna	No	Downstream (Refining & Marketing)
	Employers’ Confederaton Concordia	Vice President	Yes	Represent Oil and Gas Employers’ Federation in the Employers’ Concordia Confederation
Franck Neel	Ecova, Inc. Limited	Managing Director	No	Management of the company
	Engie Industrial and Commercial Supply and Services	Managing Director	No	Management of the company

Name	Entity	Position	Currently held (Yes/No)	Principal activities
	Oil and Gas Employers’ Federation	President	Yes	Representing and coordinating the Federation’s action strategy elaboration and implementation process
	Employers’ Confederation Concordia	Member of the Board of Directors	Yes	Representing Oil and Gas Employers’ Federation in the Employers’ Concordia Confederation
Alfred Stern	OMV Aktiengesellschaft	Chairman of the Executive Board and CEO	Yes	Management of the company
	OMV Downstream GmbH	Executive Board member	Yes	Management of the company
	OMV Aktiengesellschaft	Executive Board member	No	Responsible for the division Chemicals & Materials
	Borealis AG	Chief Executive Officer	No	Management of the company
	Borealis AG	President of the Supervisory Board	Yes	Supervising the management of the company
	Borealis AG	Supervisory Board member	No	Supervising the management of the company
	Borealis AG	Executive Vice President Polyolefins and Innovation & Technology	No	Led the global polyolefins business and corporate innovation and technology group
	Borouge ADP	Supervisory Board member	No	Supervising the management of the company
	Borouge Pte	Supervisory Board member	No	Supervising the management of the company
	Borouge ADP	Executive Board member	No	Responsible for the division Chemicals & Materials
	Borouge Pte	Executive Board member	No	Responsible for the division Chemicals & Materials
	European Chemical Industry Council (CEFIC), Brussels	Member of the Board	Yes	Chemical industry
Johann Pleininger...	OMV Aktiengesellschaft	Deputy Chairman of the Executive Board Executive Officer Exploration & Production	Yes	Management of the company

Name	Entity	Position	Currently held (Yes/No)	Principal activities
	OMV Aktiengesellschaft	Executive Board member	Yes	Management of the company
	SapuraOMV Upstream Sdn. Bhd	Chairman and Member of the Board of Directors	Yes	Supervision and general direction of the business and affairs of the company
	OJSC Severneftegazprom	Member of Board of Directors	Yes	Management of the company
	OMV Exploration & Production GmbH	Managing Director	Yes	Management of the company
	OMV Austria Exploration & Production GmbH	Member of the Supervisory Board	Yes	Supervision of the management of the company
	OMV Gas & Power GmbH	Member of the Supervisory Board	No	Supervision of the management of the company
	OMV Refining & Marketing GmbH	Member of the Supervisory Board	No	Supervision of the management of the company
	OMV Solutions GmbH	Member of the Supervisory Board	No	Supervision of the management of the company
	OMV Petrom Global Solutions SRL	Member of the Supervision Body	No	Supervision of the management of the company
Elena Skvortsova	OMV Aktiengesellschaft	Member of the Executive Board responsible for Marketing & Trading	Yes	Executive management of the company
	OMV Downstream GmbH	Managing Director	Yes	Executive management of the company
	Linde PLC	Corporate Vice President and President, Praxair Canada Inc, a Linde plc company	No	Management of the company
	Linde AG	President and Head, Region Middle East and Eastern Europe	No	Management of the region
	Linde AG	Member of the Supervisory Board, SIGAS joint venture	No	Supervising the management of the company
Daniel Turnheim	OMV Aktiengesellschaft	Senior Vice President of Corporate Finance & Controlling	Yes	Group wide responsible for Investments, Costs, operative controlling and Working Capital

Name	Entity	Position	Currently held (Yes/No)	Principal activities
	OMV Borealis Holding GmbH	Managing Director	Yes	Management of the company
	OMV Solutions GmbH	Managing Director	Yes	Management of the company
	OMV Petrom Global Solutions SRL	Member of the Supervision Body	Yes	Supervision of the management of the company
	OMV Exploration & Production GmbH	Deputy Chairman of the Supervisory Board	Yes	Supervision of the management of the company
	OMV Gas Logistics Holding GmbH	Deputy Chairman of the Supervisory Board	No	Supervision of the management of the company
Martijn van Koten	OMV Aktiengesellschaft	Executive Board member	Yes	Management of the company, responsible for the Division Refining
	OMV Downstream GmbH	General Manager	Yes	Management of the company
	OMV Gas Logistics Holding GmbH	General Manager	No	Management of the company
	Borealis AG	Executive Board member	No	Management of the company, responsible for Base Chemicals & Operations, Austria
	Borealis AG	Executive Board Member	No	Management of the company, responsible for HSE, Operations and Projects, Austria
	Borealis AG	Supervisory Board member	Yes	Supervising the management of the company
	Borouge ADP	Director, Abu Dhabi	No	Supervising the management of the company
	Borealis AB	Chairman of the Board and Director, Sweden	No	Supervising the management of the company
	Borealis Polyolefine GmbH	Chairman of the Board, Austria	No	Supervising the management of the company
	Borealis Agrolinz Melamine GmbH	Vice Chairman, Austria	No	Supervising the management of the company
	Borealis Antwerp N.V.	Executive Director	No	Supervising the management of the company

Name	Entity	Position	Currently held (Yes/No)	Principal activities
	Borealis Kallo N.V.	Executive Director	No	Supervising the management of the company
	Borealis Polymers N.V.	Executive Director	No	Supervising the management of the company
	Borealis Polymers OY	Executive Director	No	Supervising the management of the company
	Borealis Sverigue AB	Executive Director	No	Supervising the management of the company
Niculae Havrileț	Distributie Energie Electrica Romania SA	General Manager	No	Management of the company
	Romanian Ministry of Economy, Energy and Business Environment	State secretary	No	Coordinating the activity of the ministry
	Romanian Ministry of Energy	Personal Advisor to the Minister of Energy for issuing the National Energy Strategy for 2016 - 2030 up to 2050	No	Advising on national energy strategy
	National Energy Regulatory Authority – ANRE, Bucharest	President	No	Management of the authority
Răzvan-Eugen Nicolescu	Deloitte Central Europe	Partner	No	Energy Resources and Sustainability Industry Leader
	EIT – European Institute for Innovation &Technology	Member of the Governing Board appointed by the European Commission	Yes	Innovation &Technology
	Association for Clean Energy and the fight against Climate Change	President (unpaid)	Yes	Clean Energy & Climate Change
Marius Ștefan	Autonom Group	Owner and CEO	Yes	Management of the company
	Endeavor Romania	Chairman of the Board of Directors	Yes	Management of the company
	Romanian Business Leaders	Vice Chairman of the Board	Yes	Management of the organisation
	Teach For Romania	Board Member	Yes	Management of the non-governmental organisation

Name	Entity	Position	Currently held (Yes/No)	Principal activities
Jochen Weise	Allianz Capital Partners GmbH (London)	Senior Advisor	Yes	Energy Infrastructure Investments
	Verbundnetzgas AG (Leipzig)	Supervisory board member	No	Supervising the management of the company
Ionuț Cristian Ciubotaru	Linde Group	Head of Operations – Cluster South-East Europe	No	Operations
Fabian Wedam	OMV Downstream GmbH	Head of Aviation	No	Responsible for the sales and distribution of Jet A1 one across all airports OMV is present on, including the into-plane operations (operating airport tank farms and fuelling operations)
	OMV Downstream GmbH	International Finance Manager of Discount Retail	No	Responsible for all finance related processes of the division “Discount Retail”
	KSW Elektro- und Industrieanlagenbau GmbH	CFO of the KSW Group	No	In charge of all financial processes (Accounting, Treasury, Tax and Controlling)
Herbert Hackl	OMV Enerji Ticaret Anonim Şirketi	Finance Manager	No	Being responsible for accounting, tax, treasury, controlling and risk management
Alexandru-Virgil Maximescu	E.ON ROMANIA	Board member (Director General adjunct)	No	Public Affairs, Communication and Compliance activities
Christian Enzendorfer	OMV Austria Exploration & Production	Head of Exploration, Development and Production	No	Being responsible for all Exploration, Development and Production optimization activities in OMV Austria
Cristian Hubati	OMV Abu Dhabi E&P	Asset Management	No	Asset Management
Dan Nicolae Malinici	CEZ Romania	Deputy CFO	No	Coordination of financial activities of CEZ Group in Romania, Administrator CEZ Vanzare, Administrator Tomis Team (part of the group), Administrator MW Team Invest (part of the group)

Name	Entity	Position	Currently held (Yes/No)	Principal activities
Dominik Auer	OMV New Zealand Ltd	Finance Director	No	One of two company directors; management of Finance topics/activities of the company
	OMV Australia Pty Ltd	Finance Director	No	Company director; management of Finance topics/activities of the company
Gabriela-Teodora Mardare	OMV Petrom Global Solutions SRL	Head of Business Unit Finance, member of Board of Directors	No	Leading Business Unit Finance, responsible for effective and efficient financial/accounting services and projects for Group companies
Johann Zepic	OMV Exploration and Production GmbH	Business Partner HSSE	Yes	HSSE
Lora Nikolova Prahova	OMV Petrom Global Solutions SRL	Head of Business Unit Finance	No	Finance Shared Service Center
Martin Simon Urquhart	EnQuest PLC	Head of International Development Projects	No	Project Management
	Experience Knowledge & Technology Ltd	Director	No	Project Management Consultant
	Maersk Oil UK	Vice President	No	Project Director
Mihaela Elena Urzică	Metrorex SA	Member of the Management Body (Consiliu de Administratie)	No	Management of the company
Radu-Costin Mavrodin	NOVARES GROUP (Monaco)	Senior HR BU Manager	No	Coordinating HR activities for the BU Renault-Nissan-Toyota-Honda
	CEVITAL GROUP (Algeria)	Group HR Director	No	Coordinating HR activities for the CEVITAL Group
	CEVITAL GROUP (Algeria)	Interim CEO	No	Coordinating CEVITAL Group

Litigation statement relating to the Members of the Supervisory and Executive Board and to Senior Officers

To the best of our knowledge, at the date of this Prospectus, there is no ongoing litigation against any member of the Executive or Supervisory Board of the Company or senior officers directly linked with their activity in the Company having a significant impact upon the price of the Company shares or the capacity to hold the position of members of such corporate bodies.

At the date of this Prospectus, none of the members of the Supervisory Board or Executive Board or senior officers has at any time within the last five years: (i) had any convictions in relation to fraudulent offences; (ii) held an executive function in the form of a senior executive officer or a member of the administrative, management or supervisory bodies of any company at the time of or preceeding any bankruptcy, receivership, liquidation or company put into administration; or (iii) has been officially incriminated and/or sanctioned by statutory or regulatory authorities (including designated professional bodies), or has been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

Conflicts of Interest

The following members of the Executive Board are parties to employment contracts with certain companies within the OMV group which are currently suspended for the duration of their mandate as members of the Executive Board of the Company:

Name
Christina Verchere
Christopher Veit
Franck Neel

The following members of the Supervisory Board have been appointed in their respective positions by the general meeting of the shareholders of the Company at the proposal of OMV:

Name
Alfred Stern
Daniel Turnheim
Elena Skvortsova
Johann Pleininger
Martijn van Koten

In addition to their positions in the Company, some members of the Supervisory Board hold positions within various of the OMV Group’s companies, and the Company applies internal rules to prevent conflicts of interest.

Besides the information disclosed in this Section “Management”, there are no arrangements or understandings with major shareholders, customers, suppliers or others of the Company, pursuant to which any of the members of the Executive Board, of the Supervisory Board or any senior officers were selected in such position.

At the date of this Prospectus, there are no family relationships between any of the members of the Executive Board, of the Supervisory Board or any senior officers of the Company.

There are no restrictions agreed by any members of the Executive Board, of the Supervisory Board or by any senior officers on the disposal within a certain period of time of their relevant holdings (if any) in the Company’s Shares and/or GDRs.

There are no potential conflicts of interest between the obligations assumed by members of the Executive and Supervisory Boards as well as by the senior officers toward the Company and their private interests or other obligations.

The Supervisory Board’s working procedures and approach to conflicts of interest and self-dealings are governed by relevant internal regulations and the affected Supervisory Board members observe the Company’s rules with regard to conflicts of interest in terms of disclosure and abstention from vote and deliberation. As required by the Companies Law, none of the Supervisory Board members holds an executive position in the Company.

The members of the Executive Board have the duty to disclose immediately to the Supervisory Board any material personal interests they may have in transactions of the Company as well as all other conflicts of interest. Furthermore, they have the duty to notify other Executive Board members of such interests forthwith. All business transactions between the Company and the Executive Board members as well as persons or companies closely related to them must be in accordance with normal industry standards and applicable corporate regulations. Such business transactions as well as their terms and conditions require the prior approval of the Supervisory Board.

In addition to their positions in the Company, some members of the Executive Board hold positions within other Group’s subsidiaries, and the Company applies internal rules to prevent conflicts of interest.

MAJOR SHAREHOLDERS

The table below sets forth information regarding the ownership of the Shares (including the percentage represented from the Company’s share capital and percentage from total voting rights) prior to the Offering:

	Number of Shares	Percentage held (% from the share capital)	% from the total voting rights
Shareholder
OMV	28,894,467,414	51.0105	51.0107
Romanian Ministry of Energy	11,690,694,418	20.6389	20.6389
Other Shareholders	16,058,946,503	28.3506	28.3503
out of which:
Shares in form of GDRs	17,519,100	0.0309	0.0309
Own shares (without voting rights)	204,776	0.0004	-
Other individuals and entities	16,041,222,627	28.3193	28.3194
Total	56,644,108,335	100	100

Source: The shareholding structure issued by the Romanian Central Depositary as of 6 July 2022, the Shares Record Date

The shareholders referred to in the table above (except the Company in respect of its own shares) have the same voting rights as any other shareholder of the Company, the shares issued by Company granting equal voting rights to all shareholders of the Company. In case of own shares, the voting rights are suspended for the period in which such shares are owned by the Company.

OMV exercises control over the Company, as a result of holding the majority of shares and voting rights in the Company. Despite the control exercised by OMV over the Company, the Romanian applicable legislation and the Company’s Articles of Association prevent the majority shareholder from exercising its control power in an abusive manner.

To the best of the Company’s knowledge, there is no agreement or understanding that may result in future changes in the control over the Company.

Employees Share Options

According to Law no. 137/2002 regarding certain measures for the acceleration of the privatisation, the Government may grant to employees, board members and retired employees last employed in companies and/or their subsidiaries subject to privatisation the right to purchase from the relevant public institution / relevant company, shares in these companies at the same price per share at which they are sold in the privatisation process.

In line with the Government Emergency Ordinance no. 49/1997, the Company’s Articles of Association as amended in the context of its privatisation provides that the Company’s employees have the right to acquire from the Romanian State shares in the Company up to the limit of 8% of the share capital, for a price equal to the price for which shares were sold in the privatisation process.

On 8 June 2022 the Government issued the Government Decision no. 746/2022 through which it approved the sale by the Romanian Ministry of Energy of 1% of the Company’s share capital (calculated as at the sale date) to the Company’s employees by no later than 31 December 2023. The procedure, the timetable and the conditions of the sale of shares in the above mentioned percentage will be approved through an order of the Romanian Ministry of Energy to be issued within 180 days as of 16 August 2022.

Dilution of participations

The Offering is carried out in compliance with the Preference Rights held by Eligible Shareholders and the Eligible GDR Holders. Therefore, if all Eligible Shareholders and Eligible GDR Holders exercised their Preference Rights, no shareholder would be diluted.

RELATED PARTY TRANSACTIONS

For information on material transactions with related parties as defined in IAS 24 “Related Parties Disclosure”, in accordance with IFRS, as of and for the periods ended 31 December 2020 and 2021, see Note 30 of the 2021 Financial Statements. You may obtain the Annual Financial Statements for 2021, by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522218573178/annual-report-omv-petrom-group-2021.pdf.

In the ordinary course of business and on a constant and regular basis, we enter into transactions for the supply of goods and services, on arms’-length terms, with companies from OMV Group. Purchases and revenues, as well as the balances of payables and receivables (as applicable) in respect of significant transactions with related parties for the six months period ended and as of 30 June 2022 are disclosed in Note 16 to our Interim Financial Statements. You may obtain the Interim Financial Statements for H1 2022 by visiting the Group’s website at: https://www.omvpetrom.com/services/downloads/00/omvpetrom.com/1522223692267/independent-auditor-review-and-consolidated-financial-statements-for-h1-2022.pdf, starting with page 3.

Likewise significant transactions with related parties are published as per Law no. 24/2017 via ad-hoc reports which can be found on website www.bvb.ro - Issuer’s page.

Other than the types of transactions described above, we did not enter into any other types of significant transactions with related parties since 30 June 2022.

SHARE CAPITAL

Share Capital

Issued share capital

As of the date of this Prospectus, the Company’s share capital is fully subscribed and paid-up and amounts to RON 5,664,410,833.50, out of which (i) RON 5,602,816,732.80 and RON equivalent of EUR 9,544,163.19 represent cash contribution, and (ii) RON 26,697,708.80 represent contribution in-kind by the Romanian State as shareholder, acting through the Romanian Ministry of Energy.

The share capital of the Company is divided into 56,644,108,335 ordinary, nominative, freely transferable, fully paid shares, each with a nominal (par) value of RON 0.1, which are issued in dematerialised (book entry) form by registration with the Romanian Central Depositary. There are no shares issued that do not represent the share capital of the Company. The Company has issued one class of shares: ordinary.

Authorised share capital

Currently, the Company’s share capital is fully subscribed and paid. To the best of our knowledge, the Company is not aware of any acquisition rights and/or obligations over unissued capital of the Company. The Company, at present, has authorised the management bodies of the Company to issue new shares (authorised capital) as per article 8 of the Articles of Association. Thus, the Executive Board is authorised to carry out a share capital increase with a maximum value of 50% of the existing subscribed share capital as of the date of the resolution of the extraordinary general meeting of shareholders held on 27 April 2022, i.e. maximum RON 2,832,205,416.75, under the following terms: (a) only new shares shall be issued, in exchange for in-kind contribution of the Romanian State as a result of obtaining the land ownership certificates by the Company and cash contributions of the other shareholders/holders of preference rights; (b) preference rights shall be issued to the existing shareholders; (c) the subscription period shall be of at least one month; (d) only holders of preference rights may subscribe new shares; (e) the share capital shall be increased to the extent of the newly subscribed shares and all shares that are not subscribed by holders of preference rights shall be cancelled; and (f) the new shares shall be issued at nominal value of RON 0.1 per share and offered at a price of RON 0.1 per share, equal to the nominal value, without a share premium. The decision of the Executive Board approving the share capital increase performed under this authorization is subject to the approval of the Supervisory Board (other than the final decision implementing the share capital increase based on the results of the subscriptions in cash – when the Executive Board only takes note of the status of subscriptions, cancellation of any unsubscribed shares and approves the final share capital amount resulted from the share capital increase operation).

Under this authorization, the Executive Board approved on 14 June 2022 and the Supervisory Board on 21 June 2022 the share capital increase of the Company, through in-kind contribution of the Romanian State and in cash contribution within the Offering of the other shareholders with the maximum value of RON 584,626,662.60 through the issue of a number of maximum 5,846,266,626 new shares, each share having a nominal value of RON 0.1 (i.e. up to a maximum value of approximately 10.3% of the existing registered share capital of the Company).

There have been no changes to the share capital of the Company in the last five years.

Rights, preferences and restrictions attaching to existing shares

According to the Articles of Association, each share subscribed and fully paid by the shareholders grants equal rights and confers on its holder, in accordance with the law, the right to one vote in the General Meeting of Shareholders of the Company, the right to elect and to be elected to the management bodies of the Company, the right to partake in the distribution of the profits in accordance with the Articles of Association and applicable law and other rights. Holding a share issued by the Company certifies the holder’s adhesion to the Articles of Association.

According to the Companies Law, every shareholder must exercise its rights in good faith, by observing the rights and legitimate interests of the company and of other shareholders. Such rights are essentially related to the shareholders’ involvement in the life of the company by attending and casting votes in the General Meeting of Shareholders, exercising the right to elect and be elected in the company’s management bodies and taking part in the profit distribution.

Preference right

The Companies Law and the Articles of Association provide the Company’s shareholders with a preference right to subscribe new shares issued by the Company pro rata to their holdings on the record date set by the General Meeting of Shareholders for the respective share capital increase.

The period for exercising the preference right for the subscription of new shares must be of at least one month as of the date indicated in the prospectus/proportionate disclosure document, which may not be earlier than the record date set for the respective share capital increase or the date of publication of the resolution of the extraordinary general meeting of shareholders/management board on increase of the share capital in the Official Gazette of Romania, Part IV.

According to the Issuers and Markets Operations Law and the Companies Law, in the case of a rights issue by contribution in cash, the EGM must approve and provide reasons for the exclusion of shareholders’ preference rights to subscribe newly issued shares. The quorum requirement for such action is 85% of the subscribed share capital, and the decision must be adopted by a number of shareholders representing at least three-fourths of the voting rights.

The General Meeting of Shareholders may approve the trading of the preference rights on a regulated market.

Voting right and the right to participate at the General Meeting of Shareholders

The shareholders’ fundamental rights include the right to attend the General Meeting of Shareholders and the right to vote. See “General Meeting of Shareholders” below.

In addition to the provisions of the Articles of Association and the Companies Law, capital markets legislation under FSA Regulation no. 5/2018 sets out the following shareholders’ rights that may be exercised in connection with a General Meeting of Shareholders:

•
the right of one or more shareholders representing severally or jointly at least 5% of the share capital: (i) to add items on the agenda of the General Meeting of Shareholders, provided that each item is accompanied by a justification or a draft resolution proposed to be adopted by the General Meeting of Shareholders and (ii) to submit draft resolutions for the items included or proposed to be included on the agenda of the General Meeting of Shareholders. The respective rights may be exercised only in writing and within a maximum of 15 days from the publication of the convening notice for the respective General Meeting of Shareholders. In case the exercise of the right mentioned at point (i) above triggers the change of the agenda already published, the Company must re-publish the convening notice with the updated agenda, using the same procedure as the one used for the previous agenda, before the reference date and no later than 10 days before the date of the General Meeting of Shareholders;

•	the right of all shareholders having the same position to receive an equal treatment as concerns attendance and exercise of voting rights in the General Meeting of Shareholders;

•
the right of all shareholders to have access to sufficient information and documents with respect to items to be discussed at the General Meeting of Shareholders, as well as to those that would enable them to exercise their rights at the General Meeting of Shareholders;

•	the right of all shareholders to fast and non-discriminatory access to the convening notice of the General Meeting of Shareholders, at least in Romanian and English languages;

•	the right of each shareholder to ask questions regarding the items on the agenda of the General Meeting of Shareholders and to receive answers from the Company;

•	the right to attend the General Meeting of Shareholders, directly or indirectly, including by electronic means, by correspondence or by proxy.

According to the Companies Law, in case of own shares, the voting rights are suspended for the period in which such shares are owned by the Company.

Rights to dividends

According to the Articles of Association, dividends are distributed to shareholders pro rata to the number of shares held in the Company, after the approval of the financial statements by the General Meeting of Shareholders. According to Companies Law, the own shares held by the Company do not entitle the Company to receive dividends. Dividends may be distributed only from profits determined in accordance with the law.

According to the Issuers and Markets Operations Law and FSA Regulation no. 5/2018, the payment date for dividends must be set on a business day no later than 15 business days after the record date, but not exceeding six months from the date of the General Meeting of Shareholders approving the dividend distribution. The dividends that are not claimed within three years from the date on which their payment becomes due may be retained by the Company.

Distribution of dividends out of fictional profits or from sources that cannot be distributed, in the absence of financial statements or in excess of the figures set out in the financial statements, results in the civil and criminal liability of the directors, general managers, members of the Executive Board and Supervisory Board or of the legal representatives of the Company. Furthermore, in case there is a loss in the net assets, the share capital must be replenished or reduced before any dividend distribution.

Right to information

According to the Articles of Association, the shareholders have the right to receive complete and correct information with respect to the Company’s business in the General Meeting of Shareholders. In particular, in relation to any General Meeting of Shareholders, shareholders have the right to be provided with supporting documents for each item on the agenda of the General Meeting of Shareholders, with information regarding the exercise of voting rights and voting results. Furthermore, on the occasion of each annual General Meeting of Shareholders, the Company is required to make available and the shareholders may request copies of the financial statements, annual reports, and the proposal of the Executive Board for dividend distribution, as of the date of convocation of the General Meeting of Shareholders having on the agenda the approval of such items.

Also, the shareholders have the right to receive information on the Company’s shareholder structure and view the registries kept by the Company, such as the one kept to record the meetings and deliberations of the General Meeting of Shareholders. Moreover, the Company is required to make available various documents in case of certain corporate events such as share capital increase, merger, or spin-off.

Withdrawal right

According to the Companies Law, the shareholders that did not vote in favour of a certain corporate action submitted to voting in the General Meeting of Shareholders have the right to withdraw from the Company and to request the Company to acquire their shares. This right may be exercised only if the corporate actions referred to above are: (i) changing the Company’s main object of activity as set out in the Articles of Association; (ii) relocating the Company’s registered seat to another country; (iii) changing the Company’s legal form; or (iv) the Company’s merger or spin-off.

Right to challenge the resolutions of the General Meeting of Shareholders

According to the Issuers and Markets Operations Law, a shareholder who was absent at a General Meeting of Shareholders or who has voted against a certain shareholders’ resolution which triggers changes in that company’s share capital and has requested that its vote be expressly recorded into the minutes of that General Meeting of Shareholders is entitled to challenge the respective resolution within 15 days as of publication of that resolution in the Official Gazette of Romania, Part IV if the respective resolution is passed in breach of the provisions of the Articles of Association or of the applicable legal regulations.

Claims of absolute nullity of a shareholders’ resolution may be filed in court at any time, not being time barred.

Other rights of the shareholders

Certain shareholders’ rights are set out in the Companies Law and the Issuers and Markets Operations Law only in favour of shareholders holding a minimum percentage of the share capital of the Company, such as:

•	the right of the shareholder(s) holding individually or together at least 5% of the share capital of the Company to request the internal auditors to investigate allegations concerning the Company;

•	the right of the shareholder(s) holding individually or together at least 5% of the share capital of the Company to request the convening of a General Meeting of Shareholders;

•
the right of the shareholder(s) holding individually or together at least 10% of the share capital of the Company to request the court to appoint one or more experts for the purpose of investigating certain matters concerning the management of the Company;

•
where the General Meeting of Shareholders fails to resolve upon commencement of a court action to engage the liability of founders, directors, managers, members of the Executive Board or of the Supervisory Board or of internal or financial auditors of the Company having caused losses (Romanian: daune) to the Company by being in breach of its/their duties towards the Company, the right of the shareholder(s) holding, individually or together, at least 5% of the share capital of the Company to take legal action in this respect. In these cases, such actions are carried out in the name of the claimant shareholder(s) but for the account of the Company; and

•
the right of a significant shareholder to request the appointment of members of the Company’s Supervisory Board using the cumulative voting method and, in case the cumulative voting method is not used when voting in the General Meeting of Shareholders on the appointment of the Supervisory Board members, the respective shareholder has the right to ask the court to immediately convene the General Meeting of Shareholders. Under the Issuers and Markets Operations Law, a “significant shareholder” is a natural person, legal person or group of persons acting in concert who directly or indirectly holds a participation of at least 10% of the share capital of a company or of the voting rights.

Obligation to refrain from deliberations

The shareholder that, in a certain operation, has an interest contrary to the interests of the Company, either personal or as a representative of another person, must refrain from deliberations. The shareholder who fails to observe this legal requirement may be held liable for damages incurred by the Company if without the vote of such shareholder the required majority for the adoption of the respective resolution would not have been met.

Obligation to notify of major shareholding

According to the Issuers and Markets Operations Law and the implementing regulations issued by the Romanian FSA, if following the acquisition or sale of the securities issued by the Company, the proportion of voting rights held by a person reaches, exceeds or falls below one of the thresholds of 5%, 10%, 15%, 20%, 25%, 33%, 50%, 75% of the total voting rights, that person must notify the Company of such event, within a maximum of four transactional days from (i) the date on which such person acknowledges the acquisition or assignment or the possibility to exercise the voting rights or from the date on which such person should have known of such events, given the circumstances, regardless of the date on which the acquisition, the assignment or the possibility ot exercise the voring rights or (ii) the date such person is informed of events resulting in the change of distribution of the voting rights, following disclosure by the Company of the total issued shares and related voting rights at the end of each calendar month, provided that during such month an increase or decrease of the share capital or of the voting rights occured. Neither the Articles of Association nor any other bylaws of the Company provide any other obligation to disclose ownership of shares above a certain threshold.

Obligation to launch a mandatory takeover bid

According to the Issuers and Markets Operations Law, where a person, as a result of a direct acquisition or an acquisition by persons acting in concert therewith, holds more than 33% of the voting rights in the Company, the respective person is required to launch a mandatory takeover bid addressed to all security holders, at an equitable price, for all their holdings as soon as possible, but no later than two months after the date when the respective holding is reached.

Prior to launching the mandatory takeover bid, the voting rights attached to securities exceeding 33% of the total voting rights in the Company are suspended and the respective shareholder, together with persons acting in concert therewith, are prohibited from acquiring, by any other operations, shares in the Company.

The obligation to launch a mandatory takeover bid does not apply to persons that have acquired the respective holdings: (i) prior to the entry into force of the Issuers and Markets Operations Law; (ii) as a result of an excepted transaction; or (iii) unintentionally.

An excepted transaction is the acquisition of securities that lead to the respective holding position:

•	within the privatisation process;

•	by acquisition of shares from the Ministry of Finance or from other legally authorised entities, within the process of enforcement of budgetary claims;

•	as a result of a transfer of shares between a parent company and its subsidiaries or between subsidiaries of the same parent company; or

•	resulting from a voluntary takeover bid addressed to all holders of the respective securities for all their holdings.

An acquisition of holdings exceeding 33% of the voting rights in the Company will be deemed to be unintentional if the respective position results from operations such as:

•	share capital reduction, by share buy-back followed by cancellation of own shares;

•	exercise of the preference, subscription or conversion rights in relation to certain rights initially conferred, as well as a result of conversion of the preferential shares into ordinary shares; or

•	merger/spin-off or inheritance.

Furthermore, the Issuers and Markets Operations Law grants the bidder who has carried out a bid addressed to all shareholders for all their holdings the right to require the shareholders that have not transferred the shares in the bid to sell those shares at an equitable price, provided that the respective bidder fulfils one of the following requirements:

•	holds shares representing at least 95% of the total number of shares with voting rights representing share capital and at least 95% of the voting rights that may be effectively exercised; or

•
has acquired, in the bid addressed to all shareholders for all of their holdings, shares representing at least 90% of the total number of shares with voting rights representing share capital and at least 90% of the total number of shares with voting rights that were targeted in the bid.

The squeeze-out right granted to the bidder as set out above corresponds to the right of the other shareholders of the Company to request sell-out, by requiring the respective bidder to acquire their shares. If any of the remaining shareholders exercises this right, the bidder is compelled to buy the shares held by the selling shareholder.

The squeeze-out and the sell-out rights may be exercised within three months from the closing date of the bid.

There have been no public takeover bids by third parties for all or any part of the Company’s equity share capital during the last financial year and the current financial year.

Rules regarding changes in the share capital of the Company

According to the Articles of Association, the share capital increase and the share capital decrease are powers assigned to the EGM.

Under applicable law and the Articles of Association, the EGM may authorise the Executive Board to increase, subject to approval by the Supervisory Board, the share capital up to a maximum limit decided by the meeting that cannot exceed half of the subscribed share capital outstanding at the time of authorisation. The validity period of the delegation given by the EGM cannot exceed three years and any renewal of this authorisation may be given for no more than three year periods. The Articles of Association provide for an authorisation of the Executive Board in connection to the land share capital increase, under this Offer.

According to the Companies Law, the share capital may be decreased by: (i) decreasing the number of shares; (ii) reducing the shares’ nominal value; or (iii) acquiring own shares followed by cancellation thereof. Where not justified by losses, the decrease of the share capital may also be effected by: (i) total or partial write-off of contributions due by the shareholders; (ii) returning to shareholders a part of their contribution, pro rata to the share capital decrease and calculated equally for each share; or (iii) other methods permitted by law.

The share capital may be effectively decreased only upon expiry of a two-month period as of the publication of the resolution of the General Meeting of Shareholders approving the share capital decrease in the Official Gazette of Romania, Part IV.

According to the Companies Law, the share capital increase or the share capital decrease must be decided with a majority of at least two-thirds of the voting rights of shareholders who are present or represented in the General Meeting of Shareholders duly assembled with a minimum attendance of shareholders representing at least one-fourth of the total number of voting rights in the first convocation or a minimum quorum of one-fifth of the total number of voting rights in subsequent convocations. However, the Articles of Association provide higher quorum requirements for all Extraordinary General Meetings of Shareholders (including meetings having on the agenda the increase or decrease of the share capital) of 50% of the share capital at the first and second convening of the meeting. Under the Issuers and Markets Operations Law, the share capital increase by in-kind contribution must be decided with a majority of at least 75% of the total voting rights in a General Meeting of Shareholders duly assembled with a minimum presence of shareholders representing 85% of the subscribed share capital. The in-kind contribution may consist only of performing assets necessary for the accomplishment of the company’s object of activity.

The Articles of Association provide conditions for a share capital increase (other than the share capital increase by in-kind contribution) and for a share capital decrease that are more stringent than those required by law by setting higher minimum quorum requirements.

According to Law No. 137/2002, if a privatised company (such as the Company) obtains certificates attesting its ownership to certain plots of land, its share capital is to be increased to include the value of that land (deemed to be a contribution in-kind of the Romanian State as shareholder). The value of the land for the purposes of the increase is to be determined by an independent valuator appointed by the Company. In order to enable the other shareholders of the Company to maintain their proportional ownership in the Company, the preference right of such shareholders must be observed, for which purpose the Company shall issue shares in addition to the shares that will be allocated to the Romanian State in exchange for its in-kind contribution. The price per share to be paid by the shareholders intending to subscribe newly issued shares and the price at which the Romanian State will be allocated shares in this type of share capital increase is the nominal value of the share. In addition, according to the privatisation laws, the purchaser or its successor in title under the privatisation contract is entitled to a preference right to purchase from the Romanian State such number of additional shares in the Company as would be necessary to maintain the level of its shareholding in the Company prior to the share capital increase. Hence, in the case of a share capital increase by incorporation of the value of land, OMV has the option to either (a) exercise its preference right by subscribing newly issued shares in the share capital increase or (b) exercise its pre-emptive right to buy from the Romanian State a number of shares that would allow it to maintain its proportional ownership in the Company’s share capital prior to such increase.

At the signing date of the Privatisation Agreement, OMV Petrom was using certain land plots for which it was entitled to obtain ownership certificates. Such land plots were not contributed to the share capital of the Company by the signing date of the Privatisation Agreement. Therefore, through the Privatisation Agreement, the Romanian State and OMV agreed that the increase of the Company’s share capital with the value of such land plots will be performed in two stages. The first stage of this capital increase was completed in 2006. The second stage of the capital increase is the one covered by this Prospectus.

General Meeting of Shareholders

The General Meeting of Shareholders is convened by the Executive Board whenever necessary, by publication of the convening notice in the Romania’s Official Gazette, Part IV, and in a widely circulated national newspaper, at least 30 days before the date of the meeting. The convening notice must provide for the following minimum information: (i) place, date and time of the meeting; (ii) reference date; (iii) agenda; (iv) deadline by which nominations may be submitted, in case an agenda item is election of Supervisory Board members; (v) full text of the proposed amendments to the Company’s Articles of Association, in case an agenda item is amendment thereof; (vi) means by which and date as of which the documents and information regarding the items on the agenda are made available to the shareholders; (vii) means by which the special power of attorney form for representation at the meeting may be procured; (viii) deadline and place where the special powers of attorney will be submitted/received; (ix) proposal for the record date and (x) place, date and time of the second meeting if the statutory quorum laid down by the Companies Law and / or the Articles of Association was not met at the first convening. The reference date is a date the calculation of which is set out by capital markets legislation and is used to identify the shareholders that may attend and vote in a specific General Meeting of Shareholders. The record date is a date set out by the General Meeting of Shareholders on which the shareholders that benefit from the effects of the specific shareholders’ resolutions are identified (e.g. preference rights under a share capital increase, dividends).

Moreover, in addition to the minimum content set out in the Articles of Association, according to the Issuers and Markets Operations Law and FSA Regulation no. 5/2018, the convening notice should also contain a clear and precise description of the procedures to be followed by shareholders in order to participate and vote at the General Meeting of Shareholders (e.g., information regarding shareholders’ rights, as well as the periods during which such rights may be exercised, according to capital markets legislation, the procedure of voting based on power of attorney, procedures allowing the vote by correspondence or by electronic means). The General Meeting of Shareholders is held in Romanian language and the Company must provide, at its expense, an interpreter at each meeting for the simultaneous translation into the English language.

According to the Articles of Association, in exceptional circumstances, the Supervisory Board may convene the General Meeting of Shareholders.

The Company’s General Meeting of Shareholders are generally held at the registered seat of the Company, unless the members of the Executive Board decide otherwise, in which case the convening notice must expressly indicate the address of the location where the meeting is convened.

According to the Articles of Association, the responsibilities of the Ordinary General Meeting of Shareholders are:

(i)	to discuss, approve or modify the annual financial statements after having reviewed the reports of the Executive Board, Supervisory Board and of the financial and internal auditors;

(ii)	to distribute the profit and to establish the dividends;

(iii)	to elect and revoke the members of the Supervisory Board and the financial auditor and to approve the minimum term of the contract concluded with the auditor for the audit of the financial statements;

(iv)	to establish the remuneration of the members of the Supervisory Board and of the financial auditor for the ongoing financial year;

(v)
to assess the carrying out of management duties by the members of the Executive Board and the activity of the members of the Supervisory Board, to assess their performance and to discharge them of their liability in accordance with the legal provisions;

(vi)	to decide on whether to commence court action to hold liable the members of the Executive Board or Supervisory Board, as the case may be, for damages caused to the Company;

(vii)	to approve the income and expenditure budget, as well as the business programme for the following financial year;

(viii)	to approve the reports prepared by the Supervisory Board with respect to the supervisory activity performed by it; and

(ix)	to decide upon other matters related to the Company for which it is legally entitled to do so, provided such matters are on the agenda of the Ordinary General Meeting of Shareholders.

The minimum quorum for the first convening of the Ordinary General Meeting of Shareholders is presence of the shareholders representing more than half of the share capital of the Company. If the required minimum quorum is met in the first convening, resolutions on the items included in the published meeting agenda may be validly passed with affirmative votes of the shareholders representing the majority of the share capital of the Company. The quorum requirements provided by the Articles of Association for the first convening of the Ordinary General Meeting of Shareholders are higher than those provided by the Companies Law.

If within 30 minutes from the time scheduled for the first convening of the meeting (or any other time period the meeting President may think fit) the quorum requirements are not met or if during the meeting the quorum requirements cease to be met, the ordinary meeting is to be held in a second convening on the day, time and place, as specified in the convening notice. The ordinary meeting assembled in the second convening can decide on the items included on the published agenda of the first scheduled meeting, irrespective of the numbers of the present shareholders, by the majority of the votes cast during the second meeting. The Companies Law prohibits a company from setting higher quorum or majority requirements for the second convening of the Ordinary General Meeting of Shareholders.

According to the Articles of Association, the responsibilities of the EGM are:

(i)	to change the corporate form of the Company;

(ii)	to change the business object of the Company;

(iii)	to increase or decrease the share capital of the Company;

(iv)	to merge the Company with other companies;

(v)	to spin-off the Company;

(vi)	to decide early dissolution of the Company;

(vii)	to convert shares from one class to another;

(viii)	to issue bonds and to convert bonds from one class to another or to shares;

(ix)
to enter into any agreements for the acquisition, disposal, exchange or encumbrance of certain assets classified as fixed assets of the Company the value of which exceeds, individually or in aggregate throughout a fiscal year, 20% of the book value of the Company’s total fixed assets less the receivables;

(x)	to decide on any changes to the Articles of Association;

(xi)	to reconfirm or to change internal rules of the Supervisory Board; and

(xii)	to decide on any other matter which requires the approval of the EGM.

The minimum quorum for the first convening of the EGM is the presence of the shareholders representing more than half of the share capital of the Company. If the required minimum quorum is met in the first convening, resolutions on the items included in the published meeting agenda may be validly passed by affirmative vote of the shareholders representing the majority of the share capital of the Company. The quorum requirements provided by the Articles of Association for the first convening of the EGM are higher than those provided by the Companies Law.

If within 30 minutes from the time scheduled for the first convening of the meeting (or any other time period the meeting President may think fit) the quorum requirements are not met or if during the meeting the quorum requirements cease to be met, the EGM is to be held in a second convening on the day, time and place, as specified in the convening notice. The same minimum quorum and majority requirements for the first convening apply correspondingly to the seconding convening.

For certain corporate actions, the law imposes special quorum or majority requirements that override the provisions of the Articles of Association. According to the Companies Law, decisions with respect to: (i) changes to the Company’s business objects; (ii) increase or decrease of the share capital; (iii) change of the Company’s corporate form; and (iv) merger, spin-off, or dissolution of the Company are taken with a majority of at least two-thirds of the voting rights held by the shareholders present or represented in the meeting. Also, according to the Issuers and Markets Operations Law, decisions to cancel preference rights of the shareholders to subscribe newly issued shares are taken with a majority of at least three-fourths of the voting rights with a minimum quorum of 85% of the subscribed share capital.

The shareholders may attend the shareholders’ meeting in person or may be represented either by their legal representative or by an appointed representative (“Proxy Holder”) having been granted (i) a general power of attorney, which is valid for a period that shall not exceed three years, unless the parties expressly provided for a longer period, and which must be granted by the shareholder to an intermediary or an attorney at law (who should not be in a situation creating a conflict of interests), of which the respective shareholder is a client and submitted together with a copy of an identification document of the Proxy Holder to the Company 48 hours prior to the first use of it by the Proxy Holder or (ii) a special power of attorney, based on the template special power of attorney made available by the Company in accordance with the law, duly filled in and submitted together with a copy of an identification document of the Proxy Holder to the Company 48 hours prior to the meeting in the first convening. The special power of attorney has to contain specific voting instructions for each item on the agenda in respect of which the Proxy Holder is to vote on behalf of the shareholder (i.e., vote “for” or “against” or “abstention”). In the event the shareholders’ meeting deliberates on items not included in the published agenda, in accordance with applicable legal provisions, the Proxy Holder may vote on such items according to the interest of the represented shareholder. A shareholder may be represented only by one Proxy Holder holding a special power of attorney granted specifically for the relevant General Meeting of Shareholders.

On the day of the General Meeting of Shareholders, upon entering the meeting room, the shareholders (in case they attend in person) and the Proxy Holders must present to the Company’s representative their original identity document.

The shareholders of the Company may also vote by correspondence, prior to the General Meeting of Shareholders, by using the voting bulletin in the format made available by the Company.

TERMS AND CONDITIONS OF THE GLOBAL DEPOSITARY RECEIPTS

The following terms and conditions (the “Conditions”), subject to completion and amendment and excepting sentences in italics, will apply to the global depositary receipts (the “GDRs”) and will be endorsed on each global depositary receipt certificate (the “GDR Certificates”).

The GDRs are issued in respect of the ordinary shares, having a par value of RON 0.10 each Share, of the Company, pursuant to and subject to (i) in relation to any Regulation S GDRs, the Regulation S Deposit Agreement dated 19 October 2016 by and between the Company the  GDR Depositary (the “Regulation S Deposit Agreement”) and, (ii) in relation to any Rule 144A GDRs1, the Rule 144A Deposit Agreement dated 19 October 2016 by and between the Company and the GDR Depositary (the “Rule 144A Deposit Agreement”). References in the Conditions to the “Deposit Agreement” shall mean, in the case of Regulation S GDRs, the Regulation S Deposit Agreement and, in the case of Rule 144A GDRs, the Rule 144A Deposit Agreement. Each GDR represents the right to receive, subject to the terms of the Deposit Agreement and the Conditions, 150 Shares on deposit under the terms of the Deposit Agreement.

Pursuant to the provisions of the Deposit Agreement, the GDR Depositary has appointed Citibank Europe plc, Dublin - Romania Branch as custodian to receive and hold on its behalf the Shares from time to time deposited under the Deposit Agreement (the “Deposited Shares”), and all rights, securities, property and cash deposited with the Custodian which are attributable to the Deposited Shares (such rights, securities, property and cash together with the Deposited Shares, the “Deposited Property”). The GDR Depositary shall hold Deposited Property for the benefit of the GDR Holders (as defined below) as bare trustee in proportion to the number of Shares in respect of which the GDRs held by them are issued. In these Conditions references to the “GDR Depositary” are to Citibank, N.A. and/or any other depositary which may from time to time be appointed under the Deposit Agreement, references to the “Custodian” are to Citibank Europe plc, Dublin - Romania Branch or any other custodian which may from time to time be appointed under the Deposit Agreement and references to the “Office” mean, in relation to the Custodian, the principal office of the Custodian in Romania (currently at Calea Victoriei 145 Sector 1, Bucharest 010072, Romania).

References in these Conditions to the GDRs shall include the GDRs issued pursuant to the terms of the Regulation S Deposit Agreement (the “Regulation S GDRs”) and the GDRs issued pursuant to the terms of the Rule 144A Deposit Agreement (the “Rule 144A GDRs”).

References in these Conditions to the “GDR Holder” of any GDR shall mean the person registered as the holder of any GDR on the books of the GDR Depositary maintained for such purpose. References in these Conditions to “Beneficial Owner” of any GDR shall mean any person who is the beneficial owner of GDRs as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act. These Conditions include summaries of, and are subject to, the detailed provisions of the Deposit Agreement, which includes the forms of the GDR Certificate in respect of the GDRs. Copies of the Deposit Agreement are available for inspection at the principal office of the GDR Depositary. Holders and Beneficial Owners are deemed, by virtue of being a Holder or Beneficial Owner, to have notice of, and be subject to, all of the applicable provisions of the Deposit Agreement and the Conditions. Terms used in the Conditions and not defined herein but which are defined in the Deposit Agreement have the meanings ascribed to them in the Deposit Agreement.

The GDR Depositary shall hold Deposited Property for the benefit of the Holders as bare trustee in proportion to the number of Shares in respect of which the GDRs held by them are issued and the Holders will accordingly be tenants in common of such Deposited Property to the extent of the Deposited Property corresponding to the GDRs in respect of which they are the Holders. For the avoidance of doubt, in acting hereunder the GDR Depositary shall have only those duties, obligations and responsibilities expressly specified in the Deposit Agreement and these Conditions and, other than holding the Deposited Property as bare trustee as aforesaid, does not assume any relationship of trust for or with the Holders or the Beneficial Owners or any other person. Any right or power of the GDR Depositary in respect of Deposited Property is reserved by the GDR Depositary under its declaration of trust contained in this paragraph and is not given by way of grant by any Holder or Beneficial Owner.

1 No Rule 144A GDRs are issued as of the date of this Prospectus and will not be offered or issued within the Offering.

Holders and Beneficial Owners of GDRs are not parties to the Deposit Agreement and thus, under English Law, have no contractual rights against, or obligations to, the Company or GDR Depositary. However, the Deed Poll executed by the Company in favour of the Holders provides that, if the Company fails to perform the obligations imposed on it by certain specified provisions of the Deposit Agreement, any Holder may enforce certain specified provisions of the Deposit Agreement as if it were a party to the Deposit Agreement and was considered the “GDR Depositary” in respect of that number of Deposited Shares to which the GDRs of which it is the Holder relate.

Holders and Beneficial Owners are deemed, by virtue of being a Holder or Beneficial Owner and owning, acquiring or holding, as the case may be, a GDR, to have notice of and be subject to all applicable provisions of the Deposit Agreement and the Conditions. The GDR Depositary is under no duty to enforce any of the provisions of the Deposit Agreement or the Conditions on behalf of any Holder or Beneficial Owner of a GDR or any other person.

Under the terms of the GDRs, each purchaser of GDRs is deemed to have represented and agreed, among other things, that the GDRs have not been and will not be registered under the Securities Act and may be offered, sold, pledged or otherwise transferred only in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. Each GDR will contain a legend to the foregoing effect.

1.          Deposit of Shares

A.          The GDR Depositary may, in accordance with the terms of the Deposit Agreement, but subject to the Conditions, and upon delivery of (x) a duly executed or electronically submitted order (in a form approved by the GDR Depositary) and (y) a duly executed or electronically submitted deposit certification substantially in the form attached to the Deposit Agreement by or on behalf of any investor who is to become the Beneficial Owner of the GDRs (other than in the case of a deposit of Shares by the Company or an affiliate of the Company which shall be subject to Clause 7.1.4 of the Deposit Agreement), from time to time issue and deliver further GDRs having the same terms and conditions as the GDRs which are then outstanding in all respects and, subject to the terms of the Deposit Agreement, the Conditions and applicable law, the GDR Depositary shall accept for deposit any further Shares in connection therewith, so that such further GDRs shall form a single series with the already outstanding GDRs. References in these Conditions to the GDRs include (unless the context requires otherwise) any further GDRs issued pursuant to this Condition and forming a single series with the already outstanding GDRs.

B.          Subject to the terms and conditions of the Deposit Agreement and applicable law, upon (i) physical delivery to the Custodian of Shares, or book-entry transfer of Shares to an account of the Custodian at the Romanian Central Depositary, (ii) physical or electronic delivery to the GDR Depositary of the applicable deposit certification unless the deposit of Shares is made by the Company or an affiliate of the Company in which case such deposit will be subject to Section 7.1.4 of the Deposit Agreement, and (iii) payment of necessary taxes, governmental charges (including transfer taxes) and other charges as set forth in the Deposit Agreement and fees of the GDR Depositary as set forth in Clause 10.1 of the Deposit Agreement and Condition 19, the GDR Depositary will (i) adjust its records for the number of GDRs issued in respect of the Shares so deposited, (ii) notify DTC or the Common Depositary, as the case may be, to increase the number of GDRs evidenced by a Master GDR Certificate, and (iii) make delivery of the GDRs so issued to the applicable DTC Participant, Euroclear Participant or Clearstream Participant specified in applicable order received for such purpose.

C.          Subject to Condition 1(I) below, the limitations set forth in the Deposit Agreement and applicable law, the GDR Depositary may (but is not required to) issue GDRs prior to the delivery to it of Shares in respect of which such GDRs are to be issued against evidence to receive rights from the Company (or any agent of the Company involved for the Company in the maintenance or ownership or transactions records for the Shares) in the form of a written blanket or specific guarantee of ownership furnished by the Company (or any agent of the Company involved for the Company in the maintenance or ownership or transactions records for the Shares). No such issue will be deemed a “Pre-Release Transaction” as defined in Condition 1(E).

D.          Any further GDRs issued pursuant to Condition 1(A) which (i) represent Shares which have rights (whether dividend rights or otherwise) which are different from the rights attaching to the Shares represented by the outstanding GDRs, or (ii) are otherwise not fungible (or are to be treated as not fungible) with the outstanding GDRs, will, subject to Clause 3.16 of the Deposit Agreement be represented by a separate master partial entitlement GDR certificate (each a “Master Partial Entitlement GDR Certificate”). Upon becoming fungible with outstanding GDRs, such further GDRs shall be evidenced by a Master GDR Certificate (by increasing the total number of GDRs evidenced by the relevant Master GDR Certificate or by the number of such further GDRs, as applicable).

E.          Subject to Condition 1(I) below and the further terms and provisions of the Deposit Agreement, Citibank, N.A., its agents and affiliates, on their own behalf, may own and deal in any class of securities of the Company and its affiliates and in GDRs. In its capacity as GDR Depositary, the GDR Depositary shall not lend Shares or GDRs; provided, however, that the GDR Depositary may (i) issue GDRs prior to the receipt of Shares pursuant to Condition 1 and Clause 3 of the Deposit Agreement, and (ii) deliver Shares prior to the receipt and cancellation of GDRs pursuant to Condition 2 and Clause 3 of the Deposit Agreement, including GDRs which were issued under (i) above but for which Shares may not have been received (each such transaction a “Pre-Release Transaction”). The GDR Depositary may receive GDRs in lieu of Shares under (i) above and receive Shares in lieu of GDRs under (ii) above. Each such Pre-Release Transaction will be (a) subject to a written agreement whereby the person or entity (the “Applicant”) to whom GDRs or Shares are to be delivered (1) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares or GDRs that are to be delivered by the Applicant under such Pre Release Transaction, (2) agrees to indicate the GDR Depositary as owner of such Shares or GDRs in its records and transfer all beneficial right, title and interests in and to such Shares or GDRs, as the case may be, to the GDR Depositary and to hold such Shares or GDRs in trust for the Depositary until such Shares or GDRs are delivered to the GDR Depositary or the Custodian, (3) unconditionally guarantees to deliver to the GDR Depositary or the Custodian, as applicable, such Shares or GDRs, (4) agrees not take any action with respect to such Shares or GDRs, as the case may be, that is inconsistent with such transfer of beneficial ownership other than to deliver such Shares or GDRs, as the case may be, to the GDR Depositary in satisfaction of such Pre-Release Transaction and (5) agrees to any additional restrictions or requirements that the GDR Depositary deems appropriate, (b) at all times fully collateralised with cash, U.S. government securities or such other collateral as the GDR Depositary deems appropriate, (c) terminable by the GDR Depositary on not more than five (5) business days’ notice, and (d) subject to such further indemnities and credit regulations as the GDR Depositary deems appropriate. The GDR Depositary will normally limit the number of GDRs and Shares involved in such Pre- Release Transactions at any one time to thirty per cent (30%) of the GDRs outstanding (without giving effect to GDRs outstanding under (i) above), provided, however, that the GDR Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The GDR Depositary may also set limits with respect to the number of GDRs and Shares involved in Pre- Release Transactions with any one person on a case by case basis as it deems appropriate.

The GDR Depositary may retain for its own account any compensation received by it in connection with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant). The GDR Depositary may require that the person to whom any Pre-Release Transaction is to be made pursuant to this Condition 1(E) deliver to the GDR Depositary a duly completed certification and agreement in substantially the form set forth as Schedule 3 to the Regulation S Deposit Agreement or Schedule 3, Part A to the Rule 144A Deposit Agreement, as the case may be.

F.          Any person delivering Shares for deposit under the Deposit Agreement and Condition 1 and any Holder or Beneficial Owner may be required and will be deemed to accept, by virtue of being a Holder or a Beneficial Owner, that, from time to time, it will be required to furnish the GDR Depositary or the Custodian with such proof, certificates and representations and warranties as to matters of fact, including without limitation the citizenship and residence of the depositor, taxpayer status, payment of all applicable taxes or governmental charges, exchange control approvals, legal or beneficial ownership of GDRs and Deposited Property, compliance with all applicable laws, the terms of the Deposit Agreement, the Conditions and the provisions of, or governing, the Deposited Property and the identity and genuineness of any signature on any of the supporting instruments or other documents, and with such further documents and information as the GDR Depositary may deem necessary or appropriate for the administration or implementation of the Deposit Agreement and the Conditions. The GDR Depositary, the Registrar or the Custodian may withhold acceptance of Shares for deposit, withhold delivery or registration of issuance or transfer of all or part of any GDR Certificate, withhold adjustment of the Master GDR Certificate to reflect increases in Shares represented thereby or withhold the distribution or sale of any dividend or distribution of rights or of the net proceeds of the sale thereof or the delivery of any Deposited Property, until such proof or other information is filed or such certifications are executed, or such representations are made or such other documentation or information is provided in each case to the satisfaction of the GDR Depositary, the Registrar or the Custodian.

G.          Notwithstanding anything else contained in the Deposit Agreement or the Conditions, the GDR Depositary shall not be required to accept for deposit or maintain on deposit with the Custodian (a) any fractional Shares or fractional Deposited Property, or (b) any number of Shares or Deposited Property which, upon application of the ratio of GDRs to Shares or Deposited Property, as the case may be, would give rise to fractional GDRs. No Share shall be accepted for deposit unless accompanied by evidence, if any is required by the GDR Depositary or the Custodian, that is reasonably satisfactory to the GDR Depositary or the Custodian that all conditions for such deposit have been satisfied by the person depositing such Shares under the laws and regulations of Romania and any necessary approval has been granted by any applicable governmental body in Romania (if any), including, without limitation, if applicable, any regulator of currency exchange.

H.         Each person depositing Shares under the Deposit Agreement and the Conditions shall be deemed thereby to represent and warrant that (i) such Shares (and the certificates therefor) are duly authorised, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all pre-emptive (and similar) rights with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorised so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, (v) the Shares presented for deposit have not been stripped of any rights or entitlements, and (vi) in the case of the Regulation S Deposit Agreement, that the Shares are not, and the Regulation S GDRs will not be, “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act). Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of GDRs in respect thereof and the transfer of such GDRs. If any such representations or warranties are false in any way, the Company and the GDR Depositary shall be authorised, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

Each person depositing Shares, taking delivery of or transferring GDRs or any beneficial interest therein, or surrendering GDRs or any beneficial interest therein and withdrawing Shares under the Deposit Agreement and the Conditions shall be deemed thereby to acknowledge that the GDRs and the Shares represented thereby have not been and will not be registered under the Securities Act, and may not be offered, sold, pledged or otherwise transferred except in accordance with the restrictions on transfer set forth in the applicable Securities Act Legend, and such person shall be deemed thereby to represent and warrant that such deposit, transfer or surrender or withdrawal complies with the foregoing restrictions. Such representations and warranties shall survive any such deposit, taking delivery of, transfer, surrender or withdrawal of the Shares or the GDRs or any beneficial interest therein.

I. The provisions of Condition 1(C) and Condition 1(E) shall only apply to the extent that the transactions described therein would be permissible under applicable Romanian law.

2.           Withdrawal of Deposited Property

A.         Subject to the terms and provisions of the Deposit Agreement, the Conditions the procedures of the Romanian Central Depositary and applicable law, any Holder may request withdrawal of the Deposited Property attributable to any GDR upon production of such evidence that such person is the Holder of, and entitled to, the relative GDR as the GDR Depositary may reasonably require at the principal office of the GDR Depositary accompanied by:

(i)         a duly executed order (in a form approved by the GDR Depositary) requesting the GDR Depositary to cause the Deposited Property being withdrawn or evidence of the electronic transfer thereof to be delivered to or upon the order in writing of, the person or persons designated in such order;

(ii)         the payment of such fees, taxes, duties, charges and expenses as may be required under the Conditions or the Deposit Agreement including, but not limited to the fees of the GDR Depositary set forth in Clause 10.1 of the Deposit Agreement and Condition 19;

(iii)        surrender of a GDR Certificate at the Principal New York Office or Principal London Office, if DTC, Euroclear or Clearstream book-entry settlement system is not then available for GDRs, or receipt by the GDR Depositary at the Principal New York Office of instructions from DTC, Euroclear or Clearstream, or a DTC Participant, Euroclear Participant or Clearstream Participant or their respective nominees, on behalf of any Beneficial Owner together with a corresponding credit to the GDR Depositary’s account at DTC, Euroclear or Clearstream for the GDRs so surrendered, if the book-entry settlement system is then available for GDRs, in either case for the purpose of withdrawal of the Deposited Property represented thereby; and

(iv)        the delivery to the GDR Depositary of, in the case of Rule 144A GDRs, a duly completed withdrawal certificate in the form of Schedule 3, Part B to the Rule 144A Deposit Agreement.

B.          Withdrawals of Deposited Shares may be subject to such transfer restrictions or certifications, as the Company or the GDR Depositary may from time to time determine to be necessary for compliance with applicable laws.

C.          Upon production of such documentation and the making of such payment as aforesaid in accordance with paragraph (A) of this Condition 2, the GDR Depositary will direct the Custodian, within a reasonable time after receiving such direction from such Holder, to deliver at its office, to, or to the order in writing of, the person(s) designated in the accompanying order:

(i)          a certificate for, or other appropriate instrument of title to, or evidence of book-entry transfer of, the relevant Deposited Shares, registered in the name of the GDR Depositary or its nominee and accompanied by such instruments of transfer in blank or to the person or persons specified in the order for withdrawal and such other documents, if any, as are required by law for the transfer thereof; and

(ii)        all other property forming part of the Deposited Property attributable to such GDR, accompanied, if required by law, by one or more duly executed endorsements or instruments of transfer in respect thereof as aforesaid or evidence of the electronic transfer of such other Deposited Property;

provided that the GDR Depositary:

(x)          may make delivery of (a) any cash dividends or cash distributions or (b) any proceeds from the sale of any distributions of Shares or rights which are held by the GDR Depositary in respect of the Deposited Property represented by the GDRs surrendered for cancellation and withdrawal (to the extent that such a sale would be permissible under applicable Romanian law); and

(y)         at the request, risk and expense of any Holder surrendering a GDR for cancellation and withdrawal, will direct the Custodian to forward any cash or other property (other than securities) held by the Custodian in respect of the Deposited Property represented by such GDRs to the GDR Depositary, in each case at the Principal New York Office or or the Principal London Office (if permitted by applicable law from time to time).

D.        Delivery by the GDR Depositary and the Custodian of all certificates, instruments, dividends or other property forming part of the Deposited Property as specified in this Condition will be made subject to any laws or regulations applicable thereto.

E.        If any GDR surrendered and cancelled represents fractional entitlements in Deposited Property, the GDR Depositary shall cause the appropriate whole number of Deposited Property to be withdrawn and delivered in accordance with the terms of the Deposit Agreement and this Condition 2 and shall, at the discretion of the GDR Depositary, either (i) issue and deliver to the person surrendering such GDR a new GDR representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the GDR surrendered and remit proceeds of such sale (net of (a) fees and charges of, and expenses incurred by, the GDR Depositary, and (b) taxes withheld) to the person surrendering the GDR.

F.           Notwithstanding anything to the contrary in the Deposit Agreement or the Conditions, the GDR Depositary shall not knowingly accept any Rule 144A GDRs for cancellation and withdrawal of the Deposited Property represented thereby if the recipient thereof has instructed the deposit of such Deposited Property into any unrestricted depositary receipt facility, unless the GDR Depositary shall have received evidence satisfactory to it that the Deposited Property so withdrawn are not at such time “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

3.           Suspension of Issue of GDRs and of Withdrawal of Deposited Property

The issuance and delivery of GDRs against deposits of Shares generally or deposits of particular Shares may be suspended or withheld, or the registration of transfer of GDR Certificates in particular instances may be refused, or the registration of transfers generally may be suspended or refused, during any period when the transfer books of the GDR Depositary, the Company, a registrar of GDRs or any registrar of Shares are closed, or if any such action is deemed necessary or advisable by the Company or the GDR Depositary in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the GDRs or Shares are listed, an applicable court order, or under any provision of the Deposit Agreement, the Conditions, or the provisions of or governing the Deposited Property, or any meeting of shareholders of the Company or for any other reason. The GDR Depositary may restrict the transfer of Deposited Shares where the the GDR Depositary becomes aware of the fact that such transfer may result in ownership of Shares exceeding any limit under any applicable law, government resolution or the Articles of Association or would otherwise violate any applicable laws.

The GDR Depositary will refuse to accept Shares for deposit under the Rule 144A Deposit Agreement, if it has been notified by the Company in writing that the Deposited Shares or any depositary receipts corresponding to Shares are listed on a U.S. national securities exchange or quoted on a U.S. automated inter-dealer quotation system unless accompanied by evidence satisfactory to the GDR Depositary that any such Shares are eligible for resale pursuant to Rule 144A under the Securities Act.

Notwithstanding any provision of the Deposit Agreement, the Conditions or any GDR Certificate to the contrary, Holders and Beneficial Owners are entitled to surrender outstanding GDRs to withdraw the Deposited Shares at any time subject only to (i) temporary delays caused by closing the transfer books of the GDR Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any laws or governmental regulations or an applicable court order relating to the GDRs or to the withdrawal of the Deposited Shares.

4.           Transfer and Ownership

A.          GDRs are to be issued in registered form. Title to the GDRs passes upon registration in the records of the GDR Depositary. The GDR Depositary will refuse to accept for transfer any GDRs if it reasonably believes that such transfer would result in a violation of applicable laws. The Holder of any GDR will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not any payment or other distribution in respect of such GDR is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, any certificate issued in respect of it) and no person will be liable for so treating the Holder.

The GDR Depositary will maintain Holder records, including a register of Holders, at its principal office in New York.

Any interest in GDRs represented by one of the Master GDR Certificates that is transferred to a person whose interest in such GDRs is subsequently represented by the other Master GDR Certificate, will, upon transfer, cease to be an interest in the GDRs represented by such first Master GDR Certificate and, accordingly, will be subject to all transfer restrictions and other procedures applicable to interests in GDRs represented by such other Master GDR Certificate for so long as it remains such an interest.

B.         Notwithstanding any other provision of the Deposit Agreement or the Conditions, each Holder and Beneficial Owner, by virtue of their ownership of any GDR or any Deposited Property, shall be deemed thereby to agree to comply with requests from the Company or the GDR Depositary pursuant to Romanian law and any other stock exchange on which the Shares are, or may be registered, traded or listed, or the Articles of Association, which are made to provide information, inter alia, as to the capacity in which such Holder or former Holder, Beneficial Owner or former Beneficial Owner holds or held, owns or owned a beneficial ownership interest in GDRs (and Deposited Property, as the case may be) and regarding the identity of any other person interested in such GDRs (and Deposited Property), the nature of such interest and various related matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

C.        Applicable laws and regulations may require holders and beneficial owners of Shares, including the Holders and Beneficial Owners of GDRs, to satisfy reporting requirements or obtain regulatory approvals in certain circumstances. Holders and Beneficial Owners of GDRs are solely responsible for complying with such reporting requirements and obtaining such approvals. By virtue of their ownership of any GDR or any Deposited Property, each Holder and Beneficial Owner shall be deemed thereby to agree to file such reports and obtain such approvals to the extent and in the form required by applicable laws and regulations as in effect from time to time. None of the GDR Depositary, the Custodian, the Company or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of Holders or Beneficial Owners to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

5.           Cash Distributions

Whenever the GDR Depositary receives, or receives confirmation from the Custodian of the receipt from the Company of, any cash dividend or other cash distribution on or in respect of the Deposited Shares or receipt of proceeds from the sale of any Shares, rights, securities or other entitlements under the terms of the Deposit Agreement or the Conditions Conditions (to the extent that such a sale would be permissible under applicable Romanian law), the GDR Depositary shall, if at the time of receipt thereof any amounts received in Foreign Currency can in the judgment of the GDR Depositary (pursuant to Condition 11) be converted on a practicable basis into dollars transferable to the U.S., promptly convert, or cause to be converted, such dividends, distribution or proceeds into dollars in the terms described in Condition 11 and will promptly distribute the amount thus received (net of (a) applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes withheld) to the Holders entitled thereto. The GDR Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributable shall be held by the GDR Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the GDR Depositary for distribution to Holders of GDRs then outstanding at the time of the next distribution. If the Company, the Custodian or the GDR Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Property an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders in respect of the GDRs representing such Deposited Property shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the GDR Depositary to the relevant governmental authority. Evidence of payment thereof by the Company shall be forwarded by the Company to the GDR Depositary promptly after such payment evidence is issued by the relevant authorities.

6.           Distributions of Shares

If any distribution upon any Deposited Property consists of a dividend in, or free distribution of, Shares, the Company shall cause such Shares to be deposited with the Custodian and, if applicable, registered in the name of the GDR Depositary, the Custodian or any of their nominees, as the case may be. Upon receipt of confirmation of such deposit from the Custodian, the GDR Depositary shall establish the GDR Record Date upon the terms described in Condition 10 and shall, subject to the terms of the Deposit Agreement and the Conditions, either (i) distribute to the Holders as of the GDR Record Date in proportion to the number of GDRs held as of the GDR Record Date, additional GDRs, which represent the aggregate number of Shares received as such dividend or free distribution, subject to the other terms of the Deposit Agreement and Conditions and net of (a) the applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes, by either (x) if GDRs are not available in book-entry form, issuing additional GDR Certificates for an aggregate number of GDRs representing the number of Shares received as such dividend or free distribution, or (y) if GDRs are available in book-entry form, reflecting on the records of the GDR Depositary such increase in the aggregate number of GDRs representing such Shares and give notice to the Common Depositary of the related increase in the number of GDRs evidenced by the Master GDR Certificate, or (ii) if additional GDRs are not so distributed, each GDR issued and outstanding after the GDR Record Date shall, to the extent permissible under applicable law, thenceforth also represent rights and interests in the additional Shares distributed upon the Deposited Property represented thereby, net of (a) the applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes. In lieu of delivering fractional GDRs, the GDR Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds of such sale upon the terms described in Condition 5 , if such sale would be permissible under applicable Romanian law. In the event that the GDR Depositary determines that any distribution in Shares would violate applicable law, is not operationally practicable, is subject to any tax or other governmental charges which the GDR Depositary is obligated to withhold, or if the Company, in the fulfillment of its obligations under Clause 7.1.4 of the Deposit Agreement, has furnished an opinion of U.S. counsel determining that the distribution to Holders of the Shares and the GDRs representing such Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the GDR Depositary may dispose of all or a portion of such Shares in such amounts and in such manner, including by public or private sale, as the GDR Depositary deems necessary and practicable, and the GDR Depositary shall distribute the net proceeds of any such sale, after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the GDR Depositary, to Holders entitled thereto upon the terms described in Condition 5, if such sale or other disposal would be permissible under applicable Romanian law. The GDR Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement and the Conditions.

7.          Distributions Other than Cash or Shares

Whenever the GDR Depositary receives from the Company property other than cash, Shares or rights to purchase additional Shares and receives a notice from the Company indicating that the Company wishes such distribution to be made available to Holders of GDRs, upon receipt of satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement and after making the requisite determinations set forth in Clause 5.1 of the Deposit Agreement, the GDR Depositary shall distribute the property so received to the Holders of record as of the GDR Record Date set in accordance with Condition 10, in proportion to the number of GDRs held by them respectively and in such manner as the GDR Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the GDR Depositary, and (ii) net of any taxes withheld. The GDR Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the GDR Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution, if such sale or other disposal would be permissible under applicable Romanian law. If (i) the Company does not request the GDR Depositary to make such distribution to Holders or requests not to make such distribution to Holders, (ii) the GDR Depositary does not receive documentation within the terms of Clause 7.1.4 of the Deposit Agreement, or (iii) the GDR Depositary determines (in accordance with Clause 5.1 of the Deposit Agreement) that all or a portion of such distribution is not lawful or is not reasonably practicable, the GDR Depositary shall sell or cause such property to be sold (to the extent such sale would be permissible under applicable Romanian law) in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (x) cause the proceeds of such sale, if any, to be converted into dollars in accordance with Condition 11, and (y) distribute the proceeds of such conversion received by the GDR Depositary (net of (a) applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes) to the Holders as of the GDR Record Date upon the terms of Condition 5. If the GDR Depositary is unable to sell such property, the GDR Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances, if such disposal would be permissible under applicable Romanian law.

8.           Rights Issues

A.          Whenever the Company intends to distribute to the holders of the Deposited Property rights to subscribe for additional Shares, and provides a notice to the GDR Depositary indicating that the Company wishes such rights to be made available to Holders of GDRs, upon receipt of satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement and after making the requisite determinations set forth in Clause 5.1 of the Deposit Agreement, the GDR Depositary shall (x) establish a GDR Record Date (upon the terms described in Condition 10), (y) establish procedures to distribute such rights (by means of warrants or otherwise) and/or to enable the Holders to exercise the rights (upon payment of (a) the applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes), and (z) issue and deliver GDRs upon the valid exercise of such rights. The Company shall assist the GDR Depositary in establishing such procedures to the extent such assistance is necessary and reasonably practicable.

Nothing herein shall obligate the GDR Depositary to make available to the Holders a method to exercise such rights to subscribe for Shares (rather than for GDRs).

B.        In the event that (i) the GDR Depositary fails to receive satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement or determines that it is not lawful or not reasonably practicable to make the rights available to Holders or (ii) the Company requests that the rights not be made available to Holders of GDRs or (iii) any rights made available are not exercised and appear to be about to lapse, the GDR Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem practicable. The Company shall assist the GDR Depositary to determine such legality and practicability, to the extent such assistance is necessary and reasonably practicable. If the GDR Depositary sells such rights rights (which it may only do if such sale would be permissible under applicable Romanian law), the GDR Depositary shall, upon such sale, (x) cause the proceeds of such sale, if any, to be converted into dollars upon the terms described in Condition 11, and (y) distribute the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the GDR Depositary and (b) taxes) upon the terms set forth in Condition 5.

If the GDR Depositary is unable to make any rights available to Holders upon the terms described in the Deposit Agreement or to arrange for the sale of the rights upon the terms described above, the GDR Depositary shall allow such rights to lapse.

The GDR Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with any sale or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

C.          Notwithstanding anything to the contrary in the Deposit Agreement or this Condition 8, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the GDR Depositary will not distribute such rights to the Holders unless and until a registration statement under the Securities Act covering such offering is in effect. In the event that the Company, the GDR Depositary or the Custodian shall be required to withhold and does withhold from any distribution of rights an amount on account of taxes or other governmental charges, the amount distributed to the Holders of GDRs representing such Deposited Property shall be reduced accordingly. In the event that the GDR Depositary determines that any distribution of Deposited Property or rights to subscribe therefor is subject to any tax or other governmental charges which the GDR Depositary is obligated to withhold, the GDR Depositary may dispose of all or a portion of such Deposited Property or rights to subscribe therefor in such amounts and in such manner, including by public or private sale, as the GDR Depositary deems necessary and practicable to pay any such taxes or charges. There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise such rights on the same terms and conditions as the holders of Deposited Property or to exercise such rights. Nothing in the Deposit Agreement or this Condition 8 shall obligate the Company to file any registration statement in respect of any rights or Deposited Property or other securities to be acquired upon the exercise of such rights.

9.           Redemption

If the Company intends to exercise any right of redemption in respect of any of the Deposited Property, upon receipt of satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement and after making the requisite determinations set forth in Clause 5.2 of the Deposit Agreement, the GDR Depositary shall send to each Holder a notice in accordance with Condition 25 setting forth the intended exercise by the Company of the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. The GDR Depositary shall instruct the Custodian to present to the Company the Deposited Property in respect of which redemption rights are being exercised against payment of the applicable redemption price. Upon receipt of confirmation from the Custodian that the redemption has taken place and that funds representing the redemption price have been received, the GDR Depositary shall convert, transfer, and distribute the proceeds (net of applicable (a) fees and charges of, and the expenses incurred by, the GDR Depositary, and (b) taxes), retire GDRs and cancel GDRs upon delivery of such GDRs by Holders thereof and on the terms set forth in the applicable Conditions. If less than all outstanding Deposited Property is redeemed, the GDRs to be retired will be selected by lot or on a pro rata basis, as may be determined by the GDR Depositary. The redemption price per GDR shall be the per share amount received by the GDR Depositary upon the redemption of the Deposited Property represented by GDRs (subject to the terms of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the GDR Depositary, and taxes) multiplied by the number of Deposited Property represented by each GDR redeemed.

10.         GDR Record Dates

Whenever the GDR Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Property entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever, for any reason, the GDR Depositary causes a change in the number of Deposited Property that are represented by each GDR, or whenever the GDR Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Property, or whenever the GDR Depositary finds it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the GDR Depositary shall fix a record date (the “GDR Record Date”) for the determination of the Holders of GDRs who shall be entitled to receive such dividend or distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Deposited Property represented by each GDR. Subject to applicable law and the provisions of the Deposit Agreement and Conditions, only the Holders of GDRs at the close of business in New York on such GDR Record Date shall be entitled to receive such distribution, to give such voting instructions, to receive such notice or solicitation, or otherwise take action. The GDR Depositary shall make reasonable efforts to establish the GDR Record Date on the same date or as closely as possible to the applicable record date for the Deposited Property (if any) set by the Company in Romania. If the GDR Record Date is different from the applicable record date for the Shares set by the Company in Romania, the GDR Depositary shall suspend generally the issuance and delivery of GDRs against deposits of Shares and the registration of transfers of GDRs during the period in between the GDR Record Date and the record date for the Shares.

11.         Conversion of Foreign Currency

Whenever the GDR Depositary or the Custodian shall receive any Foreign Currency by way of dividend or other distribution or as the net proceeds from the sale of securities, other property or rights, and if at the time of the receipt thereof the Foreign Currency so received can in the judgement of the GDR Depositary be converted on a practicable basis into dollars transferable to the U.S. and distributed to the Holders entitled thereto, the GDR Depositary shall convert or cause to be converted by sale or in any other manner that it may determine, the Foreign Currency so received into dollars and shall distribute such dollars (net of applicable fees, any reasonable and customary expenses incurred on behalf of Holders in complying with currency exchange control or other governmental requirements) in accordance with the terms of the applicable Conditions. If the GDR Depositary shall have distributed warrants or other instruments that entitle the holders thereof to such Dollars, the GDR Depositary shall distribute such dollars to the holders of such warrants and/or instruments upon surrender thereof for cancellation, in either case without liability for interest thereon. Such distribution shall be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of any application of exchange restrictions or otherwise. If such conversion or distribution generally or with regard to a particular Holder can be effected only with the approval or licence of any government or agency thereof, the GDR Depositary shall have the authority to file such application, for such approval or licence, if any, as it may consider desirable, and, in the case of an approval or licence of the Romanian Government or agency thereof, the Company shall assist the GDR Depositary in filing such application. In no event, however, shall the GDR Depositary be obligated to make such a filing. If at any time the GDR Depositary shall determine that in its judgement the conversion of any currency other than dollars and the transfer and distribution of proceeds of such conversion received by the GDR Depositary is not practicable or lawful, or if any approval or licence of any government or agency thereof which is required for such conversion, transfer or distribution is denied or, in the opinion of the GDR Depositary, is not obtainable at a reasonable cost, or if any such approval or licence is not obtained within a reasonable period as determined by the GDR Depositary, the GDR Depositary may in its discretion (i) make such conversion and distribution in dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) to Holders for whom this is lawful and practicable, and (iii) hold (or cause the Custodian to hold) such Foreign Currency (without liability for interest thereon) for the respective accounts of the Holders entitled to receive the same.

12.         Distribution of any Payments

Any distribution of cash under Condition 5, 6, 7, 8, 9, 13 or 14 will be made by the GDR Depositary to those Holders who are Holders of record on the GDR Record Date established by the GDR Depositary in accordance with Condition 10 for that purpose and, distributions will be made in dollars subject to Condition 11 by cheque drawn upon a bank in New York City or, in the case of the relevant Master GDR Certificate, according to usual practice between the GDR Depositary and DTC, Euroclear and Clearstream, as the case may be. The GDR Depositary may deduct and retain from all moneys due in respect of such GDR in accordance with the Deposit Agreement all fees, taxes, duties, charges, costs and expenses which may become or have become payable under the Deposit Agreement or under applicable law in respect of such GDR or the relative Deposited Property.

13.         Capital Reorganisation

Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Property, or upon any recapitalisation, reorganisation, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the GDR Depositary or the Custodian in exchange for, or in conversion, replacement or otherwise in respect of, such Deposited Property shall, to the extent permitted by law, be treated as new Deposited Property under the Deposit Agreement and the Conditions, and the GDRs shall, subject to the terms of the Deposit Agreement, the Conditions and applicable law, evidence GDRs representing the right to receive such replacement securities. The GDR Depositary may, and shall if the Company shall so request, execute and deliver additional GDRs or make appropriate adjustments in its records, as in the case of a stock dividend on the Shares, or call for the surrender of outstanding GDRs to be exchanged for new GDRs, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of GDR attached to the Deposit Agreement specifically describing such new Deposited Property or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the GDR Depositary may, and shall if the Company requests, upon receipt of satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement regarding the compliance of such transaction with applicable laws, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the net proceeds of such sales (net of (a) applicable fees and charges of, and expenses incurred by, the GDR Depositary, and (b) taxes) for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Condition 5. The GDR Depositary shall not be responsible for (i) any failure to determine that it is lawful or practicable to make such securities available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

14.         Elective Distributions

Wherever the Company intends to distribute a dividend payable at the election of the holders of Shares in cash or in additional Shares and provides a notice to the GDR Depositary indicating that the Company wishes such elective distribution to be made available to Holders of GDRs, upon receipt of satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement and after making the requisite determinations set forth in Clause 5.1 of the Deposit Agreement, the GDR Depositary shall make such elective distribution available to Holders. If the GDR Depositary fails to receive satisfactory documentation within the terms of Clause 7.1.4 of the Deposit Agreement or determines that it is not lawful or not reasonably practicable to make the elective distribution available to Holders of GDRs, or if the Company requests that such elective distribution not be made available to Holders of GDRs, the GDR Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in Romania in respect of the Shares for which no election is made, either (X) cash upon the terms described in Condition 5, or (Y) additional GDRs representing such additional Shares upon the terms described in Condition 6. If the above conditions are satisfied, the GDR Depositary shall establish a GDR Record Date in accordance with Condition 10 and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional GDRs. The Company shall assist the GDR Depositary in establishing such procedures to the extent necessary and reasonably practicable. If a Holder elects to receive the proposed dividend (X) in cash, the dividend shall be distributed upon the terms described in Condition 5, or (Y) in GDRs, the dividend shall be distributed upon the terms described in Condition 6. Nothing in the Deposit Agreement or this Condition 14 shall obligate the GDR Depositary to make available to Holders a method to receive the elective dividend in Shares (rather than GDRs). There can be no assurance that Holders and Beneficial Owners generally, or any Holder or Beneficial Owner in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of the Deposited Property.

15.         Taxation and Applicable Laws

A.        Payments to Holders of dividends or other distributions made to Holders on or in respect of the Deposited Property will be subject to deduction of Romanian and other withholding taxes, if any, at the applicable rates, and notwithstanding any other provision of the Deposit Agreement or the Conditions, the GDR Depositary and the Custodian will be entitled, subject to applicable law, to deduct from any cash dividend or other cash distribution which either of them receives from the Company such amount as is necessary in order to provide for any tax, charge, fee or other amount that is, or could become, payable by or on behalf of the GDR Depositary to fiscal or other governmental authority on account of receiving such cash dividend or other cash distribution.

The Holder or Beneficial Owner of any GDR or any Deposited Property shall be deemed thereby to accept (by virtue of his ownership or deposit, as the case may be) that, in the event that any tax or other governmental charge shall become payable with respect to any GDR, Deposited Property or GDR Certificate, such tax or other governmental charge shall be payable by the Holder and Beneficial Owner to the GDR Depositary. The Custodian may refuse the deposit of Shares and the GDR Depositary may refuse to issue or deliver GDRs, to register the transfer, split-up or combination of GDR Certificates and the withdrawal of Deposited Property until payment in full of such tax, charge, penalty or interest is received. The GDR Depositary may, for the account of the Holder or Beneficial Owner, discharge the same out of the proceeds of sale, subject to Romanian law and regulations, of an appropriate number of Deposited Shares or other Deposited Property with the Holder and Beneficial Owner remaining liable for any deficiency and being entitled to distribution of any surplus. Any such request shall be made by giving notice pursuant to Condition 25.

By virtue of its ownership of any GDR or Deposited Property, each Holder and Beneficial Owner shall be deemed to agree to indemnify the GDR Depositary, the Company, the Custodian, and any of their agents, officers, employees and affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder or Beneficial Owner.

B.        If any governmental or administrative authorisation, consent, registration or permit or any report to any governmental or administrative authority is required under any applicable law in Romania in order for the GDR Depositary to receive from the Company Shares to be deposited under the Conditions or in order for Shares, other securities or other property to be distributed under Condition 5, 6, 7, 13 or 14 or to be subscribed under Condition 8, the GDR Depositary shall request that the Company apply for or assist in the applying for, as the case may be, such authorisation, consent, registration, permit or report within the time required under such law. In this connection, the Company has undertaken in the Deposit Agreement to take such action as may be required and to the extent reasonably practicable to file or obtain or assist in obtaining or filing the same, as the case may be. The GDR Depositary shall not distribute GDRs, Shares, other securities or other property with respect to which such authorisation, consent or permit or such report has not been obtained or filed, as the case may be, and shall have no duties to obtain any such authorisation, consent or permit or to file any such report.

16.         Voting Rights

A.        Holders of GDRs will have voting rights with respect to the Deposited Shares. Upon receiving the Company’s notice in relation to any meeting of holders of Shares of the Company at which holders of Shares or other Deposited Property are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Property in accordance with Clause 5.3 of the Deposit Agreement, the GDR Depositary shall notify the Holders of such notices and will vote or cause to be voted the Deposited Shares in the manner set out in this Condition 16.

As soon as practicable after receiving the notice from the Company in accordance with Clause 5.3 of the Deposit Agreement, the GDR Depositary will fix the GDR Record Date in respect of such meeting or solicitation of consent or proxy in accordance with Condition 10. The GDR Depositary shall, provided no U.S., English or Romanian legal prohibitions exist, distribute to Holders as of the GDR Record Date: (a) such notice of meeting or solicitation of consent or proxy as well as any other material provided by the Company to the GDR Depositary in connection therewith, (b) a statement that the Holders at the close of business in New York on the GDR Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Conditions, the Articles of Association and the provisions of or governing the Deposited Property (which provisions, if any, shall be summarised in pertinent part by the Company), to instruct the GDR Depositary as to the exercise of the voting rights, if any, pertaining to the Shares or other Deposited Property represented by such Holder’s GDRs, and (c) a brief statement as to the manner in which such voting instructions may be given.

B.          Voting instructions may be given to the GDR Depositary only in respect of a number of GDRs representing an integral number of Shares or other Deposited Property. Subject to applicable law, the provisions of the Deposit Agreement, the Conditions, the Articles of Association and the provisions of the Deposited Property, if the GDR Depositary has received voting instructions from a Holders as of the GDR Record Date to vote the Deposited Property on or before the date specified by the GDR Depositary, the GDR Depositary shall endeavour, in so far as is practicable and permitted by Romanian law and practice, to vote or cause the Custodian to vote Shares and/or other Deposited Property represented by GDRs for which timely and valid voting instructions have been received from GDR Holders in the manner so instructed by such Holders. The GDR Depositary will exercise or cause to be exercised the voting rights in respect of the Deposited Property so that a portion of the Deposited Property will be voted “for”, a portion of the Deposited Property will be voted “against” and a portion of the Deposited Property will be abstained from voting on any resolution specified in the agenda for the relevant meeting in accordance with and within the limit of the voting instructions it has received and in accordance with these Conditions.

C.          Neither the GDR Depositary nor the Custodian shall, under any circumstances exercise any discretion as to voting and neither the GDR Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of the Shares or other Deposited Property represented by GDRs except pursuant to and in accordance with such instructions from Holders. If the GDR Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the GDR Depositary is to vote the Deposited Property represented by such Holder’s GDRs, the GDR Depositary will not vote the Deposited Property represented by such GDRs.

D.          There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the GDR Depositary in a timely manner.

By continuing to hold GDRs, all Holders and Beneficial Owners shall be deemed to have agreed to the provisions of this Condition 16 as it may be amended from time to time in order to comply with applicable Romanian law.

A valid corporate decision of the Company will bind the GDR Depositary (as registered owner of the Shares) and the Holders and Beneficial Owners of GDRs shall be deemed to agree to being bound by such a corporate decision of the Company.

E.          Notwithstanding anything else contained in the Deposit Agreement or the Conditions, the GDR Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Property if the taking of such action would violate U.S., English or Romanian laws.

17.         Liability

A.          Neither the GDR Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or the Conditions or shall incur any liability (i) if the GDR Depositary or the Company shall be prevented or forbidden from, or delayed in, doing any act or thing required by the terms of the Deposit Agreement or the Conditions, by reason of any provision of any present or future law or regulation of the U.S., England, Romania or any other country, or of any relevant governmental or regulatory authority or stock exchange, or by reason of the interpretation or application of any such present or future law or regulation or any change therein, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Articles of Association or any provision of or governing any Deposited Property or by reason of any other circumstances beyond their control (including, without limitation, acts of God or war, nationalisation, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement, the Conditions or in the Articles of Association or provisions of or governing Deposited Property, (iii) for any action or inaction in reliance upon the advice or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorised representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, but only insofar as the terms of this subsection (iv) are not prohibited by applicable law, (v) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Shares but is not, under the terms of the Deposit Agreement or the Conditions, made available to Holders of GDRs or (vi) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement or the Conditions.

B.         In acting hereunder the GDR Depositary shall have only those duties, obligations and responsibilities expressly specified in the Deposit Agreement and these Conditions and, other than holding the Deposited Property for the benefit of Holders as bare trustee, does not assume any relationship of trust for or with the Holders or the Beneficial Owners.

C.          The GDR Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely on, and shall be protected in acting upon, any written notice, request, direction or other document believed by it to be genuine and to have been duly signed or presented by the proper party or parties (including a translation which is made by a translator believed by it to be competent or which appears to be authentic).

D.          No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or the Conditions.

E.          Without limitation of the foregoing, neither the GDR Depositary, nor the Company, nor any of their respective controlling persons or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Property or in respect of the GDRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the GDR Depositary).

F.         The GDR Depositary has no obligation under the Deposit Agreement to take steps to monitor, supervise or enforce the observance and performance by the Company of its obligations under the Deposit Agreement or the Conditions.

G.          Neither the GDR Depositary, the Custodian nor any of their agents, officers, directors or employees shall be liable (except by reason of its own negligence, bad faith or or wilful default that of its agents, officers, directors or employees) to the Company or any Holder or owner of a GDR, by reason of having accepted as valid or not having rejected any certificate for Shares or GDRs purporting to be such and subsequently found to be forged or not authentic.

H.          The GDR Depositary and each of its agents (and any holding, subsidiary or associated company of the GDR Depositary) may engage or be interested in any financial or other business transactions with the Company or any of its subsidiaries or affiliates or in relation to the Deposited Property (including, without prejudice to the generality of the foregoing, the conversion of any part of the Deposited Property from one currency to another), may at any time hold GDRs for its own account, and shall be entitled to charge and be paid all usual fees, commissions and other charges for business transacted and acts done by it as a bank or in any other capacity, and not in the capacity of GDR Depositary, in relation to matters arising under the Deposit Agreement (including, without prejudice to the generality of the foregoing, charges on the conversion of any part of the Deposited Property from one currency to another and any sales of property) without accounting to Holders or any other person for any profit arising therefrom.

I.           The GDR Depositary shall endeavour to effect any such sale as is referred to or contemplated in Conditions 6, 7, 8, 13 or 14 (to the extent that such a sale would be permissible under applicable Romanian law) or any such conversion as is referred to in Condition 8 in accordance with the GDR Depositary’s normal practices and procedures, but shall have no liability (in the absence of its own negligence or bad faith or that of its agents, officers, directors or employees) with respect to the terms of such sale or conversion or if such sale or conversion shall not be legally permissible or otherwise possible.

J.           The GDR Depositary shall, subject to all applicable laws, have no responsibility whatsoever to the Company, any Holder, Beneficial Owner or person with an interest in a GDR as regards any deficiency which might arise because the GDR Depositary is subject to any tax in respect of the Deposited Property or any part thereof or any income therefrom or any proceeds thereof.

K.      In connection with any proposed modification, waiver, authorisation or determination permitted by the terms of the Deposit Agreement or the Conditions, the GDR Depositary shall not, except as otherwise expressly provided in Condition 24, be obliged to have regard to the consequence thereof for the Holders, Beneficial Owners, a person with an interest in a GDR or any other person.

L.         Notwithstanding anything else contained in the Deposit Agreement or the Conditions, the GDR Depositary may refrain from doing anything which could or might, in its reasonable opinion, render it liable to any person and the GDR Depositary may do anything which is, in its reasonable opinion, necessary to comply with any law, directive or regulation.

M.        The GDR Depositary shall be under no obligation to check, monitor or enforce compliance with any ownership restrictions in respect of GDRs or Shares under any applicable Romanian law. Notwithstanding the generality of Condition 3, the GDR Depositary shall refuse to register any transfer of GDRs or any deposit of Shares against issue of GDRs if the GDR Depositary becomes aware of the fact, that such transfer or issue would be in violation of the limitations set forth above or any other applicable laws.

N.         The GDR Depositary may call for, and shall be at liberty to accept as sufficient, evidence of any fact or matter or the expediency of any transaction or thing, a certificate, letter or other communication, whether oral or written, signed or otherwise communicated on behalf of the Company, by the Board of Directors of the Company or by a person duly authorised by the Board of Directors of the Company, or such other certificate from persons which the GDR Depositary considers appropriate and the GDR Depositary shall not be bound in any such case to call for further evidence or be responsible for any loss or liability that may be occasioned by the GDR Depositary acting on such certificate.

O.         The GDR Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Property, or for the manner in which any vote is cast or the effect of any vote (other than where such failure or action is a result of its own negligence, bad faith or wilful default or is not in accordance with the terms of the Deposit Agreement and the Conditions). The GDR Depositary shall not incur any liability (save in the case of its own negligence, bad faith or wilful default) for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Property, for the validity or worth of the Deposited Property, for the creditworthiness of any third party, for any tax consequences that may result from the ownership of GDRs, Shares or Deposited Property, for allowing any rights to lapse upon the terms of the Deposit Agreement and the Conditions, for the failure or timeliness of any notice from the Company.

P.          No provision of the Deposit Agreement or the Conditions shall require the GDR Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and security against such risk of liability is not assured.

Q.         The GDR Depositary may, in the performance of its obligations hereunder, instead of acting personally, employ and pay an agent, whether a lawyer or other person, including obtaining and relying on advice of legal advisers to transact or concur in transacting any business and do or concur in doing all acts required to be done by such party, including the receipt and payment of money. Save for the failure on the part of the GDR Depositary to exercise reasonable care in the selection or retention of any such agent, the GDR Depositary will not be liable to anyone for any misconduct or omission by any such agent so employed by it or be bound to supervise the proceedings or acts of any such agent.

R.          None of the GDR Depositary, the Custodian, the Company or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of Holders or Beneficial Owners to satisfy reporting requirements or obtain regulatory approvals under applicable laws and regulations which shall be the sole responsibility of the Holders and Beneficial Owners as described in Condition 4C.

S.          The GDR Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the GDR Depositary or in connection with any matter arising wholly after the removal or resignation of the GDR Depositary, provided that in connection with the issue out of which such potential liability arises the GDR Depositary performed its obligations without negligence, bad faith or wilful default while it acted as GDR Depositary.

T.          The GDR Depositary shall not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the GDR Depositary or in connection with any matter arising wholly prior to the appointment of the GDR Depositary or after the removal or resignation of the GDR Depositary, provided that in connection with the issue out of which such potential liability arises the GDR Depositary performed its obligations without negligence, bad faith or wilful default while it acted as GDR Depositary.

18.         Issue and Delivery of Replacement GDRs and Exchange of GDRs

Subject to the payment of the relevant fees, taxes, duties, charges, costs and expenses and such terms as to evidence and indemnity as the GDR Depositary may require, replacement GDRs will be issued by the GDR Depositary and will be delivered in exchange for or in replacement of outstanding lost, stolen, mutilated, defaced or destroyed GDRs upon surrender thereof (except in the case of destruction, loss or theft) at the Principal New York Office.

19.         GDR Fees and Charges

A.         The following GDR fees are payable under the terms of the Deposit Agreement:

(i)        Issuance Fee: by any person depositing Shares or to whom GDRs are issued upon the deposit of Shares (excluding issuances pursuant to paragraph (iv) below), a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) so issued under the terms of the Deposit Agreement and the Conditions;

(ii)         Cancellation Fee: by any person surrendering GDRs for cancellation and withdrawal of Deposited Property, a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) so surrendered;

(iii)       Cash Distribution Fee: by any Holder of GDRs, a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., upon the sale of rights and other entitlements);

(iv)        Stock Distribution /Rights Exercise Fees: by any Holder of GDRs, a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) held for the distribution of GDRs pursuant to stock dividends or other free stock distributions or upon the exercise of rights to purchase additional GDRs;

(v)        Other Distribution Fee: by any Holder of GDRs, a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) held for the distribution of securities other than GDRs or rights to purchase additional GDRs;

(vi)       GDR Services Fee: by any Holder of GDRs, a fee not in excess of USD 5.00 per 100 GDRs (or fraction thereof) held on the applicable record date(s) established by the GDR Depositary; and

(vii)     GDR Transfer Fee: by any person presenting a GDR Certificate for transfer, a fee not in excess of USD 1.50 per GDR Certificate so presented for transfer.

Certain of the GDR fees and charges (such as the GDR Services Fee) may become payable shortly after the closing of an offering of the GDRs.

In addition, the Company, Holders, Beneficial Owners and persons depositing Shares for issuance of GDRs or surrendering GDRs for cancellation and withdrawal of Deposited Property (as applicable) shall be required to pay the following charges under the terms of the Deposit Agreement:

(i)           applicable taxes (including applicable interest and penalties) and other governmental charges;

(ii)         such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Property on the share register and applicable to transfers of Shares or other Deposited Property to or from the name of the Custodian, the GDR Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)       such facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or of the Holders and Beneficial Owners of GDRs;

(iv)        the expenses and charges incurred by the GDR Depositary in the conversion of foreign currency;

(v)        such fees and expenses as are incurred by the GDR Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Property, GDRs and GDR Certificates; and

(vi)       the fees and expenses incurred by the GDR Depositary, the Custodian or any nominee in connection with the servicing or delivery of Deposited Property.

B.         Any other charges and expenses of the GDR Depositary under the Deposit Agreement and the Conditions will be paid by the Company upon agreement between the GDR Depositary and the Company. All fees and charges may, at any time and from time to time, be changed by agreement between the GDR Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Condition 24. The GDR Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

C.        GDR fees payable upon (i) deposit of Shares against issuance of GDRs and (ii) surrender of GDRs for cancellation and withdrawal of Deposited Property will be payable by the person to whom the GDRs so issued are delivered by the GDR Depositary (in the case of GDR issuance) and by the person who delivers the GDRs for cancellation to the GDR Depositary (in the case of GDR cancellations). In the case of GDRs issued by the GDR Depositary into DTC, Euroclear or Clearstream, the GDR issuance and cancellation fees and charges will be payable by the DTC Participant(s), Euroclear Participant(s) or Clearstream Participant(s) receiving the GDRs from the GDR Depositary or the DTC Participant(s), Euroclear Participant(s) or Clearstream Participant(s) surrendering the GDRs for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s), Euroclear Participant(s) or Clearstream Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s), Euroclear Participant(s) or Clearstream Participant(s) as in effect at the time. GDR fees in respect of distributions and the GDR services fee are payable by Holders as of the applicable record date established by the GDR Depositary. In the case of distributions of cash, the amount of the applicable GDR fees is deducted from the funds being distributed. In the case of distributions other than cash and the GDR service fee, the GDR Depositary will invoice the applicable Holders as of the record date established by the GDR Depositary, and such GDR service fee may be deducted from distributions made to Holders. For GDRs held through DTC, Euroclear or Clearstream, the GDR fees for distributions other than cash and the GDR service fee are charged to the DTC Participants, Euroclear Participants or Clearstream Participants in accordance with the procedures and practices prescribed by DTC, Euroclear or Clearstream from time to time and the DTC Participants, Euroclear Participants or Clearstream Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold GDRs.

D.        The GDR Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the Global Depositary Receipts program established pursuant to the Deposit Agreement, by making available a portion of the GDR fees charged in respect of the Global Depositary Receipts program or otherwise, upon such terms and conditions as the Company and the GDR Depositary may agree from time to time. The Company shall pay to the GDR Depositary such fees and charges and reimburse the GDR Depositary for such out of pocket expenses as the GDR Depositary and the Company may agree from time to time. Responsibility for payment of such charges may from time to time be changed by agreement between the Company and the GDR Depositary. Unless otherwise agreed, the GDR Depositary shall present its statement for such expenses and fees or charges to the Company once every three (3) months. The charges and expenses of the Custodian are for the sole account of the GDR Depositary.

20.         Listing

The Company has undertaken in the Deposit Agreement to use its reasonable endeavours to obtain and thereafter maintain for (i) at least five years from the date of the Deposit Agreement or (ii) if shorter, for so long as any GDR is outstanding, admission of trading for GDRs on the London Stock Exchange’s main market for listed securities and trading of the Shares on the Bucharest Stock Exchange. For that purpose the Company will pay all fees and sign and deliver all undertakings required by the London Stock Exchange and the Bucharest Stock Exchange in connection therewith.

21.        The Custodian

The GDR Depositary has agreed with the Custodian that the Custodian will receive and hold all Deposited Property for the account and to the order of the GDR Depositary in accordance with the applicable terms of the Deposit Agreement. The Custodian shall be responsible solely to the GDR Depositary. Upon receiving notice of the resignation of the Custodian, the GDR Depositary shall promptly appoint a successor Custodian, which shall, upon acceptance of such appointment, become the Custodian under the Deposit Agreement. Whenever the GDR Depositary, in its sole discretion, determines that it is in the best interest of the Holders to do so, it may terminate the appointment of the Custodian and, in the event of the termination of the appointment of the Custodian, the GDR Depositary shall promptly appoint a successor Custodian, which shall, upon acceptance of such appointment, become the Custodian under the Deposit Agreement. The GDR Depositary shall notify Holders of such change as soon as is practically possible following such change taking effect in accordance with Condition 25.

Citibank, N.A. may at any time act as Custodian of the Deposited Securities pursuant to the Deposit Agreement, in which case any reference to Custodian shall mean Citibank, N.A. solely in its capacity as Custodian pursuant to the Deposit Agreement. Notwithstanding anything contained in the Deposit Agreement or the Conditions, the GDR Depositary shall not be obligated to give notice to the Company, any Holders of GDRs or any other Custodian of its acting as Custodian pursuant to the Deposit Agreement.

22.     Resignation and Termination of Appointment of the GDR Depositary

A.     The GDR Depositary may at any time resign as GDR Depositary hereunder by written notice of resignation delivered to the Company, which resignation shall be effective on the earlier to occur of (i) the 90th day after delivery thereof to the Company, after which the GDR Depositary shall be entitled to take the termination actions contemplated in Condition 23(A), and (ii) the appointment by the Company of a successor depositary and the acceptance by such successor depositary of such appointment.

The GDR Depositary may at any time be removed by the Company by written notice of removal delivered to the GDR Depositary, which removal shall be effective on the later to occur of (i) the 90th day after delivery thereof to the Company, after which the GDR Depositary shall be entitled to take the termination actions contemplated in Condition 23(A), and (ii) the appointment by the Company of a successor depositary and the acceptance by such successor depositary of such appointment.

B.        The Company has undertaken in the Deposit Agreement to use its reasonable endeavours to procure the appointment of a successor depositary following the receipt of a notice of resignation from the GDR Depositary or the giving of a notice of the termination of the appointment of the GDR Depositary. Upon any such appointment and acceptance, notice thereof shall be duly given by the successor depositary to the Holders in accordance with Condition 25.

C.        Any corporation into or with which the GDR Depositary may be merged or consolidated shall be the successor of the GDR Depositary without the execution or filing of any document or any further act.

23.         Termination of Deposit Agreement

A.         The Company may at any time terminate the Deposit Agreement. Upon written direction of the Company, the GDR Depositary shall provide notice of such termination to the Holders of all GDR Certificates then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.

If ninety (90) days shall have expired after (i) the GDR Depositary shall have delivered to the Company a written notice of its election to resign pursuant to Clause 11.1 of the Deposit Agreement and Condition 22(A) or (ii) the Company shall have delivered to the GDR Depositary a written notice of the removal of the GDR Depositary pursuant to Clause 11.1 of the Deposit Agreement and Condition 22(A) and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Clause 11.1 of the Deposit Agreement and Condition 22(B), the GDR Depositary may terminate the Deposit Agreement by providing notice of such termination to the Holders of all GDR Certificates then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.

The date fixed for termination of the Deposit Agreement in any termination notice distributed by the GDR Depositary to the Holders of GDRs is referred to as the “Termination Date”. Until the Termination Date, the GDR Depositary shall continue to perform all of its obligations under the Deposit Agreement and the Conditions, and the Holders and Beneficial Owners will be entitled to all of their rights under the Deposit Agreement and the Conditions.

B.         If any GDRs shall remain outstanding after the Termination Date, the Registrar and the GDR Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement or the Conditions, except that the GDR Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement and the Conditions, continue to (i) collect dividends and other distributions pertaining to Deposited Property, (ii) sell securities and other property received in respect of Deposited Property, (iii) deliver Deposited Property, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any securities or other property, in exchange for GDRs surrendered to the GDR Depositary (after deducting or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the GDR Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Clause 10.1 of the Deposit Agreement and Condition 19), and (iv) take such actions as may be required under applicable law in connection with its role as GDR Depositary under the Deposit Agreement.

At any time after the Termination Date, the GDR Depositary may sell the Deposited Property then held under the Deposit Agreement , if such sale would be permissible under applicable Romanian law, and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro-rata benefit of the Holders whose GDRs have not theretofore been surrendered. After making such sale, the GDR Depositary shall be discharged from all obligations under the Deposit Agreement and the Conditions except (i) to account for such net proceeds and other cash (after deducting or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the GDR Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Clause 10.1 of the Deposit Agreement and Condition 19), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement and the Conditions, except for its obligations to the GDR Depositary under Clause 10 of the Deposit Agreement and Condition 19. The obligations under the terms of the Deposit Agreement and the Conditions of Holders and Beneficial Owners of GDRs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable GDRs are presented by their Holders to the GDR Depositary for cancellation under the terms of the Deposit Agreement and the Conditions.

24.         Amendment of Deposit Agreement and Conditions

All and any of the provisions of the Deposit Agreement and these Conditions may at any time and from time to time be amended by written agreement between the Company and the GDR Depositary in any respect which they may deem necessary or desirable. Notice of any amendment of the Deposit Agreement and these Conditions (except to correct a manifest error) shall be duly given to the Holders by the GDR Depositary and any amendment (except as aforesaid) which shall increase or impose fees or charges payable by Holders or which shall otherwise, in the opinion of the GDR Depositary, be materially prejudicial to the interests of the Holders (as a class) shall not become effective so as to impose any obligation on the Holders of the outstanding GDRs until the expiry of thirty (30) days after such notice shall have been given. Every Holder or Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold GDRs or any beneficial interest therein to consent to and approve such amendment or supplement and to be bound by the terms of the Deposit Agreement and the Conditions as amended and supplemented thereby.

In no event shall any amendment impair the right of any Holder to receive, subject to and upon compliance with Clause 3 of the Deposit Agreement and Condition 2, the Deposited Property attributable to the relevant GDR except in order to comply with mandatory provisions of applicable law.

The parties hereto agree that substantial rights of Holders and Beneficial Owners shall not be deemed materially prejudiced by any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the GDR Depositary) in order for the GDRs or Shares to be settled in electronic-book entry form and (ii) do not impose or increase any fees or charges to be borne by Holders or Beneficial Owners.

Notwithstanding anything in the Deposit Agreement or the Conditions to the contrary, if any governmental body should adopt new laws, rules or regulations which would require an amendment or supplement of the Deposit Agreement or the Conditions to ensure compliance therewith, the Company and the GDR Depositary may amend or supplement the Deposit Agreement, and the Conditions at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement and the Conditions in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

25.         Notices

Any and all notices to be given to any Holder shall be deemed to have been duly given if (a) personally delivered or sent by mail, air courier or facsimile transmission, confirmed by letter, addressed to such Holder at the address of such Holder as it appears on the books of the GDR Depositary or, if such Holder shall have filed with the GDR Depositary a request that notices intended for such Holder be mailed to some other address, at the address specified in such request, or (b) if a Holder shall have designated such means of notification as an acceptable means of notification under the terms of the Deposit Agreement and the Conditions, by means of electronic messaging addressed for delivery to the e-mail address designated by the Holder for such purpose.

Notice to Holders shall be deemed to be notice to Beneficial Owners for all purposes of the Deposit Agreement and the Conditions. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the Beneficial Owners of GDRs held by such other Holders.

Delivery of a notice sent by mail, air courier or facsimile transmission shall be deemed to be effective at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box or delivered to an air courier service, without regard for the actual receipt or time of actual receipt thereof by a Holder. The GDR Depositary or the Company may, however, act upon any facsimile transmission received by it from any Holder, the Custodian, the GDR Depositary or the Company, notwithstanding that such facsimile transmission shall not be subsequently confirmed by letter.

Delivery of a notice by means of electronic messaging shall be deemed to be effective at the time of the initiation of the transmission by the sender (as shown on the sender’s records), notwithstanding that the intended recipient retrieves the message at a later date, fails to retrieve such message, or fails to receive such notice on account of its failure to maintain the designated e-mail address, its failure to designate a substitute e-mail address or for any other reason.

26.         Reports and Information on the Company

If, so long as any of the Rule 144A GDRs or the Shares represented thereby remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Company is neither a reporting company under Section 13 or Section 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company hereby undertakes to provide to any Holder, Beneficial Owner or holder of Shares or any prospective purchaser designated by such Holder, Beneficial Owner or holder of Shares, upon the request of such Holder, Beneficial Owner, holder of Shares or prospective purchaser, copies of the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

27.         Copies of Company Notices

On or before the day when the Company first gives notice, by publication, or otherwise, to holders of any Shares or other Deposited Property, whether in relation to the taking of any action in respect thereof or in respect of any dividend or other distribution thereon or of any meeting or adjourned meeting of such holders or otherwise, the Company has undertaken in the Deposit Agreement to transmit to the Custodian and the GDR Depositary a copy of such notice and any other material in English but otherwise in the form given or to be given to holders of Shares or other Deposited Property.

In addition, the Company will transmit to the GDR Depositary English-language versions of the other notices, reports and communications which are generally made available by the Company to holders of Shares or other Deposited Property. The GDR Depositary will, at the expense of the Company, make available a copy of any such notices, reports or communications issued by the Company and delivered to the GDR Depositary for inspection by the Holders and Beneficial Owners at the Principal New York Office and the Principal London Office, at the office of the Custodian and at any other designated transfer office. The GDR Depositary shall arrange, at the request of the Company and at the Company’s expense, for the distribution of copies thereof to all Holders on a basis similar to that for holders of Shares or other Deposited Property or on such other basis as the Company may advise the GDR Depositary.

28.         Moneys Held by the GDR Depositary

The GDR Depositary shall be entitled to deal with moneys paid to it by the Company for the purposes of the Deposit Agreement in the same manner as other moneys paid to it as a banker by its customers and shall not be liable to account to the Company or any holder or any other person for any interest thereon, except as otherwise agreed.

29.     Severability

If any one or more of the provisions contained in the Deposit Agreement or in the Conditions shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein or herein shall in no way be affected, prejudiced or otherwise disturbed thereby.

30.         Governing Law

A.         The Deposit Agreement, the Conditions, the Deed Poll and the GDRs, and any non-contractual obligations arising out of or in connection with them, are governed by English law, except that the required certifications from the persons making deposits or withdrawals of Shares pursuant to the Deposit Agreement are governed by and shall be construed in accordance with the laws of the State of New York. For the avoidance of doubt, the rights and obligations attaching to the Deposited Shares will be governed by Romanian law.

B.          The Company and the GDR Depositary have agreed that the courts of England and the federal or state courts in the City of New York shall have exclusive jurisdiction to hear any suit, action or proceeding and to settle any disputes between them that may arise out of, or in connection with, the Deposit Agreement and the Conditions and the legal relationship established by them and accordingly any legal action or proceedings arising out of, or in connection with, the Deposit Agreement, the Conditions or the GDRs and the legal relationship established thereby (“Proceedings”) may be brought in such courts.

These submissions shall not limit the right of the GDR Depositary to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdictions (whether concurrently or not) to the extent permitted by law.

31.         Contracts (Rights of Third Parties) Act 1999

A person who is not a party to the Deposit Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) of the United Kingdom to enforce any term of the Deposit Agreement but this does not affect any right or remedy granted under the Deed Poll or which otherwise exists or is available apart from the Act.

GDR DEPOSITARY

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
United States of America

CUSTODIAN

Citibank Europe plc, Dublin - Romania Branch
Calea Victoriei 145 Sector 1
Bucharest 010072
Romania

and/or such other GDR Depositary and/or such other Custodian or Custodians and/or principal offices as may from time to time be duly appointed and notified to the Holders.

SUMMARY OF THE PROVISIONS RELATING TO THE GLOBAL DEPOSITARY RECEIPTS WHILST IN MASTER FORM

The GDRs are evidenced by (i) a single Master Regulation S GDR in registered form and (ii) a single Master Rule 144A GDR1 in registered form. The Master Rule 144A GDR has been deposited with the GDR Depositary as custodian for DTC and registered in the name of Cede & Co as nominee for DTC on the date the GDRs are issued. The Master Regulation S GDR has been issued to and registered in the name of Citivic Nominees Limited as nominee for Citibank Europe plc as common depositary, and may be held by such entity as common depositary for Euroclear and Clearstream, Luxembourg.

The Master Regulation S GDR and the Master Rule 144A GDR contain provisions which apply to the GDRs while they are in master form, some of which modify the effect of the GDR Terms and Conditions of the GDRs set out in this document. The following is a summary of certain of those provisions. Words and expressions given a defined meaning in the GDR Terms and Conditions shall have the same meanings in this section unless otherwise provided in this section.

For risks related to potential future limitations on the exercise of voting and/or dividends rights by a GDR holder, see “Risk Factors—Risks Relating to the Offering and the Offer Securities”.

Exchange

The Master GDRs will be exchanged for certificates in definitive registered form representing GDRs only in the circumstances described in (i), (ii), (iii), or (iv) below, in whole but not in part. The GDR Depositary will undertake in the Master GDRs to deliver certificates in definitive registered form in exchange for the relevant Master GDR, to GDR holders within 60 calendar days of the relevant event in the event that:

(i)
DTC, in the case of the Master Rule 144A GDR, or Euroclear or Clearstream, in the case of the Master Regulation S GDR, notifies the Company that it is unwilling or unable to continue as a clearing or settlement system and a successor clearing or settlement system is not appointed within 90 calendar days;

(ii)
either DTC in the case of Master Rule 144A GDR, or Euroclear or Clearstream in the case of the Master Regulation S GDR, is closed for business for a continuous period of 14 calendar days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, and, in each case, no alternative settlement system satisfactory to the GDR Depositary is available within 45 calendar days;

(iii)	in respect of the Master Rule 144A GDR, DTC or any successor ceases to be a “clearing agency” registered under the Exchange Act; or

(iv)
the GDR Depositary has determined that, on the occasion of the next payment in respect of the GDRs, the GDR Depositary or its agent would be required to make any deduction or withholding from any payment in respect of the GDRs which would not be required were the GDRs represented by certificates in definitive registered form, provided that the GDR Depositary shall have no obligation to so determine or to attempt to so determine.

Any such exchange shall be at the expense (including printing costs) of the Company.

A GDR evidenced by an individual definitive certificate will not be eligible for clearing and settlement through Euroclear, Clearstream, Luxembourg or DTC.

1 No Rule 144A GDRs are issued as of the date of this Prospectus and will not be offered or issued within the Offering.

Upon any exchange of a Master GDR for certificates in definitive registered form, or any exchange of interests between the Master Rule 144A GDR and the Master Regulation S GDR pursuant to Clause 4 of the Deposit Agreements, or any distribution of GDRs pursuant to the GDR Terms and Conditions or any reduction in the number of GDRs represented thereby following any withdrawal of Deposited Property pursuant to Condition 2 of the GDR Terms and Conditions, or any increase in the number of GDRs following the deposit of Shares pursuant to Condition 1, the relevant details shall be entered by the GDR Depositary in the books maintained by the GDR Depositary whereupon the number of GDRs represented by the relevant Master GDR shall be reduced or increased (as the case may be) for all purposes by the number so exchanged and entered in the books. If the number of GDRs represented by a Master GDR is reduced to zero such Master GDR shall continue in existence until the obligations of the Company under the corresponding Deposit Agreements and the obligations of the GDR Depositary pursuant to the corresponding Deposit Agreements and the Conditions have terminated.

Payments, Distributions and Voting Rights

Payments of cash dividends and other amounts (including cash distributions) will, in the case of GDRs represented by the Master Regulation S GDR, be made by the GDR Depositary through Euroclear and Clearstream, Luxembourg and, in the case of GDRs represented by the Master Rule 144A GDR, will be made by the GDR Depositary through DTC, on behalf of persons entitled thereto upon receipt of funds therefore from the Company. A free distribution of Shares to the GDR Depositary on behalf of the Holders may result in the books maintained by the GDR Depositary being marked up to reflect the increased number of GDRs represented by the relevant Master GDR.

Holders of GDRs will have voting rights as set out in the Conditions.

Surrender of GDRs

Any requirement in the Conditions relating to the surrender of a GDR to the GDR Depositary shall be satisfied by the production by Euroclear and Clearstream, Luxembourg (in the case of GDRs represented by the Master Regulation S GDR), or DTC (in the case of GDRs represented by the Master Rule 144A GDR), on behalf of a person entitled to an interest therein of such evidence of entitlement of such person as the GDR Depositary may reasonably require, which is expected to be a certificate or other documents issued by Euroclear or Clearstream, or DTC, as appropriate. The delivery or production of any such evidence shall be sufficient evidence, in favour of the GDR Depositary and the Custodian of the title of such person to receive (or to issue instructions for the receipt of) all moneys or other property payable or distributable in respect of the Deposited Property represented by such GDRs.

Notices

For as long as the Master Regulation S GDR is registered in the name of a nominee for a common depositary holding on behalf of Euroclear and Clearstream, Luxembourg, and the Master Rule 144A GDR is registered in the name of DTC or its nominee, notices to Holders may be given by the GDR Depositary by delivery of the relevant notice to Euroclear and Clearstream, Luxembourg, or (as appropriate) DTC, for communication to persons entitled thereto in substitution for delivery of notices in accordance with the Conditions.

Information

For so long as any of the Rule 144A GDRs or the Offer Shares remain outstanding and are “restricted securities” within the meaning of Rule 144(a) (3) under the Securities Act, if at any time the Company is neither subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from such reporting requirements by complying with the information furnishing requirements of Rule 12g3-2(b) thereunder, the Company has agreed to supply to the GDR Depositary such information in the English language and in such quantities as the GDR Depositary may from time to time reasonably request, as is required to be delivered to any Holder or beneficial owner of Rule 144A GDRs or to any holder of Shares or prospective purchaser designated by such Holder, beneficial owner or holder pursuant to a Deed Poll executed by the Company in favour of such persons and the information delivery requirements of Rule 144A(d)(4) under the Securities Act, as amended, to permit compliance with Rule 144A in connection with resales of Rule 144A GDRs or Shares or interests therein in reliance on Rule 144A under the Securities Act and otherwise will comply with the requirements of Rule 144A(d)(4) under the Securities Act.

Governing Law

The Master GDRs, and all non-contractual obligations arising out of or in connection with the Master GDRs, shall be governed by and construed in accordance with English law.

DESCRIPTION OF ARRANGEMENTS TO SAFEGUARD THE RIGHTS OF THE HOLDERS OF THE GLOBAL DEPOSITARY RECEIPTS

The following text should be read in conjunction with the terms and conditions of the GDRs, including, inter alia, provisions for the deposit of Shares against issuance of GDRs, the cancellation of GDRs and receipt of Shares, and payment of dividends, as set forth under “Terms and Conditions of the Global Depositary Receipts”.

The GDR Depositary

The GDR Depositary is Citibank, N.A., a national banking association organised under the laws of the United States. The GDR Depositary is an indirect wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. The GDR Depositary is primarily regulated by the United States Office of the Comptroller of the Currency. See “Information Relating to the GDR Depositary”. There are no bank or other guarantees attached to the GDRs which are intended to underwrite the GDR Depositary’s obligations.

Rights of GDR Holders

Relationship of GDR Holders with the GDR Depositary

The rights of GDR Holders against the GDR Depositary are governed by the GDR Terms and Conditions and the Deposit Agreements, which are governed by English law. Holders of GDRs have contractual rights against the GDR Depositary in relation to cash held by the GDR Depositary, and rights against the GDR Depositary under the Conditions under a bare trust in respect of or other Deposited Property (including Deposited Shares, which are ordinary shares of the Company represented by GDRs) deposited with the GDR Depositary under the Deposit Agreements, and certain limited rights against the Company by virtue of the Deed Poll. The GDR Depositary will hold the Deposited Property as bare trustee for the Holders; however, the GDR Depositary does not otherwise assume any relationship of trust for or with the Holders or the beneficial owners of the GDRs or any other person.

Voting

With respect to voting of Deposited Shares and other Deposited Property represented by GDRs, the GDR Terms and Conditions and the Deposit Agreements provide that the GDR Depositary shall send to any person who is a Holder on the record date established by the GDR Depositary for that purpose (which shall be the same date or as close as possible to the corresponding record date set by the Company) such notice of meeting or solicitation of consent or proxy along with a brief statement of the manner in which such Holders of GDRs may provide the GDR Depositary with voting instructions for matters to be considered. The Deposit Agreements provide that the GDR Depositary will endeavour to exercise or cause to be exercised the voting rights with respect to Deposited Shares in accordance with instructions from Holders of GDRs. As of the date of this Prospectus, the Company confirms that there are no restrictions under applicable law, the constitutive documents of the Company or the provisions of the Deposited Shares that would prohibit or restrict the GDR Depositary from voting any of the Deposited Shares in accordance with instructions from Holders of GDRs.

Delivery of Shares

The Deposit Agreements provide that the Deposited Shares can only be delivered out of the Regulation S and Rule 144A GDR facilities to, or to the order of, a Holder of related GDRs upon receipt and cancellation of such GDRs.

Rights of the Company

The Company has broad rights to remove the GDR Depositary under the terms of the Deposit Agreements, but no specific rights under the Deposit Agreements which are triggered in the event of the insolvency of the GDR Depositary.

Insolvency of the GDR Depositary

Applicable insolvency law

If the GDR Depositary becomes insolvent, the insolvency proceedings will be governed by the U.S. law applicable to the insolvency of banks.

Effect of applicable insolvency law in relation to cash

The GDR Terms and Conditions state that any cash held by the GDR Depositary for Holders of GDRs is held by the GDR Depositary as banker. Under current U.S. law, it is expected that any cash held for Holders of GDRs by the GDR Depositary as banker under the GDR Terms and Conditions would constitute an unsecured obligation of the GDR Depositary. Holders would therefore only have an unsecured claim in the event of the GDR Depositary’s insolvency for such cash that would also be available to general creditors of the GDR Depositary or the Federal Deposit Insurance Corporation (the “FDIC”).

Effect of applicable insolvency law in relation to non-cash assets

The Deposit Agreements state that the Deposited Shares and other non-cash assets which are held by the GDR Depositary for Holders of GDRs are held by the GDR Depositary as bare trustee and, accordingly, the Holders of GDRs will be tenants in common for such Deposited Shares and other non-cash assets. Under current U.S. and English law, it is expected that any Deposited Shares and other non-cash assets held for Holders of GDRs by the GDR Depositary on trust under the GDR Terms and Conditions would not constitute assets of the GDR Depositary and that Holders of GDRs would have ownership rights relating to such Deposited Shares and other non-cash assets and be able to request the GDR Depositary’s receiver or conservator to deliver such Depositary Shares and other non-cash assets that would be unavailable to general creditors of the GDR Depositary or the FDIC.

Default of the GDR Depositary

If the GDR Depositary fails to pay cash or deliver non-cash assets to Holders of GDRs in the circumstances required by the GDR Terms and Conditions or otherwise engages in a default for which it would be liable under the terms of the GDR Terms and Conditions or the Deposit Agreements, the GDR Depositary will be in breach of its contractual obligations under the GDR Terms and Conditions and the Deposit Agreements. In such case Holders of GDRs will have a claim under English law against the GDR Depositary for the GDR Depositary’s breach of its contractual obligations under the GDR Terms and Conditions and the relevant Deposit Agreements.

The Custodian

The Custodian is Citibank Europe plc, Dublin – Romania Branch, currently having its principal office at Calea Victoriei 145 Sector 1, Bucharest 010072, Romania. The Custodian holds securities for the GDR Depositary subject to a custody agreement between the Custodian and the GDR Depositary which is governed by New York law.

Relationship of Holders of GDRs with the Custodian

The Holders of GDRs do not have any contractual relationship with, or rights enforceable against, the Custodian. All Company shares, including the Deposited Shares, will be held through the Romanian Clearing-Settlement, Custody, Depositary and Register System (“RoClear”) managed by Depozitarul Central S.A. (the “Romanian Central Depositary”). The accounts of RoClear will show a global account in the name of, and managed by the Custodian. A sub-account of the Custodian’s global account in the name of the GDR Depositary will also show in RoClear’s records. The Deposited Shares will be held in this sub-account held in the name of the GDR Depositary.

Default of the Custodian

Failure to deliver cash

Cash dividend payments from the Company (which are expected to be denominated in RON) will initially be received by the GDR Depositary in an account held with the Custodian in the GDR Depositary’s name. Subject to Romanian legislation (which currently permits amounts in RON to be removed from Romania and converted into US dollars by the GDR Depositary without restriction), amounts received from the Company by the GDR Depositary will then be converted into US dollars in accordance with the GDR Terms and Conditions and the US dollars will be received by the GDR Depositary in New York. After deduction of any fees and expenses of the GDR Depositary, the US dollars will then be credited to the appropriate accounts of the Holders of GDRs. If the Custodian fails to deliver cash to the GDR Depositary as required under the custody agreement or otherwise engages in a default for which it would be liable under the terms of the custody agreement, the Custodian will be in breach of its contractual obligations under the custody agreement. In such case, the GDR Depositary would have a claim under New York law against the Custodian for the Custodian’s breach of its contractual obligations under the custody agreement. The GDR Depositary can also remove the Custodian and appoint a successor custodian and may exercise such rights if it deems necessary.

Failure to deliver non-cash assets

If the Custodian fails to deliver Deposited Shares or other non-cash assets held for the GDR Depositary as required by the GDR Depositary or otherwise defaults under the terms of the custody agreement, the Custodian will be in breach of its obligations to the GDR Depositary. In such case the GDR Depositary will have a claim under New York law against the Custodian for the Custodian’s breach of its obligations under the custody agreement. The GDR Depositary can also remove the Custodian and appoint a successor custodian and may exercise such rights if it deems necessary.

The GDR Depositary’s obligations

The GDR Depositary has no obligation to pursue a claim for breach of obligations against the Custodian on behalf of Holders. The GDR Depositary is not responsible for and shall incur no liability in connection with or arising from default by the Custodian due to any act or omission to act on the part of the Custodian, except to the extent that the GDR Depositary failed to use reasonable care in the selection of the Custodian.

Applicable law

The custody agreement is governed by New York law.

Insolvency of the Custodian

Applicable law

If the Custodian becomes insolvent, the insolvency proceedings will be governed by Irish law. According to Directive 2001/24/EC of the European Parliament and of the Council of 4 April 2001 on the reorganisation and winding up of credit institutions, as implemented in Irish and Romanian legislation, where a credit institution has its registered seat in an EU member state and has a branch or assets located in another EU member state, the law of the jurisdiction in which the credit institution has its registered seat applies in the case of insolvency proceedings with respect to its branch or assets located in the other EU member state. Consequently, Citibank Europe plc, Dublin – Romania Branch, as a branch of Irish credit institution Citibank Europe plc, cannot be subject to insolvency proceedings in Romania.

Effect of applicable insolvency law in relation to cash

Cash held by the GDR Depositary on deposit with the Custodian represents an unsecured claim of the GDR Depositary against the Custodian. Under current Romanian law, it is expected that any cash held for the GDR Depositary by the Custodian at the time of the Custodian’s insolvency would form part of the Custodian’s insolvent estate and would be available to satisfy the claims of the Custodian’s creditors generally.

Effect of applicable insolvency law in relation to non-cash assets

The GDR Depositary will have ownership rights in the Deposited Shares or other non-cash assets held by the Custodian at the time of its insolvency and applicable Romanian legislation makes clear that the Deposited Shares would not be available to satisfy the claims of the Custodian’s creditors generally. Rather, the Deposited Shares would be transferred into an account maintained by another custodian appointed by the GDR Depositary.

The GDR Depositary’s obligations

The GDR Depositary has no obligation to pursue a claim in the Custodian’s insolvency on behalf of the Holders. The GDR Depositary has no responsibility for, and will incur no liability in connection with or arising from, the insolvency of any custodian. In the event of the insolvency of the Custodian, the Holders have no direct recourse to the Custodian under the Deposit Agreements.

PERSONS HOLDING TITLE TO GDRS OR BENEFICIAL INTERESTS THEREIN HOLDERS OF GDRs ARE REMINDED THAT THE ABOVE DOES NOT CONSTITUTE LEGAL ADVICE AND IN THE EVENT OF ANY DOUBT REGARDING THE EFFECT OF THE DEFAULT OR INSOLVENCY OF THE GDR DEPOSITARY OR THE CUSTODIAN, SUCH PERSONS SHOULD CONSULT THEIR OWN ADVISERS IN MAKING A DETERMINATION.

REGULATORY DISCLOSURES

Over the last 12 months until the date of this Prospectus, we have published information in accordance with the provisions of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC (“EU MAR”), and as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”, and together with the EU MAR, “MAR”).

In addition to the disclosures presented in this Prospectus, we mention also the following relevant disclosures in accordance with the ongoing reporting requirements:

•	Resolution of the Ordinary General Meeting of Shareholders dated 26 July 2022 regarding special dividend distribution

On 14 June 2022, the Executive Board proposed, and the Supervisory Board and Ordinary General Shareholders meeting approved on 21 June 2022 and 26 July 2022 respectively, the payment of a special dividend in gross value of RON 0.0450 per share, leading to a total value of special dividends of RON 2,549 mn. The record date, which serves to the identification of the shareholders who are to benefit from dividends, was set for 11 August 2022, while the ex-date and payment date were set for 10 August 2022 and 2 September 2022.

•	Resolution of the Executive Board regarding the share capital increase

On 14 June 2022, based on the authorization received from the Extraordinary General Meeting of Shareholders dated 27 April 2022, the Executive Board approved the share capital increase through the in-kind contribution of the Romanian State, as a result of obtaining land ownership certificates and the cash contribution of the other shareholders. The share capital increase was also approved by the Supervisory Board on 21 June 2022.

•	Resolutions of the Extraordinary General Meeting of Shareholders dated 27 April 2022

In the Extraordinary General Meeting of Shareholders, the shareholders approved, among others, the initiation of the share capital increase of the Company through the in-kind contribution of the Romanian State, as a result of obtaining land ownership certificates and the cash contribution of the other shareholders.

•	Resolutions of the Ordinary General Meeting of Shareholders dated 27 April 2022

In the Ordinary General Meeting of Shareholders, the shareholders approved, among others, the distribution of dividends in gross value of RON 1.93 billion for the financial year 2021; investments of RON 4.4 billion for 2022; the Remuneration Report and the updated Remuneration Policy for the members of the Executive Board and of the Supervisory Board for 2021 financial year.

•	Issuance of Darian DRS valuation report dated 15 April 2022

In the context of the Extraordinary General Meeting of Shareholders convened for 27 April 2022 with respect to the initiation of the Company’s share capital increase by the in-kind contribution of the Romanian State and the cash contribution of the other shareholders, the Company announced the issuance by Darian DRS S.A. of the Valuation Report for the land plots which are in the scope of the share capital increase, indicating a value of RON 120,660,239.23.

•	Base dividends distribution for the financial year 2021

On 17 March 2022, the Executive Board’s proposal for distribution of dividends for the financial year 2021 (i.e. the same as the initial proposal announced on 3 February 2022 of a gross dividend of RON 0.0341/share) was approved by the Supervisory Board.

•	Convening of the shareholders’ meetings

On 17 March 2022, the Ordinary and the Extraordinary General Meeting of Shareholders of the Company were convened for 27 April 2022 (first convening). The Ordinary General Meeting of Shareholders included on the agenda, among other items, the approval of dividend distribution for the financial year 2021. The Extraordinary General Meeting of Shareholders had on the agenda, among other items, the approval of the initiation of the operation to increase the share capital of the Company through the in-kind contribution of the Romanian state.

•	Initial Executive Board’s proposal regarding the dividend distribution for the financial year 2021

On 3 February 2022, the Executive Board issued the decision on the initial proposal of dividend distribution for the financial year 2021, namely of a gross dividend per share of RON 0.0341, which translated into a 10% year on year increase, at the high end of the 5-10% range stated in the dividend guidance.

•	Launching of Strategy 2030

On 7 December 2021, the Company launched the Strategy 2030, built on three pillars: transition to low and zero carbon business, grow the regional gas portfolio, and optimize the traditional business. On the same day, the Company made a stronger commitment with regards to annual dividend growth as well as via introducing the possibility of special dividend payments, in a favorable market environment, at management discretion, and provided that the Company’s investment plans are funded.

•	Mandatory disclosure on significant related party transactions

In accordance with Issuers and Markets Operations Law, the Company issued several ad-hoc reports concerning significant transactions with related parties, namely OMV Petrom Marketing SRL and OMV Gas Marketing & Trading Gmbh, which can be found on website www.bvb.ro - Issuer’s page.

MATERIAL CONTRACTS

Other than as described below, we are not party to any material contracts that have been entered into outside of the ordinary course of business.

Georgia Offshore Block II

In June 2020, we were selected as the winner of the open international tender held by the Ministry of Economy and Sustainable Development of Georgia for the Offshore Block II. The exploration block covers a total area of 5,282 km² and is located on the shelf and within the economic zone of the Georgian offshore Black Sea. The production sharing contract was signed in March 2021 with the State of Georgia. OMV Petrom Georgia LLC, a new subsidiary of the Company incorporated in Georgia, is fully consolidated in the group financial statements starting with the third quarter of 2021.

Bulgaria Offshore Han Asparuh exploration block

In August 2020, we completed the transaction for the acquisition of OMV Offshore Bulgaria GmbH and entered the Han Asparuh exploration block. Han Asparuh is located in the western Black Sea in Bulgaria, south of the Neptun Deep Block in Romania, and has an area of 13,819 km² with maximum water depths of over 2,000 m. We hold a 42.86% share in the license, alongside TotalEnergies (57.14%) who is the operator.

Dacian Petroleum agreement

In December 2019, we reached an agreement for the transfer of 40 marginal onshore oil and gas fields in Romania to Dacian Petroleum S.R.L., as part of the portfolio optimization program, aimed to streamline operations and focus on the core and most profitable fields. On 8 January 2020, the transfer agreement was signed. The transfer was finalized in December 2021.

Kazakhstan divestment

In December 2020, we signed the transaction for the sale of our 100% shareholding in Kom-Munai LLP (KOM) and Tasbulat Oil corporation LLP (TOC) to Magnetic Oil Limited, reflecting thus the divestment of our production assets from Kazakhstan. On 14 May 2021, the sale was completed. Our subsidiaries from Kazakhstan (KOM and TOC) were deconsolidated starting with the divestment date.

Auchan Retail agreement

On 27 August 2020, OMV Petrom Marketing S.R.L., fully owned subsidiary of OMV Petrom and Auchan Retail România signed the agreement to extend the partnership for opening approximately 400 MyAuchan proximity stores in Petrom filling stations, initially planned by 2024, later on accelerated for end 2023. As part of the agreement, MyAuchan proximity stores will replace the existing commercial spaces in the Petrom-branded filling stations, offering customers up to 2,500 products.

Neptun Deep operatorship

Pursuant to an agreement signed in 2008, we started exploring Neptun Deep through our joint operations with ExxonMobil. Since then, 8 exploration wells have been drilled and a planned 3D seismic acquisition programme covering an area of 6,000 sq km was completed. In Neptun Deep block, there are currently discovered and appraised gas resources.

In 2019, ExxonMobil declared its intention to exit the Neptun Deep block and signed on 3 May 2022 a share sale and purchase agreement with Romgaz for the sale of its company holding the participating interest in the block. On 1 August 2022, the deal between ExxonMobil and Romgaz was finalized and, based on a previous agreement between OMV Petrom and Romgaz, on the same date OMV Petrom took over the operatorship for the Neptun Deep block.

Material Financing Facilities

As at 30 June 2022 and as at 31 December 2021, our drawn and undrawn financing facilities included the following:

a)
For the construction of the Brazi Power Plant, the Company concluded an unsecured loan agreement for an amount of EUR 200.00 million with European Investment Bank. The agreement was signed on 8 May 2009 and the final maturity date is 15 June 2023. The outstanding amount as at 30 June 2022 was RON 63.58 million (equivalent of EUR 12.86 million) (31 December 2021: RON 110.74 million, equivalent of EUR 22.38 million).

b)
A cash pooling agreement with valability until 18 April 2026, was signed between the Company and OMV Petrom Global Solutions S.R.L. on 25 April 2014. The aggregated amount of the loan is RON 250.00 million, usable in RON, EUR, USD or GBP. The amount drawn as at June 30, 2022 was RON 188.48 million (31 December 2021 was RON 160.08 million).

The Group’s companies had several credit facilities in place as at 30 June 2022 and as at 31 December 2021 as follows:

i.
An unsecured credit facility granted by Raiffeisen Bank S.A. up to EUR 80.00 million (equivalent of RON 395.63 million) consisting in two subfacilities: subfacility A with maturity date prolonged to 31 December 2022 (for an amount of EUR 20.00 million, equivalent of RON 98.91 million) and subfacility B with maturity date prolonged to 31 December 2025 (for an amount of EUR 60.00 million, equivalent of RON 296.72 million). Maturities for both subfacilities are subject to possibility of further automatic extensions for successive periods of 12 months. Subfacility A can be used only in RON and only by the Company as overdraft credit line. Subfacility B can be used in EUR, USD, GBP or RON by the Company, OMV Petrom Marketing S.R.L., OMV Petrom E&P Bulgaria S.R.L. and by OMV Petrom Aviation S.R.L. only for the issuance of letters of credit and/or issuance of letters of bank guarantee. As at 30 June 2022 and 31 December 2021 no withdrawings were made under the overdraft facility.

ii.
An unsecured facility contracted by the Company from ING Bank N.V., that can be used in USD, RON or EUR, up to the maximum amount of EUR 60.00 million (equivalent of RON 296.72 million), for issuance of letters of bank guarantee and as overdraft for working capital financing. The maturity of the credit facility is 9 November 2026. In July 2022, the maximum amount was increased to EUR 100.00 million (equivalent of RON 494.54 million). No drawings under the overdraft were made as at 30 June 2022 and 31 December 2021.

iii.
An uncommitted and unsecured credit facility contracted by the Company from BRD – Groupe Société Générale S.A. with maximum limit of EUR 90.00 million (equivalent of RON 445.09 million) that can be used in RON, with maturity date prolonged until 30 April 2023. The facility is designated to finance the Company’s current activity and for issuance of bank guarantees, opening letters of credit and similar. The cash portion of the credit facility was not used as at 30 June 2022 and 31 December 2021.

iv.
A committed and unsecured credit facility contracted by the Company from Banca Comercială Română S.A., that can be used in USD, EUR or RON, up to a maximum amount of EUR 250.00 million (equivalent of RON 1,236.35 million); as of 31 December 2021: EUR 200.00 million (equivalent of RON 989.08 million), for issuance of letters of bank guarantee and similar and as overdraft for working capital financing. As at 30 June 2022, the maturity for letters of bank guarantee and similar is 13 January 2024 and for overdraft the maturity is 13 January 2023, with the possibility to further extend the maturity for additional successive periods, final maturity being 13 January 2024. The cash portion of the credit facility was not used as at 30 June 2022 and 31 December 2021.

v.
An unsecured facility contracted by OMV Serbija from Raiffeisen Banka a.d. Belgrad, with a maximum limit of RSD 600.00 million (equivalent of RON 25.26 million) and maturity date prolonged to 29 March 2024. The destination of the facility is for general corporate purposes financing. As at 30 June 2022 and 31 December 2021 no amount was used under the facility.

vi.
An unsecured credit facility agreement was signed by Petrom Moldova S.R.L. with Banca Comercială Română Chișinău S.A. for up to MDL 20.00 million (equivalent of RON 4.92 million) to be utilized as overdraft for working capital financing. Final maturity is 31 December 2023. No drawings were made under the overdraft facility as at 30 June 2022 and 31 December 2021.

vii.
An unsecured facility contracted by OMV Bulgaria OOD from Raiffeisenbank Bulgaria EAD, with a limit of BGN 19.75 million (equivalent of RON 49.94 million) and maturity date 30 January 2024. The purpose of the facility is the financing of current operational activities and issuance of letters of bank guarantee. There were no drawings under the overdraft facility as at 30 June 2022 and 31 December 2021.

The Group’s companies have signed also facilities with several banks for issuing letters of bank guarantee and letters of credit, as follows:

1.
An unsecured facility agreement was signed by the Company with BNP Paribas Fortis Bank S.A./N.V. – Bucharest branch – for up to EUR 80.00 million (equivalent of RON 395.63 million), to be utilized only for issuance of letters of bank guarantee and letters of credit, with maturity date prolonged to 15 July 2022. Maturity is subject to possibility of further automatic extensions for successive periods of 12 months, but not longer than 15 July 2028. In July 2022, the maximum amount was increased to EUR 100.00 million (equivalent of RON 494.54 million) and the maturity was changed to open-end.

2.
An unsecured credit facility received by the Company from Banca Transilvania S.A., up to EUR 25.00 million (equivalent of RON 123.64 million), to be utilized only for issuance of letters of bank guarantee, with maturity until 17 September 2025.

3.
An unsecured credit facility received by the Company from Banca Comercială Română S.A., up to RON 22.00 million to be utilized for issuance of guarantee instruments in favour of Romanian authorities generally in relationship with customs taxes and excises, with open-end maturity.

4.
A frame facility contracted by OMV Serbija from Raiffeisen Banka a.d. Belgrad, with a maximum limit of EUR 2.00 million (equivalent of RON 9.89 million) and maturity date prolonged to 31 March 2025. The destination of the facility is the issuance of letters of bank guarantee and letters of credit.

5.
An unsecured credit facility agreement was signed by Petrom Moldova S.R.L. with Banca Comercială Română Chișinău S.A. for up to MDL 1.00 million (equivalent of RON 0.25 million) to be utilized for issuance of letters of bank guarantee. Maturity is 31 December 2023.

6.
An unsecured credit facility will be contracted in third quarter of 2022 by OMV Petrom SA from Unicredit Bank S.A. that can be used in RON, USD or EUR, up to the maximum amount of EUR 130 million for issuance of letters of bank guarantees and letters of credit. Maturity of the credit facility is 3 (three) years from the signing date of the documentation.

As at 30 June 2022 and 31 December 2021, we are in compliance with all financial covenants stipulated by the loan agreements.

Agreements Relating to the Offer

On 14 June 2022, we concluded an intermediation agreement with the Manager whereby the Manager agreed to provide intermediation services on a best effort basis in connection to the Share Capital Increase for the subscription of Offer Securities related to cash contributions by observing the preference right pertaining to all our shareholders, as well as Offer Securities intermediation and distribution services for the Eligible Shareholders, in the conditions of the laws in force and according to this Prospectus drafted for the Offering.

Other relevant agreements

In March 2021, we finalized a procurement procedure for the selection of the independent expert valuator to evaluate the land plots for the in-kind contribution of the Romanian State, in accordance with applicable legal provisions. Darian DRS S.A. (authorized by The National Association of Authorized Romanian Valuators as corporate member) was awarded the contract and subsequently appointed by the Bucharest Trade Register. Ratification of the appointment of the independent expert valuator, Darian DRS S.A., was approved by Extraordinary General Meeting of Shareholders on 27 April 2022.

TAXATION

The following summary of certain Romanian tax consequences of ownership of the Securities is based upon laws, regulations, decrees, rulings, income tax conventions (treaties), administrative practice and judicial decisions in effect at the date of this Prospectus. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to holders of the Securities. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the Securities. Each prospective investor is urged to consult its own tax adviser as to the particular tax consequences to such holder of the ownership and disposition of the Securities, including the applicability and effect of any other tax laws or tax treaties, and of pending or proposed changes in applicable tax laws as of the date of this Prospectus, and of any actual changes in applicable tax laws after such date.

Romanian Tax Considerations

The following information is a summary of the most significant Romanian tax considerations relevant to the holders of the Securities.

The summary is based on the Romanian and EU laws, regulations and administrative procedures in effect at the date of this Prospectus and is not intended to represent a legal opinion or be a comprehensive analysis of all possible tax considerations that may be relevant for Romanian and non-Romanian individuals and legal entities in relation to the Securities.

Prior to investing in Securities, potential investors should seek advice from their tax and financial advisers with respect to Romanian and/or EU tax regulations applicable in their specific case, including the applicability of double taxation treaties, pending or proposed changes in applicable tax laws as of the date of this Prospectus and any actual changes in applicable tax laws after such date.

Under Law No. 227/2015 on the Fiscal Code as subsequently amended (the “Fiscal Code”), certain types of income received by non-residents or by residents from Romania or from abroad are subject to taxation in Romania at the tax rates stipulated by the Fiscal Code. For the purposes of the Fiscal Code:

•
a “resident” means any Romanian legal entity, any foreign legal entity which has its place of effective management in Romania, any legal entity having its headquarters in Romania, incorporated according to European legislation and any resident individual; the resident has full tax obligations in Romania, being a taxpayer subject to taxation in Romania for its world-wide income from any source, both in Romania and abroad, according to the provisions of the Fiscal Code and the treaties in force concluded by Romania;

•
a “resident individual” means any individual that meets at least one of the following conditions: (a) is domiciled in Romania, (b) has the centre of his vital interests (Romanian language: “centrul intereselor vitale”) located in Romania, (c) is present in Romania for a period or several periods exceeding in aggregate 183 days during any 12 consecutive months, and that period(s) end(s) in the relevant calendar year, and (d) is a Romanian citizen that works abroad as an officer or an employee of the Romanian state.

•
a “non-resident” means any foreign legal entity, any non-resident individual, and any other foreign entities, including undertakings for collective investment in transferable securities without legal personality, which are not registered in Romania according to the law;

•
a “non-resident individual” means any individual which is not a resident individual, as well as any individual who is a foreign citizen with diplomatic or consular status in Romania, or a foreign citizen who is an official or employee of an international or intergovernmental organisation registered in Romania, or a foreign citizen who is an official or employee of a foreign state in Romania and their family members;

•	a “foreign legal entity” means any legal entity which is not a Romanian legal entity and any legal entity established pursuant to European law which is not headquartered in Romania;

•	a “Romanian legal entity” means any legal entity established and functioning in accordance with Romanian law; and

•	a “legal entity established pursuant to European law” means any legal entity established in accordance with the conditions and by the mechanics contemplated by European regulations.

Taxation of dividends

Tax rate

Currently dividends paid by Romanian legal entities to individuals or legal entities (either Romanian or non-Romanian tax residents) are subject to a tax of 5% withheld at source. For the dividends distributed after 1 January 2023, the tax rate shall increase to 8%.

Exemption from tax on dividends applicable for shareholders under certain conditions

The shareholders which are Romanian legal entities may be eligible for exemption from 5% (8% for the dividends distributed after 1 January 2023) dividend withholding tax pursuant to the Fiscal Code, provided that upon the date of paying the dividends, they have held a minimum of 10% of the shares of the Romanian legal entity for a continuous period of one year elapsed until the date of payment thereof inclusively. Starting 1 January 2023, the previously mentioned minimum holding conditions for exemption are completed with other two cumulative conditions to be met by both the legal entity that is the dividend payer and the legal entity that is the dividend beneficiary, namely, form of incorporation (e.g. legal entities have to be organized either as a joint-stock company, as a a limited liability company or as other incorporation form defined under Romanian law) and type of corporate income taxation (i.e. payer of profit tax or of any tax that substitutes profit tax).

Under the Council Directive 2011/96/EU on the common system of taxation applicable in the case of parent companies and their subsidiaries from different EU member states (the “Parent Subsidiary Directive”) (which was implemented in the Romanian national legislation), shareholders which are legal entities and tax residents in an EU member state may benefit from the same exemption from Romanian dividend withholding tax as the legal entities which are residents from a fiscal point of view in Romania, subject to compliance with minimum holding conditions specified above as well as having been organised in the corporate form eligible under the Parent Subsidiary Directive and being profit tax payers (not entitled to exemption/excuse from profit tax) in their home country.

If the condition regarding the minimum holding period of one year is not met at the payment date, the 5% (8% for the dividends distributed after 1 January 2023) dividend withholding tax will be applied by the Romanian company which pays the dividends but, subsequently, in the fiscal year in which the condition is met, the tax paid may be recovered.

To benefit from exemption from Romanian dividends tax pursuant to the Parent Subsidiary Directive, a shareholder which is a legal entity resident in an EU member state is required to provide, directly or via its custodian agent, to the Romanian dividend income payer a tax residence certificate confirming its tax residence at the time the dividends are paid, as well as, if the case may be, a beneficiary affidavit confirming the fulfilment of the applicable conditions.

Currently, dividends distributed/paid by a Romanian legal entity to voluntary pension funds and to privately managed pension funds, respectively, as well as to collective placement organisations without legal personality set-up in compliance with the relevant legal framework or to the bodies of the public administration exercising, according to the law, the rights and obligations deriving from the capacity of shareholder of the Romanian State in those Romanian legal entities are also exempted from the payment of the dividend tax. Starting 1 January 2023, dividends distributed/paid by a Romanian legal entity to voluntary pension funds and to privately managed pension funds will no longer be exempted.

Application of double taxation treaties for non-resident shareholders (individuals or legal entities)

The 5% (8% for dividends distributed after 1 January 2023) dividend withholding tax imposed by the Romanian tax legislation may be reduced or eliminated subject to the country of residence of non-resident shareholder (individual or legal entity) pursuant to double taxation treaties (if any) in force between Romania and the country of residence of the non-resident shareholder.

To benefit from the provisions of the double taxation treaties, a non-resident shareholder is required to provide, in original or legalised copy, together with an authorised translation into the Romanian language, the tax residence certificate issued by the relevant tax authority, which should be valid for the year in which the tax is owed. In the absence of a tax residence certificate at the time of payment of dividends, the Romanian dividend withholding tax would apply at its full tax rate. The non-resident shareholder may provide the tax residence certificate to the dividend income payer within the statue of limitation period following the date of payment of dividends to be able to claim a refund in connection with the overpaid amount of tax (if any).

Declaration and payment of tax on dividends

The dividend tax is declared and paid to the State budget until the 25th day of the month, inclusively, following the month in which the dividend is paid. If the dividends distributed were not paid until the end of the year when the annual financial statements were approved, the related dividend tax is paid until 25 January of the following year. The Romanian company which pays the dividends is obliged to withhold, declare and pay the withheld dividend tax to the State budget.

Taxation of capital gains

Tax rate

According to Romanian tax legislation, capital gains realised by legal entities from the sale of shares are subject to tax at a rate of 16% while capital gains realised by individuals from the sale of shares are subject to a tax rate of 10%. The health insurance contribution (10%, capped) is also due in case the capital gain, alone or together with other categories of income derived by the individual, as provided by the Fiscal Code, reaches the annual threshold of 12 minimum gross salaries.

Exemption from tax on capital gains applicable to shareholders under certain conditions

The shareholders which are legal entities, resident in Romania or a country with which Romania has concluded a double taxation treaty can be eligible for exemption from the 16% tax on capital gains, if they have held a participation of minimum 10% of the share capital of the Company for a continuous period of at least one year prior to the date the capital gain is obtained.

Application of double taxation treaties

Capital gains tax imposed to non-residents by the Romanian tax legislation may be reduced by virtue of a double taxation treaty concluded between Romania and the country of residence of the seller of the shares.

To be protected by the provisions of a double taxation treaty, a non-resident seller of shares must obtain a tax residence certificate issued by the tax authorities of its country of residence which should be valid for the year in which capital gains were realised.

Non-resident individuals-shareholders shall make available the relevant tax residence certificate to the Romanian legal entity whose shares are sold, for transactions carried out without a proxy, respectively to the proxy, for transactions via proxy, in cases where, by virtue of the double taxation treaty concluded between Romania and their country of residence, the taxation right is allocated to that country of residence. In such cases, the non-resident individuals-shareholders do not carry any income tax declarative obligations.

Non-resident entities-shareholders shall make available the tax residence certificate to Romanian legal entity whose shares are sold, in original or legalised copy, together with an authorised translation into the Romanian language, the tax residence certificate issued by the relevant tax authority, which should be valid for the year in which the shares are sold.

Starting 2023, the stock market investors will benefit from lower taxes on capital gains (i.e. 1% for holdings over one year and 3% for holdings of less than one year, withheld at source) and from a simplified taxation procedure. Intermediaries and fund managers will be required to withhold at source, declare and pay the tax.

Declaration and payment of capital gains tax by resident or non-resident individuals

Resident individuals realising capital gains from the sale of shares in Romanian listed companies are required to file with the competent tax body an annual tax return with respect to the capital gains realised in the respective year by 25 May (inclusively) of the following year and pay the related taxes, based on a self-assessment made considering the information reflected in the annual tax return, within the same reporting deadline.

The above rules are also applicable to non-resident individuals, shareholders, unless treaty benefit (as described above) applies,who may appoint a proxy in order to fulfil the obligations to pay and make tax declarations in connection with capital gains tax amounts due in Romania.

Declaration and payment of capital gains tax by Romanian legal entities

Capital gains realised by a Romanian company which is a payer of profit tax from the sale of shares in another Romanian company (including the Shares) shall be part of the company’s overall taxable result (profit or loss) and shall be subject to profit tax. Generally, the declaration and payment of the profit tax is made on a quarterly basis, until the 25th day inclusively, of the first month after the end of the I-III quarters; completion and payment of the profit tax related to the relevant fiscal year is generally made by 25 March, inclusively, of the following year, which is the deadline for the submission of the annual profit tax return. However, for the taxpayers which apply the provisions of Government Emergency Ordinance 153/2020, the deadline for completion and payment of the annual profit tax for the years 2021-2025 is extended to 25 June, inclusively, of the following year.

Starting with 1 January 2013, most taxpayers may choose to declare and pay the annual profit tax by quarterly prepayments. The deadline for the payment of the annual profit tax is the deadline for the submission of the profit tax return.

Declaration and payment of capital gains tax by foreign legal entities

A foreign legal entity that derives income from the sale of shares has compliance obligations to be met in Romania (i.e., must obtain a tax registration number for declaration and payment of the capital gains tax to the Romanian tax authorities, if any). The formalities regarding declaration and payment of the profit tax are similar to the formalities applicable to Romanian legal entities. Any non-resident seller of shares may appoint a proxy in Romania in order to comply with these obligations.

If the non-resident seller relies on the provisions of a double taxation treaty in respect of Romanian capital gains tax, it must provide the tax residence certificate (which entitles the non-resident seller to invoke the double taxation treaty protection) to the Romanian legal entity whose shares are sold and also attach a certified copy to the tax return required to be submitted to Romanian tax authorities.

 TERMS AND CONDITIONS OF THE OFFERING

The Company	OMV Petrom S.A.
The Offering
The Offering consists of the offering by the Company of a number of up to 4,639,664,234 ordinary, nominative and dematerialised Offer Shares, including underlying Offer Shares represented by Offer GDRs.

The Offering is addressed exclusively to (1) the Eligible Shareholders, namely the persons registered as Company’s shareholders in the Company’s shareholders register kept by Romanian Central Depositary as at the Shares Record Date of 6 July 2022 and (2) the Eligible GDR Holders registered in the records of Citibank Europe plc, as common depositary for Euroclear and Clearstream, Luxembourg) as at the GDRs Record Date of 7 July 2022.

Manager
BRD - Groupe Société Générale S.A., an entity organised and functioning according to the laws of Romania, registered with the Romanian FSA Register under no. PJR01INCR/400008 of 13 June 2006, having FSA Certificate no. 255 of 8 June 2008, registered in the Trade Register under no. J40/608/1991, having sole registration code 361579, with registered office at 1-7 Ion Mihalache Blvd., 1st District, 011171 Bucharest.

Paying Agent	BRD - Groupe Société Générale S.A. in connection with the Preference Rights’ holders, having their Preference Rights registered in Section II and/ or Section III of the Romanian Central Depositary.
Shares subject to the Offering
Up to 4,639,664,234 Offer Shares, including the underlying Offer Shares to be represented by the Offer GDRs, which shall be issued within the Share Capital Increase through the exercise of the Preference Rights by the Eligible Shareholders, respectively by the Eligible GDR Holders, as approved through the resolution of the Company’s Extraordinary General Meeting of Shareholders dated 27 April 2022 and, respectively, through the Decision of the Executive Board dated 14 June 2022 and the Decision of the Supervisory Board dated 21 June 2022.

GDR Depositary	Citibank, N.A.
Custodian	Citibank Europe plc, Dublin, Romania Branch
Subscription Period
The period during which the Offer Securities may be subscribed by the Eligible Shareholders and the Eligible GDR Holders by exercising their Preference Rights. The Subscription Period consists of:

a) Subscription Period for Shares of 32 calendar days, starting with 11:00 a.m. Romanian time, on the second Business Day following the Business Day when the Prospectus was published (i.e., from 11:00 a.m. Romanian time on 12 September 2022, inclusively to 1:00 p.m. Romanian time on 13 October 2022 inclusively);

b) Subscription Period for GDRs of 22 calendar days starting from 9:00 a.m., New York State time, on 12 September 2022 and until the GDR Expiration Time set for 5:00 p.m., New York State time, on 3 October 2022.

Currency	The Offer Shares are issued in RON. The Offer GDRs have no par value and are denominated in USD.
Intermediation Method	“Best efforts”
Subscription Price
The Subscription Price for the Offer Shares is RON 0.1 per Offer Share (equal to the par value).

The Subscription Price for the Offer GDRs is equal to the USD equivalent (as of the Subscription Price Conversion Date) of RON 15 per one Offer GDR, plus 20% of that amount to cover exchange rate fluctuations between 17 August 2022 and the date on which the GDR Depositary converts the subscription funds into RON, as well as the currency conversion fees, the fees of the GDR Depositary of USD 0.05 per Offer GDR held and any other applicable costs, fees and expenses in accordance with the procedure described in the section “Subscription and Sale - Subscription Procedure for Offer GDRs by Eligible GDR Holders”.

Listing and Trading
Upon the successful completion of the Offering and the carrying out of all the formalities related to the registration of the Share Capital Increase, the New Shares will be traded (i) in the form of Shares on the Regulated Market, Main segment, Premium Category of the Bucharest Stock Exchange, and (ii) in the form of GDRs, on the Main Market of the London Stock Exchange. The New Shares may be traded only after the registration of the Share Capital Increase with the Romanian Central Depositary.

The Offer GDRs pursuant to Regulation S will be identified by ISIN US67102R3049.

No Offer GDR in the form of Rule 144A GDRs will be issued in connection with the Offering.

The security identification numbers and trading symbols of the Offer Securities, after the completion of the Share Capital Increase will be as follows:

	−	Shares ISIN: ROSNPPACNOR9
	−	Bucharest Stock Exchange Share trading symbol: SNP
	−	Regulation S GDR ISIN: US67102R3049
	−	Regulation S GDR Common Code: 130322611
	−	Regulation S GDR CUSIP: 67102R 304
	−	Regulation S GDR SEDOL: BYMFGJ1
	−	London Stock Exchange Regulation S GDR trading symbol: PETB

There are no commitments by any parties to act as intermediaries in secondary trading of the New Shares, providing liquidity.

Following the issue of the New Shares, the Company does not intend to request the New Shares’ admission to trading on another market different from the market on which the Company’s Shares, respectively GDRs, are currently traded.

The Bucharest Stock Exchange is a regulated market in the EEA for the purposes of the Directive on Markets in Financial Instruments. The Main Market of the London Stock Exchange is a UK regulated market for the purposes of Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018. For further information please read “Subscription and sale – Admission to trading”.

Settlement and Transfer
For Eligible Shareholders who subscribe based on their Preference Rights registered in Section II and/ or Section III, Offer Shares shall be settled according to the regulations of the Romanian Central Depositary on processing corporate actions.

For Eligible Shareholders who subscribe through the Manager based on their Preference Rights registered in Section I, a list of the validated subscriptions shall be sent by the Manager to the Romanian Central Depositary on the last Business Day of the Subscription Period for Shares.

For Eligible GDR Holders, when the Custodian receives the underlying Offer Shares, the GDR Depositary will deliver the Offer GDRs to the subscribing Eligible GDR Holders as soon as practicable after it is notified that the underlying Offer Shares have been deposited with the Custodian. The GDR Depositary will deliver the Offer GDRs through Euroclear and Clearstream.

Preference Rights
The number of Preference Rights is equal to the number of Shares issued by the Company and registered in the Company’s shareholders register as at the Shares Record Date less the Shares owned by the Romanian State, namely 44,953,413,917 Preference Rights, and includes the Preference Rights related to the underlying Shares to be represented by the GDRs.

Each Eligible Shareholder and Eligible GDR Holder will be allocated a number of Preference Rights corresponding to the Shares, respectively corresponding to the underlying Shares to be represented by the GDRs held, as at the Shares Record Date respectively as the GDRs Record Date.

The Preference Rights shall not be traded on any stock exchange.

A number of 9.688936882058650 Preference Rights is necessary for subscribing one Offer Share and 9.688936882058650 existing GDRs would be necessary in order to subscribe for one Offer GDR.

In case that fractions of Offer Shares and/or Offer GDRs that may be subscribed result from the mathematical calculation, the maximum number of Offer Shares or Offer GDRs, as applicable, will be rounded down to the lower integer.

Withdrawal of Subscriptions
Subscriptions made within the Offering are irrevocable. If the Prospectus is subject to an amendment, subscriptions may be withdrawn within a maximum of 3 (three) Business Days from the date when the respective amendment to the Prospectus is published. Eligible Shareholders / Eligible GDR Holders may withdraw a subscription by filling in a Revocation Form of Subscription Acceptance at the same Participant used for making the subscription, with the Manager if they subscribed through the Manager or with the GDR Depositary if they subscribed for Offer GDRs through the GDR Depositary.

Registration of the Share Capital Increase
Within maximum 5 (five) Business Days from the last Business Day of the Subscription Period, the Company will publish on the Bucharest Stock Exchange ‘s website (www.bvb.ro) and on the Company’s website (www.omvpetrom.com) a report on the results of subscriptions made during the Subscription Period.

The Executive Board will determine by way of decision the actual results of the Share Capital Increase, according to the exercise of the Preference Rights during the Subscription Period, respectively the cancelled Offer Shares, as the case may be.

Based on the results of the Share Capital Increase ascertained by decision of the Company’s Executive Board, the Company shall notify the Romanian FSA of the results of the Offering within maximum 5 (five) Business Days from the last Business Day of the Subscription Period.

The Company shall take all necessary steps to complete the Share Capital Increase, respectively the registration of the Share Capital Increase with the Trade Register, the request for the issuance by the Romanian FSA of the securities’ registration certificate and the request for registration of the New Shares with the Company’s shareholders register kept by Romanian Central Depositary.

Rights related to the New Shares
Each New Share grants equal rights and obligations and confers to its holder all rights stipulated by the Companies Law, the regulations applicable to capital markets and the provisions of the Articles of Association. In accordance with the Companies Law, shareholders must exercise their rights in good faith, observing the legitimate interests and rights of the Issuer and of the other shareholders. The main rights attached to the Shares of the Issuer, and which will be attached to the New Shares to be issued within the Share Capital Increase are detailed in “Share Capital – Rights, preferences and restrictions attaching to the Shares”.

For further details, please also see “Dividends Policy”and “Terms and conditions of the Global Depositary Receipts”.

Selling and transfer restriction
The Offer Securities will be freely transferable (subject, in the case of Offer Shares, to the rules of the regulated market of the  Bucharest Stock Exchange, and the clearing and settlement rules of the Romanian Central Depositary and other applicable legislation, and in the case of Offer GDRs, to the clearing and settlement rules of the GDR Depositary and Euroclear and Clearstream, Luxembourg and the terms and conditions of the GDRs and subject to the restrictions described under Section “Selling and Transfer Restrictions”.

Interests having an impact on the Offering	On the date of this Prospectus, the Company is not aware of any interest, including conflict of interest, which is relevant for the Offering.
Taxation	For a discussion of certain Romanian tax consequences of purchasing and holding the Offer Shares, please read Chapter “Taxation”.

SUBSCRIPTION AND SALE

Offering Summary

According to the resolution dated 27 April 2022, the Extraordinary General Meeting of Shareholders of the Company decided the initiation of the Company’s share capital increase and the authorisation of the Executive Board to approve the Share Capital Increase through in-kind contribution of the Romanian State (represented by the Romanian Ministry of Energy) as a result of obtaining a number of land ownership certificates, and through the cash contributions of the other shareholders.

On 14 June 2022, the Company’s Executive Board, and on 21 June 2022, the Company’s Supervisory Board, approved the Share Capital Increase consisting of a maximum amount of RON 584,626,662.60 by issuing a maximum number of 5,846,266,626 New Shares with the par value of RON 0.1 per New Share, as follows:

•
RON 120,660,239.20 (by rounding down from the amount of RON 120,660,239.23, established according to the Valuation Report, as defined below) in exchange of 1,206,602,392 new shares, representing the valuation of in-kind contribution of the Romanian State, through the Romanian Ministry of Energy, as a result of obtaining 1,943 land ownership certificates issued in accordance with Government Decision no. 834/1991 for the determination and evaluation of land of state-owned companies as further amended and supplemented, with a total area of land plots to be included in the share capital being of 1,379.05 hectares, as detailed in the valuation report no. 353/15.04.2022 (the “Valuation Report”) issued by the independent expert valuator, Darian DRS S.A. (authorized by the National Association of Authorized Romanian Valuators as a corporate member) and appointed by the Trade Register Office of the Bucharest Tribunal to evaluate the land plots subject to in kind contribution through resolution no. 44310/30.03.2021; and

•
Up to maximum RON 463,966,423.40, representing a maximum number of 4,639,664,234 Offer Shares, including Offer Shares represented by Offer GDRs, to be offered for subscription to the other shareholders (i.e. the Company’s shareholders except for the Romanian State) registered as at the Shares Record Date in the Company’s shareholders register held by the Romanian Central Depositary, for the purpose of exercising their Preference Rights.

Thus, the Offering involves an increase of the Company’s share capital by offering up to 4,639,664,234 Offer Shares for subscription (including Offer Shares that constitute underlying securities for Offer GDRs) to the Eligible Shareholders and, respectively to the Eligible GDR Holders through the GDR Depositary as of the Shares Record Date/ GDR Record Date based on the Preference Rights held by them.

The total number of the Preference Rights issued in relation to the Share Capital Increase will be equal to the number of Shares issued by the Company and held by the other shareholders, except those held by the Romanian State, registered as at the Shares Record Date in the Company’s shareholders register held by Romanian Central Depositary, respectively a number of 44,953,413,917 Preference Rights.

An Eligible Shareholder, or as the case may be, an Eligible GDR Holder will be entitled to purchase a maximum number of Offer Shares / the underlying Offer Shares to be represented by Offer GDRs calculated as a ratio between the number of Preference Rights it holds or, as the case may be, the GDRs it holds represent, and the number of Preference Rights neccessary for the subscription of an Offer Share / Offer GDR. Consequently, 9.688936882058650 Preference Rights would be necessary in order to subscribe for one Offer Share and 9.688936882058650 existing GDRs would be necessary in order to subscribe for one Offer GDR. In case that fractions of Offer Shares and/or Offer GDRs that may be subscribed result from the mathematical calculation, the maximum number of Offer Shares or Offer GDRs, as applicable, will be rounded down to the lower integer.

The minimum number of Offer Shares/ Offer GDRs that can be subscribed should be one Offer Share / one Offer GDR.

The Offer Shares unsubscribed after the expiry of the Subscription Period, will be cancelled through a decision of the Executive Board of the Company acknowledging the final results of the Share Capital Increase.

The subscription period during which the Offer Securities may be subscribed by the Eligible Shareholders and the Eligible GDR Holders by exercising their Preference Rights (the “Subscription Period”) consists of:

a)
the Subscription Period for Shares of 32 calendar days, starting with 11:00 a.m. Romanian time, on the second Business Day following the Business Day when the Prospectus was published (i.e., from 11:00 a.m. Romanian time on 12 September 2022, inclusively to 1:00 p.m. Romanian time on 13 October 2022 inclusively) (the “Subscription Period for Shares “). Subscriptions will take place (i) exclusively at the Manager’s branches network, BRD – Groupe Société Générale S.A as mentioned at https://www.brd.ro/en/agencies-and-atms, during the business hours of the Manager, mentioned on its website, www.brd.ro, from Monday to Friday inclusive, except on the last Business Day of the Subscription Period for Shares, when subscriptions are registered by 1:00 p.m. Romanian time (in case of the holders of Preference Rights registered at the time of the subscription in Section I of the Romanian Central Depositary), and (ii) at any Participant / the Manager (in case of the holders of Preference Rights registered in an account opened by the respective Participant / the Manager in Section II and/ or Section III).

b)
the Subscription Period for GDRs of 22 calendar days starting from 9:00 a.m., New York State time, on 12 September 2022 and until the GDR Expiration Time set for 5:00 p.m., New York State time, on 3 October 2022 (the “Subscription Period for GDRs “). Subscriptions will take place as further described in the section “Subscription Procedure for Offer GDRs by the Eligible GDR Holders”.

During the relevant Subscription Period, Eligible Shareholders / Eligible GDR Holders may exercise their Preference Rights. After the expiry of the relevant Subscription Period, no subscriptions from Eligible Shareholders / Eligible GDR Holders will be accepted.

Subscription Price

The Subscription Price for the Offer Shares is RON 0.1 per one Offer Share, equal to the par value of the Shares.

The Subscription Price for the Offer GDRs (calculated in accordance with the procedure described in the section “Subscription Procedure for Offer GDRs by Eligible GDR Holders”) is the USD equivalent of RON 15, based on an exchange rate of USD 0.208598 per RON on 17 August 2022, plus 20% of that amount to cover exchange rate fluctuations between 17 August 2022 and the date on which the GDR Depositary converts the subscription funds into RON, as well as the currency conversion fees, the GDR Depositary fees of USD 0.05 per Offer GDR held and any other applicable costs, in the context of the Share Capital Increase.

Offering Manager and Paying Agent

The Manager of the Offering and Paying Agent in connection with the Eligible Shareholders having their Preference Rights registered in Section II and/or Section III of the Romanian Central Depositary is BRD - Groupe Société Générale S.A., organised and functioning according to the laws of Romania, registered with the Romanian FSA Register under no. PJR01INCR/400008 of 13 June 2006, having FSA Certificate no. 255 of 8 June 2008, registered with the Trade Register under no. J40/608/1991, having sole registration code 361579, with its registered office in 1-7 Ion Mihalache Blvd., 1st District, 011171 Bucharest.

Subscription Procedure under the Offering

By subscribing in the Offering, each Eligible Shareholder / Eligible GDR Holder confirms having unconditionally accepted the terms and conditions applicable to the Offer Securities, having made the subscription according to such terms and conditions and warrants to the Company, the Manager and the GDR Depositary that he/she/it is an investor who/ which may lawfully subscribe the Offer Securities (without being subject to any restriction or limitation) under his/her/its jurisdiction of residence. Any application made in breach of the terms and conditions applicable to the Offer Securities or in breach of the applicable law shall be invalid and shall be cancelled. The execution by each Eligible Shareholder / Eligible GDR Holder of the subscription instructions/ subscription orders or Subscription Form represents the unconditional acceptance of the terms and conditions of the Offer Securities in their entirety.

Subscriptions of Offer Shares can be made during the entire Subscription Period for Shares from 11:00 a.m. Romanian time on 12 September 2022 inclusive and until 1:00 p.m. Romanian time on 13 October 2022 inclusive, on each Business Day, during the business hours, except on the last Business Day of the Subscription Period for Shares, respectively 13 October 2022, when subscriptions must be registered by 1:00 p.m. Romanian time. After the expiry of the Subscription Period for Shares, no subscriptions from Eligible Shareholders will be accepted.

Subscription of Offer GDRs can be made in accordance with the procedure described in section “Subscription Procedure for Offer GDRs by Eligible GDR Holders”.

Subscription Procedure for Offer Shares by Eligible Shareholders

Offer Shares may be subscribed by Eligible Shareholders as follows:

a)
in case of Eligible Shareholders whose Preference Rights are registered, at the time when the subscription is made, in Section I, the subscription will be performed exclusively through the Manager, namely BRD - Groupe Société Générale S.A. at the branch network mentioned at https://www.brd.ro/en/agencies-and-atms; and

b)
in case of Eligible Shareholders whose Preference Rights are registered, at the time when the subscription is made in an account opened by a Participant / the Manager in Section II and /or Section III of the Romanian Central Depositary, the subscription will be made exclusively through that Participant / the Manager.

Any placement of subscription orders/ instructions with participants other than the Manager and/ or the Participants in the case of subscriptions made by the Eligible Shareholders registered in Section II and/ or Section III shall not be taken into consideration and the Company and the Manager shall have no liability whatsoever in relation thereto.

1.
Subscription of Offer Shares by Eligible Shareholders that have a valid contract for financial investment services/ custody services concluded with a Participant (including the Manager), and that have their Preference Rights registered in an account opened by that Participant / the Manager in Section II and/or Section III, at the time when the subscription is made

Eligible Shareholders may validly subscribe Offer Shares by exercising the Preference Rights, without being required to submit the identification documents mentioned below, unless changes have occurred with respect to their identification data from the date of the last update.

The subscription is made by submitting a subscription order/ instruction in accordance with the provisions of a valid contract for financial investment services/ custody services concluded with the Participant / the Manager, by any communication means permitted under the relevant contract. In this case, Eligible Shareholders are not required to fill in a Subscription Form.

The Participant / the Manager will accept subscriptions according to the present Prospectus and the internal regulations applicable for receiving, validating and sending for execution the subscriptions received, as well as those pertaining to managing the settlement of subscription orders/ instructions.

The validation of subscriptions by the Participant / the Manager includes also checking that the Eligible Shareholder has not subscribed a number of Offer Shares larger than its entitlement based on the number of held Preference Rights. After checking each subscription, the Manager or the Participant, as the case may be, will register the respective subscription in the system of the Romanian Central Depositary. Subscription orders/ instructions will be placed based on the Preference Rights held by the Eligible Shareholder, and the funds will be settled using the settlement mechanism managed by the Romanian Central Depositary within the daily settlement sessions.

During the Subscription Period for Shares, the Participant / the Manager taking over the subscription will receive the subscription orders/ instructions and will process, validate and register, in the shortest time possible, all the subscriptions validly received. The subscriptions for Offer Shares will not be validated if the subscription procedures included in the Prospectus are not complied with. The subscriptions for Offer Shares that are not validated will be cancelled, and the Eligible Shareholder will be informed accordingly, as per the conditions included in the contract for financial investment services/ custody services concluded with the Participant / the Manager. The liability for the funds necessary for the settlement of the subscription orders/ instructions lies entirely with the Participant / the Manager through which subscriptions were made within the Offering. The subscribed Offer Shares will be paid in accordance with the procedures communicated by the Participant / the Manager. The subscription of Offer Shares during the Subscription Period for Shares will be made in accordance with the regulations and procedures of the Romanian Central Depositary as well as with the internal procedures of the Participant / the Manager through which the subscription of the Offer Shares is made.

Participants must inform the Eligible Shareholders about the conditions for implementing the Offering and shall be solely responsible for implementing the Offering and for complying with this Prospectus and the Romanian FSA regulations, including, but not limited to, the settlement of the subscription orders/ instructions validated and recorded in the system of the Romanian Central Depositary.

For each Eligible Shareholder with US citizenship and/or US residence, each Participant will ensure that, alongside the subscription order/ instruction, the Eligible Shareholder with US citizenship and/or US residence will also sign an eligibility statement, in the form provided by the Manager to BSE through the BSE system – FTP (file transfer protocol). For the avoidance of any doubt, the Participant through which the subscription is made will be solely responsible to communicate to the Eligible Shareholder with US citizenship and/or US residence the requirement to sign the above-mentioned document, any potential forthcoming damages, that may arise as a result of inappropriate communication to the Eligible Shareholder with US citizenship and/or US residence in relation to this document, will be the sole responsibility of the respective Participant and Eligible Shareholder. Following the receipt of the eligibility statement signed by the relevant Eligible Shareholder with US citizenship and/or US residence, each Participant should send such signed eligibility statement to the Manager via email at trading@brd.ro before registering the respective subscription in the system of the Romanian Central Depositary.

2.	Subscription of Offer Shares by Eligible Shareholders that, at the time when the subscription is made, have their Preference Rights registered in Section I

Each subscription of Offer Shares by Eligible Shareholders that, at the time when the subscription is made, have their Preference Rights registered in Section I  can be carried out exclusively through the Manager, at the branch network mentioned at https://www.brd.ro/en/agencies-and-atms, during the entire Subscription Period for Shares on each Business Day during the business hours of the Manager, mentioned on its website, www.brd.ro, except on the last Business Day of the Subscription Period for Shares, respectively 13 October 2022, when subscriptions are registered by 1:00 p.m. Romanian time.

Eligible Shareholders which, cumulatively (i) do not have a Romanian residence, (ii) their Preference Rights are registered in Section I, and (iii) are not able to subscribe physically through the Manager’s network, should conclude a contract for financial investment services/ custody services with a local Participant in order to exercise their Preference Rights within the Share Capital Increase. For information purposes, Tradeville S.A., a financial investment services company, based in Bucharest, Calea Vitan no. 6A, Section B, Block B, 3rd floor, 3rd District, registered at the Trade Registry Office at the Bucharest Court under no. J40/5868/1996, unique registration code 8694021, registered in the FSA Register under no. PJR01SSIF/400033 dated 17.05.2006, (“Tradeville”) offers online financial investment services. For more information, Eligible Shareholders can contact Tradeville at the e-mail address brokers@tradeville.ro or by phone at +40 37 446 08 60. Eligible Shareholders can choose any other Participant – for information purposes, the list of all local Participants can be found at https://www.bvb.ro/Intermediaries/ListOfIntermediaries/GeneralIndex.

The Manager will validate subscriptions subject to the fulfilment of the following requirements by the relevant Eligible Shareholder subscribing Offer Shares:

a)	it/he/she holds Preference Rights registered in Section I;

b)
it/he/she signs the Subscription Form in two original copies (one for the Eligible Shareholder and one for the Manager) and submits it at one of the Manager’s branches for the number of Offer Shares that the relevant Eligible Shareholder wishes to subscribe and up to the limit of the maximum number of Offer Shares he/she/it is entitled to subscribe based on the Preference Rights he/she/it holds;

c)
it/he/she submits the document confirming the payment of the subscribed Offer Shares (payment order/ receipt in case of cash deposits in the Collection Account, the latter being available exclusively for Eligible Shareholders who are individuals), according to the requirements included in the section “Payment for subscriptions made in the Offering” of the Prospectus;

d)
it/he/she submits, together with the Subscription Form, the documents necessary for subscription, as mentioned in the section “Subscription Documents” of the Prospectus (including, in the case of Eligible Shareholders with US citizenship and/or US residence, an eligibility statement, in the form provided by the Manager).

Eligible Shareholders may submit the documents mentioned above at at the respective location of any of the Manager’s branches, on each Business Day of the Subscription Period for Shares during the business hours of the Manager, mentioned on its website, www.brd.ro, except on the last Business Day of the Subscription Period for Shares, respectively 13 October 2022, when subscriptions are registered by 1:00 p.m. Romanian time.

Subscriptions made based on documents received outside the Subscription Period for Shares and/or which do not meet the subscription conditions in this Prospectus shall not be validated.

The subscription under this Offering represents the unconditional acceptance of the Offering terms and conditions and the present Prospectus, while every Eligible Shareholder confirms that it received, read, understood and accepted the terms and conditions included in this Prospectus and subscribed in accordance herewith.

Offer Shares will be subscribed during the Subscription Period for Shares in compliance with the Manager’s internal procedures. Subscriptions for Offer Shares will not be validated if the subscription procedures included in this Prospect are not complied with. Subscriptions for Offer Shares that were not validated shall be cancelled. The Eligible Shareholders whose subscriptions for the Offer Shares were not validated shall be notified accordingly and the amounts paid will be returned to them in the bank account mentioned in the Subscription Form within maximum 5 (five) Business Days from the end of the Subscription Period for Shares, irrespective whether the subscription was made in cash or via bank transfer in the Collection Account.

The Manager and/or the Company shall not be held liable if, for reasons outside their control, the Collection Account is not effectively credited with the amounts representing the value of the Offer Shares subscribed by an Eligible Shareholder by 1:00 p.m., Romanian time on the last Business Day of the Subscription Period for Shares.

If the amount transferred to the Collection Account for a specific subscription is higher than the Subscription Price for one Offer Share multiplied by the number of Offer Shares indicated by the respective Eligible Shareholder in the Subscription Form, the subscription will be valid only for the number of Offer Shares mentioned in the Subscription Form.

If the amount transferred to the Collection Account for a specific subscription is lower than the Subscription Price for one Offer Share multiplied by the number of Offer Shares mentioned by the respective Eligible Shareholder in the Subscription Form, the subscription is considered valid for the number of Offer Shares corresponding to the amount transferred.

Subscription Documents

In case an Eligible Shareholder whose Preference Rights, at the time when the subscription was made, were registered in an account of a Participant (including the Manager) opened in Section II and/ or Section III, he/she/it may validly subscribe through the respective Participant / the Manager, if he/she/it has concluded an investment services / custody services contract with the latter, without being required to submit the identification documentation listed below, unless any changes occurred in relation to his/her/its identification data since the latest update.

In case of subscriptions made through the Manager corresponding to the Preference Rights registered in Section I at the time when the subscription is made, the Eligible Shareholder will directly subscribe and sign the Subscription Form in two original copies (one for the Eligible Shareholder and one for the Manager), accompanied by a Payment Evidence and by the documents listed below, which shall be provided in English or Romanian language.

For the avoidance of any doubt, the Manager will be responsible for verifying the documents related to the subscriptions it receives and shall not be responsible for verifying or validating the subscriptions of Offer Shares carried out through any Participant. The liability for subscriptions of Offer Shares carried out through Participants lies with the Participant through which the subscription is made.

The Subscription Form is available at the Manager’s branches and must be accompanied by the following documents:

A.	Resident individuals subscribing in their own name:	-	ID (original and copy);

		-	Bank statement corresponding to the account from which payment for subscription is done

B.	Resident individuals subscribing in the name of other individuals:	-	ID (original and copy) of the representative and ID (copy) of the represented individual;

		-	Power of attorney in authenticated form (original and copy);

		-	Bank statement corresponding to the account from which payment for subscription is done.

C.	Resident individuals without legal capacity (impaired judgment) or placed under guardianship:	-	ID (original and copy) of the resident individual subscribing for the represented individual and ID of the person without legal capacity (copy);

		-	Passport (original and copy) and/or residence permit (original and copy) of the individual subscribing for the person without legal capacity – applicable only to foreign citizens;

		-	The guardianship document or, as appropriate, the trustee or the special trustee document;

		-	Bank statement corresponding to the account from which payment for subscription is done.

D.	Non-resident individuals subscribing in their own name	-	Passport or ID for citizens of the EU/EEA (original and copy);

		-	Bank statement corresponding to the account from which payment for subscription is done.

E.	Non-resident individuals subscribing through resident authorized representatives	-	Passport or ID for the represented individual issued by an EEA Member State (copy);

		-	ID for the authorized representative (original and copy);

		-	Authenticated and, if the case, apostilled power of attorney for the representative (original and copy);

		-	Bank statement corresponding to the account from which payment for subscription is done.

F.	Resident corporate entities subscribing in their own name:	-	Registration certificate issued by the Trade Register (copy);

		-	Updated articles of incorporation (copy certified as true to the original by the legal representative of the legal person);

		-	Original certificate of current standing issued by the Trade Register (issued no more than 30 Business Days prior to the date of subscription);

		-	Power of attorney/Mandate (original) for the person signing the Subscription Form, issued as stipulated by the articles of incorporation, or proof that the person concerned is legally representing the subscribing corporate entity, with individual representation right (if the company is collectively represented by two or more persons who all are present for the signing of the Subscription Form, such proof shall be presented for all such persons) (original power of attorney and any other documents certified as true to the original by the legal representative of the legal entity);

		-	ID (original and copy) of the person subscribing in the name of the legal person;

		-	Bank statement corresponding to the account from which payment for subscription is done.

G.	Non-resident corporate entities subscribing in their own name:	-	Certificate of incorporation or incorporation document issued by the Trade Register or by any equivalent institution, if applicable (copy);

		-	Updated articles of incorporation/by-laws (copy certified as true to the original by the legal representatives of the non-resident corporate entity);

		-	Certified certificate/certificate of current standing or equivalent documents issued by the Trade Register or by any equivalent institution from the jurisdiction of incorporation or, if no institution is authorised to issue such certificate, any other corporate document evidencing the capacity of the legal representatives of the corporate entity (original), which shall be issued no more than 30 Business Days prior to the date of subscription (original); such corporate document of the non-resident corporate entity shall set out clearly whether the legal representatives are entitled to act individually or jointly;

		-	In case subscriptions are made through a person other than the legal representative(s) of the non-resident corporate entity, the power of attorney/mandate signed by the legal representatives of the non-resident corporate entity empowering the respective person to subscribe Offer Shares on behalf of the non-resident corporate entity (original and copy);

		-	IDs for the person making the subscription as legal representative or attorney in fact of the non-resident corporate entity: passport, ID (for citizens of EU/EEA) (copy);

		-	Bank statement corresponding to the account from which payment for subscription is done.

H.	Non-resident corporate entities subscribing through a resident corporate entity	-	Certificate of incorporation or incorporation document of the non-resident corporate entity issued by the Trade Register or by any equivalent institution from the jurisdiction of incorporation, if applicable (copy);

		-	Updated articles of incorporation/by-laws of the non-resident corporate entity (copy certified as true to the original by the legal representatives of the non-resident corporate entity);

		-	Certified certificate/certificate of current standing or equivalent documents issued by the Trade Register or by any equivalent institution from the jurisdiction of incorporation or, if no institution is authorised to issue such certificate, any other corporate document evidencing the capacity of the legal representatives of the corporate entity (original), which shall be issued no more than 30 Business Days prior to the date of subscription (original); such corporate document of the non-resident corporate entity shall set out clearly whether the legal representatives are entitled to act individually or jointly;

		-	Incorporation certificate for the representing resident corporate entity issued by the Trade Register(copy);

		-	Updated articles of incorporation/by-laws of the representing resident corporate entity (copy certified as true to the original by the legal representative of the legal person);

		-	Certificate of current standing, for the representing resident corporate entity issued by the Trade Register, no more than 30 Business Days prior to the date of subscription (original);

		-	ID for the legal representative of the representing resident corporate entity subscribing on behalf of the non-resident corporate entity (original and copy);

		-	Power of attorney signed by the legal representative(s) of the non-resident corporate entity empowering the respective person to subscribe on behalf of the non-resident corporate entity within the Offering;

		-	Bank statement corresponding to the account from which payment for subscription is done.

I.	Resident/non-resident individuals represented by an asset management company through a portfolio management mandate. Documents for the asset management company:	-	ID (copy) for the resident individuals;

		-	Passport or ID for the citizens of an EEA Member State (copy), in case of non-resident individuals;

		-	Representation mandate (in original and in copy);

		-	Certificate of incorporation issued by the Trade Register (copy);

		-	Updated articles of incorporation/by-laws (copy certified as true to the original by the legal representatives of the corporate entity);

		-	Certified certificate issued by the Trade Register no more than 30 Business Days prior to the date of subscription (original);

		-	Power of attorney/mandate (original) for the person(s) signing the Subscription Form, issued as stipulated by the articles of incorporation, or proof that the person concerned is legally representing the subscribing corporate entity, with individual representation right (if the company is collectively represented by two or more persons who all are present for the signing of the Subscription Form, such proof shall be presented for all such persons) (original power of attorney and any other documents certified as true to the original by the legal representative of the legal entity);

		-	ID (original and copy) of the person subscribing in the name of the legal person;

		-	Bank statement corresponding to the account from which payment for subscription is done.

J.	Entities managed by other resident / non-resident legal entities	-	The documents listed below shall be submitted for the legal entity which manages the respective entity and shall be accompanied by the authorization obtained from the competent supervisory authority by the entity which manages the investment fund/pension fund or alike;

		-	Certificate of incorporation issued by the Trade Register (copy);

		-	Updated articles of incorporation/by-laws (copy certified as true to the original by the legal representatives of the corporate entity);

		-	Certified certificate issued by the Trade Register no more than 30 Business Days prior to the date of subscription (original);

		-	Power of attorney/mandate (original) for the person(s) signing the Subscription Form, issued as stipulated by the articles of incorporation, or proof that the person concerned is legally representing the subscribing corporate entity, with individual representation right (if the company is collectively represented by two or more persons who all are present for the signing of the Subscription Form, such proof shall be presented for all such persons) (original power of attorney and any other documents certified as true to the original by the legal representative of the legal entity);

		-	ID (original and copy) of the person subscribing in the name of the legal person;

		-	Bank statement corresponding to the account from which payment for subscription is done.

The Manager is entitled to request any additional documents required for carrying out its duty to comply with “know your clients” rules, including identifying the source of funds, based on the legal requirements and its internal rules and procedures related to the client identification process.

If an Eligible Shareholder who is an individual does not submit the information or documents requested by the Manager to identify the source of funds, the Manager is entitled to refuse the cash subscription, and the relevant Eligible Shareholder can subscribe only through bank transfer.

All documents submitted by Eligible Shareholders for the subscription of the Offer Shares, except for IDs/ passports presented by individuals, must be in English or Romanian language, or accompanied by a notarized translation of such documents into English or Romanian language.

Payment for subscriptions made in the Offering

1.
Payment of the Offer Shares price in case the subscription of Offer Shares is made through a Participant or the Manager in accordance with the Preference Rights registered in the Participant’s / the Manager’s account in Section II and/ or Section III at the time when the subscription is made

The payment of the Offer Shares subscribed by an Eligible Shareholder in accordance with his/her/its Preference Rights registered in Section II and/ or Section III on the subscription date shall be made according to the provisions of the investment services/ custody services contract concluded with the relevant Participant or the Manager, as the case may be, through which the subscription is made and in compliance with the requirements of the Romanian Central Depositary and the provisions included in this Prospectus.

The Participant or the Manager, applicable, shall validate a subscription exclusively at the time when the subscription amounts are credited to the client’s account opened with the Participant or the Manager, as the case may be.

2.
Payment of the Offer Shares price in case the subscription of Offer Shares is made through the Manager in accordance with the Preference Rights registered in Section I at the time when the subscription is made

The proof of payment of the price for the Offer Shares subscribed by an Eligible Shareholder through the Manager is represented by the payment order/ receipt (the latter exclusively for Eligible Shareholders who are individuals) evidencing that the price for the subscribed Offer Shares was transferred by bank transfer to/ paid in cash in the Collection Account opened by the Manager, provided that the respective amount is received in the Collection Account by 1:00 p.m. Romanian time, on the last Business Day of the Subscription Period for Shares (the “Payment Evidence”).

Cash deposits made directly to the Collection Account are accepted only from Eligible Shareholders who are individuals and if the cash deposit has not exceeded the amount of RON 48,000 per Eligible Shareholder.

Eligible Shareholders that are corporate entities cannot subscribe in cash directly to the Collection Account, but only through bank transfer.

In the event that one of the Manager’s agencies / branches in the vicinity of the Eligible Shareholder is a cashless agency/ branch, an Eligible Shareholder who is an individual and wishes to make cash payments will be asked to access the services of another agency/ branch from the Manager’s network that provides such a service. Eligible Shareholders are asked to inform themselves in advance about the processing of cash payments by the Manager’s branches/ agencies by using the contact details available at https://www.brd.ro/en/agencies-and-atms.

The Collection Account for the subscription of Offer Shares is the RON bank account opened by the Manager, having IBAN RO79BRDE427SV00084064270 (the “Collection Account”).

The Collection Account does not bear any interest.

The bank account identified by an Eligible Shareholder in the Subscription Form should be the Eligible Shareholder’s own bank account regardless of the means by which payment will be made (by bank transfer or cash deposit, respectively) and to which the amounts subscribed in excess should be returned.

The ownership of the bank account should be proved by submission of the documents mentioned in the section “Subscription Documents” of the Prospectus. For the avoidance of any doubt, payment through bank transfer of the Offer Shares subscribed based on the Preference Rights registered in Section I, at the time when the subscription is made, will be made from the Eligible Shareholder’s bank account mentioned in the Subscription Form or by cash deposit (the latter exclusively for individual Eligible Shareholders). Payment through bank transfer of the subscribed Offer Shares made by the Eligible Shareholder from other bank accounts than the one mentioned in the Subscription Form will not be considered valid. For the avoidance of any doubt, the Subscription Form will mention only one IBAN account related to the bank account owned by the Eligible Shareholder from which he/she will ensure/ perform the payment in case of bank transfers or in which refunds can be made, including in the case of cash payments.

The Eligible Shareholder must consider potential banking transfer fees and/ or commissions, as applicable.

The Manager shall validate subscriptions exclusively at the time when the subscription amounts are credited to the Collection Account.

In order for a subscription to be valid, the amount payable for the subscribed Offer Shares must be paid in full.

Subscriptions for Offer Shares shall only be considered for the amount effectively transferred to the Collection Account.

The Subscription Price for the subscribed Offer Shares will be paid net of any banking fees and/or commissions.

No brokerage fees will be payable in relation to subscriptions by any Eligible Shareholder within the Offering.

Neither the Manager, nor the Company will be liable if, for reasons outside their control, the Collection Account is not effectively credited with the amounts representing the value of the subscriptions on the last Business Day of the Subscription Period for Shares before 1:00 p.m., Romanian time.

Repayments

Eligible Shareholders shall be repaid:

-
the amount paid representing the Offer Shares subscribed multiplied by the Subscription Price for Offer Shares, in case the respective subscription is not validated/ is cancelled according to the provisions of this Prospectus;

-
the amount paid representing the Offer Shares subscribed multiplied by the Subscription Price for Offer Shares, in case the respective subscription is revoked according to the provisions of this Prospectus;

-	the amount paid in addition to the amount for which the subscription was validated, represented by the Offer Shares subscribed multiplied by the Subscription Price for Offer Shares;

In the cases mentioned above, payment shall be made:

(i)
to the Eligible Shareholder whose Preference Rights were registered in Section I into the bank account specified in the Subscription Form within maximum 5 (five) Business Days from the end of the Subscription Period for Shares, unless the subscription is revoked, in which case payment shall be made within maximum 5 (five) Business Days from the date on which the subscription was revoked. Payments will be made by bank transfer to the Eligible Shareholders’ bank accounts mentioned in the Subscription Form, regardless if the subscription was made in cash or by bank transfer;

(ii)
to the Eligible Shareholder whose Preference Rights were registered in Section II and/ or Section III, the amount corresponding to the revoked subscriptions will be available in the investment account opened with the Participant / the Manager through which the subscription was made, after the settlement of the revocation instructions transmitted to the Romanian Central Depositary’s system and according to the internal procedures of the Participant / the Manager.

Subscription Procedure for Offer GDRs by Eligible GDR Holders

Eligible GDR Holders are entitled to instruct the GDR Depositary to exercise the Preference Rights granted in respect of the number of the Shares their GDRs represent. Eligible GDR Holders are those holders of GDRs holding GDRs as at the GDR Record Date and who will be entitled to subscribe up to a maximum number of 12,054 GDRs.

The GDR Depositary will send a notice to Euroclear and Clearstream, Luxembourg for distribution to all Eligible GDR Holders as at the GDRs Record Date informing them that the Company is carrying out the Share Capital Increase. These notices will contain a link to this Prospectus as posted on the Company’s website www.omvpetrom.com. Eligible GDR Holders who wish to participate in the Share Capital Increase will also be required to acknowledge and make the additional representations set forth in the certification forms that they will receive.

Eligible GDR Holders wishing to exercise the Preference Rights attached to the underlying Offer Shares will subscribe through the automatic system of Euroclear or Clearstream (each, a “European Clearing System”) and deposit an amount of USD 3.75 (the “Deposit Amount”) for each Offer GDR subscribed.

The Subscription Period for GDRs consists of 22 calendar days starting from 9:00 a.m., New York State time, on 12 September 2022 and until 5:00 p.m., New York State time, on 3 October 2022 (the “GDR Expiration Time”).  Subscriptions and the proof of payment of the Deposit Amount for the number of subscribed Offer GDRs, must be received by the GDR Depositary by the GDR Expiration Time in order to be valid. The European Clearing Systems, brokers and other securities intermediaries participating in those systems will establish their own cut off dates and times to receive instructions to subscribe from their customers and participants that will be earlier than the GDR Expiration Time. Eligible GDR Holders holding GDRs through a European Clearing System should contact their brokers or other securities intermediaries to determine the cut off dates and times that apply to them.

The Deposit Amount will be the USD equivalent of RON 15, based on an exchange rate of USD 0.208598 per RON on 17 August 2022, plus 20% of that amount to cover exchange rate fluctuations between 17 August 2022 and the date on which the GDR Depositary converts the subscription funds into RON, as well as the currency conversion fees, the GDR Depositary fees of USD 0.05 per Offer GDR held and any other applicable costs.

Following the GDR Expiration Time, the GDR Depositary will use the Deposit Amount to subscribe for underlying Offer Shares, and will retain the fee of USD 0.05 per Offer GDR held. The final Subscription Price, denominated in USD per one Offer GDR will be announced by the GDR Depositary on or about 10 October 2022 (the “Subscription Price Conversion Date”). If the Deposit Amount is insufficient to subscribe for underlying Offer Shares, to cover the fee of USD 0.05 per Offer GDR held and any other applicable costs, the GDR Depositary will require the subscribing Eligible GDR Holders to pay the difference in order to receive the number of Offer GDRs for which they have subscribed or reduce the number of Offer GDRs for which they have subscribed to the number of Offer GDRs covered by the Deposit Amount. In addition, if the GDR Depositary does not receive payment from a European Clearing System or an Eligible GDR Holder of the pro rata Offered Share of a deficiency in a timely manner, the GDR Depositary may, at its discretion, sell any part of the subscribed GDRs otherwise deliverable to the European Clearing System for the account of the relevant Eligible GDR Holder (or the amount of Offer Shares represented by them) to pay that deficiency. If subscriptions received from the GDR Depositary are not accepted, due to reasons such as invalid subscriptions, or if the Offering is not completed, the GDR Depositary will refund the unused Deposit Amounts received. If the Deposit Amount is higher than the USD equivalent of RON 15 per one GDR as of the Subscription Price Conversion Date, plus certain costs, fees and expenses (including the GDR Depositary’s issuance fee, and any other expenses and any taxes that are or may be applicable), the GDR Depositary will refund that excess as soon as practicable to the subscribing Eligible GDR Holders or the European Clearing Systems, as applicable, for allocation by them to the accounts of the Eligible GDR Holders who are entitled to that excess.

The GDR Depositary will pay the necessary amount for the subscription of underlying Offer Shares to the Custodian and instruct the Custodian to exercise the applicable number of Preference Rights corresponding to the newly subscribed Offer GDRs to subscribe to underlying Offer Shares. When the Custodian receives the underlying Offer Shares, the GDR Depositary will deliver the Offer GDRs representing those underlying Offer Shares subscribed, to the subscribing Eligible GDR Holders.

No Rule 144A GDRs will be issued within the Offering.

No Eligible GDR Holder will be entitled to subscribe for any fraction of an Offer GDR. All entitlements will be rounded down to the lower integer.

The minimum number of Offer GDRs that can be subscribed should be one Offer GDR.

The GDR Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or intermediary on behalf of any other person and will earn revenue, including, without limitation, from transactions, that it will retain for its own account. This revenue is based, among other things, on the difference between the exchange rate of the respective currencies and the exchange rates that the GDR Depositary or its affiliate receives when buying or selling foreign currency for its/their own account. The GDR Depositary makes no representation that the exchange rate used or obtained in any currency conversion will be the most favourable rate that could be obtained at that time or that the method by which that rate will be determined will be the most favourable to Eligible GDR Holders, subject to the GDR Depositary’s obligations under the Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request to the GDR Depositary.

The GDR Depositary will deliver Offer GDRs as soon as practicable after it is notified that the underlying Offer Shares have been deposited with the Custodian.

Change and Withdrawal of Subscriptions

Subscriptions made within the Offering are irrevocable.

Nevertheless, Eligible Shareholders/ Eligible GDR Holders may change or withdraw their subscriptions for Offer Securities only if the Prospectus is subject to a supplement, in which case subscriptions may be withdrawn by any Eligible Shareholder/ Eligible GDR Holders within 3 (three) Business Days from the date when the respective supplement to the Prospectus was published. In such a case, Eligible Shareholders/ Eligible GDR Holders may withdraw their subscriptions for Offer Securities by filling in a Revocation Form of Subscription Acceptance with the same Participant used for submission of the subscription, with the Manager if they subscribed through the Manager or the GDR Depositary if they subscribed through the GDR Depositary.

The withdrawal of a subscription may be performed only in its entirety, and not partially, and can be made only during the period clearly indicated in the supplement to the Prospectus.

Allocation of Offer Securities

Each Eligible Shareholder/ Eligible GDR Holder that subscribed in the Offering shall receive a number of Offer Securities equal to the number of Offer Securities validly subscribed under the Offering.

The Company is aware of the in-kind contribution (with a value of RON 120,660,239.20, established under the Valuation Report) by the Romanian State (through the Romanian Ministry of Energy) to the Share Capital Increase.

Other than OMV, the Company is not aware of the intention of any other shareholders or of the members of the administration, management or supervision bodies to subscribe in the Offering, or the intention of any person to subscribe more than 5% of the Offering.

Settlement

For Eligible Shareholders who subscribed based on their Preference Rights registered in Section II and/ or Section III at the time when the subscription was made, Offer Shares shall be settled according to the regulations of the Romanian Central Depositary on processing corporate actions.

For Eligible Shareholders who subscribed through the Manager, based on their Preference Rights registered in Section I at the time the subscription was made, a list of the validated subscriptions shall be sent to the Romanian Central Depositary on the last Business Day of the Subscription Period for Shares.

Eligible GDR Holders who subscribed in the Offering based on their Preference Rights, will receive Offer GDRs from the GDR Depositary as soon as practicable after the GDR Depositary is notified that the underlying Offer Shares have been deposited with the Custodian. The GDR Depositary will deliver Offer GDRs through Euroclear and Clearstream.

Notifying the Offering results

The Executive Board will determine by way of decision the actual results of the Company’s Share Capital Increase, according to the exercise of the Preference Rights during the Subscription Period, respectively the cancelled Offer Shares, as the case may be.

The Offering results will be notified to Romanian FSA and the Bucharest Stock Exchange within maximum 5 (five) Business Days from the end of the Subscription Period.

Admission to trading

The Company will carry out all the actions to complete the Share Capital Increase, namely the registration of the Share Capital Increase with the Trade Register, request FSA to issue the updated financial instruments registration certificate (“CIIF”) and request the registration of the Offer Securities in the shareholders register kept by the Romanian Central Depositary (for the New Shares) or in the register of the GDR Holders kept by the GDR Depositary, as applicable (for the Offer GDRs).

After the New Shares are registered with the Company’s shareholders Register, the New Shares will be traded on the Regulated Spot Market managed by the Bucharest Stock Exchange and the Offer GDRs will be traded on the Main Market of the London Stock Exchange. The New Shares may only be traded after the Share Capital Increase is registered with the Romanian Central Depositary.

SELLING AND TRANSFER RESTRICTIONS

General

The Offering, the Prospectus and all the other Offering materials are intended for the purpose of the Eligible Shareholders/ Eligible GDR Holders only, in relation to the exercise of their Preference Rights within the Share Capital Increase of the Company. The distribution of this Prospectus and the offering of the Offer Securities in certain jurisdictions may be restricted by law and, therefore, persons into whose possession this Prospectus comes should inform themselves about and observe any restrictions, including those set out in the paragraphs which follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The Offer Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Eligible Shareholders/ Eligible GDR Holders should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.

This Prospectus has been prepared for the Offering and acceptance to trading of the Offer Securities. This Prospectus does not constitute an offer to subscribe for or buy any of the Offer Securities directed at any person in any jurisdiction to whom it is unlawful to make such offer or request in such jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) (including Romania) no Offer Securities have been offered or will be offered pursuant to the Offering to the public in that Member State prior to the publication of a prospectus in relation to the Offer Securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State all in accordance with the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Offer Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the Offering and any Offer Securities to be offered so as to enable an investor to decide to purchase any Offer Securities.

United Kingdom

No public offer of Offer Securities in the Offering may be made to the public in the United Kingdom, except that the Offer Securities may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Manager for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”),

provided that no such offer of the Offer Securities shall require the Company or the Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Offer Securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Offer Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Offer Securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The issue and distribution of this Prospectus is restricted by law. No part of this Prospectus should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the Company. The Offer Securities are not being offered or sold to any person in the United Kingdom, except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

In the case of any Offer Securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the Offer Securities acquired by it in the Offering has not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Offer Securities to the public, other than in circumstances in which the prior consent of the Manager has been obtained to each such proposed offer or resale. The Company, the Manager and their respective affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgements and agreements.

United States

The Offer Securities have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction and, accordingly, may not be offered or sold within the United States, except that Offer Securities may be offered or sold in reliance on Rule 801 under the Securities Act (which specifically requires that U.S. holders hold no more than 10 percent of the outstanding class of securities that is the subject of the offering of the Preference Rights (as determined under the definition of “U.S. holder” in Rule 800(h) of the U.S. Securities Act)) and the Offer Securities may be offered or sold outside the United States in offshore transactions under Regulation S under the Securities Act.

Rule 144A GDRs

No Rule 144A GDRs will be offered or issued in the Offering.

Regulation S

Each purchaser of the Offer Securities outside the United States, by accepting delivery of this Prospectus, will be deemed to have represented, agreed and acknowledged as follows:

It: (a) is aware that the sale of the Offer Securities is being made pursuant to and in accordance with Rule 903 or 904 of Regulation S; (b) is, or at the time such Offer Securities are purchased will be, the beneficial owner of those Offer Securities; and (c) is, and the person, if any, for whose account it is acquiring such Offer Securities is, located outside the United States (within the meaning of Regulation S) and is purchasing the Offer Securities in an offshore transaction meeting the requirements of Regulation S.

It is not the Company’s affiliate or a person acting on behalf of such an affiliate.

It understands that the Offer Securities have not been and will not be registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except in an offshore transaction in accordance with Rule 903 or 904 of Regulation S, in accordance with any applicable securities laws of any state of the United States.

It acknowledges that the Company, the Manager and the Company’s respective affiliates will rely upon the truth and accuracy of the acknowledgements, representations and agreements in the foregoing paragraphs.

The Company will not recognise any resale or other transfer, or attempted resale or other transfer, in respect of the Offer Securities made other than in compliance with the above stated restrictions.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore, and the Offer Securities will be offered pursuant to exemptions under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offer Securities may not be circulated or distributed, nor may the Offer Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the SFA, (b) to a relevant person  pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each of the following persons specified in Section 275 of the SFA which has subscribed or purchased Offer Securities, namely a person who is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Offer Securities under Section 275 of the SFA except:

(1)
to an institutional investor under Section 274 of the SFA or to a relevant person or to any person pursuant to Section 275(1) and Section 275(1A) of the SFA, respectively and in accordance with the conditions specified in Section 275 of the SFA; or

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

Switzerland

The Offer Securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This Prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under the Financial Services Act of 15 June 2018 or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this Prospectus nor any other offering or marketing material relating to the Offer Securities or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this Prospectus nor any other offering or marketing material relating to the Offering, the Company or the Offer Securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this Prospectus will not be filed with, and the offer of Offer Securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Offer Securities has not been and will not be authorised under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Offer Securities.

Hong Kong

This Prospectus has not been approved by the Securities and Futures Commission in Hong Kong and, accordingly, (i) the Offer Securities may not be offered or sold in Hong Kong by means of this Prospectus or any other document other than to  “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, and any rules made thereunder; or  in other circumstances which do not result in this document being a “prospectus” as defined in the Companies Ordinance  of Hong Kong (Cap. 32) or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and (ii)  no person shall issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Offer Securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Offer Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors”(as set out above).

Kuwait

The Offer Securities have not been and will not be offered, sold, promoted or advertised in Kuwait except on the basis that an offer is made in compliance with Decree Law No. 31 of 1990 and the implementing regulations thereto (as amended) and Law No. 7 of 2010 and the bylaws thereto (as amended), governing the issue, offering and sale of securities. No private or public offering of the Offer Securities is being made in Kuwait, and no agreement relating to the sale of the Offer Securities will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the Offer Securities in Kuwait.

Canada

The Offer Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Offer Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Manager is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Other Jurisdictions

The Offering, the Prospectus and all the other Offering materials are for the purpose of the Eligible Shareholders/ Eligible GDR Holders only, in relation to the exercise of their Preference Rights within the Share Capital Increase of the Company. The distribution of this prospectus and the Offer Securities in the Offering in certain jurisdictions may be restricted by law and therefore Eligible Shareholders/ Eligible GDR Holders into whose possession this Prospectus comes should inform themselves about and observe any restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

No action has been or will be taken in any jurisdiction that would permit a public offering of the Offer Securities, or possession or distribution of this Prospectus or any other Offering material in any country or jurisdiction where action for that purpose is required. Accordingly, the Offer Securities may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other Offering material or advertisement in connection with the Offer Securities may be distributed or published in or from any country and jurisdiction except in circumstances that will result in full compliance with any and all applicable rules and regulations of any such country or jurisdiction. Eligible Shareholders/ Eligible GDR Holders into whose possession this Prospectus comes should inform themselves about and observe any restrictions on the distribution of this Prospectus and the Offering contained in this Prospectus. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This Prospectus does not constitute an offer to subscribe for any of the Offer Securities to any Eligible Shareholders/ Eligible GDR Holders in any jurisdiction to whom it is unlawful to make such offer in such jurisdiction.

SETTLEMENT AND TRANSFER
Shares

Settlement and transfer

Usually, the transfers of Shares within the secondary market sales of Shares will be settled and cleared through the settlement system managed by the Romanian Central Depositary, in accordance with applicable Romanian regulations.

For Eligible Shareholders who subscribed based on the Preference Rights registered in Section II and/ or Section III at the time the subscription was made, the Offer Shares will be settled according to the regulations of Romanian Central Depositary on processing corporate actions.

For Eligible Shareholders who subscribed through the Manager, based on the Preference Rights registered in Section I at the time the subscription was made, a list of the validated subscriptions shall be sent to Romanian Central Depositary on the last Business Day of the Subscription Period.

Romanian Central Depositary

The Romanian Central Depositary, a Romanian joint stock company having its principal executive office at 34-36 Carol I Blvd., 3rd, 8th and 9th floors, Bucharest, 020922, Romania, is authorised and supervised by the Romanian FSA, and provides depositary, registrar, clearing and settlement services in connection with transactions involving financial instruments. The Romanian Central Depositary is the administrator of RoClear, the payment system assuring funds clearing and the settlement of transactions with financial instruments.

All classes of securities traded on a Romanian regulated market or alternative trading system (including the Shares) are mandatorily registered in the Romanian Central Depositary’s system for the purpose of performing securities operations in a centralised manner and maintaining records of such operations. All securities accepted in the Romanian Central Depositary’s system are dematerialised and evidenced by book-entry.

Registration and form

The Shares have been issued as ordinary nominative shares, in registered (book-entry) form and are admitted to trading on the spot regulated market of the Bucharest Stock Exchange under the symbol “SNP”.

The Shares are also registered with the Romanian FSA and with the Romanian Central Depositary, in the latter’s capacity as registrar of the Company’s Shares.

The Company does not and will not impose any fees in respect of the registration of the Shares; however, holders of Shares may incur fees normally payable in respect of the maintenance and operation of accounts in the system of the Romanian Central Depositary.

General settlement procedures

The transfer of the ownership rights over the Shares will take place on the settlement date, in the clearing-settlement system managed by the Romanian Central Depositary.

Transactions with Shares are settled on a delivery versus payment basis, the Shares being delivered only if the purchase price is paid. The ownership transfer is usually registered on a T+2 basis by debiting/crediting the relevant Shares accounts.

As an exception from the principle according to which the Shares can be transferred only through a transaction on the Bucharest Stock Exchange, there are certain cases when the Romanian Central Depositary may operate direct ownership transfers over the Shares as an effect, among others, of: (i) successions; (ii) exit; (iii) assignment by the Company of its own Shares to its employees; (iv) when the Company obtains its own Shares following the withdrawal of the shareholders who do not agree with the decisions of the Company’s General Meeting of Shareholders, according to the legal provisions in force; (v) merger, split or liquidation; (vi) enforcement of a final and irrevocable court decision; (vii) transfer between a parent company and its subsidiaries or among subsidiaries of the same parent company, with the Romanian FSA’s prior consent; or (viii) other transfers of rights according to special laws or applicable regulations, with the express approval of the Romanian FSA or other relevant body. Direct ownership transfers over the Shares will be operated by the Romanian Central Depositary within three days from the submission of the application and the complete applicable documentation.

General

Although the foregoing sets out the procedures of the Romanian Central Depositary facilitating transfers of Shares, the Romanian Central Depositary is not under any obligation to perform or continue to perform such procedures as provided above, and such procedures may be discontinued at any time.

None of the Company, the Manager or their respective agents will have any responsibility for the performance by the Romanian Central Depositary or its respective participants of their respective obligations under the rules and procedures governing their operations at the date of this Prospectus.

GDRs

Settlement and transfer

Custodial and depositary links have been established between Euroclear and Clearstream, Luxembourg to facilitate the initial issue of the GDRs and with Euroclear, and Clearstream, Luxembourg to facilitate cross-market transfers of the GDRs associated with secondary market trading.

The GDR Depositary will deliver the Offer GDRs to the subscribing Eligible GDR Holders as soon as practicable after it is notified that the underlying Offer Shares have been deposited with the Custodian. The GDR Depositary will deliver Offer GDRs through Euroclear and Clearstream. No Rule 144A GDRs will be offered or issued in the Offering.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg each hold securities for participating organisations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide their respective participants, among other things, with services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg participants are financial institutions throughout the world, including the Manager, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organisations. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective clients may settle trades with each other. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Distributions of dividends and other payments with respect to book-entry interests in the GDRs held through Euroclear or Clearstream, Luxembourg will be credited, to the extent received by the GDR Depositary, to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures.

Registration and form

Book-entry interests in the Offer GDRs held through Euroclear and Clearstream, Luxembourg will be represented by the Master Regulation S GDR registered in the name of Citivic Nominees Limited, as nominee for Citibank Europe plc, as common depositary for Euroclear and Clearstream, Luxembourg.

The aggregate holdings of book-entry interests in the GDRs in Euroclear and Clearstream, Luxembourg will be reflected in the book-entry accounts of each such institution. Euroclear, Clearstream, Luxembourg, as the case may be, and every other intermediate holder in the chain to the beneficial owner of book-entry interest in the GDRs, will be responsible for establishing and maintaining accounts for their participants and clients having interests in the book-entry interests in the GDRs. The GDR Depositary will be responsible for maintaining a record of the aggregate holdings of GDRs registered in the name of the common depositary for Euroclear and Clearstream, Luxembourg. The GDR Depositary will be responsible for ensuring that payments received by it from the Company for holders’ holdings through Euroclear or Clearstream, Luxembourg are credited to Euroclear or Clearstream, Luxembourg as the case may be.

The Company will not impose any fees in respect of the GDRs; however, holders of book-entry interests in the GDRs may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear, and Clearstream, Luxembourg and certain fees and expenses payable to the GDR Depositary in accordance with the terms of the Deposit Agreement and the GDR Terms and Conditions. See “Terms and Conditions of the Global Depositary Receipts”.

Global clearance and settlement procedures

Initial settlement

The GDRs will be in global form evidenced by the Master GDR. Investors electing to hold book-entry interests in GDRs through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to depositary receipts.

Secondary market trading

For a description of the transfer restrictions relating to the GDRs, see “Selling and Transfer Restrictions”.

General

Although the foregoing sets forth the procedures of Euroclear and Clearstream, Luxembourg in order to facilitate the transfers of interests in the GDRs among participants of Euroclear and Clearstream, Luxembourg, none of Euroclear or Clearstream, Luxembourg  are under any obligation to perform or continue to perform the procedures to facilitate the transfers of interests in the GDRs among participants of Euroclear and Clearstream, Luxembourg, and such procedures may be discontinued at any time.

None of the Company, the Manager, the GDR Depositary, the Custodian or their respective agents will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

Settlement of the GDRs

Payment of the Subscription Price for the Offer GDRs is expected to be made in US dollars in same-day funds through the facilities of Euroclear and Clearstream, Luxembourg by the GDR Expiration Time. Book-entry interests in the Offer GDRs held through Euroclear and Clearstream, Luxembourg will be represented by the Master Regulation S GDR registered in the name of Citivic Nominees Limited as nominee for Citibank Europe plc, as common depositary for Euroclear and Clearstream, Luxembourg. No Rule 144A GDRs will be offered or issued in the Offering. Investors may hold beneficial interests in the GDRs evidenced by the corresponding Master GDR only through Euroclear or Clearstream, Luxembourg, as applicable.

Transfers within Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system.

INFORMATION RELATING TO THE GDR DEPOSITARY

The GDR Depositary is the issuer of the GDRs.

Citibank, N.A.  (“Citibank”) has been appointed  as  GDR  Depositary  pursuant  to  the  Deposit  Agreements. Citibank is an indirect wholly owned  subsidiary  of  Citigroup  Inc.,  a  Delaware  corporation.  Citibank is a commercial bank that,  along  with  its  subsidiaries   and  affiliates,  offers  a  wide  range  of  banking  and  trust services to its customers  throughout the United States and the world.

Citibank was originally organised on 16 June 1812 and is now a national banking association organised under the National Bank Act of 1864 of the United States of America. Citibank is primarily regulated by the United States Office of the Comptroller of the Currency. Its principal executive office is at 388 Greenwich Street, New York, NY 10013, United States of America.

Citibank’s consolidated balance sheets are set forth in Citigroup’s most recent Annual Report (audited balance sheet) and Quarterly Report (unaudited), each on file on Form 10-K and Form 10-Q, respectively, with the US Securities and Exchange Commission. Citibank’s articles of association and by-laws, each as currently in effect, together with Citigroup’s Annual Report on Form 10-K and Quarterly Report  on  Form  10-Q  are  available for  inspection  at  the  GDR Depositary Receipt office of Citibank, 388 Greenwich Street, New York, NY  10013, United States of America.

GDR Holders may contact Citibank, N.A. as GDR Depositary for the GDRs with questions relating to the transfer of GDRs on the books of the GDR Depositary, which shall be maintained at the GDR Depositary’s principal administrative establishment located  at 388  Greenwich  Street,  New York,  NY 10013, United States of America.

LEGAL MATTERS

Certain legal matters in connection with the Offering will be dealt with, on behalf of  the Company with respect to U.S. law by Clifford Chance PmbB, with respect to English law by Clifford Chance LLP and with respect to Romanian law by Clifford Chance Badea SPRL.

INDEPENDENT AUDITORS

Ernst & Young Assurance Services S.R.L. (“EY”), independent auditors, has audited the Annual Financial Statements of the Company as at and for the year ended at 31 December 2021, prepared in accordance with International Financial Reporting Standards as adopted by the European Union, incorporated by reference in this Prospectus. The independent auditor’s report on the consolidated annual financial statements, incorporated by reference in this Prospectus, is dated 17 March 2022.

EY has reviewed but has not audited the Interim Financial Statements of the Company for the six months ended 30 June 2022, incorporated by reference in this Prospectus. The report on review of the interim condensed consolidated financial information issued by EY, incorporated by reference in this Prospectus, is dated 3 August 2022.

EY, headquartered at Bucharest Tower Center Building, 15-17, Ion Mihalache Blvd, 21st floor, Bucharest, District 1, postal code 011171, Romania, is registered with the Trade Register under no. J40/5964/1999, having Sole Registration Code RO11909783 and is registered in the Public Register of Financial Auditors with registration number FA77.

GENERAL INFORMATION

1.	Listing and Trading

After the New Shares are registered with the Company’s shareholders Register, the New Shares shall be accepted to trading on the Regulated Spot Market managed by the Bucharest Stock Exchange (in the case of New Shares) and the Offer GDRs will be accepted to trading on the Main Market of the London Stock Exchange. For futher information see “Subscription and sale – Admission to trading”.

2.	Authorisations

The Company has obtained all consents (statutory or otherwise), approvals and authorisations necessary in connection with the New Shares (in the form of Shares and GDRs). In particular, the issue of the New Shares, the Share Capital Increase and the Offering have been approved by Extraordinary General Meeting of Shareholders resolution dated 27 April 2022 and Decision dated 14 June 2022 of the Executive Board of the Company and Decision of the Supervisory Board dated 21 June 2022.

3.	Documents Available for Inspection

During the term of this Prospectus, copies of the following documents will be available for inspection free of charge on the Company’s website https://www.omvpetrom.com/en and, during normal business hours on any weekday, at the registered offices of the Company:

•	this Prospectus;

•	the Company’s Articles of Association; and

•	OMV Petrom Group 2021 Annual Report and the Financial Statements, including the independent auditor’s reports thereon.

The registered office of the Company is located at Str. Coralilor nr. 22, Bucharest 013329, Romania.

4.	GDR Depositary

GDR Holders may contact Citibank, as GDR Depositary with questions relating to the transfer of GDRs on the books of the GDR Depositary, which shall be maintained at the GDR Depositary’s office at: 388 Greenwich Street, 14th Floor, New York, New York 10013, United States.

5.	Significant Change

There has been no significant change since 30 June 2022 (which represents the end of the last financial period in relation to which financial information has been published) in the financial or trading position or in the financial performance of the Company, except for the approval of distribution and payment of special dividends (for details please refer to “Dividend Policy ” section).

6.	Subsidiaries

As of the date of this Prospectus, the Company had 10 consolidated subsidiaries.

7.	Information not applicable to the Prospectus under Annex III, Annex V, Annex XII and Annex XIII of the Delegated Regulation (EU) 2019/980

The items enumerated below from the following Annexes of the Delegated Regulation (EU) 2019/980 are not applicable to this Prospectus:

Annex III: items 7.1-7.3; 11.2.1 a) on audit report; 11.2.2; 11.5.

Annex XII: items 4.6; 5.3.3; 5.4.4; 6.3; 6.4; 7.1; 9.2; 10.2.

Annex XIII: items 1.16; 1.17; 1.18; 1.18.1; 1.19.2; 2.13; 3.2.3 a)-f); 3.3.3; 3.4.4; 4.3; 4.5; 4.6.

DEFINITIONS AND GLOSSARY OF SELECTED TERMS

1P	Proved reserves.
2D	Two-dimensional.
2P	Proved plus probable reserves.
3D	Three-dimensional.
3P	Proved plus probable plus possible reserves.
Act	Contracts (Rights of Third Parties) Act 1999 of the United Kingdom
Admission	Admission to trading of the New Shares on the Regulated Spot Market of the Bucharest Stock Exchange and of the Offer GDRs on the Main Market of the London Stock Exchange
Annual Financial Statements	The audited consolidated financial statements of OMV Petrom S.A. as of and for the year ended 31 December 2021.
ANRE	National Regulatory Authority for Energy of Romania.
ANRE of Moldova	The National Regulatory Authority for Energy of Moldova.
ANRM	National Agency for Mineral Resources of Romania.
Articles of Association	The Company’s articles of association, as updated on 27 April 2022, based on the General Meeting of Shareholders resolution no. 2 of 27 April 2022.
Auchan or Auchan Retail or Auchan Romania	Auchan Romania S.A.
B2B	Business to Business transactions.
bbl	Barrel(s).
bbl/d	Barrel(s) per day.
bcm	Billion cubic metres.
Beneficial Owner or Beneficial Owner of GDRs	any person who is the beneficial owner of GDRs as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act.
BGN	Lawful currency of Bulgaria.
bn	Billion.
bn t	Billion tonnes.
bn toe	Billion tonnes of oil equivalent.
boe	Barrel of oil equivalent.
Brexit	UK’s exit from the European Union.
BRM	Romanian Commodity Exchange.
Bucharest Stock Exchange	Bursa de Valori Bucuresti S.A.
Business Day	A day on which banks are open for business in Romania.
C&O	Corporate and Other (business division).

CAGR	Compound Annual Growth Rate.
Capital expenditure (CAPEX)
Capital expenditures are derived from additions to tangible and intangible assets minus write-offs of current year capitalised exploration wells, minus increases following the reassessment of decommissioning assets, minus land deeds obtained from the Romanian State and minus other non-cash additions.

CC&S	Carbon capture and storage
CCPP	Combined cycle power plant.
CCS	Current cost of supply
CEE	Central and Eastern Europe.
CEGH	Central European Gas Hub
CEO	Chief executive officer.
CFO	Chief financial officer.
CHP	Combined Heat and Power unit
CISA	The Swiss Federal Act on Collective Investment Schemes.
Clean CCS Operating Result	Clean Operating Result adjusted for CCS effects
Clean Operating Result	Earnings before net financial result and taxes on income adjusted for special items
Clearstream, Luxembourg	Clearstream Banking, société anonyme.
CNP	The National Prognosis Commission of Romania.
CO2	Carbon dioxide.
Collection Account	The collection account in RON opened by the Manager, having IBAN RO79BRDE427SV00084064270.
Companies Law	Romanian Companies Law no. 31/1990, as subsequently amended.
Company	OMV Petrom S.A.
Competition Council	The Romanian Competition Council.
Conpet	Conpet S.A.
Corporate Governance Code	The Corporate Governance Code issued by the Bucharest Stock Exchange.
COVID-19	Severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) or Coronavirus disease 2019
Custodian	Citibank Europe plc, Dublin, Romania Branch.
D&M	DeGolyer and McNaughton.
Delegated Regulation 2019/980
Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Commission Regulation (EC) No 809/2004.

Deposit Agreements	The deposit agreements entered into in relation to the GDRs between the Company and the GDR Depositary.
Deposited Property	Means the Deposited Shares, together with all the rights, interests and other securities, assets and cash deposited with the Custodian which are assigned in connection with them.
Deposited Shares	Shares on deposit with the Custodian.
Depozitarul Central or Romanian Central Depositary or Central Depositary	Depozitarul Central S.A., a Romanian joint stock company, with the registered office in 34-36 Carol I Blvd., 3rd, 8th and 9th floors, Bucharest 020922, Romania.
Directive on Markets and Financial Instruments	Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU, as amended
Domino-1	The Domino-1 exploration well.
DTC	Depository Trust Company.
E&P	Exploration and Production (business division).
EC	European Commission.
EEA	European Economic Area.
EGM	The Company’s extraordinary general meeting of shareholders.
EIB	European Investment Bank.
Eligible GDR Holder	A holder of GDRs registered in the Register held by the GDR Depositary as of the GDRs Record Date.
Eligible Shareholders	Shareholders (other than the Romanian State) registered in the Issuer’s shareholders register as of the Shares Record Date.
EOR	Enhanced oil recovery.
ESG	Environmental, Social and Governance.
EU	European Union.
EU Judgment	A court judgment rendered in an EU member state other than Romania.
EUR MAR
Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC

EUR or euro
The lawful currency introduced at the start of the third stage of European economic and monetary union, and as defined in Article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998 on the introduction of the euro, as amended.

Euroclear	Euroclear Bank SA/NV.
European Clearing System	Euroclear or Clearstream, Luxembourg.

European Union (Withdrawal) Act 2018	Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community done at Brussels and London on 24 January 2020.
Exchange Act	U.S. Securities Exchange Act of 1934, as amended.
Executive Board	The Executive Board of the Company.
Expert Petroleum	Expert Petroleum SRL.
ExxonMobil	ExxonMobil Exploration and Production Romania Limited.
EY	Ernst & Young Assurance Services SRL.
FDIC	Federal Deposit Insurance Corporation
FID	Final Investment Decision.
Financial Statements	The Annual Financial Statements together with the Interim Financial Statements.
Fiscal Code	Law No. 227/2015 on the Fiscal Code as subsequently amended
Free Cash Flow	Cash flow from operating activities less cash flow from investing activities.
FSA Regulation no. 5/2018	FSA Regulation no. 5/2018 on issuers of financial instruments and market operations with its subsequent amendments and supplementations.
FSMA	United Kingdom Financial Services and Markets Act 2000, as amended.
FTSE Russell	Global provider of financial products/ stock market indexes, including FTSE 100 Index
FTSE, including FTSE Global All- World, FTSE Global All-Cap, FTSE Global Total-Cap, FTSE Global Mid Cap	Name of various stock market indexes provided by FTSE Russell.
G&G	Geological and geophysical.
G&P	Gas and Power (business division).
G2P	Gas to Power unit.
GBP	Pound sterling (British pound).
GDP	Gross domestic product.
GDR Depositary	Citibank, N.A.
GDR Expiration Time	5:00 p.m., New York State time, on 3 October 2022.
GDR Holder	The person or persons recorded as holder of GDRs, represented by interests in the Regulation S Master GDR.
GDR Record Date	7 July 2022
GDR Terms and Conditions	The terms and conditions of the GDRs.

GDRs
Registered Global Depositary Receipts each GDR representing 150 Shares on deposit with the GDR Depositary’s Custodian, as custodian for the GDR Depositary. The GDRs are issued by the GDR Depositary pursuant to the Regulation S Deposit Agreement entered into between the Issuer and the GDR Depositary on 19 October 2016. The shares represented by the GDRs are held by the GDR Depositary’s Custodian, for the account of the GDR Depositary and for the benefit of the holders and beneficial holders of the GDRs. See ‘‘Terms and Conditions of the Global Depositary Receipts’’ to the present Prospectus.

General Meeting of Shareholders	The general meeting of shareholders.
GHG	Greenhouse gas.
Government Emergency Ordinance no. 27/2022
Government Emergency Ordinance no. 27/2022 on the measures applicable to final customers in the electricity and natural gas market between 1 April 2022 and 31 March 2023, as well as for the amendment and completion of some normative acts in the field of energy

GW	Gigawatt.
H1	The first half of a financial year.
Holder	Holder of GDRs.
HSSE	Health, safety, security and environment.
Hunt Oil	Hunt Oil Company of Romania SRL.
IAS	International Accounting Standards.
ICC	International Chamber of Commerce.
IFRS	International Financial Reporting Standards.
IMF	International Monetary Fund.
INS	The National Institute of Statistics of Romania.
Interim Financial Statements	The unaudited reviewed interim condensed consolidated financial statements of OMV Petrom S.A. as of and for the six months ended 30 June 2022.
Intermediation Agreement	The agreement entered into between the Company and the Manager on 14 June 2022.
IOR	Improved oil recovery.
ISIN	International Securities Identification Number.
Issuer	OMV Petrom S.A.
Issuers and Markets Operations Law	Law no. 24/2017 on issuers of financial instruments and market operations, as republished.
IT	Information technology.
JOA	Joint Operating Agreement.
kbbl/d	Thousand barrels per day.
kboe/d	Thousand barrels of oil equivalent per day.
Km	Kilometer.
KOM	Kom-Munai LLP.

Kt	Thousand tonnes.
kV	Kilovolt
kW	Kilowatt.
Law No. 137/2002	Law no. 137/2002 regarding certain measures for accelerating privatisation.
LEI	Legal Entity Identifier.
LNG	Liquefied natural gas.
London Stock Exchange or LSE	London Stock Exchange plc.
LPG	Liquefied petroleum gas.
m	Meter.
Main Market	The main market operated by the London Stock Exchange.
Manager	BRD Group Societe Generale S.A..
MAR	UK MAR together with the EU MAR
Master GDR	Master Regulation S GDR together with the Master Rule 144A GDR. For the avoidance of any doubt, no Rule 144A GDRs will be offered or issued within the Offering.
Master Regulation S GDR	Master Regulation S Global Depositary Receipt evidencing the Regulation S GDRs.
Master Rule 144A GDR	Master Rule 144A Global Depositary Receipt evidencing any Rule 144A GDRs.
MDL	Moldovan leu.
Member States	Member states of the European Economic Area.
Mn	Million.
Mn bbl	Million barrels.
Mn boe	Million barrels of oil equivalent.
Mn t	Million tonnes.
Mn t/y	Million tonnes per year.
MW	Megawatt.
MWh	Megawatt hour.
MyAuchan	Name of the stores opened in partnership with Auchan in Petrom filling stations.
NAG	Non associated gas.
National Recovery and Resilience Plan	Strategic document underpinning reform priorities and investment areas for the application of the EU Recovery and Resilience Facility.
NBR	National Bank of Romania.
Neptun Deep	The deep-water sector of the Neptun XIX offshore block in the Black Sea.

New Shares	Up to 5,846,266,626 ordinary, nominative, dematerialised new shares (including the Offer Shares), with a par value of RON 0.1 per share, issued under the Share Capital Increase.
NGL	Natural gas liquids.
NI 33-105	National Instrument 33-105 Underwriting Conflicts
Non-EU Judgment	A judgment of a court of law of a non-EU member state made in personam for a certain sum, which is not impeachable as void or voidable under the internal laws of the foreign jurisdiction.
NSI of Bulgaria	The National Statistical Institute of Bulgaria.
NTS	National transmission system.
Offer GDRs	GDRs which represent the Offer Shares.
Offer Securities	Offer Shares and Offer GDRs.
Offer Shares	Up to 4,639,664,234 new shares in the form of (a) ordinary, nominative, dematerialised shares and (b) global depositary receipts (GDRs).
Offering	An offer by the Company of up to 4,639,664,234 new shares in the form of Offer Shares and Offer GDRs.
Office	The principal office of the Custodian in Romania (currently at Calea Victoriei 145 Sector 1, Bucharest 010072, Romania
Official List	The official list of the United Kingdom FCA for the listing of securities.
Offshore Law	Law no. 256/2018, as subsequently amended and supplemented.
Oil Terminal	Oil Terminal S.A.
OMV	OMV Aktiengesellschaft.
OMV Group	OMV Aktiengesellschaft and its consolidated subsidiaries, taken as a whole.
OMV Petrom	OMV Petrom S.A.
OMV Petrom Group or Group	OMV Petrom S.A. and its consolidated subsidiaries, taken as a whole.
OPEC	Organisation of the Petroleum Exporting Countries.
Operating Result before depreciation and amortization, impairments and write-ups	Earnings before interest, taxes, depreciation and amortisation, impairments and write-ups of fixed assets.
Order	The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended.
Ordinary General Meeting of Shareholders	The Company’s annual ordinary general meeting of shareholders.
Parent Subsidiary Directive	Directive 2011/96 /EU.
Participant	The intermediaries, investor depositories, custodian agents registered in the Romanian FSA’s Public Register, admitted as participants to the system of the Romanian Central Depositary.

Paying Agent	BRD – Groupe Société Générale S.A. in connection with the Preference Rights’ holders having their Preference Rights registered in Section II and Section III of Romanian Central Depositary.
PEC	Production enhancement contract.
PEC Ticleni	A 15-year PEC entered into in 2010 with Petrofac.
PEC Timiș	A 15-year PEC entered into in 2013 with Expert Petroleum.
PEC Turnu	A 17-year PEC entered into in 2010 with PetroSantander.
Petrofac	Petrofac Solutions & Facilities Support SRL.
Petroleum Law	Law No. 238/2004, as amended.
Petrom City	The headquarters of the Company located at Str. Coralilor nr. 22, Bucharest, 013329, Romania.
PetroSantander	PetroSantander Romania SRL.
Preference Right
The preference right held by the Eligible Shareholders and, respectively, the Eligible GDR Holders as of the relevant Record Date, for the subscription of the Offer Securities issued within the Share Capital Increase.

Privatisation Agreement	The privatisation agreement no. 5/2004 for OMV Petrom S.A.
PRMS	Petroleum Resources Management System.
Prospectus
The simplified prospectus prepared by the Issuer and approved by Romanian FSA in connection with the offer and admission to trading of the new shares on the regulated market operated by the BSE and respectively the LSE.

Prospectus Regulation
The Prospectus Regulation (EU) 2017/1129 of 14 June 2017, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended.

Proxy Holder	An appointed representative that may represent the shareholders in a shareholders’ meeting.
PTG	Power Transmission Grid
Q	Quarter.
R&M	Refining and Marketing (business division).
Regulated Spot Market	The spot regulated market operated by Bucharest Stock Exchange.
Regulation no. 1215/2012	Council Regulation (EU) no. 1215/2012 of the European Parliament and of the Council on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters.
Regulation S	Regulation S under the Securities Act.
Regulation S Deposit Agreement	The Deposit Agreement entered into between the Company and the GDR Depositary on 19 October 2016, in relation to any Regulation S GDRs.

Regulation S Facility	The Regulation S facility established and maintained pursuant to the Deposit Agreements.
Regulation S GDRs	The GDRs offered and sold outside the United States.
Relevant Member State	Each member state of the EEA that has implemented the Prospectus Regulation.
Repsol	Repsol Baicoi Srl, Repsol Targoviste Srl, Repsol Pitesti Srl and Repsol Targu Jiu Srl.
Reserve Replacement Rate	Total changes in reserves excluding production, divided by total production.
Revocation Form of Subscription Acceptance	The form by which a subscription may be withdrawn.
RoClear	Romanian Clearing-Settlement, Custody, Depositary and Register System managed by Depozitarul Central
Romanian FSA, FSA	The Romanian Financial Supervisory Authority.
Romgaz	Romgaz S.A.
RON, Leu	The lawful currency of Romania, New Romanian leu.
RSD	Serbian dinar.
Rule 144A	Rule 144A under the U.S. Securities Act of 1933.
Rule 144A Deposit Agreement	The Deposit Agreement entered into between the Company and the GDR Depositary on 19 October 2016, in relation to any Rule 144A GDRs.
Rule 144A GDRs	The GDRs offered and sold in the United States. For the avoidance of any doubt, no Rule 144A GDRs will be offered or issued within the Offering.
SEC	United States Securities and Exchange Commission.
SEC-LE basis
Under the SEC standards and guidance issued by the SEC staff in respect thereof, quantities of oil and gas deposits that are required to be limited to quantities expected to be produced during the term of the licences.

SEC-LOF basis	Under the SEC standards and guidance issued by the SEC staff in respect thereof, calculation of quantities of oil and gas deposits through the economic life of the fields.
Section I
The section within the Romanian Central Depositary system where individual accounts which contain financial instruments registered directly in the name and on behalf of the owner and that are not managed by a Participant in the Romanian Central Depositary system are highlighted.

Section II
The section within the Central Depositary system where individual and global securities accounts which contain financial instruments administrated by the Participants to the Romanian Central Depositary system, respectively by the intermediaries as defined in the article 2 (1) pc. 19 of the Law no. 24/2017, are highlighted.

Section III
The section within the Central Depositary system where individual and global securities accounts which contain financial instruments registered administrated by the Participants to the Romanian Central Depozitory system, respectively (i) the investors depositories as defined in the article 1 (f) of the Regulation (EU) no. 392/2017 and/ or (ii) custodian agent as defined in the article 1 pc. 3 from the Romanian Central Depositary’s Rulebook, are highlighted.

Securities Act	U.S. Securities Act of 1933, as amended.
SFA	Securities and Futures Act (Chapter 289 of Singapore).
Share Capital Increase
The share capital increase through in kind and cash contribution, approved by the Extraordinary General Meeting of Shareholders which took place on 27 April 2022 and by the Company’s Executive Board decision dated 14 June 2022, as well as of the Supervisory Board dated 21 June 2022.

Shares	The fully paid ordinary shares of the Company.
Shares Record Date	6 July 2022.
SIX Swiss Exchange or SIX	SIX Swiss Exchange Ltd.
SMEs	Small and medium enterprises
Societatea Nationala a Petrolului Petrom S.A. or SNP Petrom S.A.	Former name of the Company
South-Eastern Europe	The region comprising Bulgaria, Moldova, Romania and Serbia.
Sq km or km²	Square kilometer.
Subscription Form	The form by which a subscription is made.
Subscription Period
The period during which the Offer Securities may be subscribed by the Eligible Shareholders and the Eligible GDR Holders by exercising their Preference Rights, which consists of Subscription Period for Shares and Subscription Period for GDRs.

Subscription Period for GDRs	22 calendar days starting from 9:00 a.m., New York State time, on 12 September 2022 and until the GDR Expiration Time set for 5:00 p.m., New York State time, on 3 October 2022.
Subscription Period for Shares	32 calendar days from 11:00 a.m. Romanian time on 12 September 2022 inclusively to 1:00 p.m. Romanian time on 13 October 2022 inclusively, which include the GDR Expiration Time.
Subscription Price
RON 0.1 per Offer Share and as calculated in accordance with the procedure described in “Subscription and Sale – Subscription Procedure for Offer GDRs by the Eligible GDR Holders”), USD equivalent (as of the Subscription Price Conversion Date) of RON 15 per Offer GDR, plus 20% of that amount to cover exchange rate fluctuations between 17 August 2022 and the date on which the GDR Depositary converts the subscription funds into RON, as well as the currency conversion fees, the fees of the GDR Depositary of USD 0.05 per Offer GDR held and any other applicable costs and expenses.

Subscription Price Conversion Date	On or about 10 October 2022, being the date on which the GDR Depositary will announce the final Subscription Price in USD per one GDR.
Supervisory Board	The Supervisory Board of the Company.
Supplier of Last Resort
Appointed supplier by ANRE, under the terms and conditions of the regulatory framework currently in place, which has the obligation to ensure the supply of natural gas / electricity under the last resort regime to the customers taken over, for a limited period of time.

Termination Date	The date fixed for termination of the Deposit Agreement in any termination notice distributed by the GDR Depositary to the holders of GDRs.
TOC	Tasbulat Oil Corporation LLP.
Tradeville
Tradeville S.A., a financial investment services company, based in Bucharest, Calea Vitan no. 6A, Section B, Block B, 3rd floor, 3rd District, registered at the Trade Registry Office at the Bucharest Court under no. J40/5868/1996, unique registration code 8694021, registered in the FSA Register under no. PJR01SSIF/400033 dated 17.05.2006.

Trading Update	Report that provides basic provisional information on the economic environment as well as key performance indicators to provide early guidance on Group’s key trends for the quarter.
Transelectrica	Transelectrica S.A.
Transgaz	Transgaz S.A.
TWh	Terawatt hour.
U.S.	United States of America.
UK	United Kingdom.
UK MAR
Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018

UK Prospectus Regulation	Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018
United Kingdom FCA, Financial Conduct Authority or FCA	United Kingdom Financial Conduct Authority.
United States Office of the Comptroller of the Currency	The Office of the Comptroller of the Currency (OCC), an independent bureau of the U.S. Department of the Treasury.

UNKS	Association of Oil Companies of Serbia.
US$, US dollar, USD and dollar	The lawful currency of the United States.
Valuation Report
Valuation report issued by the independent expert valuator, Darian DRS S.A. (authorized by the National Association of Authorized Romanian Valuators as a corporate member) and appointed by the Trade Register Office of the Bucharest Tribunal to evaluate the land plots subject to in kind contribution through resolution no. 44310/30.03.2021.

VAT	Value added tax

THE ISSUER
OMV Petrom S.A.
Str. Coralilor nr. 22
Bucharest, 013329
Romania

MANAGER

BRD Groupe Société Générale S.A.
BRD Tower building
1-7 Ion Mihalache Blvd, Sector 1
011171 Bucharest,
Romania

LEGAL ADVISERS TO THE ISSUER

As to English Law	As to U.S. Law	As to Romanian Law
Clifford Chance LLP 10 Upper Bank Street London E14 5JJ United Kingdom	Clifford Chance PmbB Junghofstrasse 14 60311 Frankfurt am Main Germany	Clifford Chance Badea SCA 28-30 Academiei Street Bucharest 010016 Romania

INDEPENDENT AUDITORS
Ernst & Young Assurance Services SRL
Bucharest Tower Center Building, 22nd Floor
15-17 Ion Mihalache Blvd., Sector 1
011171 Bucharest, Romania

GDR DEPOSITARY
Citibank, N.A.
388 Greenwich Street
New York, New York 10013
United States of America

CUSTODIAN
Citibank Europe plc Dublin
Romania Branch
Calea Victoriei 145 Sector 1
Bucharest, 010072
Romania

THE COMPANY

OMV Petrom S.A.

Alina Popa

Member of the Executive Board and Chief Financial Officer